As filed with the Securities and Exchange Commission on June 2, 2020

Registration No. 333-235638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StoneMor Partners L.P.*

Cornerstone Family Services of West Virginia Subsidiary, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware West Virginia	7200 7200	80-0103159 20-1010994
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

(215) 826-2800

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Joseph M. Redling

President and Chief Executive Officer

StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

(215) 826-2800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas G. Spencer

Richard A. Silfen

Duane Morris LLP

30 South Street

Philadelphia, PA 19103-4196

(215) 979-1000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transaction period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

*	Includes guarantors identified in the Table of Additional Registrants.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS*

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employee Identification Number
StoneMor Alabama LLC	Alabama	72-1602507
StoneMor Alabama Subsidiary, Inc.	Alabama	72-1602509
The Valhalla Cemetery Company LLC	Alabama	63-0216030
The Valhalla Cemetery Subsidiary Corporation	Alabama	20-1027540
StoneMor Arkansas Subsidiary LLC	Arkansas	26-1299843
StoneMor California, Inc.	California	22-2598658
StoneMor California Subsidiary, Inc.	California	26-0047038
Sierra View Memorial Park	California	55-0789275
StoneMor Colorado LLC	Colorado	23-3091746
StoneMor Colorado Subsidiary LLC	Colorado	56-2287191
Willowbrook Management Corp.	Connecticut	23-2653124
Cemetery Management Services, L.L.C	Delaware	80-0103159
Cornerstone Trust Management Services LLC	Delaware	76-0763751
Cemetery Management Services of Ohio, L.L.C.	Delaware	26-1284401
Plymouth Warehouse Facilities LLC	Delaware	45-5412411
Cornerstone Family Insurance Services, Inc.	Delaware	58-2590484
Cornerstone Funeral and Cremation Services LLC	Delaware	20-1633468
Glen Haven Memorial Park LLC	Delaware	51-0548419
Henlopen Memorial Park LLC	Delaware	51-0548421
Henlopen Memorial Park Subsidiary LLC	Delaware	26-2763626
Lorraine Park Cemetery LLC	Delaware	26-1344810
Osiris Holding Finance Company	Delaware	26-1344834
Osiris Holding of Maryland LLC	Delaware	86-1170642
Perpetual Gardens.Com, Inc.	Delaware	86-1170645
StoneMor Inc.	Delaware	80-0103152
StoneMor LP Holdings, LLC	Delaware	80-0103152
StoneMor Operating LLC	Delaware	56-2661323
WNCI LLC	Delaware	35-1734051
StoneMor Florida Subsidiary LLC	Florida	35-1650612
StoneMor Florida LLC	Florida	35-1003831
Lakewood Memory Gardens South LLC	Georgia	38-3732170
Lakewood Memory Gardens South Subsidiary, Inc.	Georgia	61-1498118
StoneMor Georgia LLC	Georgia	52-0497840
StoneMor Georgia Subsidiary, Inc.	Georgia	76-0763759
StoneMor Hawaiian Joint Venture Group LLC	Hawaii	20-0872273
StoneMor Hawaii LLC	Hawaii	20-0872608
StoneMor Hawaii Subsidiary, Inc.	Hawaii	76-0763746
StoneMor Illinois LLC	Illinois	76-0763753
StoneMor Illinois Subsidiary LLC	Illinois	20-0872493
Bronswood Cemetery, Inc.	Illinois	20-0872430
StoneMor Indiana LLC	Indiana	45-2846235
StoneMor Indiana Subsidiary LLC	Indiana	45-2846309
Chapel Hill Funeral Home, Inc.	Indiana	61-1498134
Covington Memorial Funeral Home, Inc.	Indiana	61-1498131
Covington Memorial Gardens, Inc.	Indiana	21-0396590
Forest Lawn Memorial Chapel, Inc.	Indiana	21-0406840
Forest Lawn Memory Gardens, Inc.	Indiana	22-0771100
StoneMor Iowa LLC	Iowa	22-3278549
StoneMor Iowa Subsidiary LLC	Iowa	23-3482788
StoneMor Kansas LLC	Kansas	77-0640604

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employee Identification Number
StoneMor Kansas Subsidiary LLC	Kansas	20-1002754
StoneMor Kentucky LLC	Kentucky	34-0395730
StoneMor Kentucky Subsidiary LLC	Kentucky	34-0897722
Cedar Hill Funeral Home, Inc.	Maryland	61-1498130
Columbia Memorial Park LLC	Maryland	61-1498125
Columbia Memorial Park Subsidiary, Inc.	Maryland	55-0878663
Glen Haven Memorial Park Subsidiary, Inc.	Maryland	51-0518668
Lorraine Park Cemetery Subsidiary, Inc.	Maryland	25-1646241
Modern Park Development LLC	Maryland	55-0878634
Modern Park Development Subsidiary, Inc.	Maryland	55-0878631
Osiris Holding of Maryland Subsidiary, Inc.	Maryland	23-2952494
Springhill Memory Gardens LLC	Maryland	26-0388578
Springhill Memory Gardens Subsidiary, Inc.	Maryland	55-0878660
Sunset Memorial Park LLC	Maryland	51-0518664
Sunset Memorial Park Subsidiary, Inc.	Maryland	55-0878637
Wicomico Memorial Parks LLC	Maryland	23-0899160
Wicomico Memorial Parks Subsidiary, Inc.	Maryland	01-0861526
W N C Subsidiary, Inc.	Maryland	55-0878629
StoneMor Michigan LLC	Michigan	23-1543090
StoneMor Michigan Subsidiary LLC	Michigan	23-1322135
Chapel Hill Associates, Inc.	Michigan	66-0703132
StoneMor Mississippi LLC	Mississippi	26-1344744
StoneMor Mississippi Subsidiary LLC	Mississippi	62-1840058
StoneMor Missouri LLC	Missouri	20-0731317
StoneMor Missouri Subsidiary LLC	Missouri	54-1796637
Arlington Development Company	New Jersey	54-0141255
Cornerstone Family Services of New Jersey, Inc.	New Jersey	20-0750551
Legacy Estates, Inc.	New Jersey	54-1339659
Osiris Management, Inc.	New Jersey	20-0731545
Osiris Telemarketing Corp.	New York	20-0731513
StoneMor North Carolina LLC	North Carolina	54-1804348
StoneMor North Carolina Funeral Services, Inc.	North Carolina	20-0769959
StoneMor North Carolina Subsidiary LLC	North Carolina	54-0458328
StoneMor Ohio LLC	Ohio	20-0750525
StoneMor Ohio Subsidiary, Inc.	Ohio	54-0801067
StoneMor Oklahoma LLC	Oklahoma	20-0729541
StoneMor Oklahoma Subsidiary LLC	Oklahoma	54-0576837
StoneMor Oregon LLC	Oregon	20-1010994
StoneMor Oregon Subsidiary LLC	Oregon	61-1498125
CMS West LLC	Pennsylvania	55-0878663
CMS West Subsidiary LLC	Pennsylvania	51-0518668
Eloise B. Kyper Funeral Home, Inc.	Pennsylvania	25-1646241
StoneMor Pennsylvania LLC	Pennsylvania	55-0878634
Juniata Memorial Park LLC	Pennsylvania	55-0878631
Laurelwood Holding Company	Pennsylvania	23-2952494
StoneMor Cemetery Products LLC	Pennsylvania	26-0388578
Osiris Holding of Pennsylvania LLC	Pennsylvania	55-0878660
StoneMor Pennsylvania Subsidiary LLC	Pennsylvania	51-0518664
Rolling Green Memorial Park LLC	Pennsylvania	55-0878637
Stephen R. Haky Funeral Home, Inc.	Pennsylvania	23-0899160
StoneMor Holding of Pennsylvania LLC	Pennsylvania	01-0861526
Tioga County Memorial Gardens LLC	Pennsylvania	55-0878629

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employee Identification Number
Woodlawn Memorial Park Subsidiary LLC	Pennsylvania	26-0401167
Forest Lawn Gardens, Inc.	Pennsylvania	25-1286252
Kirk & Nice, Inc.	Pennsylvania	23-1543090
Kirk & Nice Suburban Chapel, Inc.	Pennsylvania	23-1322135
StoneMor Puerto Rico LLC	Puerto Rico	66-0703132
StoneMor Puerto Rico Subsidiary LLC	Puerto Rico	66-0703136
StoneMor Puerto Rico Cemetery and Funeral, Inc.	Puerto Rico	66-0502561
Osiris Holding of Rhode Island LLC	Rhode Island	55-0883441
Osiris Holding of Rhode Island Subsidiary, Inc.	Rhode Island	20-1614798
StoneMor South Carolina LLC	South Carolina	26-1344723
StoneMor South Carolina Subsidiary LLC	South Carolina	26-1344744
Lakewood/Hamilton Cemetery LLC	Tennessee	62-1840058
Lakewood/Hamilton Cemetery Subsidiary, Inc.	Tennessee	20-1614748
StoneMor Tennessee Subsidiary, Inc.	Tennessee	26-1284668
Alleghany Memorial Park LLC	Virginia	54-1005829
Alleghany Memorial Park Subsidiary, Inc.	Virginia	20-0731317
Altavista Memorial Park LLC	Virginia	54-1796637
Altavista Memorial Park Subsidiary, Inc.	Virginia	20-0149966
Augusta Memorial Park Perpetual Care Company	Virginia	57-1142047
Birchlawn Burial Park LLC	Virginia	54-0141255
Birchlawn Burial Park Subsidiary, Inc.	Virginia	20-0750450
Cemetery Investments LLC	Virginia	54-1504298
Cemetery Investments Subsidiary, Inc.	Virginia	20-0750481
Covenant Acquisition LLC	Virginia	54-1901020
Covenant Acquisition Subsidiary, Inc.	Virginia	20-0750502
Henry Memorial Park LLC	Virginia	54-1796636
Henry Memorial Park Subsidiary, Inc.	Virginia	20-0750551
KIRIS LLC	Virginia	54-1339659
KIRIS Subsidiary, Inc.	Virginia	26-0388858
Laurel Hill Memorial Park LLC	Virginia	54-1022407
Laurel Hill Memorial Park Subsidiary, Inc.	Virginia	20-0731545
Loewen [Virginia] LLC	Virginia	54-0630417
Loewen [Virginia] Subsidiary, Inc.	Virginia	20-0770030
Oak Hill Cemetery LLC	Virginia	54-1437357
Oak Hill Cemetery Subsidiary, Inc.	Virginia	20-0731513
PVD Acquisitions LLC	Virginia	54-1812287
PVD Acquisitions Subsidiary, Inc.	Virginia	20-0731446
Rockbridge Memorial Gardens LLC	Virginia	54-1804348
Rockbridge Memorial Gardens Subsidiary Company	Virginia	20-0769959
Rose Lawn Cemeteries LLC	Virginia	54-0458328
Rose Lawn Cemeteries Subsidiary, Incorporated	Virginia	20-0750570
Roselawn Development LLC	Virginia	54-0363753
Roselawn Development Subsidiary Corporation	Virginia	20-0750525
Russell Memorial Cemetery LLC	Virginia	54-0801067
Russell Memorial Cemetery Subsidiary, Inc.	Virginia	20-0769928
Shenandoah Memorial Park LLC	Virginia	54-0619588
Shenandoah Memorial Park Subsidiary, Inc.	Virginia	20-0749844
Southern Memorial Sales LLC	Virginia	54-1166384
Southern Memorial Sales Subsidiary, Inc.	Virginia	20-0731388
Star City Memorial Sales LLC	Virginia	54-1188378
Star City Memorial Sales Subsidiary, Inc.	Virginia	20-0749800
Stitham LLC	Virginia	52-1522627

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employee Identification Number
Stitham Subsidiary, Incorporated	Virginia	20-0770001
Sunset Memorial Gardens LLC	Virginia	35-1649893
Sunset Memorial Gardens Subsidiary, Inc.	Virginia	20-0749913
Temple Hill LLC	Virginia	54-1036810
Temple Hill Subsidiary Corporation	Virginia	20-0769982
Virginia Memorial Service LLC	Virginia	54-0722366
Virginia Memorial Service Subsidiary Corporation	Virginia	20-0729541
Prince George Cemetery Corporation	Virginia	54-0576837
StoneMor Washington, Inc.	Washington	20-5455426
StoneMor Washington Subsidiary LLC	Washington	11-3788634
Cornerstone Family Services of West Virginia LLC	West Virginia	80-0112461
StoneMor Wisconsin LLC	Wisconsin	81-3175728
StoneMor Wisconsin Subsidiary LLC	Wisconsin	61-1800753

*	The address, telephone number and primary standard industrial classification code number for each additional registrant are the same as those for StoneMor Partners L.P.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2020

$349,595,841

STONEMOR PARTNERS L.P.

CORNERSTONE FAMILY SERVICES OF WEST

VIRGINIA SUBSIDIARY, INC.

Offer to Exchange Up

To $349,595,841 Of

9.875%/11.500% Senior Secured PIK Toggle Notes due 2024

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $349,595,841 Of

9.875%/11.500% Senior Secured PIK Toggle Notes due 2024

That Have Been Registered Under

The Securities Act of 1933

This is an offer to exchange up to $349,595,841 of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for a like principal amount of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “Old Notes”) that you now hold.

The exchange offer (“exchange offer”) will expire at 5:00 p.m., New York City time, on July     , 2020 (the “expiration date”), unless we extend the exchange offer in our sole and absolute discretion.

The exchange of outstanding Old Notes for New Notes in the exchange offer will not constitute a taxable event for United States (“U.S.”) federal income tax purposes. The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradable and will not need (or benefit from) the registration and related rights pursuant to which we are conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer. We will issue the New Notes under the same indenture as the Old Notes.

Please read “Risk Factors” beginning on page 19 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

We will exchange for an equal principal amount of New Notes all Old Notes that you validly tender and do not validly withdraw before the exchange offer expires. You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.” All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the indenture.

Please read “Description of the New Notes” for more details on the terms of the New Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer.

There is no existing public market for your Old Notes, and there is currently no public market for the New Notes to be issued to you in the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 90 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2020.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information,” before you make any investment decision.

We have not authorized anyone to give any information or to make any representations concerning the securities offered hereunder except those which are in this prospectus or any prospectus supplement that is delivered with this prospectus. If anyone gives any other information or representation, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on its front cover. You should not interpret the delivery of this prospectus, or any offer or sale of these securities, as an indication that there has been no change in our affairs since the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstances in which the offer or solicitation is unlawful.

StoneMor Inc., of which StoneMor Partners L.P. is a wholly-owned subsidiary, is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith it files annual, quarterly and current reports and other information with the SEC. Those SEC filings are available on our website at www.stonemor.com. The information on our website is not, and you should not consider such information to be, a part of this prospectus. Those SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common stock of StoneMor Inc. is currently listed.

This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits through the SEC’s website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act by the use of forward-looking statements, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.

All statements that are not statements of historical facts, including statements regarding future financial position, business strategy, budgets, projected costs and plans and objectives of management for our future operations, are forward-looking statements.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control.

Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Risks and uncertainties that may cause actual results to differ materially from our forward-looking statements include:

•	current business and economic disruptions resulting from the recent coronavirus pandemic, including the effect of government regulations issued in connection therewith;

•	our ability to maintain adequate cash flow and liquidity necessary to fund our capital expenditures, meet working capital needs and improve our operations;

•	our ability to successfully implement our turnaround strategy;

•	our level of indebtedness and compliance with debt covenants;

•	our ability to successfully effect asset sales and improve operating performance to reduce our level of indebtedness;

•	the level of creditworthiness of our counterparties to various transactions;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment;

•	weather and other natural phenomena;

•	industry changes, including the impact of consolidations and changes in competition;

•	the ability to maintain necessary licenses, permits and other approvals;

•	the ability to attract, train, motivate and retain a high caliber sales force;

•	uncertainties associated with the volume and timing of pre-need sales of cemetery services and products;

•	increased use of cremation;

•	changes in religious beliefs;

•	changes in the death rate;

•	changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies;

•	the ability to successfully compete in the cemetery and funeral home industry;

•	litigation or legal proceedings that could expose us to significant liabilities and damage its reputation;

•	the effects of cyber security attacks due to our significant reliance on information technology;

ii

•	uncertainties relating to the financial condition of third-party insurance companies that fund our pre-need funeral contracts;

•	general economic, market and business conditions; and

•

other factors and uncertainties discussed in this prospectus and the filings with the SEC by StoneMor Inc., including its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 7, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 15, 2020, as such risks may be updated or supplemented in StoneMor Inc.’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

You should not put undue reliance on forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this prospectus. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

StoneMor Inc. (“Parent”), of which we are a wholly-owned subsidiary, is subject to the informational requirements of the Exchange Act and, in accordance therewith, Parent files annual, quarterly and current reports and other information with SEC. Parent’s SEC filings are available on our website at www.stonemor.com. The information on our website is not, and you should not consider such information to be, a part of this prospectus. Parent’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Parent’s common stock is currently listed.

This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits through the SEC’s website.

iii

PROSPECTUS SUMMARY

This summary highlights information included in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and the New Notes and includes or incorporates by reference information about our business and our financial and operating data.

Before deciding to participate in the exchange offer, you should read this entire prospectus carefully, including the annexes attached hereto and the “Risk Factors” section beginning on page 19 of this prospectus. In addition, certain statements include forward-looking information that involves known and unknown risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, references to the “Issuers” are to StoneMor Partners L.P. and Cornerstone Family Services of West Virginia Subsidiary, Inc. (“CFS West Virginia”), collectively. References to the “Partnership” or “StoneMor Partners” are to StoneMor Partners L.P. References to “Parent” are to StoneMor Inc. Unless the context otherwise requires, references to “StoneMor,” “we,” “us,” and “our” are to Parent and its subsidiaries (including the Issuers), collectively. CFS West Virginia is a wholly owned subsidiary of StoneMor Partners.

In this prospectus, we refer to the notes to be issued in the exchange offer as the “New Notes” and the notes that were issued on June 27, 2019 as the “Old Notes.” We refer to the New Notes and the Old Notes collectively as the “Notes.”

The Partnership

The Partnership is a Delaware limited partnership formed in April 2004. The Partnership is a wholly-owned subsidiary of Parent, which is a holding company that engages in business exclusively through the Partnership and the Partnership’s subsidiaries, including CFS West Virginia. Through the Partnership’s subsidiaries, we are a provider of funeral and cemetery products and services in the death care industry in the U.S. We are managed by the board of directors and executive officers of Parent, the Partnership’s general partner.

We are currently one of the largest owners and operators of cemeteries and funeral homes in the U.S. As of March 31, 2020, we operated 319 cemeteries in 27 states and Puerto Rico. We owned 289 of these cemeteries and we managed or operated the remaining 30 under lease, management or operating agreements with the nonprofit cemetery companies that own the cemeteries. As of March 31, 2020, we also owned, operated or managed 88 funeral homes, including 41 located on the grounds of cemetery properties that we own in 17 states and Puerto Rico.

The cemetery products and services that we sell include the following:

Interment Rights	Merchandise	Services
Burial lots	Burial vaults	Installation of burial vaults

Lawn crypts	Caskets	Installation of caskets

Mausoleum crypts	Grave markers and grave marker bases	Installation of other cemetery merchandise

Perpetual care rights	Memorials	Other service items

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need.

In 2019, we performed 52,010 burials and sold 25,963 interment rights (net of cancellations). Based on our sales of interment spaces in 2019, our cemeteries have an aggregate average remaining sales life of 243 years.

Our cemetery properties are located in Alabama, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Virginia, Washington, West Virginia and Wisconsin. Our cemetery operations accounted for approximately 82% and 83% of our consolidated revenues in 2019 and 2018, respectively.

The funeral home products and services that we sell include the following:

Merchandise	Services
caskets and related items	family consultation
removal and preparation of remains
insurance products
use of funeral home facilities for visitation and prayer services

Our funeral homes are located in Alabama, California, Florida, Illinois, Indiana, Kansas, Maryland, Mississippi, Missouri, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Virginia and West Virginia. Our funeral home operations accounted for approximately 18% and 17% of our consolidated revenues in 2019 and 2018, respectively.

For the year ended December 31, 2019, we generated consolidated revenues of approximately $289.5 million and a net loss of approximately $151.9 million.

Recent Developments

COVID-19 and Business Interruption

The outbreak of COVID-19, which has reached pandemic proportions (“COVID-19 Pandemic”), poses a significant threat to the health and economic wellbeing of the Company’s employees, customers and vendors.. Our operations have been deemed essential by the state and local governments in which we operate, with the exception of Puerto Rico, and we are actively working with federal, state and local government officials to ensure that we continue to satisfy their requirements for offering our essential services. The operation of all of our facilities is critically dependent on our employees who staff these locations. To ensure the wellbeing of our employees and their families, we have provided all of our employees with detailed health and safety literature on COVID-19, such as the Center for Disease Control and Prevention (the “CDC”)’s industry-specific guidelines for working with the deceased who were and may have been infected with COVID-19. In addition, our procurement and safety teams have updated and developed new safety-oriented guidelines to support daily field operations and provided personal protection equipment to those employees whose positions necessitate them, and we have implemented work from home policies at our corporate office consistent with the CDC’s guidance to reduce the risks of exposure to COVID-19 while still supporting the families that we serve. We have not experienced any significant disruptions to its business as a result of the work from home policies in our corporate office.

Our marketing and sales team has quickly responded to the sales challenges presented by the COVID-19 Pandemic by implementing virtual meeting options using a variety of web-based tools to ensure that we can continue to connect with and meet our customers’ needs in a safe, effective and productive manner. Some of our locations have also started providing live video streaming of their funeral and burial services to our customers, so that family and friends can connect virtually during their time of grief.

Like most businesses world-wide, the COVID-19 Pandemic has impacted us financially. Through early March 2020, we were experiencing sales growth for the first quarter of 2020, as compared to the first quarter of

2019. However, over the last two weeks of the quarter, we saw our pre-need sales and at-need sales activity decline as Americans practiced social distancing and crowd size restrictions were put in place. In addition, our pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. While we expect our pre-need sales to be challenged during the COVID 19 Pandemic, we believe the implementation of our virtual meeting tools is one of several key steps to mitigate this disruption. In addition, we expect that throughout this disruption our cemeteries and funeral homes will remain open and available to serve our families in all the locations in which we operate to the extent permitted by local authorities, with the exception of Puerto Rico.

We expect the COVID-19 Pandemic to continue to have an adverse effect on our results of operations and cash flows; however we cannot presently predict, with certainty, the scope and severity of that impact. We may incur additional costs related to the implementation of prescribed safety protocols related to the COVID-19 Pandemic. In the event there are confirmed diagnoses of COVID-19 within a significant number of our facilities, we may incur costs related to the closing and subsequent cleaning of these facilities and the ability to adequately staff the impacted sites. As a result of the implications of COVID-19, we assessed long-lived assets for impairment and concluded no assets were impaired as of March 31, 2020.

C-Corporation Conversion

On December 31, 2019, pursuant to the terms of a Merger and Reorganization Agreement (as amended, the “Merger Agreement”) by and among StoneMor GP LLC (“StoneMor GP”), a Delaware limited liability company, the Partnership, StoneMor GP Holdings LLC, a Delaware limited liability company and formerly the sole member of StoneMor GP (“GP Holdings”) and Hans Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of StoneMor GP (“Merger Sub”), we completed the following series of reorganization transactions (which we sometimes refer to collectively as the “C-Corporation Conversion”):

•	GP Holdings contributed its entire equity interest in the Partnership to StoneMor GP and, in exchange, ultimately received an aggregate of 5,099,969 shares of Parent’s common stock;

•	StoneMor GP contributed the common units in the Partnership it received from GP Holdings to LP Sub, a Delaware limited liability company and wholly-owned subsidiary of StoneMor GP;

•

Merger Sub merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership, and pursuant to which each outstanding Series A Convertible Preferred Unit (defined below) and Common Unit (other than the common units held by LP Sub) was converted into the right to receive one share of Parent’s common stock; and

•	StoneMor GP converted from a Delaware limited liability company to a Delaware corporation called StoneMor Inc.

As a result of the C-Corporation Conversion, Parent remains the general partner of the Partnership and LP Sub is the sole limited partner of the Partnership such that, directly or indirectly, Parent owns 100% of the interests in the Partnership.

Divestitures and Early Debt Redemptions

On January 3, 2020, we sold substantially all of the assets of Oakmont Memorial Park, Oakmont Funeral Home, Redwood Chapel, Inspiration Chapel and Oakmont Crematory located in California pursuant to the terms of an asset sale agreement (the “Oakmont Agreement”) with Carriage Funeral Holdings, Inc. for an aggregate cash purchase price of $33.0 million (the “Oakmont Sale”). The divested assets consisted of one cemetery, one funeral home and certain related assets. On April 7, 2020, we sold substantially all of the assets of the cemetery, funeral establishment and crematory commonly known as Olivet Memorial Park, Olivet Funeral and Cremation

Services, and Olivet Memorial Park & Crematory pursuant to the terms of an asset sale agreement (the “Olivet Agreement”) with Cypress Lawn Cemetery Association for a net cash purchase price of $24.3 million, subject to certain adjustments, plus the assumption of certain liabilities, including $17.1 million in land purchase obligations (the “Olivet Sale”). In addition, in March 2020, we entered into an asset sale agreement (the “California Agreement”) with certain entities owned by John Yeatman and Guy Saxton to sell substantially all of our remaining California properties, consisting of five cemeteries, six funeral establishments and four crematories (the “Remaining California Assets”) for a cash purchase price of $7.1 million, subject to certain closing adjustments (the “Remaining California Sale”).

In January 2020, we redeemed an aggregate of $30.4 million of principal of Old Notes, primarily using the net proceeds from the Oakmont Sale. In April 2020, we redeemed an aggregate of $20.5 million of principal of Old Notes with the net proceeds from the Olivet Sale. Per the indenture dated June 27, 2019 by and among the Issuers, certain direct and indirect subsidiaries of Parent, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee and as collateral agent (as amended, the “Indenture”), we anticipate using the first $3.2 million of net proceeds and 80% of the remaining net proceeds from the Remaining California Sale to redeem additional portions of the outstanding Old Notes.

The information set forth in this prospectus regarding our cemeteries and funeral homes is as of March 31, 2020 and does not give effect to the Olivet Sale or the Remaining California Sale.

Amendments to the Indenture and Capital Raise in 2020

On April 1, 2020, the Issuers and Wilmington Trust, National Association, as trustee and as collateral agent, entered into the Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture. Pursuant to the terms of the Supplemental Indenture:

1.	The following financial covenants were amended:

a.

The Interest Coverage Ratio measurements at March 31, June 30 and September 30, 2020 were eliminated and replaced with a Minimum Operating Cash Flow covenant of $(25.0 million), $(35.0 million) and $(35.0 million), respectively;

b.	The required Interest Coverage Ratios at December 31, 2020, March 31, 2021 and June 30, 2021 were reduced to 0.00x, 0.75x and 1.10x, respectively, from 1.15x, 1.25x and 1.30x; and

c.	The Asset Coverage tests at March 31, June 30, September 30 and December 31, 2020 were reduced to 1.40x from 1.60x;

2.

The premium payable upon voluntary redemption of the Notes on or after June 27, 2021 and before June 27, 2022 was increased from 4.0% to 5.0% and the premium payable upon any such voluntary redemption on or after June 27, 2022 and before June 27, 2023 was increased from 2.0% to 3.0%; and

3.

The Issuers agreed to use their best efforts to cause Parent to effectuate a rights offering on the terms described below as promptly as practicable with an expiration date no later than July 24, 2020 and to receive proceeds of not less than $8.2 million therefrom (in addition to the $8.8 million capital raise described below).

Concurrently with the execution of the Supplemental Indenture, Parent entered into a letter agreement (the “Axar Commitment”) with Axar Capital Management, LP (“Axar”) pursuant to which Axar committed to (a) purchase shares of Parent’s Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of Parent’s common stock, $0.01 par value per share (“Common Stock”) and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. We did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.

On April 3, 2020, as contemplated by the Axar Commitment, Parent and Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E. (the “2020 Purchasers”) entered into a Series A Preferred Stock Purchase Agreement (the “2020 Preferred Purchase Agreement”) pursuant to which Parent sold 176 shares of its Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), for a cash price of $50,000 per share, an aggregate of $8.8 million.

Under the terms of the Supplemental Indenture and the Axar Commitment, Parent agreed to undertake an offering to holders of its Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17.0 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days. Parent agreed to use its best efforts to complete the rights offering with an expiration date no later than July 24, 2020.

On May 27 2020, Parent entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) with Axar, the accounts managed by Axar set forth on Schedule B thereto and one or more accounts managed by Axar to be designated by it (collectively, the “Common Stock Purchasers”) pursuant to which Parent agreed to sell an aggregate of 23,287,672 shares of its Common Stock, par value $0.01 per share (the “Common Shares”) to the Common Stock Purchasers at a price of $0.73 per share, an aggregate of $17.0 million. Because Parent’s common stock had been trading at a price less than the $0.73 subscription price for the rights offering described above, Parent’s Board of Directors determined and Axar agreed in the Common Stock Purchase Agreement to amend the Axar Commitment to provide for a direct purchase of the 23,287,672 shares of common stock and avoid the expense of proceeding with the rights offering while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment. The $17.0 million purchase price will be paid by delivering the Preferred Shares purchased on April 3, 2020 and paying an additional cash purchase price of $8.2 million. Parent expects the transactions contemplated by the Common Stock Purchase Agreement to close in June 2020.

Recapitalization Transactions in 2019

On June 27, 2019, we closed a $447.5 million recapitalization transaction, consisting of (i) the sale of an aggregate of 52,083,333 of the Partnership’s Series A Preferred Units (the “Series A Convertible Preferred Units”) representing limited partner interests in the Partnership at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each Preferred Unit, for an aggregate purchase price of $57.5 million (the “Preferred Offering”) and (ii) a concurrent private placement of $385.0 million of Old Notes to certain financial institutions (collectively with the Preferred Offering, the “Recapitalization Transactions”). The net proceeds of the Recapitalization Transactions were used to fully repay our then-outstanding senior notes due in June 2021 and retire the revolving credit facility due in May 2020, as well as for associated transaction expenses, cash collateralization of existing letters of credit and other needs under the former credit facility, with the balance available for general corporate purposes.

Board Reconstitution

In connection with the closing of the Recapitalization Transactions, Parent’s Board of Directors (the “Board”) was reconstituted. Directors Martin R. Lautman, Ph.D., Leo J. Pound, Robert A Sick and Fenton R. Talbott resigned as directors and the authorized number of directors was reduced to seven. Andrew Axelrod, David Miller and Spencer Goldenberg were elected to fill the vacancies created by the resignations. The reconstituted board is comprised of Messrs. Axelrod, Miller and Goldenberg, Robert B. Hellman, Jr., Stephen J. Negrotti, Patricia D. Wellenbach and Joseph M. Redling. Mr. Axelrod serves as the chairman of the Board.

Strategic Partnership Agreement

On April 2, 2020, we entered into two multi-year Master Services Agreements (the “MSAs”) with Moon Landscaping, Inc. and its affiliate, Rickert Landscaping, Inc. (collectively “Moon”). Under the terms of the MSAs, Moon will provide all grounds and maintenance services at most of the funeral homes, cemeteries and other properties we own or manage including, but not limited to, landscaping, openings and closings, burials, installations, routine maintenance and janitorial services. Moon will hire all of our grounds and maintenance employees at the serviced locations and will perform all functions currently handled by those employees. We expect the implementation of the MSAs to take place on a clustered basis over the next three to four months, with full implementation expected no later than July 31, 2020.

We agreed to pay a total of approximately $241.0 million over the terms of the contracts, which run through December 31, 2024, based upon an initial aggregate annual cost of $49.0 million and annual increases of 2%. The first year cost will be prorated based upon exact implementation and roll-out schedule for each location. As part of the MSAs, we agreed to lease our landscaping and maintenance equipment to Moon for the duration of the agreements and to transfer title to any such equipment we own at the end of the term to Moon, in each case without any additional payment by Moon. As of December 31, 2019, the net book value of the equipment we will be leasing to Moon was approximately $7.4 million.

Each party has the right to terminate the MSAs at any time on six months’ prior written notice, provided that if we terminate the MSAs without cause, we will be obligated to pay Moon an equipment credit fee in the amount of $1.0 million for each year remaining in the term, prorated for the portion of the year in which any such termination occurs. The MSAs also contain representations, covenants and indemnity provisions that are customary for agreements of this nature.

Axar Proposal

On May 27, 2020, Parent announced that it had received an unsolicited proposal letter (the “Proposal”), dated May 24, 2020, from Axar proposing to acquire all of the outstanding shares of common stock of Parent not owned by Axar or its affiliates in a “going-private” transaction for $0.67 per share in cash, subject to certain conditions. According to the Proposal, the $0.67 per share price represents a premium of approximately 17% to 50-day moving average share price as of the market close on May 22, 2020.

Axar currently owns approximately 52% of Parent’s outstanding common stock. According to the Proposal, the proposed transaction would not be contingent on any financing and would be funded with equity from Axar and its affiliates. The Proposal states that the proposed transaction would be conditioned upon, among other things, the negotiation and execution of mutually satisfactory definitive agreements, which Axar proposed would contain terms customary for a transaction of this type, including a closing condition that the approval of holders of a majority of the outstanding shares not owned by Axar or its affiliates be obtained.

On May 26, 2020, the Parent’s Board of Directors formed a special committee (the “Special Committee”) consisting of independent directors to consider and evaluate the potential “going-private” transaction contemplated by the Proposal. The Special Committee intends to retain independent legal and financial advisors to assist in its review and evaluation of the proposed transaction and has been authorized by the Board to reject the proposed transaction or to recommend that the Board of Directors approve the terms of the proposed transaction.

Business Strategies

We believe the Recapitalization Transactions demonstrate both strong underlying values of our asset base, as well as confidence in our ability to execute our turnaround plan. We believe the recapitalization of our balance sheet has reset our financial footing and helps position us to execute the following business strategies:

•

Execute on Financial Strategy. The Recapitalization Transactions have significantly extended our debt capital structure with a five-year maturity, which provides us with liquidity to execute our turnaround strategy, including the next phase of our performance improvement plans. In April 2019, we announced a turnaround strategy focused on four key goals: cash flow and liquidity, capital structure, strategic balance sheet/portfolio review and performance improvement from cost reductions and revenue enhancement.

•

Implementation of New Strategic Initiatives. We view our substantial and diverse asset base as a strength, but we have reprioritized the ways in which we view our assets. We believe that by tiering operating units by class and contribution, initiating a divestiture plan for select assets and prioritizing certain assets over others, we will be able to optimize our top tier properties and more efficiently manage our assets. From a portfolio review perspective, we continue to focus our resources on improving our “top tier” assets, as we believe they possess the greatest potential for improved profitability. We are also minimizing costs and resources on our “lower-tier” assets to reduce the impact these assets have on the profitability of our portfolio.

•

Improve Operating Efficiencies. We believe we have identified significant expense reduction opportunities with additional “4-wall level” operational savings, identified projects and industry benchmarking. In addition, we are focused on improving performance through cost reductions and revenue enhancement and executing on other long- and short-term turnaround strategies that will allow us to meet our primary objectives on a continuing basis. The next phase of cost reduction and operational performance improvement opportunities have been identified with a focus on prioritizing opportunities in procurement, sourcing, product hierarchy, field labor efficiencies, shared services and outsourcing. We believe that the execution of these initiatives will result in improved profitability and cash flow across our asset base. In terms of revenue enhancements, we believe we have identified the primary drivers of our sales productivity and pre-need sales issues and we remain focused on improving retention of sales personnel and optimizing our staffing levels across our asset base.

Financial Turnaround Overview

We continue to execute on our financial strategy and pursue strategic initiatives to address ongoing performance challenges. While we rely heavily on our available cash and cash flows from operating activities to execute our operational strategy and meet our financial commitments and other short-term financial needs, we cannot be certain that sufficient capital will be generated through operations or be available to us to the extent required and on acceptable terms. We have experienced negative financial trends, including use of cash in operating activities, which, when considered in the aggregate, raise substantial doubt about our ability to continue as a going concern. These negative financial trends include:

•	we have continued to generate negative cash flow from operating activities through march 31, 2020 due to an increased competitive environment and increased professional fees and compliance costs; and

•	a decline in billings coupled with the increase in professional, compliance and consulting expenses tightened our liquidity position and increased reliance on long-term financial obligations.

During 2019 and 2020, we implemented (and will continue to implement) various actions to improve profitability and cash flows to fund operations. A summary of these actions is as follows:

2019

•

sold an aggregate of 52,083,333 of the Partnership’s Preferred Units for an aggregate purchase price of $57.5 million and completed a private placement of $385.0 million of the Senior Secured Notes. The net proceeds of both transactions were used to fully repay the then-outstanding senior notes due in June 2021 and retire our revolving credit facility that was due in May 2020;

•	managed recurring operating expenses, sought to limit non-recurring operating expenses and implemented cost reduction initiatives; and

•	identified sales of select assets to provide supplemental liquidity.

2020

•	completed certain asset sales previously identified in 2019;

•	on April 1, 2020, entered into the Third Supplemental Indenture to the Indenture to amend certain financial covenants;

•

on April 1, 2020, entered into the Axar Commitment with Axar pursuant to which Axar committed to (a) purchase shares of the Company’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in a rights offering to be effected by the Company by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchasing any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares;

•	on April 3, 2020, sold 176 shares of Series A Preferred Stock to Axar for a cash price of $50,000 per share, an aggregate of $8.8 million;

•	continued to manage recurring operating expenses, seek to limit non-recurring operating expenses and implement cost reduction initiatives to minimize the impact of the COVID-19 Pandemic on us;

•	streamlined corporate staff, planned for consolidations of field positions to reduce redundancies and implemented executive level salary reductions; and

•

on May 27, 2020, entered into the Common Stock Purchase Agreement pursuant to which the Common Stock Purchasers committed to purchase an aggregate of 23,287,672 shares of Parent’s common stock for aggregate consideration of $17.0 million, payable by delivering to Parent the Preferred Shares purchased on April 3, 2020 and paying an additional cash purchase price of $8.2 million.

There is no certainty that our actual operating performance and cash flows will not be substantially different from forecasted results, and there is no certainty we will not need amendments to the Indenture in the future. Factors that could impact the significant assumptions used by us in assessing our ability to satisfy our financial covenants include the following:

•	operating performance not meeting reasonably expected forecasts, including the effects of the COVID-19 Pandemic on our operations;

•	failing to generate profitable sales;

•	investments in our trust funds experiencing significant declines due to factors outside our control;

•	being unable to compete successfully with other cemeteries and funeral homes in our markets;

•	the number of deaths in our markets declining; and

•	an adverse change in the mix of funeral and cemetery revenues between burials and cremations.

If our planned, implemented and not yet implemented actions are not successful in generating cash savings for us, or we fail to improve our operating performance and cash flows or we are not able to comply with the covenants under the Indenture, we may be forced to limit our business activities, limit our ability to implement further modifications to our operations, limit the effectiveness of some actions that are included in our forecasts, amend the Indenture and/or seek other sources of capital, and we may be unable to continue as a going concern. Additionally, a failure to generate additional liquidity could negatively impact our access to inventory or services that are important to the operation of our business. Our ability to meet our obligations as of March 31, 2020 and to continue as a going concern is dependent upon achieving the action plans noted above.

Based on our forecasted operating performance, planned actions to improve our profitability and cash flows, the execution of the Supplemental Indenture, the Axar Commitment and the Common Stock Purchase Agreement and the consummation of the transactions contemplated thereby, together with plans to file financial statements on a timely basis consistent with the debt covenants, we do not believe it is probable that we will breach the covenants under the Indenture or be unable to continue as a going concern for the next twelve-month period. As such, the consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and the unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2020 and 2019 were prepared on the basis of a going concern, which contemplates that we will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments, if any, that would be necessary should we be required to liquidate our assets.

Additional information about the Partnership, including but not limited to information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, changes in accountants, market risk is set forth in Parent’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 , which are included herewith as Annex B and Annex C, respectively, and which are incorporated herein by reference. See also “Where You Can Find More Information” on page ii.

About Cornerstone Family Services of West Virginia Subsidiary, Inc.

CFS West Virginia was incorporated under the laws of the State of West Virginia in 2004. CFS West Virginia, a wholly-owned subsidiary of StoneMor Partners, owns and operates certain of our cemeteries.

Principal Executive Offices

Our principal executive offices are located at 3600 Horizon Boulevard, Trevose, Pennsylvania 19053, and our telephone number is (215) 826-2800. Our website is located at www.stonemor.com. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Exchange Offer

On June 27, 2019, we completed a private offering of $385.0 million aggregate principal amount of the Old Notes. The following is a summary of the exchange offer.

Old Notes	On June 27, 2019, we issued $385.0 million aggregate principal amount of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 under an indenture (the “Original Indenture”) dated June 27, 2019 by and among the Issuers, certain direct and indirect subsidiaries of the Partnership, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). On December 31, 2019, StoneMor Inc., the Subsidiary Guarantors (and collectively with StoneMor Inc., the “Guarantors”), the Issuers and the Trustee entered into the First Supplemental Indenture (the “First Supplemental Indenture”). On January 30, 2020, StoneMor LP Holdings, LLC, the Guarantors, the Issuers, the Trustee and the Collateral Agent entered into the Second Supplemental Indenture (the “Second Supplemental Indenture”). On April 1, 2020, the Issuers, the Trustee and the Collateral Agent entered into the Third Supplemental Indenture (the “Third Supplemental Indenture” and, collectively with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Issuers have increased the outstanding principal amount of the Old Notes by an aggregate of approximately $11.5 million in payment of a portion of the interest payable on September 30, 2019, December 30, 2019 and March 30, 2020 under the Indenture (the “PIK Interest”). On April 9, 2020, the Issuers increased the outstanding principal amount of Old Notes by $1.5 million in payment of a portion of the consent fee in PIK Interest paid to the holders of Old Notes in connection with the execution of the Third Supplemental Indenture. The Issuers are obligated to further increase the outstanding principal amount of Old Notes by approximately $3.5 million in payment of additional PIK Interest on June 30, 2020. The Issuers have also redeemed an aggregate of $51.8 million of the Old Notes as required under the terms of the Indenture with the net proceeds of certain completed asset sales.

New Notes	The New Notes will be issued as an additional issuance under the Indenture. The terms of the New Notes are identical to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes offered hereby, together with any Old Notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The New Notes will have a CUSIP number different from that of any Old Notes that remain outstanding after the completion of the exchange offer.

Exchange Offer	We are offering to exchange up to $349,595,841 aggregate principal amount of our New Notes, which will be registered under the

Securities Act, for up to $349,595,841 aggregate principal amount of our Old Notes, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to as the “exchange offer.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July , 2020, unless we decide to extend it.

Conditions to the Exchange Offer	We will not accept Old Notes for exchange if the exchange offer, or the making of any exchange by a holder of the Old Notes, would violate any applicable law or SEC policy. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	To participate in the exchange offer if your Old Notes were issued in book-entry form and are represented by global notes, you must follow the automatic tender offer program (“ATOP”) procedures established by The Depository Trust Company (“DTC”), for tendering notes held in book- entry form. These procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirms that:

•	DTC has received your instructions to exchange your Old Notes; and

•	you agree to be bound by the terms of the letter of transmittal for holders of global notes.

To participate in the exchange offer if your Old Notes are held in definitive form, you must physically deliver your Old Notes to the exchange agent together with a properly completed and duly executed letter of transmittal prior to the expiration of the exchange offer.

Because the Issuers are obligated to pay a portion of the interest payable on June 30, 2020 as PIK Interest, you should consider deferring any tender of Old Notes until after such payment is made. If you tender Old Notes before the June 30, 2020 PIK Interest is paid, you will need to tender any Old Notes evidencing PIK Interest paid on June 30, 2020 (after such payment is made in accordance with the Indenture) in accordance with the procedures described in this prospectus in order for such Old Notes to be exchanged for New Notes.

For more information on tendering your Old Notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Book-Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of Old Notes at any time prior to the expiration date. To withdraw your tender of Old Notes held in book entry form and represented by global notes, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective with respect to Old Notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 5:00 p.m., New York City Time, on the expiration date. Please refer to the section in this prospectus entitled “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any Old Notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver New Notes promptly after the expiration date. Please refer to the section in this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use and Proceeds	The issuance of the New Notes will not provide us with any new proceeds.

Consequences of Failure to Exchange Old Notes	If you do not exchange your Old Notes in the exchange offer, you will no longer be able to require us to register the Old Notes under the Securities Act, except in the limited circumstances provided under the Registration Rights Agreement dated June 27, 2019 among the Issuers, the Guarantors and the initial purchasers of the Old Notes (the “Registration Rights Agreement”). In addition, you will not be able to resell, offer to resell or otherwise transfer the Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. If you fail to exchange your Old Notes for New Notes in the exchange offer, the existing transfer restrictions will remain in effect and the market value of your Old Notes likely will be adversely affected because of a smaller float and reduced liquidity.

Certain U.S. Federal Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wilmington Trust, National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letters of transmittal to the exchange agent as follows:

Wilmington Trust, National Association

c/o Wilmington Trust Company Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management – 5th Floor

By Facsimile: (302) 636-4139 (Attention: Workflow Management – 5th Floor)

By Email: DTC@wilmingtontrust.com

Resales	Based on no-action letters of the SEC staff issued to third parties, we believe that New Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•	such New Notes are acquired in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

The SEC staff, however, has not considered our exchange offer for the New Notes in the context of a no-action letter, and the SEC staff may not make a similar determination as in the no-action letters issued to those third parties.

If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes, you:

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute New Notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of New Notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the Old Notes for your own account as a result of market-making activities or other trading activities. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Registration Rights Agreement	Under the terms of the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Old Notes for the New Notes and to consummate the exchange offer not later than July 14, 2020 (the “Exchange Date”). In addition, we agreed, under certain circumstances, to use our commercially reasonable efforts to file a shelf registration statement with the SEC to cover resales of the Old Notes. If we fail to satisfy these obligations, we will be required to pay additional interest to holders of the Old Notes.

If (1) the exchange offer with respect to the Old Notes has not been consummated on or prior to the Exchange Date, (2) any shelf registration statement required to be filed to cover resales of the Old Notes has not been declared or otherwise become effective on or prior to the later of the 105th day after the obligation to file such shelf registration statement arose or June 1, 2020 or (3) any registration statement (including any shelf registration statement) required by the Registration Rights Agreement has been declared or automatically become effective but ceases to remain effective at any time at which it is required to be effective under the Registration Rights Agreement (each, a “registration default”), then additional interest will accrue on the aggregate principal amount of the Old Notes from and including the date on which such registration default has occurred but excluding the date on which such registration default has been cured. Additional interest will accrue at a rate of 0.25% for the first 90-day period after such date, and thereafter it will be increased by an additional 0.25% for each subsequent 90-day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum over the applicable rate shown on the cover page of this prospectus and provided, further, that no such increase will be payable with respect to Old Notes from and after the date on which such Old Notes are freely transferable under Rule 144 promulgated under the Securities Act.

A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. See “Registration Rights.

The New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

The New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and will not have any of the transfer restrictions, any of the registration rights provisions and any of the provisions regarding the payment of additional interest under certain circumstances.

The New Notes will evidence the same debt as the Old Notes exchanged therefor and be entitled to the benefits of the Indenture.

Issuers	StoneMor Partners L.P. and Cornerstone Family Services of West Virginia Subsidiary, Inc.

New Notes Offered	Up to $349,595,841 aggregate principal amount of New Notes in exchange for an identical principal amount of the Old Notes.

Maturity	June 30, 2024.

Interest	Interest on the New Notes will be payable quarterly in arrears from June 30, 2020 or from the most recent interest payment date to which interest on the New Notes has been paid or provided for, whichever is the later. Interest on the New Notes will be payable the 30th day of March, June, September and December of each year.

The Issuers will be required to pay interest on the New Notes entirely in cash at a fixed rate of 9.875% per annum, provided that at the Issuers’ option upon notice to the Trustee no later than 30 days prior to the relevant interest payment date until January 30, 2022, interest on the New Notes for the relevant interest period may accrue and be payable at (1) a fixed rate of 7.50% in cash per annum plus (2) a fixed rate of 4.00% per annum in the form of PIK Interest (the “PIK Interest Portion”). The Issuers paid PIK Interest on September 30, 2019, December 30, 2019 and March 30, 2020 by increasing the outstanding principal amount of the Old Notes by approximately $4.0 million, $3.9 million and $3.6 million, respectively. The Issuers are obligated to further increase the outstanding principal amount of Old Notes by approximately $3.5 million in payment of additional PIK Interest on June 30, 2020.

If the Issuers pay any PIK Interest after the issuance of the New Notes, they will increase the outstanding aggregate principal amount of the New Notes or issue additional New Notes in an amount equal to the PIK Interest Portion for the applicable interest period (rounded up to the nearest whole dollar) to holders of New Notes on the relevant record date.

For a more detailed description, see “Description of the New Notes— Principal, Maturity and Interest.”

Denominations	Minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. See “Description of the New Notes—Principal, Maturity and Interest.”

Guarantees	The New Notes will be guaranteed by StoneMor Inc. and all of its subsidiaries as well as by the Issuers solely with respect to each other, subject to certain exceptions. See “Description of the New Notes— Guarantees.”

Ranking	The New Notes will:

•	be the Issuers’ general senior secured debt obligations;

•	rank senior in right of payment to all existing and any future indebtedness of the Issuers that is by its terms subordinated in right of payment to the New Notes;

•	rank effectively senior to all existing and future unsecured indebtedness of the Issuers to the extent of the value of the collateral;

•

be effectively subordinated to all existing and future indebtedness of the Issuers that is secured by assets or properties not constituting collateral, to the extent of the value of such assets and properties; and

•	be structurally subordinated to all existing and future indebtedness of any of the Partnership’s existing and future subsidiaries that do not guarantee the New Notes.

Security	The New Notes will be secured by a first priority lien on and security interest in substantially all of the Issuers’ and the Guarantors’ assets, whether now owned or hereafter acquired, subject to certain exceptions and permitted liens. See “Description of the New Notes— Collateral and Security” and “Description of the New Notes—Certain Covenants—Limitation on Liens.”

Optional Redemption	Prior to June 27, 2023, the Issuers may redeem all or part of the New Notes by paying the principal amount of such New Notes to be redeemed plus accrued and unpaid interest up to, but excluding, the redemption date plus the applicable premiums described in “Description of the New Notes—Optional Redemption.”

On or after June 27, 2023 the Issuers may redeem all or part of the New Notes by paying the principal amount of such New Notes to be redeemed plus accrued and unpaid interest up to, but excluding, the redemption date without paying any premium.

For a more detailed description, see “Description of the New Notes— Optional Redemption.”

Mandatory Redemption	As long as the Notes remain outstanding, the Issuers shall promptly redeem the Notes with 100% of the net cash proceeds of certain asset sales and casualty events by paying the principal amount of such Notes to be redeemed plus accrued and unpaid interest up to, but excluding, the redemption date at the redemption prices and premium described in “Description of the New Notes—Mandatory Redemption.”

With respect to each fiscal year of the Partnership commencing with the fiscal year ending December 31, 2019, the Issuers shall on an annual basis redeem the Notes with 75% of the excess cash flow (subject to certain reductions and thresholds) for such recently ended fiscal year by paying the principal amount of such Notes to be redeemed plus accrued and unpaid interest up to, but excluding, the redemption date.

For a more detailed description, see “Description of the New Notes— Mandatory Redemption.”

Affirmative Covenants	The Indenture contains certain affirmative covenants, among others, which require us to, among other things:

•	maintain our legal existence, properties and licenses and permits required to run our business;

•	maintain insurance;

•	provide certain financial statements and reports;

•	provide notices to the Trustee upon the occurrence of certain events including an Event of Default;

•	maintain trust funds and trust accounts;

•	subject certain of our accounts to control agreements;

•	maintain compliance with certain leases; and

•	maintain ratings.

For a more detailed description of these and other affirmative covenants, see “Description of the New Notes—Certain Covenants.” These covenants are subject to a number of important qualifications and exceptions.

Restrictive Covenants	The Indenture contains certain negative covenants, among others, that restrict our ability to, among other things:

•	incur more debt;

•	create liens;

•	engage in sale and lease-back transactions;

•	make investments, loans and advances;

•	transfer or sell assets;

•	pay dividends, repurchase stock and make distributions or certain other payments; and

•	enter into transactions with affiliates.

The Indenture also contains certain financial covenants that (i) require us to maintain certain minimum interest coverage and asset coverage ratios, (ii) maintain certain minimum liquidity amounts and (iii) limit the amount of capital expenditures we can make in any four fiscal quarter period.

For a more detailed description of these and other covenants, see “Description of the New Notes—Certain Covenants.” These covenants are subject to a number of important qualifications and exceptions.

Events of Default	The Indenture contains customary events of default, including with respect to nonpayment of principal, interest or other amounts; material inaccuracy of a representation or warranty; failure to perform or observe covenants; cross-acceleration of material debt; bankruptcy and insolvency events; monetary judgment defaults; actual or asserted invalidity or impairment of any material guarantees or security documentation; failure to maintain material licenses, permits and similar approvals; and change in control.

For a more detailed description of the events of default, including the ability of the Issuers to cure events of default under the financial covenants, see “Description of the New Notes—Events of Default and Remedies.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes contemplated by this prospectus, we will receive Old Notes in a like principal amount. We will cancel all Old Notes exchanged for New Notes in the exchange offer. See “Use of Proceeds.”

Trustee, Collateral Agent, Registrar and Paying Agent	Wilmington Trust, National Association.

Governing Law	The Indenture is, and the New Notes will be, governed by the laws of the State of New York.

Risk Factors	Before tendering Old Notes, holders of Old Notes should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific risk factors discussed under the section entitled “Risk Factors,” beginning on page before deciding to invest in the New Notes.

RISK FACTORS

An investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, including, without limitation, the risks described therein related to our growth strategy, our business and the death care industry, together with the other information included in this prospectus, before making a decision to participate in the exchange offer. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, you may lose all or part of your investment.

In addition to the risk factors below related to the exchange offer, we hereby incorporate by reference all of our risk factors included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, attached hereto as Annex B and Annex C, respectively.

Capitalized terms that are used herein when referring to the Indenture but not defined herein shall have the meaning assigned to such terms in the Indenture.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Notes and your ability to transfer Old Notes may be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.

If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, the Old Notes you hold will continue to be unregistered. We do not plan to register Old Notes under the Securities Act. Further, if you continue to hold any Old Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the Old Notes outstanding.

Any guarantees of the Notes could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the guarantees.

The Notes are guaranteed on a senior basis by StoneMor Inc. and are also guaranteed on a senior secured basis by each Issuer (as to the other Issuer’s obligations), LP Sub, StoneMor Operating LLC and substantially all of StoneMor Inc.’s other existing subsidiaries. In certain circumstances, any of StoneMor Inc.’s future subsidiaries may be required to guarantee the Notes. A court could subordinate or void the guarantees or the security interests relating thereto under various fraudulent conveyance or fraudulent transfer laws. Generally, to the extent that a U.S. court were to find that at the time one of the Guarantors entered into a guarantee and either:

•

the Guarantor incurred the guarantee with the intent to hinder, delay, or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the subsidiary guarantee, the Guarantor:

•	was insolvent or became insolvent as a result of issuing the guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the Guarantor constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

then the court could void or subordinate the guarantee in favor of the Guarantor’s other obligations.

A legal challenge of a guarantee on fraudulent conveyance grounds may focus, among other things, on the benefits, if any, the Guarantor realized as a result of our issuing the Notes. To the extent a guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would not have any claim against that Guarantor and would be creditors solely of us and any other Guarantors whose guarantees are not held unenforceable.

Your ability to transfer the New Notes may be limited by the absence of a trading market.

The New Notes will constitute a new issuance of securities for which currently there is no trading market. Although the New Notes will be registered under the Securities Act, they will not be listed on a securities exchange. We do not currently intend to apply for listing of the New Notes on any securities exchange or stock market. The liquidity of any market for the New Notes will depend on the number of holders of the New Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the New Notes. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the market, if any, for the New Notes will be free from similar disruptions. Any such disruption may adversely affect the holders’ ability to transfer the New Notes.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold the Old Notes to the initial purchasers in a private offering on June 27, 2019, pursuant to the Original Indenture. As a condition to the sale of the Old Notes to the initial purchasers, we entered into the Registration Rights Agreement.

The Registration Rights Agreement requires us to file a registration statement under the Securities Act offering to exchange your Old Notes for New Notes. Accordingly, we are offering you the opportunity to exchange your Old Notes for the same principal amount of New Notes. The New Notes will be registered and issued without a restrictive legend. The Registration Rights Agreement also requires us to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and to complete the exchange offer by July 14, 2020 (the “Exchange Date”). Under some circumstances set forth in the Registration Rights Agreement, holders of Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell New Notes received in the exchange offer, may require us to file and cause to become effective a shelf registration statement covering resales of such Old Notes by these holders.

If (1) the exchange offer with respect to the Old Notes has not been consummated on or prior to the Exchange Date, (2) any shelf registration statement required to be filed to cover resales of the Old Notes has not been declared or otherwise become effective on or prior to the later of the 105th day after the obligation to file such shelf registration statement arose or June 1, 2020 or (3) any registration statement (including any shelf registration statement) required by the Registration Rights Agreement has been declared or automatically become effective but ceases to remain effective at any time at which it is required to be effective under the Registration Rights Agreement (each, a “registration default”), then additional interest will accrue on the aggregate principal amount of the Old Notes from and including the date on which such registration default has occurred but excluding the date on which such registration default has been cured. Additional interest will accrue at a rate of 0.25% for the first 90-day period after such date, and thereafter it will be increased by an additional 0.25% for each subsequent 90-day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum over the applicable rate shown on the cover page of this prospectus and provided, further, that no such increase will be payable with respect to Old Notes from and after the date on which such Old Notes are freely transferable under Rule 144 promulgated under the Securities Act.

A copy of the Registration Rights Agreement is incorporated by reference into the registration statement of which this prospectus is a part. You are strongly encouraged to read the entire text of the agreement, as it, and not this description, defines your rights. Except as discussed below, we will have no further obligation to register your Old Notes upon the completion of the exchange offer.

We believe that the New Notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you are able to make these four representations:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•	you have no arrangement or understanding with anyone to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act;

•	you are not an affiliate of us within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, the distribution of the New Notes.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your Old Notes in the exchange offer for the purpose of participating in a distribution of New Notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market- making activities or other trading activities, to be making a distribution of the New Notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the New Notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in its no-action letters.

A broker-dealer that has acquired Old Notes as a result of market-making or other trading activities must deliver a prospectus in order to resell any New Notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its New Notes. We have agreed in the Registration Rights Agreement to send a prospectus to any broker-dealer that requests copies for a period of up to 90 days after the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus). Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes.

We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

We make no recommendation to holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Because the Issuers are obligated to pay a portion of the interest payable on June 30, 2020 as PIK Interest, you should consider deferring any tender of Old Notes until after such payment is made. If you tender Old Notes before the June 30, 2020 PIK Interest is paid, you will need to tender any Old Notes evidencing PIK Interest paid on June 30, 2020 (after such payment is made in accordance with the Indenture) in accordance with the procedures described in this prospectus in order for such Old Notes to be exchanged for New Notes.

You may suffer adverse consequences if you fail to exchange your Old Notes. Following the completion of the exchange offer, except as set forth below and in the Registration Rights Agreement, you will not have any further registration rights and your Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your Old Notes could be adversely affected.

Under the Registration Rights Agreement, we are required to file a shelf registration statement with the SEC to cover resales of the Old Notes or the New Notes by holders if (a) it is not permitted to consummate the exchange offer because it determines that the exchange offer is not permitted by applicable law or SEC policy, (b) the exchange offer is not for any reason consummated by the Exchange Date and the Old Notes are not then freely transferable pursuant to Rule 144 under the Securities Act or (c) prior to the Exchange Date, a holder notifies us that (i) the Old Notes it holds are not eligible to be exchanged for New Notes, (ii) following consummation of the exchange offer, the New Notes it receives in the exchange offer may not be sold to the public without delivering a prospectus and this prospectus is not available or appropriate for such purpose or (iii) such holder is a broker-dealer and acquired its Old Notes directly from us or one of our affiliates.

If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective until the expiration of the one-year period referred to in Rule 144 applicable to securities held by non-affiliates under the Securities Act (or such shorter period that will terminate when all Old Notes covered by the shelf registration statement have been sold pursuant to such shelf registration statement or are freely transferable under Rule 144).

Representations We Need From You Before You May Participate in the Exchange Offer

We need representations from you before you can participate in the exchange offer. These representations (the “Required Representations”) are that:

•	any New Notes received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with anyone to participate in the distribution of the New Notes within the meaning of the Securities Act;

•	you are not an affiliate of either Issuer within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, the distribution of the New Notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue New Notes in a principal amount equal to the principal amount of Old Notes surrendered in the exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $346,134,496 in aggregate principal amount of the Old Notes is outstanding. The Issuers are obligated to further increase the outstanding principal amount of Old Notes by approximately $3.5 million in payment of additional PIK Interest on June 30, 2020. This prospectus and the letter of transmittal are being sent to, among others, all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits such holders have under the Indenture relating to the Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the Registration Rights Agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July     , 2020, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of Old Notes of the extension by a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions listed under “—Conditions to the Exchange Offer” are not satisfied or waived by us, we expressly reserve the right, at our sole discretion, by giving oral (promptly confirmed in writing) or written notice to the exchange agent:

•	to delay accepting the Old Notes;

•	to extend the exchange offer;

•	to terminate the exchange offer and not accept Old Notes not previously accepted; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change.

Conditions to the Exchange Offer

We will not accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Old Notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the issuance of the New Notes under the Securities Act.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture relating to the Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion prior to the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should follow carefully the instructions on how to tender your Old Notes. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and telephone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

There is no procedure for guaranteed late delivery of the Old Notes.

If you beneficially own Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Old Notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

Notes Represented by Global Notes Held in Book-Entry Form

All of the Old Notes were issued in book-entry form, and, with the exception of one $71,896,460 note that was transferred into definitive form, all of the Old Notes are currently represented by one or more global notes held for the account of DTC. We have confirmed with DTC that the Old Notes represented by global notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

The form of letter of transmittal for holders of Notes represented by global notes is included as Annex A-1 to this prospectus.

Notes Held in Definitive Form

If you hold your Old Notes in definitive form, you are required to physically deliver your Old Notes to the exchange agent at its address set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent,” together with a properly completed and duly executed letter of transmittal for holders of definitive notes prior to 5:00 p.m., New Your City Time, on the expiration date.

The form of letter of transmittal for holders of Notes in definitive form is included as Annex A-2 to this prospectus.

The method of delivery of the tendered Old Notes, the Letter of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. Instead of delivery by mail, we recommend that the holder use an overnight or hand delivery service.

Determinations under the Exchange Offer

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•

in the case of Old Notes issued in book-entry form and represented by global notes held for the account of DTC, a book-entry confirmation of such Old Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message; or

•	in the case of Old Notes held in definitive form, the certificate representing such Old Notes and a properly completed and duly executed letter of transmittal relating to such definitive notes.

Such New Notes will be issued promptly following the expiration of the exchange offer.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes issued in book-entry form and represented by global notes will be credited to an account maintained with DTC. The holders of any such non-exchanged Old Notes held in definitive form will receive the tendered Old Notes or a replacement Old Note in definitive form in the principal amount of such non-exchanged Old Notes. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	you are not our “affiliate” of either Issuer within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, the distribution of the New Notes.

Further, you will acknowledge and agree that that any broker-dealer or holder using the exchange offer to participate in a distribution of New Notes to be acquired in the exchange offer (i) could not under SEC policy as in effect on the date of this prospectus rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling LLC dated July 2, 1993 and similar no-action letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act if the resales are of New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from us.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective with respect to Old Notes held in book-entry form and represented by global notes, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures. For a withdrawal to be effective with respect to Old Notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 5:00 p.m., New York City Time, on the expiration date.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes held in book-entry form and represented by global notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. Any Old Notes held in definitive form that have been tendered for exchange but are not exchanged for any reason will be returned without expense to their tendering holder. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Wilmington Trust, National Association

c/o Wilmington Trust Company Rodney

Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management – 5th Floor

or by facsimile at (302) 636-4139 (Attention: Workflow Management – 5th Floor)

to confirm by email or for information at DTC@wilmingtontrust.com

Delivery of a letter of transmittal to an address other than as set forth above or transmission of a letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by electronic mail; however, we may make additional solicitation by facsimile, telephone, mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and the Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes under the exchange offer, the Old Notes you hold will continue to be subject to the existing restrictions on transfer, will continue to accrue interest but will not retain any rights under the Registration Rights Agreement, except as otherwise provided therein. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register Old Notes under the Securities Act unless the Registration Rights Agreement requires us to do so.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes.

Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to register any untendered Old Notes.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in a like principal amount. The form and terms of the New Notes are identical in all respects to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in outstanding indebtedness.

DESCRIPTION OF THE NEW NOTES

General

The definitions of certain terms used in this description are set forth under the subheading “—Certain Definitions.” In this “Description of the New Notes,” (i) the terms “we,” “our” and “us” each refer to Parent and its Subsidiaries taken together, (ii) except as described below, the term “Partnership” refers only to StoneMor Partners L.P. and not to any of its Subsidiaries, (ii) the term “Co-Issuer” refers only to Cornerstone Family Services of West Virginia Subsidiary, Inc. and not to any of its Subsidiaries and (iv) the term “Issuers” refers to the Partnership and the Co-Issuer, but not to any of their Subsidiaries. As a result of the consummation of the C-Corporation Conversion, references herein and in the Indenture to the Partnership shall refer, mutatis mutandi, to the C-Corporation other than for purposes of the definition of “Issuers” and unless otherwise provided in the Indenture or the context otherwise requires, subject to Section 8.05(k) of the Original Indenture.

The Issuers will issue new senior secured partial payment-in-kind toggle notes denominated in U.S. dollars (the “New Notes”) under the indenture, dated as of June 27, 2019, by and among the Issuers, the Guarantors party thereto, Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture (as so supplemented, the “Indenture”). Except as set forth herein, the terms of the New Notes will include those set forth in the Indenture and those made part of the Indenture pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The New Notes will be secured by the Collateral as described under “—Collateral and Security.”

The terms of the New Notes are identical in all material respects to the terms of the 9.875% / 11.500% Senior Secured PIK Toggle Notes due 2024 (the “Old Notes”) that were issued on June 27, 2019, except the New Notes will not contain transfer restrictions, Holders of New Notes will no longer have any registration rights and the Issuers will not be obligated to pay additional interest under the circumstances described in the registration rights agreement, dated as of June 27, 2019 (the “Registration Rights Agreement”), by and among the Issuers, the Guarantors party thereto and the initial purchasers of the Old Notes. The New Notes will evidence the same debt as the Old Notes exchanged therefor. The initial interest payment on the New Notes will include all accrued and unpaid interest on the Old Notes exchanged therefor, and no separate payment of accrued and unpaid interest will be made with respect to any Old Notes that are exchanged in the exchange offer. The New Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Old Notes. In addition, the New Notes will bear a different CUSIP number than the Old Notes.

The exchange offer is being made to satisfy the Issuers’ obligations under the Registration Rights Agreement. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the exchange offer, together with the New Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of Old Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Old Notes and the New Notes outstanding and all references to the New Notes shall be deemed to include the Old Notes unless the context requires otherwise. In this “Description of the New Notes,” the Old Notes and the New Notes are referred to together as the “Notes.”

The following description is only a summary of the material provisions of the Indenture, the Security Documents, the New Notes and the Note Guarantees. These descriptions are not complete and are subject to, and are qualified in their entirety by reference to, the Indenture, the Security Documents, the New Notes and the Note Guarantees, including the definitions of certain terms used therein. You should read these documents carefully to fully understand the terms of the New Notes because they, and not this description, will define your rights as Holders of New Notes. You may request copies of these documents at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the New Notes

Like the Old Notes, the New Notes will be:

•	general senior secured debt obligations of the Issuers;

•

secured on a first-priority basis by Liens on the Collateral described below under “—Collateral and Security”, subject to certain Liens permitted under the Indenture and as described in “—Certain Covenants—Limitation on Liens;”

•	senior in right of payment to all existing and any future Indebtedness of the Issuers that is by its terms subordinated in right of payment to the New Notes;

•	effectively senior to all existing and future unsecured Indebtedness of the Issuers to the extent of the value of the Collateral;

•

effectively subordinated to all existing and future Indebtedness of the Issuers that is secured by assets or properties not constituting Collateral, to the extent of the value of such assets and properties;

•	structurally subordinated to all existing and future Indebtedness of any of the Partnership’s existing and future subsidiaries that do not guarantee the New Notes; and

•

guaranteed on a senior basis by StoneMor Inc. and on a senior secured basis by substantially all of the direct and indirect subsidiaries of StoneMor Inc., subject to certain exceptions set forth in the indenture and as described below in “—Guarantees” and “—Certain Definitions.”

Guarantees

Except for certain Excluded Subsidiaries (as described in “—Certain Definitions”), StoneMor Inc. (collectively with the Subsidiary Guarantors, the “Guarantors”) and all of its Subsidiaries, including LP Sub will guarantee the New Notes. Each Issuer will also be a Guarantor with respect to the other Issuer’s obligations with respect to the New Notes.

The Guarantors will jointly and severally guarantee (the “Note Guarantees”), fully and unconditionally, on a senior basis as to StoneMor Inc. and on a senior secured basis as to the Guarantors other than StoneMor Inc., that the principal of, premium, if any, and interest on, the New Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the New Notes, if any, if lawful, and all other obligations of the Issuers to the Holders of New Notes, the Trustee or the Collateral Agent under the Indenture or the New Notes will be promptly paid in full or performed, all in accordance with the terms thereof.

The Note Guarantee of each Guarantor other than StoneMor Inc. will be:

•	a general senior secured obligation of such Guarantor; and

•	effectively senior to all existing and future unsecured Indebtedness of such Guarantor to the extent of the value of the Collateral.

The Note Guarantee of each Guarantor will be:

•	senior in right of payment to all existing and any future Indebtedness of such Guarantor that is by its terms subordinated in right of payment to such Guarantor’s Note Guarantee;

•

effectively subordinated to all existing and future Indebtedness of such Guarantor that is secured by assets or properties not constituting Collateral, to the extent of the value of such assets and properties; and

•	structurally subordinated to all existing and future Indebtedness of such Guarantor’s existing and future subsidiaries that do not guarantee the New Notes.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent its Note Guarantee from constituting a fraudulent transfer or conveyance under applicable law. This provision may not, however, be effective to protect a Note Guarantee from being voided under fraudulent transfer law or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors —Risks Related to the Exchange Offer— Any guarantees of the Notes could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the guarantees.”

No Guarantor will be entitled to any right of subrogation in relation to the Holders of New Notes in respect of any obligations guaranteed under the Indenture until payment in full of all guaranteed obligations under the Indenture. Each Guarantor will also have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders of New Notes under the Note Guarantees.

Except for any (i) consolidation, amalgamation or merger of a Subsidiary Guarantor with or into either of the Issuers or another Subsidiary Guarantor or (ii) any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor, no Subsidiary Guarantor will be permitted to sell or otherwise dispose of all or substantially all of its assets to, or consolidate with, amalgamate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another person, other than the Issuers or another Subsidiary Guarantor, unless:

(a)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(b)	either:

(1)

the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation, amalgamation or merger unconditionally assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Note Guarantee on the terms set forth therein, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and appropriate documents relating to the Collateral pursuant to agreements in form reasonably satisfactory to the Collateral Agent; or

(2)	the Net Proceeds of such sale or other disposition are applied in accordance with the provisions described in the first paragraph under “—Mandatory Redemption.”

The Note Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged:

(i)

in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation or amalgamation) to a person that is not (either before or after giving effect to such transaction) either of the Issuers or a Subsidiary that is not an Excluded Subsidiary if the sale or other disposition is expressly permitted under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions;”

(ii)

in connection with any sale or other disposition of all of the Equity Interests of that Subsidiary Guarantor to a person that is not (either before or after giving effect to such transaction) either of the Issuers or a Subsidiary that is not an Excluded Subsidiary, if the sale or other disposition is expressly permitted under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions;”

(iii)	if the Issuers designate that Subsidiary Guarantor to be an Excluded Subsidiary in accordance with the applicable provisions of the Indenture;

(iv)	upon the liquidation or dissolution of that Subsidiary Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(v)	upon legal or covenant defeasance or satisfaction and discharge of the Indenture as described in “—Legal Defeasance and Covenant Defeasance.”

Principal, Maturity and Interest

The Issuers have outstanding $346,634,496 in aggregate principal amount of Old Notes, including an aggregate of approximately $11.5 million in connection with the payment of PIK Interest (as defined below) on September 30, 2019, December 30, 2019 and March 30, 2020 and $1.5 million in payment of a portion of the consent fee in PIK Interest paid to the holders of Old Notes in connection with the execution of the Third Supplemental Indenture. The Issuers are obligated to further increase the outstanding principal amount of Old Notes by approximately $3.5 million in payment of additional PIK Interest on June 30, 2020. On each Interest Payment Date after June 30, 2020 until January 30, 2022, the Issuers may, without the consent of the Holders, increase the outstanding aggregate principal amount of the Notes or issue additional notes (the “PIK Notes”) under the Indenture having the same terms as the Notes (in each case, a “PIK Payment”). Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the New Notes” include any PIK Notes that are actually issued, and references to “principal amount” or “aggregate principal amount” of the Notes includes any increase in the principal amount or aggregate principal amount of the Notes as a result of a PIK Payment.

The Issuers shall issue the New Notes in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The New Notes will be issued under the Indenture and will mature on June 30, 2024.

Interest on the New Notes will accrue and be payable in cash at a fixed rate of 9.875% per annum (such interest payable, “Cash Interest”); provided that, at the Issuers’ option upon notice to the Trustee no later than 30 days prior to the relevant Interest Payment Date until January 30, 2022, interest on the New Notes for the relevant Interest Period may accrue and be payable at (i) a fixed rate of 7.50% in cash per annum plus (ii) a fixed rate of 4.00% per annum in the form of PIK Interest (the “PIK Interest Portion”); provided, further, that during the continuance of an Event of Default (to the extent not waived by the Required Noteholder Parties), at the option of the Required Noteholder Parties as evidenced to the Trustee in writing (and automatically upon an Event of Default specified under clauses (ii), (iii) or (viii) of the first paragraph set forth under “—Events of Default and Remedies”), the principal amount of all New Notes outstanding and, to the extent permitted by applicable law, any interest payments on the New Notes or any fees or other amounts owed under the Indenture, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) entirely in cash and payable on demand, at a rate per annum equal to 13.50%.

Notwithstanding anything in this “Description of the New Notes” or the Indenture to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for in the Indenture or in any other document executed in connection therewith, or otherwise contracted for, charged, received, taken or reserved by any Noteholder Party, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Noteholder Party in accordance with applicable law, the rate of interest payable under the Indenture, together with all Charges payable to such Noteholder Party, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Noteholder Party on subsequent payment dates to the extent not exceeding the legal limitation.

Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Subject to certain exceptions set forth in the Indenture, interest on the New Notes will be payable quarterly in arrears on the 30th day of March, June, September and December of each year, commencing on September 30, 2020 (each, an “Interest Payment Date”), and interest payments will be made to the Paying Agent for the account of the Holders of record on the 15th day of March, June, September and December of each year (each, a “Record Date”).

Notwithstanding anything to the contrary herein, we will pay accrued and unpaid interest in connection with any redemption of the Notes as described below under the captions “—Optional Redemption” and “—Mandatory Redemption” in cash.

Optional Redemption

The Issuers shall have the right at any time and from time to time to redeem the Notes in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of the Notes Multiple and not less than the Notes Minimum or, if less, the amount outstanding, subject to prior notice in accordance with the second paragraph of “—Selection and Notice”; provided that:

(i)

in the event of any optional redemption of the Notes made pursuant to this “—Optional Redemption” prior to June 27, 2021, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes, the principal amount of Notes to be redeemed, plus the Yield Maintenance Premium (as defined below) as of the applicable redemption date, plus accrued and unpaid interest up to, but excluding, the redemption date;

(ii)

in the event of any optional redemption of the Notes made pursuant to this “—Optional Redemption” on or after June 27, 2021 and prior to June 27, 2022, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes the principal amount of Notes to be redeemed, plus a premium equal to 5.00% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date;

(iii)

in the event of any optional redemption of the Notes made pursuant to this “—Optional Redemption” on or after June 27, 2022 and prior to June 27, 2023, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes the principal amount of Notes to be redeemed, plus a premium equal to 3.00% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date; and

(iv)

on or after June 27, 2023, no premium shall be due in respect of the redemption of any such Notes and the redemption price shall be the principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to, but excluding the redemption date.

Any optional redemptions of the Notes pursuant to this “—Optional Redemption” shall be applied to the remaining installments of the Notes as the Issuers may in each case direct.

“Yield Maintenance Premium” means the sum of (i) 4.0% of the aggregate principal amount of Notes redeemed, repaid or repurchased by the Issuers on or before June 27, 2021 and (ii) (a) the aggregate amount of interest, in cash, that would have accrued on such aggregate principal amount of Notes redeemed, repaid or repurchased from the date of redemption or repurchase through June 27, 2021, assuming an interest rate of 11.500% per annum, minus (b) the aggregate amount of interest, in cash, that would have accrued on the principal amount of the Notes so redeemed, repaid or repurchased, if such principal amount of Notes were reinvested for the period from the date of such redemption or repurchase until June 27, 2021 at the Treasury Rate (as defined below) plus 50 basis points. The Issuers shall calculate or cause the calculation of the Yield Maintenance Premium and the Trustee shall have no duty to calculate or verify the Issuers’ calculations thereof.

“Treasury Rate” means, as of the applicable redemption date, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Board of Directors of the Partnership (with communication of such rate to be delivered by the Issuers to the Trustee in writing), such determination to be conclusive absent manifest error, that on the date three Business Days prior to the date of redemption, is the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term most nearly equal to the period from such redemption date to June 27, 2021. If the redemption is in connection with a satisfaction and discharge or defeasance of the Indenture, the applicable Treasury Rate shall be computed as of the date that funds are irrevocably deposited with the Trustee to pay the amounts related thereto, as set forth in the Indenture.

Mandatory Redemption

The Issuers shall apply all Net Proceeds (as defined below) and Extraordinary Receipts (as defined below) on or prior to the date which is five Business Days after the date of the realization or receipt thereof by the

Partnership or any Subsidiaries, to redeem Notes at 100% of the principal amount, plus accrued and unpaid interest up to, but excluding, the date of redemption in accordance with the third paragraph of this “—Mandatory Redemption” plus the applicable prepayment premiums specified in “—Optional Redemption” (it being understood that (i) such prepayment premiums shall not be payable in the case of the first $55.0 million of Excluded Net Proceeds (as defined below) and (ii) any redemption of the Notes using the remaining Excluded Net Proceeds shall be at a redemption price of 102.00% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the date of redemption).

Not later than five Business Days after the date on which the annual financial statements are, or are required to be, delivered pursuant to clause (i) of “—Certain Covenants—Financial Statements, Reports, etc.” with respect to each Excess Cash Flow Period (as defined below), the Issuers shall calculate Excess Cash Flow (as defined below) for such Excess Cash Flow Period and such calculation will be set forth in an Officer’s Certificate delivered to the Trustee and the Holders setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required redemption in respect thereof and the calculation thereof in reasonable detail, along with a notice of mandatory redemption calling the Notes for partial redemption as provided in the next sentence. The Issuers will effect a mandatory redemption of the Notes on at least five days, or in the case of Global Notes, as required by the procedures of the Depository, but not more than 30 days’ notice to Holders of the Notes and the Trustee in an amount equal to (i) 75% of such Excess Cash Flow, with respect to any Excess Cash Flow Period, minus (ii) the amount of any optional redemptions of Notes during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any optional redemptions of Notes after the end of such Excess Cash Flow Period but before the date of redemption under this paragraph) to redeem Notes at 100% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the redemption date in accordance with “—Selection and Notice”, “—Optional Redemption” and the other redemption provisions set forth herein and in the Indenture (it being understood that the prepayment premiums specified in “—Optional Redemption” shall not be payable with respect to any Excess Cash Flow Period).

Redemptions of the Notes from all Net Proceeds or Extraordinary Receipts pursuant to the first paragraph of this “—Mandatory Redemption” and Excess Cash Flow pursuant to the second paragraph of this “—Mandatory Redemption” shall be applied so that the aggregate amount of such redemption is allocated among the Notes by lot in accordance with the Depository’s procedures based on the aggregate principal amount of outstanding Notes, with the application thereof to reduce in direct order amounts due on the succeeding Interest Payment Dates under such Notes.

In the event of any mandatory redemption required to be made pursuant to clause (ii) of the definition of “Net Proceeds” set forth below, or if the Notes are accelerated or otherwise become due prior to their stated maturity pursuant to the provisions described in “—Events of Default and Remedies” following the occurrence of any Event of Default, prior to June 27, 2021, the Issuers shall pay to the Paying Agent for the account of the applicable Holders with respect to such Notes the applicable prepayment premium specified in “—Optional Redemption” applicable to such Notes on such date.

“Excess Cash Flow” means, with respect to the Partnership and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, the Operating Cash Flow Amount of the Partnership on a consolidated basis as of the last day of the Excess Cash Flow Period, minus, without duplication:

(i)

to the extent not already included in the Operating Cash Flow Amount, Debt Service for such Excess Cash Flow Period and the amount of any Net Proceeds or Extraordinary Receipts which have been used to redeem the Notes pursuant to the first paragraph of “—Mandatory Redemption”; provided that, with respect to any such amounts to be paid after the close of such Excess Cash Flow Period that are deducted in such Excess Cash Flow Period, any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period;

(ii)	the amount of any voluntary redemption or repayment permitted under the Indenture of term Indebtedness during such Excess Cash Flow Period (other than any voluntary redemption of the Notes,

which shall be the subject of clause (ii) of the second paragraph under “—Mandatory Redemption”) and the amount of any voluntary payments of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments during such Excess Cash Flow Period to the extent an equal amount of loans thereunder was simultaneously repaid, so long as the amount of such redemption or repayment is not already reflected in Debt Service;

(iii)

Capital Expenditures by the Partnership and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash in an amount not to exceed $20.0 million; provided that, for the avoidance of doubt, any amount so deducted in such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(iv)

to the extent not already included in the Operating Cash Flow Amount, amounts paid in cash during such Excess Cash Flow Period on account of reserves or accruals established in purchase accounting; and

(v)

to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created under any Note Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith.

“Excess Cash Flow Period” means each fiscal year of the Partnership, commencing with the fiscal year of the Partnership that commenced on January 1, 2019.

“Excluded Net Proceeds” means Net Proceeds from all Dispositions completed after the Indenture Closing Date in an amount not to exceed $155.0 million in the aggregate.

“Extraordinary Receipts” means 100% of the cash proceeds received by or paid to the Partnership or any Subsidiary not in the ordinary course of business consisting of federal, state or local Tax refunds (other than resulting from overpayment), judgments, proceeds of settlements, condemnation awards, insurance or other proceeds from losses, damage or destruction of any asset or assets and indemnity payments, in each case, net of (i) such amounts that are required to be remitted to a third person or are insurance or condemnation proceeds that are required to be reinvested in the business or to be used to restore any asset subject to a casualty event, in each case as a result of applicable law or regulation, (ii) documented attorneys’ fees, accountants’ fees and other reasonable fees and expenses incurred or payable in connection therewith, (iii) Taxes paid or payable (in the good faith determination of the Issuers) as a result thereof and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to any liabilities related thereto (other than any taxes deducted pursuant to clause (ii) or (iii) above).

“Net Proceeds” means:

(i)

100% of the cash proceeds actually received by the Partnership or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition (other than under clauses (i), (ii), (iii), (v), (ix), (x) or (xi) under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions”) or Casualty Event, net of (a) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Note Documents), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (b) Taxes paid or reasonably estimated to be payable as a result thereof (provided that, if the amount of any such estimated Taxes exceeds the amount of Taxes actually required to be paid in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net

Proceeds at the time such Taxes are actually paid) and (c) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) related to any of the applicable assets and (2) retained by the Partnership or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that 20% of any Excluded Net Proceeds in excess of $55.0 million after the Indenture Closing Date shall not constitute “Net Proceeds” unless and until the Partnership or any Subsidiary has failed to reinvest such proceeds in assets of the general type used or useful in the business of the Partnership and its Subsidiaries (including in connection with an acquisition), on or before the date that is 360 days following receipt of such proceeds by the Partnership or any of its Subsidiaries; provided, further, that the Partnership may elect, in its sole discretion, to treat such cash proceeds as “Net Proceeds” prior to the expiration of such 360-day period; and

(ii)

100% of the cash proceeds from the incurrence, issuance or sale by the Partnership or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

Selection and Notice

In the event that fewer than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (if such listing is known to the Trustee) or, if such Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and in accordance with the applicable procedures of DTC; provided that no Notes of a principal amount of $1.00 or less will be redeemed in part (for the avoidance of doubt any redemption for all and less than all Notes shall be subject to the applicable procedures of DTC unless such method is otherwise prohibited). A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon delivery of the original Note to the Paying Agent and cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent funds in U.S. legal tender in satisfaction of the applicable redemption price pursuant to the Indenture.

Prior to any mandatory redemption of the Notes pursuant to the provisions described in the first two paragraphs under “—Mandatory Redemption” or any optional redemption of the Notes pursuant to “—Optional Redemption”, the Issuers shall notify the Trustee and the Holders in writing no less than 10 days or more than 60 days before the scheduled date of such redemption, (i) specifying such redemption date, (ii) specifying the outstanding principal amount of such Notes to be redeemed on such date, (iii) specifying the accrued interest and redemption price applicable to the redemption and (iv) stating the applicable provision of the Indenture pursuant to which such redemption is to be made; provided that a notice of redemption may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or transactions, in which case such notice may be revoked or the redemption date delayed by the Issuers if such condition is not satisfied. Upon written request of the Issuers delivered at least two Business Days in the case of Global Notes and five Business Days in the case of Definitive Notes prior to the date on which notice is to be sent to Holders (or such shorter period as is acceptable to the Trustee) and at the Issuers’ sole expense, the Trustee shall send to each Holder of Notes to be so redeemed, by first-class mail at his or her last address, or deliver such notice through the applicable procedures of DTC in the case of Global Notes, as the same appears on the registry books maintained by the Registrar pursuant to the relevant provisions of the Indenture, a copy of the notice of redemption required to be delivered to the Trustee pursuant to this paragraph.

Paying Agent and Registrar

The Trustee will initially act as the paying agent (the “Paying Agent”) and the registrar (the “Registrar”) with respect to the New Notes. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of New Notes. The Partnership or any of its domestically organized Subsidiaries may act as the Paying Agent or the Registrar.

Transfer and Exchange

A Holder may transfer or exchange the New Notes in accordance with the provisions of the Indenture. The Registrar may require a Holder of New Notes to furnish appropriate endorsements and a transferee letter in connection with a registration of transfer or exchange of New Notes. No service charge shall be made for any registration of transfer or exchange of New Notes, but we may require payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge payable in connection therewith. We shall not be required to make, and the Registrar will not need to register, transfers or exchanges of New Notes selected for redemption (except, in the case of New Notes to be redeemed in part, the portion thereof not to be redeemed) or of any New Notes for a period of 15 days before a selection of New Notes to be redeemed. The New Notes will be issued in registered form.

Collateral and Security

Collateral Generally

The obligations of the Issuers under the Indenture and the New Notes and the Guarantors’ Note Guarantees with respect to the New Notes will be secured by a first priority Lien on and security interest (subject to certain Permitted Liens as described in “—Certain Covenants—Limitation on Liens”) in the Collateral granted to the Collateral Agent for the benefit of the Holders of the New Notes. The Collateral will include substantially all of the Issuers’ and the Guarantors’ assets, whether now owned or hereafter acquired, excluding certain assets as described below in “—Collateral and Security—Limitations on Collateral.”

Certain Limitations on the Collateral

The Collateral securing the New Notes will not include any of the following (the “Excluded Property”):

(i)

all Trust Accounts, together with any proceeds of an Issuer’s or a Subsidiary Guarantor’s (each, a “Grantor”) Receivables that are required by law to be placed into a Trust Account for the benefit of the applicable account debtors and all such funds held in Trust Accounts from time to time (but excluding, in any case, such funds that any Grantor has a right to demand payment of, or is otherwise entitled to a distribution of, or any rights of any Grantor in respect thereof, whether the corpus, income or proceeds of a Trust Account, in each case, in accordance with applicable law, and such right shall not be deemed to be Excluded Property, but shall instead be treated for all purposes under the Collateral Agreement as a General Intangible or Account (each as defined in the UCC), as applicable);

(ii)	Excluded Securities;

(iii)

assets (including rights) that may not be pledged as a matter of law or without prior approval of any Governmental Authorities (unless such approval has been obtained and except to the extent such law would be rendered ineffective with respect to the creation of the security interest under the Collateral Agreement pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the legal prohibitions described in this clause (iii) shall no longer be applicable;

(iv)	motor vehicles and similar assets subject to a certificate of title in the United States;

(v)	Excluded Real Property;

(vi)

United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vii)

any lease, license, contract, permit, authorization or agreement to which any Grantor is a party or any of its rights or interests thereunder if and to the extent and for so long as the grant of a security interest therein, or in any assets or rights which are the subject thereof, shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (b) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, permit, authorization or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Agreement pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibitions described in this clause (vii) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, permit, authorization or agreement not subject to the prohibitions specified above without further action of any party;

(vii)	margin stock; and

(ix)

those assets (including owned or leased real property that is not included in the definition of “Excluded Real Property”) as to which the Required Noteholder Parties determine (with communication of such determination, if any, to be delivered to the Issuers by the Trustee at the direction of the Required Noteholder Parties) that the cost or other consequences of obtaining such security interest are likely to be excessive in relation to the value to be afforded thereby.

After-Acquired Collateral

Subject to certain limitations and exceptions, if any asset is acquired by the Issuers or any Subsidiary Guarantor or owned by an entity at the time it becomes a Subsidiary Guarantor, in each case, it will be required to execute and deliver such documentation and to take such actions to cause such asset to be subject to a Lien securing the Note Obligations and to add such after-acquired collateral to the Collateral, and thereupon all provisions of the Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

Further Assurances

The Issuers and the Subsidiary Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages (or Mortgage Amendments) and other documents), that the Trustee or Collateral Agent (in each case, acting at the direction of the Required Noteholder Parties) may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied (subject to applicable Cemetery Laws), all at the expense of the Note Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Cash Management Systems

Within 60 days after any person becomes a Subsidiary Guarantor after the Indenture Closing Date (or such longer period as the Required Noteholder Parties may agree in their reasonable discretion (with communication of such agreement, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing)), such

Subsidiary Guarantor shall enter into a Control Agreement with respect to all cash and Permitted Investments maintained in Deposit Accounts and Securities Accounts of such Subsidiary Guarantor, other than cash and Permitted Investments maintained in Excluded Accounts. It is understood and agreed that the proceeds of the Notes shall be held in a Deposit Account subject to a Control Agreement pending application for any purpose permitted under the Indenture.

At any time after the occurrence and during the continuance of a Control Triggering Event, the Collateral Agent (acting at the written request of the Trustee, which will act at the written direction of the Required Noteholder Parties delivered in accordance with the Indenture) shall have the right to deliver an Activation Notice (or similar term, as defined in each Control Agreement) with respect to each Controlled Account. After delivery of an Activation Notice (or similar term, as defined in each Control Agreement), the Collateral Agent shall comply with the written instructions of the Trustee (acting at the direction of the Required Noteholder Parties delivered in accordance with the Indenture) with respect to credits and transfers from the applicable Controlled Accounts.

The Issuers and Subsidiary Guarantors may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution subject to the applicable requirements described in the first paragraph of this “—Collateral and Security—Cash Management Systems.”

So long as no Control Triggering Event has occurred and is continuing, the Issuers and the Subsidiary Guarantors may direct the manner of disposition of funds in all Controlled Accounts.

The Collateral Agent (acting at the written request of the Trustee, which will act at the written direction of the Required Noteholder Parties delivered in accordance with the Indenture) shall promptly (but in any event within one Business Day of obtaining knowledge thereof) (a) furnish written notice to each person with whom a Controlled Account is maintained of any termination of a Control Triggering Event or (b) take such other action and execute such other documents as may be reasonably requested by the Issuers or the applicable Subsidiary Guarantor in connection with any termination of a Control Triggering Event.

Release of Collateral

The Indenture provides that the Liens granted to the Collateral Agent by the Note Parties on any Collateral (including any Controlled Accounts) shall be automatically released:

(i)	in full upon the occurrence of the Termination Date or discharge, legal defeasance or covenant defeasance of the Indenture as described in “—Legal Defeasance and Covenant Defeasance;”

(ii)	upon the Disposition of such Collateral by any Note Party to a person that is not (and is not required to become) a Note Party in a transaction expressly permitted by the Indenture;

(iii)	to the extent that such Collateral comprises property leased to a Note Party, upon termination or expiration of such lease;

(iv)

if the release of such Lien is approved, authorized or ratified in writing by the Required Noteholder Parties (or such other percentage of the Noteholder Parties whose consent may be required in accordance with the provisions set forth under “—Amendments and Waivers”);

(v)

to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Note Guarantees in accordance with the provisions set forth in the final paragraph under “—Guarantees” or the succeeding paragraph below; and

(vi)

as required by the Trustee to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent or the Trustee pursuant to the Security Documents. Any such release shall not in any manner discharge, affect or impair the Note Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Note Parties in respect of)

all interests retained by the Note Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Note Documents.

In addition, a Guarantor shall be automatically released from its Note Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to exist or constitute a Subsidiary or otherwise becoming an Excluded Subsidiary in a transaction expressly permitted by the Indenture.

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, as discussed further below, the Holders of the Notes will not be entitled to receive post-petition interest or applicable fees, costs, expenses, or charges to the extent the amount of the obligations due under the Notes exceeds the value of the Collateral (after taking into account all other first- priority debt that is also secured by the Collateral), or any “adequate protection” on account of any undersecured portion of the Notes.

Certain Bankruptcy Limitations

The right of the Collateral Agent to foreclose upon, repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by any Bankruptcy Law in the event that any bankruptcy case or other insolvency or liquidation proceeding were to be commenced by or against the Issuers or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral (and in some cases, even after). Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from foreclosing upon or repossessing its security from a debtor in a bankruptcy case or from disposing of previously repossessed security without prior bankruptcy court approval (which may not be given under the circumstances).

In view of the broad equitable powers of a U.S. bankruptcy court and the lack of a precise definition of the meaning of “adequate protection,” it is impossible to predict whether or when payments under the Notes could be made following the commencement of a bankruptcy case (or the length of the delay in making any such payments), whether or when the Collateral Agent could or would repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits the payment and/or accrual of post-petition interest, expenses, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case only to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the outstanding aggregate principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured “deficiency” claims with respect to such shortfall, which deficiency claims would not need to be adequately protected during a bankruptcy case.

Certain Covenants

The Indenture contains certain covenants including, among others, the following:

Payment of Notes

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent (if other than the Trustee), if other than the Issuers or a Subsidiary, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) a written order, pursuant to the provisions described below in “—Certain Covenants—Maintenance of Office or Agency,” from the Issuers signed by a Responsible Officer to increase the balance of any Global Note to reflect such PIK Interest or (ii) a PIK Note duly executed by the Issuers together with a written order, pursuant to the provisions described below in “—Certain Covenants—Maintenance of Office or Agency,” of the Issuers signed by a Responsible Officer requesting the authentication of such PIK Note by the Trustee.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful and shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Maintenance of Office or Agency

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and the Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with the provisions described in “—Certain Covenants—Existence, Business and Properties;” provided that no office of the Trustee shall be an office or agency of the Issuers or Guarantors for the purpose of service of legal process on the Issuers or any Guarantor.

Existence, Business and Properties

Each of the Issuers will, and will cause each Subsidiary Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and all rights and franchises, licenses and permits, except, in the case of a Subsidiary of the Partnership, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions,” and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Partnership or a Wholly Owned Subsidiary of the Partnership in such liquidation or dissolution; provided that Subsidiary Guarantors may not be liquidated into Subsidiaries that are not Note Parties (except as permitted under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions”).

Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, each of the Issuers will, and will cause each Subsidiary Guarantor to, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by the Indenture).

Insurance

The Issuers will, and will cause each of the Subsidiary Guarantors to, (i) maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and consistent with past practice or industry practices and (ii) cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Partnership and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

In connection with the covenants set forth in this “—Certain Covenants—Insurance,” it is understood and agreed that:

(i)

the Trustee, the Collateral Agent, the Noteholder Parties and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this “—Certain Covenants—Insurance,” it being understood that (a) the Note Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (b) such insurance companies shall have no rights of subrogation against the Trustee, the Collateral Agent, the Noteholder Parties or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Partnership, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Trustee, the Collateral Agent, the Noteholder Parties and their agents and employees;

(ii)

the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this “—Certain Covenants—Insurance” shall in no event be deemed a representation, warranty or advice by the Collateral Agent, the Trustee or the Noteholder Parties that such insurance is adequate for the purposes of the business of the Partnership and the Subsidiaries or the protection of their properties; and

(iii)

the amount and type of insurance that the Partnership and the Subsidiaries had in effect as of the Indenture Closing Date satisfied for all purposes the requirements of this “—Certain Covenants— Insurance.”

Taxes

Each of the Issuers will, and will cause each Subsidiary Guarantor to, pay its obligations in respect of all Taxes before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Partnership or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Financial Statements, Reports, etc.

Until the Termination Date (unless the Required Noteholder Parties otherwise consent in writing), the Issuers will furnish to the Trustee:

(i)

within 95 days after the end of each fiscal year, a consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity showing the financial position of the C-Corporation and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity will be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion will not be qualified as to scope of audit or as to the status of the C-Corporation or any Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the C-Corporation and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery of annual reports on Form 10-K of the C-Corporation and the consolidated Subsidiaries will satisfy the requirements of this clause (i) to the extent such annual reports include the information specified herein);

(ii)

within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity showing the financial position of the C-Corporation and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which will be in reasonable detail, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity will be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of comprehensive income, cash flows and stockholders’ equity will be certified by a Financial Officer on behalf of the C-Corporation as fairly presenting, in all material respects, the financial position and results of operations of the C-Corporation and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery of quarterly reports on Form 10-Q of the C-Corporation and the consolidated Subsidiaries will satisfy the requirements of this clause (ii) to the extent such quarterly reports include the information specified herein);

(iii)

all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1 .03, 2.01, 2.03, 2.04, 2.05, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02(b) and (c)(l) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) (but excluding, for the avoidance of doubt, financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information required pursuant to clauses (a) and (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined by the Partnership in good faith, which determination will be conclusive)) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations);

(iv)

concurrently with any delivery of financial statements under clause (i) or (ii) above, an Officer’s Certificate of a Financial Officer of the C-Corporation (a) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this clause (iv) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) setting forth computations in reasonable detail demonstrating compliance with the Financial Covenants;

(v)

within 35 days after the end of each fiscal month, the consolidated balance sheet and related statements of income or operations, shareholders’ equity or partners’ capital and cash flows of the C-Corporation and the Subsidiaries as of the end of and for such month and the then elapsed portion of the fiscal year, presenting fairly in all material respects the financial condition and results of operations of the C-Corporation and the Subsidiaries on a consolidated basis prepared in a manner consistent with the most recent monthly internal financial statements and reporting plan provided to the initial purchasers of the Old Notes prior to the Indenture Closing Date, subject to normal quarterly and/or year-end audit adjustments and the absence of footnotes, and monthly cash flow forecasts for the next 12 months following the end of such month with a qualitative and quantitative variance analysis (with respect to both the actual cash flows of the prior month and the forecast delivered with respect to the prior month) and weekly cash flow forecasts for the next 13 weeks, in each case, using reasonable assumptions and in form and scope substantially consistent with the information provided prior to the Indenture Closing Date to the initial purchasers of the Old Notes;

(vi)

promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Required Noteholder Parties, other materials filed by the C-Corporation or any of the Subsidiaries with the SEC or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (vi) will be deemed delivered for purposes of the Indenture when posted to the website of the C-Corporation (or any Parent Entity) or the website of the SEC;

(vii)

within 60 days (or such later date as the Required Noteholder Parties (with communication of such extension, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing) may agree in their discretion) after the beginning of each fiscal year (commencing with the fiscal year commencing on January 1, 2020), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the C-Corporation and the Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income of the C-Corporation and the Subsidiaries for the following fiscal year (collectively, the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer to the effect that the Budget is based on assumptions believed by the C-Corporation to be reasonable as of the date of delivery thereof;

(viii)

promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the C-Corporation or any of the Subsidiaries, or compliance with the terms of any Note Document as in each case the Required Noteholder Parties may reasonably request (for itself or on behalf of any Noteholder Party);

(ix)

at a time determined by the Issuers after delivery of the financial statements required pursuant to clauses (i) or (ii) above (but not later than ten Business Days after such delivery), the C-Corporation will cause appropriate Financial Officers or other officers with reasonably equivalent duties of the Issuers to participate in one conference call for the Noteholder Parties to discuss the financial condition and results of operations of the C-Corporation and the Subsidiaries for the most recently ended fiscal period and, prior to the date of each such conference call, will announce the time and date of such conference call and either include all information necessary to access the call or inform Noteholder Parties how they can obtain such information, including, without limitation, the applicable password or login information (if applicable); provided that to the extent the C-Corporation hosts a quarterly conference call for the holders of its equity securities, the Issuers’ participation in such conference call will satisfy the requirements of this clause (ix) so long as the Noteholder Parties are provided notice of such conference call;

(x)

in the event that any Parent Entity reports on a consolidated basis, such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clauses (i), (ii) and (iii) above for the C-Corporation (together with a reconciliation showing the adjustments necessary to determine compliance by the C-Corporation and the Subsidiaries with the Financial Covenants, if applicable) will satisfy the requirements of such clauses; and

(xi)

within 95 days after the end of each fiscal year, a current list of all cemeteries, crematories and funeral homes owned or leased by the Note Parties, in form substantially consistent with the information provided prior to the Indenture Closing Date to the initial purchasers of the Old Notes and containing such detail as may be reasonably requested by the Required Noteholder Parties.

In addition to providing such information and reports to the Trustee, the Issuers will make available to the Noteholder Parties the information required to be provided pursuant to the foregoing clauses (i) through (xi) of this covenant, the covenant set forth under “—Certain Covenants—Litigation and other Notices” and clause (x) under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions”, by posting such information to its website (or the website of any Parent Entity) or on IntraLinks or any comparable password protected online data system or website (the “Platform”). Delivery of reports, information and documents to the Trustee pursuant to this covenant, certain other affirmative covenants set forth in the Indenture and the covenants described in “Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions” is for informational purposes only, and the Trustee’s receipt thereof will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely conclusively on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of the Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

All financial statements furnished to Noteholders pursuant to clauses (i), (ii) and (vi) of the first paragraph above (the “Public Noteholder Party Information”) will be made available through a portion of the Platform designated “Public Noteholder Party” as contemplated by the Indenture.

In addition, the requirements of this covenant will be deemed to have been satisfied by (i) the filing with the SEC of the information required by this covenant that otherwise satisfy the requirements set forth above and/or the posting of reports that would be required to be provided to the Trustee and the Holders on the Issuers’ website at times that otherwise satisfy the time requirements set forth above; provided that, in the case of delivery to the Trustee, such website is a publicly available, non-password protected site.

Litigation and Other Notices

The Issuers will furnish to the Trustee written notice of the following promptly after any Responsible Officer of the Issuers obtains actual knowledge thereof:

(i)	any condition or event that constitutes any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)

the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Partnership or any of the Subsidiaries which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(iii)	any other event, development or change specific to the Partnership or any of the Subsidiaries that has, or would reasonably be expected to have, a Material Adverse Effect;

(iv)	the occurrence of any change in the board of directors (or similar governing body) of the Partnership;

(v)	promptly after the occurrence thereof, written notice of any Casualty Event to any material portion of the Collateral that could reasonably be expected to result in a Material Adverse Effect; and

(vi)

any noncompliance by Partnership or any of the Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (a) have a Material Adverse Effect or (b) cause any Mortgaged Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

Maintenance of Trust Funds and Trust Accounts

The Issuers will, and will cause each of the Subsidiary Guarantors to, (i) deposit in the appropriate Trust Account all applicable Trust Funds in compliance in all material respects with applicable law and in accordance with a conservative investment strategy focused on generating current income, (ii) establish and maintain all of the funding obligations of each of the Trust Accounts in compliance in all material respects with applicable law, (iii) establish and maintain diversification and concentration guidelines for making such investments, provided that (a) no such investments shall be made in options or derivatives (or in mutual funds or exchange traded funds that employ leverage, options or derivatives as part of their primary investment strategy), (b) no more than 20% of the total investments in the Trust Funds shall be invested in equity securities (based on the allocation at the time of purchase of any such equity securities and excluding the securities of mutual funds that invest in debt securities), (c) no investments shall be made in any Affiliate of the Partnership or C-Corporation or in any fund or asset controlled or managed by any Affiliate of the Partnership or the C-Corporation and (d) no more than 15% of the total investments of the Trust Funds shall be invested in private credit funds (based on the net asset value of such private credit funds at the time of commitment of funding of such private credit funds and other than prior funded and unfunded commitments to private credit funds existing as of the Indenture Closing Date), (iv) maintain a committee of the Board to approve all investments and trust policies (“Trust Committee”) that either (a) shall include Andrew Axelrod, Joe Redling and an independent director not designated by Axar Capital Management, L.P. or (b) if there has been any change to the initial Trust Committee after the Indenture Closing Date, shall be composed of a majority of independent directors not designated by Axar Capital Management, L.P. and (v) not engage in any extraordinary withdrawals of amounts contained in the Trust Accounts.

Compliance with Terms of Leaseholds

The Issuers will, and will cause each of the Subsidiary Guarantors to, (i) make all payments and otherwise perform all material obligations in respect of the Archdiocese Lease, keep the Archdiocese Lease in full force and effect, not allow the Archdiocese Lease to be terminated as a result of its actions and notify the Trustee of any default by any party to the Archdiocese Lease, (ii) make all payments and otherwise perform all obligations in respect of all other leases of real property to which any Note Party or any of its Subsidiaries is a party, keep all such other leases in full force and effect, not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled and notify the Trustee of any default by any party with respect to such leases, except, in any case under this “—Certain Covenants—Compliance with Terms of Leaseholds,” where the failure to do any of the foregoing in this clause (ii), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (iii) cooperate with the Trustee and/or the Required Noteholder Parties in all respects to cure any default under (a) the Archdiocese Lease or (b) such other leases that could reasonably be expected to result in a Material Adverse Effect.

Maintenance of Ratings

The Issuers will, and will cause each of the Subsidiary Guarantors to, use commercially reasonable efforts to maintain a public corporate family rating of the Partnership and maintain the rating of the Notes originally obtained in connection with the offering of the Old Notes (but not maintain a specific rating), in each case from each of Moody’s and S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Issuers of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Amendment of Commitment Letter

The Issuers will, and will cause each of the Subsidiary Guarantors to, not amend or waive any provision of the Equity Commitment Letter in any manner adverse to the interests of the Noteholder Parties, as determined in good faith by a majority of the members of the Board of Directors of the C-Corporation who are “independent” within the meaning of the listing standards of the New York Stock Exchange, without the prior written consent of the Required Noteholder Parties.

Rights Offering

The Issuers will, and will cause each of the Subsidiary Guarantors to, use its best efforts to effectuate the Rights Offering (as such term is defined in the Equity Commitment Letter) as promptly as practicable with an Expiration Time (as such term is defined in the Equity Commitment Letter) no later than July 24, 2020, subject to the terms and conditions set forth in the Equity Commitment Letter.

Proceeds of Sale of Equity Interests

The Issuers will, and will cause each of the Subsidiary Guarantors to, receive proceeds of the sale of Equity Interests in the C-Corporation of not less than $8.2 million on or prior to July 31, 2020.

Limitation on Indebtedness

The Issuers will not, and will not permit any of the Subsidiaries to, incur, create, assume or permit to exist any Indebtedness, except:

(i)

Indebtedness existing on the Indenture Closing Date (and set forth on a schedule to the Indenture to the extent consisting of non-intercompany Indebtedness) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Partnership or any Subsidiary);

(ii)

Indebtedness created under the Note Documents or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms of the Indenture (including any Guarantee thereof) as well as the New Notes;

(iii)

Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Partnership or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business and consistent with past practice or industry practices;

(iv)

Indebtedness of the Issuers to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Issuers or any other Subsidiary Guarantor; provided that such Indebtedness under this clause (iv) shall be unsecured and subordinated in right of repayment to the Notes on terms reasonably satisfactory to the Required Noteholder Parties;

(v)

Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business and consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and consistent with past practice or industry practices;

(vi)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services, in each case incurred in the ordinary course of business and consistent with past practice or industry practices;

(vii)

Capital Lease Obligations and any other Indebtedness incurred by the Partnership or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under “—Certain Covenants— Limitation on Sale and Lease-Back Transactions” and any Permitted Refinancing Indebtedness in respect thereof;

(viii)

Guarantees (a) by either of the Issuers or any Subsidiary Guarantor of any Indebtedness of the Issuers or any Subsidiary Guarantor permitted to be incurred under the Indenture and (b) by either of the Issuers or any Subsidiary Guarantor of Indebtedness otherwise permitted under the Indenture of any Subsidiary that is not a Subsidiary Guarantor to the extent such Guarantees are permitted under “—Certain Covenants—Limitation on Investments, Loans and Advances” (other than clause (14) thereof); provided that Guarantees by the Issuers or any Subsidiary Guarantor under this clause (viii) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person will be expressly subordinated to the Note Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(ix)

Indebtedness arising from agreements of the Partnership or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn- outs), in each case, incurred or assumed in connection with the Transactions, other Investments or the disposition of any business, assets or a Subsidiary expressly permitted by the Indenture;

(x)

Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(xi)

Indebtedness in respect of cash collateralized letters of credit and obligations owed to credit card companies in an aggregate face amount not to exceed $35.0 million, including any cash collateralized letters of credit outstanding on the date hereof;

(xii)

Indebtedness incurred in the ordinary course of business in respect of obligations of the Partnership or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and consistent with past practice or industry practices and not in connection with the borrowing of money or any hedging agreement;

(xiii)

Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business and consistent with past practice or industry practices; and

(xiv)

all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post- petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xiii) above or refinancings thereof.

Limitation on Liens

Each of the Issuers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Partnership or any Subsidiary at the time owned by it, except the following (collectively, “Permitted Liens”):

(i)

Liens on property or assets of the Partnership and the Subsidiaries existing on the Indenture Closing Date, and to the extent securing Indebtedness set forth on a schedule to the Indenture, and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Indenture Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted under “—Certain Covenants— Limitation on Indebtedness”) and shall not subsequently apply to any other property or assets of the Partnership or any Subsidiary other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof;

(ii)	any Lien created under the Note Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(iii)

Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with the covenants described under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions;”

(iv)

Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Partnership or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(v)

(a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Partnership or any Subsidiary;

(vi)

deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(vii)

zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Partnership or any Subsidiary;

(viii)

Liens arising out of Sale and Lease-Back Transactions permitted under “—Certain Covenants— Limitation on Sale and Lease-Back Transactions” or other transactions permitted by clause (vii) under “—Certain Covenants—Limitation on Indebtedness”, so long as such Liens attach only to the property sold and being leased or being subject to such Capital Lease Obligations in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(ix)	Liens securing judgments that do not constitute an Event of Default under clause (x) under “—Events of Default and Remedies;”

(x)

with respect to any Mortgaged Property, Liens disclosed by the applicable title insurance policy delivered prior to, on or subsequent to the Indenture Closing Date pursuant to the post-closing and further assurances and additional security affirmative covenants of the Indenture and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by the Indenture;

(xi)	any interest or title of a lessor or sublessor under any leases or subleases entered into by the Partnership or any Subsidiary in the ordinary course of business;

(xii)

Liens in the ordinary course of business and consistent with past practice that are contractual rights of set-off (and related pledges) (a) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Partnership or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practice, including with respect to credit card charge-backs and similar obligations or (c) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Partnership or any Subsidiary;

(xiii)

Liens incurred in the ordinary course of business and consistent with past practice or industry practices (a) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (b) attaching to commodity trading accounts or other commodity brokerage accounts, (c) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred and not for speculative purposes, (d) in respect of Third Party Funds or (e) in favor of credit card companies pursuant to agreements therewith;

(xiv)

Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under clauses (v), (x) or (xi) under “—Certain Covenants—Limitation on Indebtedness” and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(xv)

Leases, subleases, non-exclusive licenses or non-exclusive sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business and not interfering in any material respect with the business of the Partnership or any of the Subsidiaries, which may include leases of billboards, leases for “solar farms,” non-surface leases for oil and gas, land leases for cell tower use and farming leases over excess land;

(xvi)

Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and consistent with past practice or industry practices;

(xvii)

Liens solely on any cash earnest money deposits made by the Partnership or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted to be made under “—Certain Covenants—Limitation on Investments, Loans and Advances;”

(xviii)

Liens with respect to property or assets of any Subsidiary that is not a Note Party securing obligations of a Subsidiary that is not a Note Party permitted under “—Certain Covenants— Limitation on Indebtedness;”

(xix)

Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions to the extent the relevant Indebtedness is permitted to be incurred under “—Certain Covenants—Limitation on Indebtedness;”

(xx)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(xxi)

agreements to subordinate any interest of the Partnership or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Partnership or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business and consistent with past practice;

(xxii)	Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(xxiii)	Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (iii) of the definition thereof;

(xxiv)

Liens on cash or Permitted Investments securing letters of credit and obligations owed to credit card companies permitted by clauses (x) or (xi) under “—Certain Covenants—Limitation on Indebtedness;” provided that such cash and Permitted Investments do not exceed 110% of the stated face amount of such letters of credit secured thereby;

(xxv)	Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(xxvi)	in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(xxvii)

Liens securing Indebtedness or other obligation (a) of either of the Issuers or a Subsidiary Guarantor in favor of the Issuers or any Subsidiary Guarantor and (b) of any Subsidiary that is not a Note Party in favor of any Subsidiary that is not a Note Party; provided that, in the case of this clause (b), such Liens are on property that does not constitute Collateral;

(xxviii)

Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Partnership or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices; provided that such Lien secures only the obligations of the Partnership or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under “—Certain Covenants—Limitation on Indebtedness;”

(xxix)	Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Partnership or any of the Subsidiaries in the ordinary course of business;

(xxx)	any Lien or other restriction on the use of property (including cash) deposited in any Trust Fund, to the extent imposed by law or by the terms of the agreement governing such Trust Fund; and

(xxxi)

Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (a) such person becomes a Subsidiary of the Partnership or (b) such person or such property is acquired by the Partnership or any Subsidiary; provided that (1) such Liens do not extend to any other assets of the Partnership or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property), (2) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof), (3) such Liens were not incurred in contemplation of such person becoming a Subsidiary and (4) such Liens secure Indebtedness otherwise permitted to be incurred under “—Certain Covenants—Limitation on Indebtedness.”

Limitation on Sale and Lease-Back Transactions

Each of the Issuers will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that certain Sale and Lease- Back Transactions listed on a schedule to the Indenture are permitted; provided, further, that with respect to any Sale and Lease-Back Transaction, the Net Proceeds therefrom shall be used to redeem the Notes to the extent required under the first paragraph in “—Mandatory Redemption.”

Limitation on Investments, Loans and Advances

The Issuers will not, and will not permit any of the Subsidiaries to, (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Partnership and the Subsidiaries) or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (a) all or substantially all of the property and assets or business of another person or (b) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(1)	the Transactions;

(2)

(a) Investments by either of the Issuers or any Subsidiary Guarantor in the Equity Interests of either of the Issuers or any Subsidiary Guarantor; (b) intercompany loans from either of the Issuers or any Subsidiary Guarantor to either of the Issuers or any Subsidiary Guarantor and (c) Guarantees by either of the Issuers or any Subsidiary Guarantor of Indebtedness otherwise permitted under “—Certain Covenants—Limitation on Indebtedness” of either of the Issuers or any Subsidiary Guarantor;

(3)	Permitted Investments;

(4)

Investments arising out of the receipt by the Partnership or any Subsidiary of non-cash consideration for the Disposition of assets permitted under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions;”

(5)

accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and consistent with past practice or industry practices and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(6)

Investments existing on, or contractually committed as of, the Indenture Closing Date and set forth on a schedule to the Indenture and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (6) is not increased at any time above the amount of such Investment existing on, or committed as of, the Indenture Closing Date;

(7)	Investments resulting from pledges and deposits under clauses (v), (vi), (xiii), (xvi), (xvii), (xxiv), and (xxxi) under “—Certain Covenants—Limitation on Liens;”

(8)

Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business and consistent with past practice or industry practices or Investments acquired by the Partnership or a Subsidiary as a result of a foreclosure by the Partnership or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(9)

Investments of a Subsidiary acquired after the Indenture Closing Date or of a person merged into the Partnership or merged into or consolidated with a Subsidiary after the Indenture Closing Date, in each case, (a) to the extent such acquisition, merger or consolidation is permitted under this covenant, (b) in the case of any acquisition, merger or consolidation, in accordance with the covenants described in “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions” and (c) to the

extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(10)

Guarantees by the Partnership or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Partnership or any Subsidiary in the ordinary course of business and consistent with past practice or industry practices;

(11)	Investments to the extent that payment for such Investments is made with Equity Interests of the Issuers or any Parent Entity;

(12)	Investments consisting of Restricted Payments permitted under “—Certain Covenants—Limitation on Dividends and Distributions” (and without duplication of any baskets thereunder);

(13)

Investments in the ordinary course of business and consistent with past practice or industry practices consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(14)	Guarantees permitted under “—Certain Covenants—Limitation on Indebtedness” (except to the extent such Guarantee is expressly subject to this covenant);

(15)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Partnership or such Subsidiary;

(16)

Investments by the Partnership and its Subsidiaries, including loans to any direct or indirect parent of the Partnership, if the Partnership or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment will also be deemed to be a Restricted Payment under the appropriate clause under “—Certain Covenants— Limitation on Dividends and Distributions” and counted against the amount permitted under such clause for all purposes of the Indenture);

(17)

Investments made substantially contemporaneously in exchange for, or out of the proceeds of a sale (other than to a Subsidiary) of, Equity Interests of the Issuers or any Parent Entity; provided that, at the time of such Investment pursuant to this clause (17):

(a) no such Equity Interests will constitute a Specified Equity Contribution for purposes of the provisions set forth under “—Events of Default and Remedies;”

(b) in the case of a sale of Equity Interests, such sale is made substantially concurrently with, or within 90 days prior to, the date of consummation or such Investment or the date on which the Partnership enters into a binding agreement for such Investment;

(c) any assets acquired as part of any such Investments will be pledged as Collateral to the extent required by the Note Documents and in the manner set forth in the Indenture;

(d) the Issuers will be in compliance, on a pro forma basis, with all of the requirements of the Indenture, including, without limitation, the covenants described in “—Certain Covenants—Financial Covenants;” and

(A)	no Default or Event of Default will occur as a result of such Investment;

(18)

non-economic Equity Interest in the Archdiocese Holdco, on the terms set forth in the operating agreement, in the form of Exhibit F to the Archdiocese Lease, between the Archdiocese and one or more of the Subsidiary Guarantors (as amended, restated, modified or supplemented from time to time, in each case in a manner which could not reasonably be expected to be adverse in any material respect to the interests of the Holders);

(19)	Investments of Trust Funds, and interest and other earnings thereon, in accordance with the terms set forth under “—Certain Covenants—Trust Funds;”

(20)	the C-Corporation Conversion; and

(21)

other Investments by the Issuers or any Subsidiary in an aggregate outstanding amount not to exceed $10.0 million; provided that (a) any such Investments are made in accordance with the terms of the Indenture, (b) any assets acquired as part of any such Investments will be pledged as Collateral to the extent required by the Note Documents and (c) upon the making of any such Investments, the Issuers will be in compliance, on a pro forma basis, with all of the requirements of the Indenture, including, without limitation, the covenants described in “—Certain Covenants—Financial Covenants.”

Mergers, Consolidations, Sales of Assets and Acquisitions

Each of the Issuers will not, and will not permit any Subsidiary to, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this covenant will not prohibit:

(i)

(a) the purchase and Disposition of inventory in the ordinary course of business by the Partnership or any Subsidiary, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Partnership or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Issuers), (c) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Partnership or any Subsidiary or (d) the Disposition of Permitted Investments in the ordinary course of business;

(ii)

if at the time thereof and immediately after giving effect thereto no Event of Default will have occurred and be continuing or would result therefrom, (a) the merger or consolidation of any Subsidiary with or into the Partnership in a transaction in which the Partnership is the survivor, (b) the merger or consolidation of any Subsidiary with or into any Subsidiary Guarantor in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Guarantor and, in the case of each of clauses (a) and (b), no person other than the Issuers or a Subsidiary Guarantor receives any consideration (unless otherwise permitted under “—Certain Covenants—Limitation on Investments, Loans and Advances”), (c) the merger or consolidation of any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor, (d) the liquidation or dissolution or change in form of entity of any Subsidiary if the Issuers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Issuers and is not materially disadvantageous to the Noteholder Parties, (e) any Subsidiary from merging or consolidating with any other person in order to effect an Investment permitted pursuant to the covenants described in “—Certain Covenants—Limitation on Investments, Loans and Advances” so long as the continuing or surviving person will be a Subsidiary Guarantor (unless otherwise permitted under “—Certain Covenants—Limitation on Investments, Loans and Advances”), which will be a Note Party if the merging or consolidating Subsidiary was a Note Party (unless otherwise permitted under “—Certain Covenants—Limitation on Investments, Loans and Advances”) and which together with each of its Subsidiaries will have complied with any applicable requirements of the Indenture or (f) any Subsidiary may merge or consolidate with any other person in order to effect a Disposition otherwise permitted pursuant to this covenant;

(iii)

Dispositions from (a) Note Parties to other Note Parties and (b) Subsidiaries that are not Note Parties to other Subsidiaries that are not Note Parties (in each case upon voluntary liquidation or otherwise);

(iv)

so long as no Event of Default exists or would result therefrom, Sale and Lease-Back Transactions permitted under “—Certain Covenants—Limitation on Sale and Lease-Back Transactions;” provided that, if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, such Capital Lease

Obligation is permitted under “—Certain Covenants—Limitation on Indebtedness” and any Lien made the subject of such Capital Lease Obligation is permitted under “—Certain Covenants— Limitation on Liens;”

(v)

Investments permitted under “—Certain Covenants—Limitation on Investments, Loans and Advances,” Permitted Liens, and Restricted Payments permitted under “—Certain Covenants— Limitation on Transactions with Affiliates;”

(vi)	Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(vii)

other Dispositions of assets to a person that is not an Affiliate of any Note Party; provided that (a) at the time of such Disposition, no Event of Default will exist or would result from such Disposition, (b) at least 75% of the consideration for such Disposition consists of cash and cash equivalents and the Partnership or relevant Subsidiary receives fair market value for such assets, (c) the Net Proceeds thereof, are applied in accordance with the first paragraph under “—Mandatory Redemption” and (d) the Net Proceeds and the fair market value of any other non-cash consideration received do not exceed $155.0 million in the aggregate for all such Dispositions on or after the Indenture Closing Date;

(viii)

Dispositions of inventory and Cemetery Property of the Partnership and its Subsidiaries determined in good faith by the management of the Partnership to be no longer useful in the operation of the business of the Partnership or any of the Subsidiaries;

(ix)	acquisitions and purchases made with the proceeds of any Disposition pursuant to the last proviso of clause (a) of the definition of “Net Proceeds;”

(x)

if at the time thereof and immediately after giving effect thereto no Event of Default will have occurred and be continuing or would result therefrom, any Subsidiary or any other person from being merged, amalgamated or consolidated with or into the Partnership, provided that (a) the Partnership will be the surviving entity or (b) if the surviving entity is not the Partnership (such other person, the “Successor Issuer”), (1) the Successor Issuer will be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Issuer will expressly assume all the obligations of the Partnership under the Indenture and the other Note Documents pursuant to a supplement thereto in form reasonably satisfactory to the Trustee (acting at the direction of the Required Noteholder Parties), (3) each Guarantor, unless it is the other party to such merger or consolidation, will have by a supplement to the Indenture as applicable, confirmed that its guarantee thereunder will apply to any Successor Issuer’s obligations under the Indenture, (4) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, will have by a supplement to any applicable Security Document affirmed that its obligations thereunder will apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, will have affirmed that its obligations under the applicable Mortgage will apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Issuer will have delivered to the Trustee (A) an Officer’s Certificate stating that such merger or consolidation does not violate the Indenture or any other Note Document and (B) an Opinion of Counsel to the effect that such merger or consolidation does not violate the Indenture or any other Note Document and covering such other matters as are contemplated by the Collateral Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, such Successor Issuer will succeed to, and be substituted for, either Issuer under the Indenture); and

(xi)

the Partnership and the Subsidiaries from consummating the C-Corporation Conversion; provided that, in connection with the consummation of the C-Corporation Conversion, the Partnership, the C-Corporation and the Subsidiary Guarantors entered into the First Supplemental Indenture.

Limitation on Dividends and Distributions

Each of the Issuers may not, and will not permit any Subsidiary to, declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests of the person paying such dividends or distributions (other than any Specified Equity Contribution)) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of either Issuer’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares (other than any Specified Equity Contribution)) (all of the foregoing, “Restricted Payments”); provided, however, that:

(i)	Restricted Payments may be made to the Partnership or any Wholly Owned Subsidiary of either Issuer;

(ii)

Restricted Payments may be made in respect of (a) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (b) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Partnership, (c) payments permitted by the first paragraph under “—Certain Covenants—Limitation on Transactions with Affiliates” (other than clause (e) of the second paragraph thereof), (d) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments and (e) (1) with respect to any taxable period for which the Partnership and/or any of its Subsidiaries are members of a consolidated, unitary, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which any Parent Entity is the common parent (a “Tax Group”) (or is a partnership or disregarded entity that is wholly owned by a corporate parent), distributions to pay the consolidated, combined, unitary or similar income Tax liabilities of such Tax Group (or such corporate parent) for such taxable period that are attributable to income of the Issuers and/or any of their Subsidiaries, in an amount not to exceed the amount that the Issuers and their applicable Subsidiaries would have been required to pay in respect of such federal, state and/or local income Taxes, as the case may be, in respect of such taxable period if the Issuers and/ or their applicable Subsidiaries had paid such Taxes directly as a stand-alone corporate taxpayer or stand-alone corporate group for all relevant taxable periods and (2) with respect to any taxable period (other than a taxable period described in clause (1)) for which the Partnership is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, distributions in an amount equal to the product of (A) the taxable income of the Partnership in respect of such taxable period multiplied by (B) the highest combined U.S. federal, state, and local income tax rate applicable to any direct or indirect owner of the Partnership for such taxable period (taking into account Section 1411 of the Code) as determined in good faith by the Partnership; provided that, in the case of subclause (a) above, the amount of such Restricted Payments will not exceed the portion of any amounts referred to in such subclause (a) that are allocable to the Partnership and its Subsidiaries (which (i) will be 100% at any time that any Parent Entity owns directly or indirectly no material assets other than Equity Interests in any other Parent Entity and assets incidental to such equity ownership and (ii) in all other cases will be as determined in good faith by the Issuers);

(iii)	any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(iv)

the repurchase of all or a portion of the Convertible Preferred Units with the cash proceeds of any issuance of additional Equity Interests after the Indenture Closing Date (the “Rights Offering”); and

(v)

cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Partnership or any Parent Entity.

Limitation on Transactions with Affiliates

Each of the Issuers will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Partnership and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction), unless such transaction is otherwise permitted by the Indenture.

The foregoing paragraph will not prohibit, to the extent otherwise permitted under the Indenture,

(i)

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of any Parent Entity or of the General Partner;

(ii)

transactions among the Partnership or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction in the ordinary course of business (including via merger, consolidation or amalgamation in which the Partnership or a Subsidiary is the surviving entity) and (a) a Cemetery Non-Profit pursuant to the Cemetery Non-Profit Management Agreement for such Cemetery Non-Profit or (b) a Person pursuant to the Exclusive Management Agreement for such person;

(iii)

the Transactions and permitted transactions, agreements and arrangements in existence on the Indenture Closing Date and set forth on a schedule to the Indenture or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Noteholder Parties when taken as a whole in any material respect (as determined by the Issuers in good faith);

(iv)

(a) any employment agreements entered into by the Partnership or any of the Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(v)

Restricted Payments permitted under “—Certain Covenants—Limitation on Dividends and Distributions,” including payments to any Parent Entity, and Investments permitted under “—Certain Covenants—Limitation on Investments, Loans and Advances;”

(vi)

the issuance, sale or transfer of Equity Interests of the Partnership or any Subsidiary to any Parent Entity or Permitted Holder and capital contributions by any Parent Entity or Permitted Holder to the Partnership or any Subsidiary; provided that any such issuance, sale or transfer will be determined on an arm’s length basis and approved by the independent directors of the board of directors of the Partnership or the relevant Subsidiary, as applicable;

(vii)

transactions with customers, clients or suppliers, or purchasers or sellers of goods and services or the entry into of shared services agreements or similar agreements involving operational efficiencies (including with entities owned or controlled by Affiliates), in each case, in the ordinary course of business or otherwise in compliance with the terms of the Indenture on terms substantially as favorable to the Partnership or such Subsidiary as would be obtainable by the Partnership or such Subsidiary at the time in a comparable arm’s-length transaction with a person other than an Affiliate;

(viii)

transactions between the Partnership or any of the Subsidiaries and any person, a director of which is also a director of the Partnership or any direct or indirect parent company of the Issuers; provided, however, that (a) such director abstains from voting as a director of the Partnership or such direct or indirect parent company, as the case may be, on any matter involving such other person and (b) such person is not an Affiliate of the Partnership for any reason other than such director’s acting in such capacity;

(ix)	transactions permitted by, and complying with, the provisions set forth under “—Certain Covenants— Mergers, Consolidations, Sales of Assets and Acquisitions;”

(x)

intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Issuer) for the purpose of improving the consolidated tax efficiency of the Partnership and the Subsidiaries which do not circumvent any covenant set forth in the Indenture;

(xi)	the C-Corporation Conversion; and

(xii)

any tax sharing agreements or arrangements; provided that any payments under such tax sharing agreements or arrangements by the Issuers or any of their Subsidiaries are permitted under clause (ii)(e) of the first paragraph of the covenants described in “—Certain Covenants—Limitation on Dividends and Distributions.”

Business of the Partnership and the Subsidiaries

Notwithstanding any provisions set forth in the Indenture or described in this “Description of the New Notes,” the Issuers will not, and will not permit any of the Subsidiaries to, engage at any time in any material business or business activity materially different from any business or business activity conducted by any of them on the Indenture Closing Date.

Limitation on Payments and Modifications of Indebtedness and Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.

The Issuers will not, and will not permit any of the Subsidiaries to, amend or modify in any manner materially adverse to the Noteholder Parties (as determined in the good faith judgment of the Board of Directors of the Partnership), or grant any waiver or release under or terminate in any manner (if such granting or termination will be materially adverse to the Noteholder Parties (as determined in the good faith judgment of the Board of Directors of the Partnership), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Partnership or any Subsidiary.

The Issuers will not, and will not permit any of the Subsidiaries to, permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Partnership or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Partnership or such Subsidiary that is a Note Party pursuant to the Security Documents, in each case other than those arising under any Note Document, except, in each case, restrictions existing by reason of:

(a)	restrictions imposed by applicable law;

(b)

contractual encumbrances or restrictions in effect on the Indenture Closing Date, including under Indebtedness existing on the Indenture Closing Date and set forth on a schedule to the Indenture, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Issuers);

(c)

any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)

any restrictions imposed by any agreement relating to secured Indebtedness permitted by the Indenture to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(e)

any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to the covenants described in “—Certain Covenants—Limitation on Indebtedness” or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive than the restrictions contained in the Indenture or are market terms at the time of issuance (as determined in the good faith judgment of the Board of Directors of the Partnership (or any successor thereto));

(f)

customary provisions contained in leases or non-exclusive licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business and consistent with past practice or industry practices;

(g)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business and consistent with past practice or industry practices;

(i)

customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions” pending the consummation of such sale, transfer, lease or other disposition;

(j)

customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(k)

customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Issuers have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Partnership and its Subsidiaries to meet their ongoing obligations;

(l)	any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(m)

customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(n)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(o)

any encumbrances or restrictions of the type referred to in clauses (i) and (ii) of the second paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Issuers, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Fiscal Year

In the case of the Partnership or any Subsidiary, each of the Issuers will not, and will not permit any Subsidiary to, permit any change to its fiscal year without the prior written consent of the Required Noteholder Parties (with communication of such consent to be delivered to the Partnership and the Trustee in writing), in which case, the Issuers and the Required Noteholder Parties will make any adjustments to the Indenture that are necessary to reflect such change in fiscal year (with communication of such authorization to be delivered to the Issuers and the Trustee in writing), all in accordance with the amendment provisions of the Indenture and those described in “—Amendments and Waivers.”

Financial Covenants

The Issuers will not, and will not permit any of the Subsidiaries to:

(i) permit the Consolidated Interest Coverage Ratio, as of the last day of any fiscal quarter, for (a) the six month period ended December 31, 2019, (b) the nine-month period ended March 31, 2020 and (c) each twelve month period beginning with the twelve month period ending June 30, 2020, to be less than the corresponding amount for such fiscal period end set forth in the table below:

Fiscal Quarter Ending	LTM Minimum Consolidated Interest Coverage Ratio (except where noted)
December 31, 2019 (6 Month Test)	Minimum Operating Cash Flow Amount: $(20,000,000)
March 31, 2020 (9 Month Test)	Minimum Operating Cash Flow Amount: $(25,000,000)
June 30, 2020	Minimum Operating Cash Flow Amount: $(35,000,000)
September 30, 2020	Minimum Operating Cash Flow Amount: $(35,000,000)
December 31, 2020	0.00x
March 31, 2021	0.75x
June 30, 2021	1.10x
September 30, 2021	1.35x
December 31, 2021	1.45x
March 31, 2022 and each quarter-end thereafter	1.50x

(ii)

permit the aggregate amount of Capital Expenditures in the trailing four quarters ending as of the last day of any fiscal quarter (beginning with the end of the fiscal quarter of the Partnership ended September 30, 2019) to exceed $20.0 million.

(iii)

permit the average daily balance of Unrestricted Cash and unrestricted Permitted Investments of the Partnership and its Subsidiaries as of the end of any day for any period of ten consecutive Business Days to be less than the relevant amount set forth in the table below in the aggregate:

Fiscal Quarter Ending	Minimum Liquidity Amount
September 30, 2019	$20,000,000
December 31, 2019	$15,000,000
March 31, 2020 through Maturity	$12,500,000

(iv)

permit the Asset Coverage Test as of the last day of any fiscal quarter beginning with the end of the fiscal quarter of the Partnership ended March 31, 2020 through the fiscal quarter of the Partnership ending December 31, 2020 to be less than 1.40 to 1.00, and as of last day of the fiscal quarters of the Partnership ended September 30, 2019 and December 31, 2019 and as of the last day of any Partnership fiscal quarter ending March 31, 2021 and thereafter to be less than 1.60 to 1.00.

Trust Funds

The Issuers will not, and will not permit any of the Subsidiaries to, except in accordance with reasonable business practices and in accordance in all material respects with applicable law, (i) withdraw or otherwise remove any monies or other assets (whether principal, interest or other earnings) from any Trust Account or (ii) make any investments of Trust Funds or interest or earnings thereon.

Limitation on Amendment of Partnership Units and Organizational Documents

The Partnership will not:

(i)

amend or modify, or permit the amendment or modification of, any provision of any Partnership Common Unit or Partnership Subordinated Unit (including, without limitation, any certificate of designation relating thereto) except to facilitate the C-Corporation Conversion; or

(ii)

amend, modify or change the Partnership Agreement, the GP Agreement or any other Note Party’s organizational documents, or enter into any new organizational document except to facilitate the C-Corporation Conversion; provided that the foregoing clause shall not restrict (a) the ability of Partnership or the General Partner to amend the Partnership Agreement or the GP Agreement, respectively, to authorize the issuance of Equity Interests otherwise permitted pursuant to the terms of the Indenture or (b) the ability of the Partnership to amend its organizational documents to adopt customary takeover defenses for a public company, such as classification of its board of directors, requirements for notice of acquisition of shares and other similar measures.

Limitation on Holding Company

The Partnership will not (i) engage in any business or activity, other than those of a holding company and activities incidental thereto, (ii) own any significant assets (other than (a) the Equity Interests in the Operating Company, (b) any intercompany loan permitted to be made by it pursuant to the covenants described in “—Certain Covenants—Limitation on Investments, Loans and Advances,” (c) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by the Indenture and (d) other assets used or held in connection with the performance of activities permitted to be conducted by the Partnership) or (iii) have any material liabilities (other than (a) those liabilities for which it is responsible under the Note Documents, the Partnership Agreement, any intercompany loan permitted to be incurred by it under “—Certain Covenants—Limitation on Indebtedness” and any other Indebtedness permitted to be incurred by the Partnership under “—Certain Covenants—Limitation on Indebtedness” and (b) liabilities in respect of the Guarantee of the Note Parties’ trusting obligations described in the Indenture (including Guarantees in favor of the applicable regulatory authorities to maintain the financial condition of the applicable Note Parties)); provided, however, that the restrictions contained above shall not prohibit (or be construed to prohibit) the Partnership from (1) conducting administrative and other ordinary course “holding company” activities necessary or desirable in connection with the operation of the business and activities of the Note Parties through the Note Parties or (2) consummating the C-Corporation Conversion.

Events of Default and Remedies

Each of the following events is an “Event of Default:”

(i)

any representation or warranty made or deemed made by the Partnership or any Subsidiary in any Note Document or any certificate or document delivered pursuant thereto shall prove to have been false or misleading in any material respect (without duplication of any materiality qualifier therein) when so made or deemed made;

(ii)

default shall be made in the payment of any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption thereof or by acceleration thereof or otherwise;

(iii)

default shall be made in the payment of any interest on any Note or in the payment of any other amount (other than an amount referred to in clause (ii) above) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days (it being understood that any failure to pay that portion of any interest payment required to be paid in cash is a default in the payment of interest for purposes of this clause (iii) irrespective of whether all or a part of any such portion is paid in the form of PIK Interest));

(iv)

default shall be made in the due observance or performance by the Issuers of any covenant, condition or agreement contained in (a) (1) the affirmative covenant described in the first paragraph under “—Certain Covenants—Existence, Business and Properties,” (2) the affirmative covenant described in clause (i) under “—Certain Covenants—Litigation and Other Notices,” (3) the use of proceeds affirmative covenant set forth in the Indenture or (4) the affirmative covenants described in “—Certain Covenants—Amendment of Commitment Letter,” “—Certain Covenants—Rights Offering” and “—Certain Covenants—Proceeds of Sale of Equity Interests” or (b) the negative covenants set forth in the Indenture (including the negative covenants described in “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Lease-Back Transactions,” “—Certain Covenants—Limitation on Investments, Loans and Advances,” “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions,” “—Certain Covenants—Limitation on Dividends and Distributions,” “—Certain Covenants— Limitation on Transactions with Affiliates,” “—Certain Covenants—Business of the Partnership and the Subsidiaries,” “—Certain Covenants—Limitation on Payments and Modifications of Indebtedness and Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.,” “—Certain Covenants—Fiscal Year,” “—Certain Covenants—Financial Covenants,” “—Certain Covenants—Trust Funds,” “—Certain Covenants—Limitation on Amendment of Partnership Units and Organizational Documents” or “—Certain Covenants—Limitation on Holding Company”), or if the Equity Commitment Letter is terminated for any reason or no reason by any of the parties thereto prior to the receipt of at least $8.2 million of proceeds from the sale of Equity Interests in the C-Corporation on or prior to July 31, 2020 in compliance with the affirmative covenant described in “—Certain Covenants—Proceeds of Sale of Equity Interests;”

(v)

default shall be made in the due observance or performance by either of the Issuers or any of the Guarantors of any covenant, condition or agreement contained in any Note Document (other than those specified in clauses (i), (ii) and (iv) above) and such default shall continue unremedied for a period of 15 days after the earlier of written notice and request for cure from the Trustee or Holders of at least 25% aggregate principal amount of Notes;

(vi)

(a) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (b) the Partnership or any Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (vi) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted under the Indenture and under the documents providing for such Indebtedness;

(vii)	there shall have occurred a Change in Control;

(viii)	certain events of bankruptcy or insolvency shall be commenced with respect to the Partnership or any Subsidiary;

(ix)

the failure by the Partnership or any Subsidiary to pay one or more final judgments aggregating in excess of $5.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Partnership or any Subsidiary to enforce any such judgment;

(x)

(a) one or more ERISA Events shall have occurred or (b) the Partnership, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment under Section 4219 of ERISA with respect to its Withdrawal Liability; provided that, in each case, either individually or in the aggregate, such occurrence has had, or would be reasonably expected to have, a Material Adverse Effect;

(xi)

(a) any Note Document shall for any reason be asserted in writing by either of the Issuers or any Subsidiary not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (b) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Issuers or any other Note Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by the Indenture or the relevant Security Document and subject to such limitations and restrictions as are set forth therein) in the securities, assets or properties covered thereby, except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or (c) a material portion of the Note Guarantees pursuant to the Security Documents by the Subsidiary Guarantors guaranteeing the Note Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this clause (xi) if the Note Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(xii)

any provisions of any Intercreditor Agreement or any agreement or instrument governing any Indebtedness thereunder shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Note Obligations or the Liens securing the Note Obligations, for any reason, shall not have the priority contemplated by the Indenture; or

(xiii)

the Partnership or any Subsidiary (a) shall fail to maintain one or more licenses, permits or similar approvals to conduct its business or (b) shall be required by law to take action to cure a breach of applicable law in any given state with respect to Trust Accounts where, in the case of clauses (a) and (b), the sum of the revenue of the Partnership or such Subsidiary associated with such licenses, permits or similar approvals referred to in clause (a) and the balances of such Trust Accounts referred to in clause (b) exceeds the lesser of (1) 15% of the Partnership’s and its Subsidiaries’ revenue, as measured by the Partnership’s consolidated financial statements for the fiscal year ending on the immediately preceding December 31 and (2) $30.0 million, and the Partnership or the relevant Subsidiary fails to cure such breach within 30 days; provided that this clause (xiii) shall not apply to the failure to maintain any licenses, permits or similar approvals to conduct its business as a result of the issuance of the Convertible Preferred Units on the Indenture Closing Date if the Partnership or the relevant Subsidiary fails to use commercially reasonable efforts to cure such breach in due course where such failure has not had and would not reasonably be expected to have a Material Adverse Effect.

Upon the occurrence of any Event of Default, then, and in every such event (other than an event with respect to the Issuers described in clause (viii) above), and at any time thereafter during the continuance of such event, the Trustee or the Holders of at least 25% aggregate principal amount of Notes may, by written notice to the Issuers (with a copy to the Trustee if given by the Holders), declare the Notes then outstanding to be forthwith due and payable in whole, whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Issuers accrued under any Note Document (including any amounts required under the captions “—Optional Redemption” and “—Mandatory Redemption,” shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained in any Note Document to the contrary notwithstanding; and in any event with respect to the Issuers described in clause (viii) above, all liabilities of the Issuers accrued under any Note Document shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained in any Note Document to the contrary notwithstanding.

Notwithstanding any other provision described in this “Description of the New Notes” or set forth in the Indenture, the right of any Holder of a Note to receive payment of principal of, or premium, if any, and interest of such Note (including liquidated damages) on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

If an Event of Default in payment of principal, premium or interest specified in clause (ii) or (iii) of the first paragraph above occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against any Issuer or Guarantor (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate set forth in the Notes, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

At any time after any action is taken by the Trustee following the occurrence and continuation of an Event of Default pursuant to the first paragraph above and before a judgment or decree for payment of the money due has been obtained by the Trustee as set forth in the Indenture, the Required Noteholder Parties, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if (i) the Issuers have paid or deposited with the Trustee a sum sufficient to pay: (a) all of the installments of interest and premium on and, if the Maturity Date with respect to the Notes has occurred, the then unpaid principal balance of all such Notes which were overdue prior to the date of such acceleration; (b) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate of interest applicable to the Notes; (c) all sums paid or advanced by the Trustee and the Collateral Agent pursuant to the terms of the Note Documents and the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Trustee and the Collateral Agent and their agents and counsel incurred in connection with the enforcement of the Indenture and (d) all scheduled payments, early termination amounts, taxes, indemnities and interest on overdue interest or (ii) all Events of Default, other than the nonpayment of the principal of or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided for in this “—Events of Default and Remedies” and in the Indenture.

Notwithstanding anything to the contrary described in this “—Events of Default and Remedies,” in the event the Issuers fail to comply with the Financial Covenants set forth in (i) the covenants described in “—Certain Covenants—Financial Covenants” as of the last day of any fiscal quarter, in the case of clauses (i), (ii) and (iv) under “—Certain Covenants—Financial Covenants” or (ii) as of the end of the first Business Day on which the requirements of clause (iii) under “—Certain Covenants—Financial Covenants” are not satisfied (such date, the “Minimum Liquidity Cure Trigger Date”), any cash equity contribution to either the Partnership or any Parent Entity that is then immediately contributed to the Partnership (in each case funded with proceeds of Equity Interests other than any Disqualified Stock) after (a) the last day of such fiscal quarter and on or prior to the day that is ten days after the day on which financial statements are required to be delivered for that fiscal quarter, in the case of clauses (a), (b) and (d) under “—Certain Covenants—Financial Covenants” or (b) on or prior to the day that is ten Business Days after the Minimum Liquidity Cure Trigger Date, in the case of clause (ii) under “—Certain Covenants—Financial Covenants,” will, at the irrevocable election of Issuers, be included in the calculation of Operating Cash Flow Amount and/or Unrestricted Cash, in each case for the purposes of determining compliance with such covenants under “—Certain Covenants—Financial Covenants” during and at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Operating Cash Flow Amount and/or Unrestricted Cash, a “Specified Equity Contribution”); provided that (1) notice of any Issuer’s intent to accept a Specified Equity Contribution shall be delivered by such Issuer no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, in the case of clauses (i), (ii) and (iv) under “—Certain Covenants—Financial Covenants,” or the Business Day after the Minimum Liquidity Cure Trigger Date, in the case of clause (c) under “—Certain Covenants—Financial Covenants,” (2) no Specified Equity Contribution shall be made in consecutive fiscal quarters, (3) the amount of any Specified Equity Contribution will be no less than $15.0 million or, if greater, the amount required to cause the Note Parties to be in compliance with such financial covenants (the “Cure Amount”), (4) no such Specified Equity Contribution shall increase the availability of any basket set forth in this “Description of the New Notes” or in the Indenture, (5) there shall be no more than two Specified Equity Contributions made in the aggregate after the Indenture Closing Date, with the receipt by the Issuers of proceeds from the sale of Equity Interests in the C-Corporation of $8.8 million on April 3, 2020 plus the receipt of proceeds pursuant to the affirmative covenant described under “—Certain

Covenants—Proceeds of Sale of Equity Interests” collectively constituting one such Specified Equity Contribution, (6) there shall be no reduction in Consolidated Funded Indebtedness (through either netting of cash or prepayment of indebtedness) in connection with any Specified Equity Contribution (or the application of the proceeds thereof) for determining compliance with clause (iv) under “—Certain Covenants—Financial Covenants” for the period ending on the last day of the applicable Cure Quarter, (7) no Investment made by the Issuers or any Subsidiary shall constitute a Specified Equity Contribution, (8) the Specified Equity Contribution for any Cure Quarter shall be deemed to increase the Operating Cash Flow Amount for purposes of clause (d) under “—Certain Covenants—Financial Covenants” only up to the Cure Amount, but shall constitute Unrestricted Cash for purposes of clauses (iii) and (iv) under “—Certain Covenants—Financial Covenants” up to the amount of the Specified Equity Contribution and (9) excluding the Rights Offering, any cash equity contribution to either the Partnership or any Parent Entity during a fiscal quarter shall be deemed to constitute a Specified Equity Contribution within the meaning of this paragraph, whether or not the notice described in clause (1) of this proviso is delivered, unless and until the Partnership delivers a written certification at the same time as it delivers the financial statements for such fiscal quarter as required by the covenants described in “—Certain Covenant—Financial Statements, Reports, etc.” to the effect that it would not have breached any of the financial covenants described in “—Certain Covenant—Financial Covenants” had it not received such cash equity contribution during such fiscal quarter (it being understood that if the Partnership does not make such certification and any such cash equity contribution is not in an amount equal at least $15.0 million, then the Partnership shall be deemed to have breached the relevant financial covenants described in “—Certain Covenant—Financial Covenants”); provided, further, that to the extent any Equity Cure is used to prepay the Notes, there shall be a reduction in Consolidated Funded Indebtedness for determining compliance with clause (ii) under “—Certain Covenants—Financial Covenants” in future quarters where such Cure Quarter is included in the applicable test period (but, for the avoidance of doubt, there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the equity cure is exercised). Upon the Trustee’s receipt of written notice from an Issuer of its intent to exercise its cure right pursuant to this “—Events of Default and Remedies” no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, in the case of clauses (i), (ii) and (iv) under “—Certain Covenants—Financial Covenants,” or the Business Day after the Minimum Liquidity Cure Trigger Date, in the case of clause (iii) under “—Certain Covenants—Financial Covenants”, then, until the day that is ten days after such date, none of the Trustee, the Collateral Agent or any Noteholder Party shall exercise the right to accelerate the Notes and none of the Trustee, the Collateral Agent or any Noteholder Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under “—Certain Covenants—Financial Covenants” in respect of the period ending on the last day of such fiscal quarter.

Legal Defeasance and Covenant Defeasance

The Issuers at any time may terminate all of their obligations under the Notes and the Indenture with respect to the applicable Noteholder Parties (“legal defeasance”), except for certain obligations set forth in the Indenture, including obligations to register the transfer and exchange of Notes, to replace destroyed, lost or stolen Notes, to maintain an office for payment and money for payments held in trust.

In addition, the Issuers at any time may terminate their obligations with respect to certain covenants (including those described under “—Certain Covenants”) and default provisions (specified in clauses (i), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) of the first paragraph in “—Events of Default and Remedies”) that are set forth in the Indenture (“covenant defeasance”).

In the event legal defeasance occurs, the payment of Notes so defeased may not be accelerated because of an Event of Default. In the event covenant defeasance occurs, the payment of Notes so defeased may not be accelerated because of the Event of Defaults specified in clauses (i), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) of the first paragraph in “—Events of Default and Remedies.”

If we exercise either legal defeasance or covenant defeasance, (i) the Note Guarantees of the Guarantors will automatically and unconditionally be released and discharged and (ii) the obligations of each Guarantor with respect to the Security Documents shall be terminated simultaneously with the termination of such obligations.

The Issuers may exercise legal defeasance or covenant defeasance only if:

(i)

the Issuers irrevocably deposit in trust with the Trustee cash in Dollars sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;

(ii)

the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants, investment bank or financial advisory firm expressing their opinion that the payments of principal and interest when due and without reinvestment of any deposited money will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)	no Default specified in clause (viii) of the first paragraph in “—Events of Default and Remedies” with respect to the Issuers shall have occurred or is continuing on the date of such deposit;

(iv)	the deposit does not constitute a default under any other material agreement or instrument binding on the Issuers;

(v)

in the case of legal defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Indenture Closing Date there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided that, upon any redemption that requires the payment of the Yield Maintenance Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Yield Maintenance Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their Maturity Date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;

(vi)

such exercise does not impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii)

in the case of covenant defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)

the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as described in this “Legal Defeasance and Covenant Defeasance” and in “—Satisfaction and Discharge” have been complied with.

Amendments and Waivers

Except as provided in the next succeeding paragraph, neither the Indenture nor any other Note Document nor any provision thereof may be waived, amended or modified without the consent of the Required Noteholder Parties; provided, however, that no such agreement shall:

(i)

reduce the principal amount of, or extend the Maturity Date of, or decrease the rate of interest on, any Note, without the prior written consent of each Holder of a Note affected thereby (which, notwithstanding the foregoing, such consent of such Holder of a Note affected thereby shall be the only consent required to make such modification); provided that any amendment to the financial definitions in the Indenture (and as described in “—Certain Definitions”) shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii)

extend any date on which payment of interest on any Note is due, without the prior written consent of each Holder of a Note affected thereby (which, notwithstanding the foregoing, such consent of such Holder of a Note affected thereby shall be the only consent required to make such modification);

(iii)

amend the pro rata and waterfall provisions of the Indenture with respect to the pro rata application or sharing of payments required thereby in a manner that by its terms modifies the application or sharing of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Noteholder Party, the Trustee, Collateral Agent or any Agent affected thereby (which, notwithstanding the foregoing, such consent of such Noteholder Party, the Trustee, Collateral Agent or any Agent affected thereby shall be the only consent required to make such modification);

(iv)

amend or modify the provisions of this “—Amendments and Waivers” and any other amendment provisions of the Indenture or the definition of the term “Required Noteholder Parties” or any other provision of the Indenture specifying the number or percentage of Noteholder Parties or the initial purchasers of the Old Notes required to waive, amend or modify any rights under the Indenture or make any determination or grant any consent thereunder, without the prior written consent of each Noteholder Party affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in the second succeeding paragraph below; or

(v)

release, or subordinate the Collateral Agent’s Lien on, all or substantially all of the Collateral or all or substantially all of the Guarantors from their respective Note Guarantees under the Indenture, unless, in the case of a Subsidiary Guarantor, all or substantially all of the Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by the Indenture, without the prior written consent of each Holder of Notes;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Trustee or the Collateral Agent without the prior written consent of the Trustee or the Collateral Agent acting as such at the effective date of such agreement, as applicable.

From time to time, the Issuers, the Trustee and/or the Collateral Agent may (or shall, to the extent required by any Note Document) without the consent of any Noteholder Party enter into any amendment, modification or waiver of any Note Document, or enter into any new agreement or instrument, to:

(i)

effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or the Indenture;

(ii)	add more restrictive terms in respect of the Notes as contemplated by clause (e) of the definition of “Permitted Refinancing Indebtedness;”

(iii)	otherwise enhance the rights or benefits of any Noteholder Party under any Note Document;

(iv)	provide for the issuance of PIK Notes in accordance with the terms of the Indenture;

(v)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(vi)	make any change in the Indenture necessary to qualify the Indenture under the Trust Indenture Act; or

(vii)

cure any ambiguity, defect or inconsistency (provided that any amendment, modification of any Note Document pursuant to this clause (vii) shall not be materially adverse to the interests of the Noteholder Parties (as reasonably determined by the Board of Directors of the Partnership)).

With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Issuers may elect (in their discretion, but shall not be obligated) to deliver to the Trustee an Officer’s Certificate at least three Business Days (in the case of unsecured Indebtedness) and 15 Business Days (in the case of secured Indebtedness) prior to the incurrence thereof (or such shorter time as the Trustee may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Issuers’ election, state that the Issuers have determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions described in “—Certain Covenants—Limitation on Indebtedness” and in “—Certain Covenants—Limitation on Liens” (taking into account any other applicable provisions of this “—Amendments, Supplements and Waivers”), in which case such certificate shall be conclusive evidence thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Old Notes (except as to surviving rights, protections and immunities of the Trustee and rights of registration or transfer or exchange of such Notes, as expressly provided for in the Indenture) when:

(i)

either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that, upon any redemption that requires the payment of the Yield Maintenance Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Yield Maintenance Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii)	the Issuers and/or the Guarantors have paid all other sums payable under the Indenture; and

(iii)

the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Concerning the Trustee

Wilmington Trust, National Association is currently the Trustee and the Collateral Agent under the Indenture. We have appointed Wilmington Trust, National Association as Registrar and Paying Agent with regard to the New Notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations shall be read into the Indenture against the Trustee. The permissive right of the Trustee to do things enumerated in the Indenture shall not be construed as a duty.

The Required Noteholder Parties will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing and is actually known to the Trustee (and has not been cured), the Trustee shall exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture or the Security Documents at the request or direction of any of the Holders of New Notes pursuant to the Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

No Personal Liability of Directors, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in either of the Issuers or any direct or indirect parent companies, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Collateral Agreement, the Indenture or any other Note Document, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes, by accepting a New Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Note Guarantees and the Security Documents are, and the New Notes will be, governed by, and construed and interpreted in accordance with, the law of the State of New York.

Certain Definitions

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided that (i) each Permitted Holder, (ii) StoneMor GP LLC and the persons Controlling StoneMor GP LLC prior to the C-Corporation Conversion and (iii) each other person possessing the contractual right to nominate or appoint directors to the Board of Directors of the Partnership or, after consummation of the C-Corporation Conversion, the C-Corporation shall be deemed to be an Affiliate for purposes of the Indenture.

“Agents” shall mean the Trustee (in each of its capacities under the Indenture) and the Collateral Agent.

“Approved Installment Agreement” means a pre-need installment agreement, in a form approved for use by all applicable Governmental Authorities, and complying with all applicable laws, between an Issuer or any Subsidiary Guarantor and another Person pursuant to which such Issuer or Subsidiary Guarantor has agreed to provide for and sell to such person cemetery services and/or Cemetery Property.

“Archdiocese” means the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization.

“Archdiocese Holdco” means Philadelphia Catholic Cemeteries, LLC, a Delaware limited liability company.

“Archdiocese Lease” means that certain Lease Agreement, dated as of September 26, 2013, among the Archdiocese and the Operating Company, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC and the Partnership (as amended by Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, and Amendment No. 2 to Lease Agreement dated as of May 28, 2014, and as further amended, restated, modified or supplemented from time to time).

“Asset Coverage Test” means, on any date, the ratio of (A) the sum of (i) Unrestricted Cash of the Issuers and their Subsidiaries, (ii) the aggregate amount of “accounts receivable, net of allowance” (or successor line item) set forth in the financial statements that have been (or were required to be) delivered for the relevant Test Period and (iii) the aggregate amount of assets under “Merchandise trusts, restricted, at fair value” (or successor line item) set forth in the financial statements that have been (or were required to be) delivered for the relevant Test Period, in each case as of the last day of the Test Period most recently ended as of such date, to (B) the aggregate principal or face amount of Consolidated Funded Indebtedness outstanding as of the last day of the Test Period most recently ended as of such date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as codified as 11 U.S.C. Section 101 et seq., as amended, and any successor statute of similar import, in each case as in effect from time to time.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors, as amended from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Budget” has the meaning assigned to such term in clause (vii) of “—Certain Covenants—Financial Statements, Reports, etc.”

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in the place of payment are authorized or required by law to remain, or are in fact, closed.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “cash paid for capital expenditures” or similar items reflected in the statement of cash flows of such person; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (a) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (b) condemnation awards arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Notes pursuant to the provisions set forth in “—Optional Redemption” and “—Mandatory Redemption,” (iv) expenditures that are accounted for as capital expenditures by the Partnership or any Subsidiary and that actually are paid for by a person other than the Partnership or any Subsidiary and for which none of Partnership or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such person or any other person (whether before, during or after such period) other than rent and similar or related obligations or (v) expenditures that constitute Investments permitted under the Indenture (but the term “Capital Expenditures” shall include all expenditures made with the proceeds of such Investments by the recipient thereof that would otherwise constitute Capital Expenditures).

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that was treated as an operating lease for purposes of GAAP before the effectiveness of FASB ASC 842 shall not be treated as a “Capital Lease Obligation” and shall continue to receive the same treatment as such lease would have received before the effectiveness of FASB ASC 842.

“Cash Interest” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“Cash Interest Expense” means, with respect to the Partnership and the Subsidiaries on a consolidated basis for any period, Consolidated Interest Expense for such period to the extent such amounts are payable in cash for such period, excluding, without duplication, in any event (i) pay-in-kind Consolidated Interest Expense (including any PIK Interest) or other non-cash Interest Expense (including as a result of the effects of purchase accounting) and (ii) to the extent included in Consolidated Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Partnership or any Subsidiary; provided that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or any amendment of the Indenture.

“Casualty Event” means any event that gives rise to the receipt by the Partnership or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“C-Corporation” means a corporation, which immediately following the C-Corporation Conversion, was the direct or indirect holder of 100% of the partnership interests in the Partnership.

“C-Corporation Conversion” means the consummation of the transactions described in the C-Corporation conversion steps memorandum delivered by the Partnership to the initial purchasers of the Old Notes prior to the Indenture Closing Date, as such transactions may have been modified in any manner not materially adverse to the interests of the Holders and with the Required Noteholder Parties’ consent (it being understood that modifications to the proposed structure to provide for the C-Corporation to be formed below StoneMor GP LLC (the “GP”) instead of merging with the GP in accordance with the structure diagram dated June 15, 2019 shall not be deemed materially adverse to the interests of the Holders and (ii) references to the Partnership in this “Description of the New Notes” and in the Indenture shall refer, mutatis mutandis, to the C-Corporation from and after the C-Corporation Conversion other than for purposes of the definition of “Issuers” and unless otherwise provided in this “Description of the New Notes” or in the Indenture or the context otherwise requires, subject to clause (xi) of “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions.” In addition, one or more of the purchasers of Convertible Preferred Units on the Indenture Closing Date was permitted to make such investment through one or more newly-formed US “blocker corporations” (i) whose only asset was its direct or indirect ownership of Equity Interests in the Partnership (each, a “Blocker Corp”) and cash or other consideration received as a result of ownership of such Convertible Preferred Units and (ii) whose only liabilities were incurred in connection with the ownership of such Equity Interests (e.g., taxes payable). In connection with the C-Corporation Conversion, any such Blocker Corp (or, as applicable, any such purchaser) was permitted to be merged with, or contributed to (or, as applicable, to cause such Blocker Corp to be merged with or contributed to) the C-Corporation in a transaction intended to be tax-free under Code Section 368 or Code Section 351, in exchange for the shares of the C-Corporation such purchaser would have received in consideration for direct ownership of Convertible Preferred Units in the C-Corporation without any discount (any such transaction, a “Blocker Corp Merger”). Any Blocker Corp Merger was deemed to be part of the C-Corporation Conversion permitted by, and subject to, clause (xi) of “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions.”

“Cemetery Laws” means all applicable laws governing the operation of the Issuers’ and the Subsidiary Guarantors’ cemeteries, crematories and funeral homes, the providing of cemetery and funeral services (including cremation services), and the sale of Cemetery Property and other cemetery and funeral merchandise.

“Cemetery Non-Profit” means a person which (i) is organized as a non-profit entity, whether pursuant to Section 501 of the Code or otherwise and (ii) has contracted with any of the Issuers or any Subsidiary Guarantor for the provision of services under a Cemetery Non-Profit Management Agreement. For the sake of clarity, no Cemetery Non-Profit is, or shall be required to become, a Subsidiary Guarantor.

“Cemetery Non-Profit Management Agreement” means an agreement (including a lease) pursuant to which an Issuer or a Subsidiary Guarantor agrees to manage the operations of any Cemetery Non-Profit in the business of providing cemetery services and/or cemetery property or to operate such cemetery property.

“Cemetery Property” means, at any time as to any Issuer or Subsidiary Guarantor, such Issuer or Subsidiary Guarantor’s interest in its real or personal property of the type sold or transferred pursuant to Approved Installment Agreements which property (i) has not, at such time, been sold or transferred to, and (ii) is not under contract to be sold or transferred to, any other person.

“CFC” means any controlled foreign corporation within the meaning of Section 957 of the Code.

A “Change in Control” shall mean:

(i)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Equity Interests representing more than 50% of the Equity Interests in the Partnership or the General Partner entitled to vote for members of the board of directors or equivalent governing body of the Partnership or the General Partner on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(ii)

the Permitted Holders cease to have a contractual right under the Nomination and Director Voting Agreement to appoint or nominate (a) three of the directors on the board of directors of the C-Corporation in the case of a 7 member board of directors or (b) at least 3/7ths of such directors in the event that the board of directors of the C-Corporation does not contain 7 members;

(iii)	any holder of Equity Interests other than the Permitted Holders has the contractual or other right to appoint or nominate a majority of the directors on the board of directors of the C-Corporation;

(iv)	the Partnership ceases to own 100% of the Equity Interests in the Operating Company; or

(v)	the C-Corporation ceases to own 100% of the partnership interests in the Partnership;

provided that, notwithstanding anything in this definition to the contrary, the consummation of the transactions to effectuate the C-Corporation Conversion was not, itself, deemed to constitute or result in a Change in Control.

“Charges” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Trustee, the Collateral Agent or any Subagent for the benefit of the Noteholder Parties pursuant to any Security Document.

“Collateral Agent” has the meaning assigned to such term in “—General” until a successor replaces it and, thereafter, means the successor.

“Collateral Agreement” means the Collateral Agreement, dated as of the Indenture Closing Date, and as may be amended, restated, supplemented or otherwise modified from time to time, among the Issuers, each Subsidiary Guarantor and the Collateral Agent.

“Collateral Requirement” means the requirement that, in each case, subject to certain affirmative covenants of the Indenture relating to post-closing obligations and excluding certain requirements that were satisfied on the Indenture Closing Date:

(i)

in the case of any person that becomes a Subsidiary Guarantor after the Indenture Closing Date, the Collateral Agent or the Trustee, as applicable, shall have received, within the time periods set forth in the Indenture, (a) a supplement to the Collateral Agreement, (b) a supplemental indenture executed by such Subsidiary Guarantor in the form of the applicable exhibit attached to the Indenture and (c) supplements to the other Security Documents, if applicable, substantially in the form specified therefor or otherwise in a form sufficient to join such Subsidiary Guarantor to the terms of the Indenture and the Security Documents, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor;

(ii)

after the Indenture Closing Date, within the time periods set forth in the Indenture, (a)(1) all outstanding Equity Interests of any person that becomes a Subsidiary Guarantor after the Indenture Closing Date, (2) all Equity Interests directly acquired by either of the Issuers or any Subsidiary Guarantor after the Indenture Closing Date and (3) all Indebtedness owing to either of the Issuers or any Subsidiary Guarantor, other than, in each case, Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (b) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(iii)

within the time periods set forth in the Indenture, except as otherwise contemplated by the Indenture or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, filings with the United States Copyright Office and the United States Patent and Trademark Office and comparable offices in foreign jurisdictions, Control Agreements and all other actions reasonably required (including those required by applicable Requirements of Law), or as reasonably requested by the Collateral Agent, to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded concurrently with, or promptly following, the execution and delivery of each such Security Document;

(iv)

within the time periods set forth in the Indenture with respect to each of the Mortgaged Properties encumbered pursuant to the post-closing and further assurances and additional security affirmative covenants in the Indenture, the Collateral Agent shall have received, with respect to such Mortgaged

Property (a) counterparts of a Mortgage duly executed and delivered by the record owner of such Mortgaged Property (or an assignment of the applicable Existing Mortgage duly executed and delivered by the Refinanced Credit Agreement Agent) and suitable for recording or filing in all filing or recording offices that may be necessary or reasonably desirable to create (or, if an Existing Mortgage is assigned, continue) a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (b) an opinion of counsel regarding the due authorization, execution and delivery of each Mortgage or Mortgage Amendment delivered pursuant to the post-closing affirmative covenant in the Indenture and each Mortgage delivered pursuant to the further assurances and additional security affirmative covenant in the Indenture, the enforceability of each Mortgage, or of each Existing Mortgage, as amended by the applicable Mortgage Amendment, as applicable, and such other matters customarily covered in real estate counsel opinions, or as the Collateral Agent may reasonably request (provided that local counsel opinions shall be required only with respect to any Mortgaged Property delivered pursuant to the further assurances and additional security affirmative covenant in the Indenture with respect to certain specified jurisdictions set forth on a schedule to the Indenture); it being agreed, however, that if counsel is unwilling to issue such an opinion in connection with any Mortgage Amendment, then the applicable Existing Mortgage may be amended and restated in full or be released by the Collateral Agent and the record owner of such Mortgaged Property shall deliver to the Collateral Agent a Mortgage with respect to such Mortgaged Property in compliance with clause (a); (c) with respect to the Mortgage of a Mortgaged Property demised pursuant to the Archdiocese Lease, a consent and estoppel certificate from the landlord thereunder in a form consistent with the terms of the Archdiocese Lease and (d) such other documents as the Collateral Agent may reasonably request that are available to the Issuers (it being understood that the Collateral Agent has no duty to make such request);

(v)

within the time periods set forth in the Indenture with respect to each of the Mortgaged Properties encumbered pursuant to the post-closing and further assurance and additional security affirmative covenants in the Indenture , the Collateral Agent shall have received (a) a policy or policies or marked up unconditional binder of title insurance, or a date-down and modification endorsement, if available, paid for by the Issuers, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage (or, if an Existing Mortgage is assigned, such Existing Mortgage continues) as a valid Lien on such Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as may be necessary and as the Collateral Agent (acting at the direction of the Trustee (acting at the direction of the Required Noteholder Parties)) may reasonably request and which are available at commercially reasonable rates in the jurisdiction where such applicable Mortgaged Property is located and (b) a survey (including all improvements, easements and other customary matters thereon), as applicable, for which all necessary fees (where applicable) have been paid which (1) complies in all material respects with the minimum detail requirements of the American Land Title Association and National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey (or such other standards as such title company will accept as long as the condition is clause (2) of this paragraph (vii) is met) and (2) is sufficient (together with any survey affidavits of no-change) for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property and to issue all affirmative coverage and endorsements thereto that are customary for a transaction of this type, or that the Collateral Agent may reasonably request (it being understood that the Collateral Agent has no duty to make such request), the issuance of which depend on a survey;

(vi)	evidence of the insurance required by the terms of the Indenture; and

(vii)

after the Indenture Closing Date, the Collateral Agent or the Trustee, as applicable, shall have received (a) such other Security Documents as may be required to be delivered pursuant to the further assurances and additional security affirmative covenant in the Indenture or the Collateral Agreement and (b) upon reasonable request by the Collateral Agent (acting at the direction of the Trustee), or any initial purchaser of the Old Notes, evidence of compliance with any other requirements of the further assurances and additional security affirmative covenant in the Indenture.

Notwithstanding anything in the Notes Documents to the contrary, the Note Parties shall not be required to take any actions to create or perfect any liens in any foreign jurisdiction (other than Puerto Rico) or to perfect any Liens by any means other than the filing of financing statements, entry into control agreements, entry into landlord agreements or bailee letters, filings with the United States Patent and Trademark Office and United States Copyright Office, delivery of stock certificates and instruments (to the extent expressly required by the Security Documents) and recordation of Mortgages to the extent expressly required in the Indenture or under any Security Document.

“Consolidated Debt” at any date means the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money of the Partnership and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Partnership and the Subsidiaries on a consolidated basis, without duplication, the sum of (i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, (a) all Note Obligations and (b) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), (ii) the outstanding principal amount of all purchase money Indebtedness, (iii) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, and similar instruments, in each case only to the extent drawn upon (but, excluding, for the avoidance of doubt, surety bonds), (iv) Capital Lease Obligations, (v) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (iv) above of persons other than the Partnership or any of its Subsidiaries and (vi) all Indebtedness of the types referred to in clauses (i) through (v) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Partnership or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Partnership or such Subsidiary, provided that Consolidated Funded Indebtedness shall not include any letter of credit issued on account of the self-insurance program of the Operating Company to the extent any such letter of credit is undrawn.

“Consolidated Interest Coverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) the Operating Cash Flow Amount for the relevant fiscal period being tested and ending on such last day plus Cash Interest Expense for such fiscal period to (ii) Cash Interest Expense for the relevant fiscal period being tested and ending on such last day.

“Consolidated Interest Expense” means, for any period, (i) the total consolidated interest expense of the Partnership and its Subsidiaries for such period (calculated without regard to any limitations on payment thereof) payable in respect of any Indebtedness plus (ii) without duplication, that portion of Capital Lease Obligations of the Partnership and its Subsidiaries on a consolidated basis representing the interest factor for such period. All calculations of Consolidated Interest Expense shall additionally be adjusted on a pro forma basis to account for any Equivalent Dispositions then being consummated, if applicable, as well as any other Equivalent Dispositions consummated, on or after the first day of any related Test Period (as if consummated on the first day of such Test Period).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account or any Securities Account, an agreement among the Collateral Agent, the financial institution or other person at which such account is maintained and the Grantor maintaining such account, as applicable, effective to grant Control over such account to the Collateral Agent.

“Control Triggering Event” shall occur at any time that (i) an Event of Default arising under clause (ii) (principal payments), clause (iii) (interest payments), clause (iv) (existence, notice of event of default, use of proceeds and negative covenants), clause (vi) (cross-acceleration) and clause (viii) (involuntary and voluntary bankruptcy) under “—Events of Default and Remedies” shall have occurred and be continuing, (ii) the failure of the Issuers or any Subsidiary Guarantor to comply with the provisions described in “—Collateral and Security— Cash Management Systems” or (iii) the Trustee or the Holders of at least 25% aggregate principal amount of the Notes declare the Notes due and payable in whole in accordance with the provisions described in “—Events of Default and Remedies.” Once occurred, a Control Triggering Event shall be deemed to be continuing until no Default or Event of Default shall be continuing.

“Controlled Account” means (i) any Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Grantor and (ii) any Securities Account (including all Financial Assets (as defined in the UCC) held therein and all certificates and instruments, if any, representing or evidencing such Financial Assets) that is the subject of an effective Control Agreement and that is maintained by any Grantor with a securities intermediary.

“Convertible Preferred Units” means the convertible preferred units issued by the Partnership on the Indenture Closing Date for gross proceeds of no less than $57,500,000.

“Copyrights” means (i) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (ii) all renewals of any of the foregoing; (iii) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing and (v) all rights corresponding to any of the foregoing throughout the world.

“Cure Amount” has the meaning assigned to such term in “—Events of Default and Remedies.” “Cure Quarter” has the meaning assigned to such term in “—Events of Default and Remedies.”

“Debt Service” means, with respect to the Partnership and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Definitive Note” means a certificated Note in definitive registered form and in substantially the form of the relevant exhibits to the Indenture with respect to the Old Notes and the New Notes.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dispose” or “Disposed of” means to convey, sell, lease, sub-lease, license, sublicense, sell and leaseback, assign, transfer or otherwise dispose of any property, business or asset, in one transaction or a series of transactions, including any Sale and Lease-Back Transaction and any sale or issuance of Equity Interests of a Subsidiary, and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the earlier of the Maturity Date of the Notes or the date the Notes are no longer outstanding.

“Dollars” or “$” means lawful money of the United States of America.

“DTC” means The Depository Trust Company.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Equity Commitment Letter” means that certain equity commitment letter by and between Axar Capital Management, LP and the C-Corporation dated as of April 1, 2020 relating to the commitment by Axar Capital Management, LP to purchase Equity Interests in the C-Corporation in an aggregate amount up to $17,000,000 subject to the terms and conditions stated therein.

“Equivalent Disposition” means the Disposition by any Issuer or Subsidiary Guarantor to any person (other than to an Issuer or a Subsidiary Guarantor) of (i) assets constituting a business unit, (ii) all or a substantial part of the business of any Issuer or Subsidiary Guarantor or (iii) sufficient Equity Interests of any Issuer or Subsidiary Guarantor so that, after giving effect to such Disposition, such person is no longer a Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Partnership or a Subsidiary, is treated as a single employer under Section 4001 of ERISA or Section 414(b) or of the Code (or for purposes of Section 412 of the Code or Section 302 of ERISA, Section 412(m) or (o) of the Code).

“ERISA Event” means (i) any Reportable Event; (ii) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or, with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (iv) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (v) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, the termination of any Plan under Section 4041(c) of ERISA; (vi) the institution of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Partnership, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vii) the receipt by the Partnership, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Partnership, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (viii) the withdrawal of any of the Partnership, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (ix) the Partnership, a Subsidiary or any ERISA Affiliate engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; (x) the Partnership, a Subsidiary or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or (xi) any event that could result in the imposition of a Lien on any asset of the Partnership or any Subsidiary with respect to any Plan or Multiemployer Plan under Title IV of ERISA or Section 430 of the Code.

“Event of Default” has the meaning assigned to such term in “—Events of Default and Remedies.”

“Excess Cash Flow” has the meaning assigned to such term in “—Mandatory Redemption.”

“Excess Cash Flow Period” has the meaning assigned to such term in “—Mandatory Redemption.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” means (i) Trust Accounts, (ii) zero-balance accounts for the purpose of managing local disbursements, (iii) payroll, employee benefits, withholding tax and other fiduciary accounts, (iv) Deposit Accounts and Securities Accounts with a balance or value of less than or equal to $1.0 million (based on the closing account balances of the end of each Business Day) in the aggregate for all Grantors and (v) cash collateral accounts supporting letters of credit or cash management services permitted by the Indenture for so long as such accounts are supporting obligations under outstanding letters of credit or cash management services.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of the covenants set forth in “—Certain Covenants—Limitation on Indebtedness.”

“Excluded Net Proceeds” has the meaning assigned to such term in “—Mandatory Redemption.”

“Excluded Property” has the meaning assigned to such term in “—Collateral and Security—Certain Limitations on the Collateral.”

“Excluded Real Property” means, unless encumbered by an existing mortgage, (i) owned and leased real property (including real property operated, or to be operated, as a cemetery, crematory or funeral home) that may not be pledged as a matter of law or without prior approval of any Governmental Authorities or third person

(unless such approval has been obtained), (ii) all owned and leased real property that is not operated, and is not intended to be operated, as a cemetery, crematory or funeral home (including corporate and sales offices that are not located at a cemetery, crematory or funeral home property) and (iii) Immaterial Leases under which any Grantor is the tenant.

“Excluded Securities” means any of the following:

(i)

any Equity Interests or Indebtedness with respect to which the Partnership’s Board of Directors reasonably determines in good faith (with communication of such determination, if any, to be delivered to the Trustee in writing) that the cost or other consequence of pledging such Equity Interests or Indebtedness (including any adverse tax consequences to the Issuers or their direct or indirect owners) is likely to be excessive in relation to the value to be afforded thereby;

(ii)	any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(iii)

any Equity Interests of any Foreign Subsidiary that is a CFC (other than Equity Interests of Subsidiaries formed under the laws of or domiciled in Puerto Rico) or any FSHCO in excess of 65% of the outstanding Equity Interests of such Foreign Subsidiary or FSHCO;

(iv)	any Margin Stock; and

(v)

any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement prohibits such a pledge without the consent of any other party or would give any other party (other than a Note Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder; provided that this clause (v) shall not apply if (a) such other party is a Note Party or a Wholly Owned Subsidiary, (b) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Partnership or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement or replacement or renewal thereof is in effect or (c) such prohibition would be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other applicable law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition.

“Excluded Subsidiary” means any of the following:

(i)	any Foreign Subsidiary (other than Subsidiaries formed under the laws of or domiciled in Puerto Rico);

(ii)	any Subsidiary of a Foreign Subsidiary that is a CFC (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico);

(iii)	any FSHCO;

(iv)

each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Note Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Note Obligations (unless such consent, approval, license or authorization has been received);

(v)

any Subsidiary formed in connection with the C-Corporation Conversion that ceased to exist or be a Subsidiary upon completion of the C-Corporation Conversion, so long as such Subsidiary did not hold material assets (other than Equity Interests that are not pledged as Collateral as of the Indenture Closing Date);

(vi)

any other Subsidiary with respect to which, the Board of Directors of the Partnership reasonably determines in good faith (with communication of such determination, if any, to be delivered to the Trustee in writing) that the cost or other consequences (including any adverse tax consequences to the Issuers or their direct or indirect owners) of providing a Guarantee of or granting Liens to secure the Note Obligations are likely to be excessive in relation to the value to be afforded thereby; and

(vii)	any Cemetery Non-Profit.

“Exclusive Management Agreement” means an agreement (including a lease) pursuant to which a Subsidiary Guarantor obtains the exclusive right to manage the operations of any person in the business of providing cemetery services and/or cemetery property or to operate such cemetery property or (ii) providing funeral home services or to operate such funeral home, in each case, for a term of not less than one year at the time of execution of such agreement, including any Cemetery Non-Profit Management Agreement that satisfies the foregoing criteria.

“Existing Mortgage” means each Mortgage delivered pursuant to the Refinanced Credit Agreement.

“Extraordinary Receipts” has the meaning assigned to such term in “—Mandatory Redemption.”

“Financial Covenants” means the covenants of the Issuers set forth in “—Certain Covenants—Financial Covenants.”

“Financial Officer” of any person means the Chief Executive Officer, Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Foreign Subsidiary” means any Subsidiary that is not organized in the United States, any state thereof or the District of Columbia.

“FSHCO” means any Subsidiary that has no material assets other than stock or debt of one or more Foreign Subsidiaries (other than a Foreign Subsidiary formed under the laws of or domiciled in Puerto Rico) that are CFCs.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time, applied on a consistent basis, subject to certain provisions of the Indenture.

“General Partner” means the C-Corporation or such other person as the Required Noteholder Parties shall approve.

“Global Notes” means the permanent global notes in registered form and in substantially the form of the relevant exhibits to the Indenture with respect to the Old Notes and the New Notes.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“GP Agreement” means that certain Second Amended and Restated Limited Liability Agreement of the General Partner, dated as of May 21, 2014, as may be amended, restated, modified, replaced or supplemented from time to time (including, for the avoidance doubt, any replacement in connection with any successor entity becoming the General Partner) as permitted under the Indenture.

“Grantor” has the meaning assigned to such term in “—Collateral and Security—Certain Limitations on the Collateral.”

“Guarantee” of or by any person (the “guarantor”) means (i) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Indenture Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by the Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“guarantor” has the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” means the Subsidiary Guarantors and the C-Corporation.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Requirement of Law pertaining to the environment.

“Holder” or “Noteholder” means the Person in whose name the Notes are registered.

“Immaterial Leases” means, with respect to any Note Party or any Subsidiary of a Note Party, (i) oral, month-to-month, season-to-season or otherwise terminable farm leases of excess cemetery land, (ii) oral, month-to-month or “term of employment” residential leases with employees, (iii) month-to-month leases for office or storage use, (iv) cell site, cell tower, communication, billboard and sign leases on excess cemetery land, (v) oil and gas leases not effecting cemetery use, (vi) leases of modular office buildings, (vii) residential leases with a term of not more than three years and (viii) other leases having no material adverse effect on the cemetery or funeral home use of the real property involved (or the value of such real property).

“Indebtedness” of any person means, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), (v) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (vi) all Capital Lease Obligations of such person, (vii) the principal component of all obligations of such person in respect of bankers’ acceptances and (viii) all Guarantees by such person of Indebtedness described in clauses (i) to (vi) above; provided that Indebtedness shall not include (a) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (b) prepaid or deferred revenue, (c) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (d) earn-out obligations (to the extent permitted under the Indenture) until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (e) obligations in respect of Third Party Funds incurred in the ordinary course of business, (f) in the case of the Partnership and the Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations of the Partnership and the Subsidiaries and (g) any Trust Funds. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof. The obligations of the applicable Subsidiary Guarantors under the Archdiocese Lease, as in effect on the Indenture Closing Date, shall not constitute Indebtedness.

“Indenture” has the meaning assigned to such term in “—General.”

“Indenture Closing Date” means June 27, 2019.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property, including any licenses thereto.

“Intercreditor Agreement” means any intercreditor agreement entered into with the Trustee, the Collateral Agent and the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is expressly permitted (including with respect to priority) under the Indenture.

“Interest Payment Date” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“Interest Period” means, with respect to any New Note, the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period with respect to any New Note shall commence on and include the Issue Date of the New Notes and end on and exclude the first Interest Payment Date to occur after the Issue Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the date immediately following the last day of such Interest Period).

“Investment” has the meaning assigned to such term in “—Certain Covenants—Limitation on Investments, Loans and Advances.”

“Issuers” has the meaning assigned to such term in “—General.”

“Issue Date” means the date the New Notes are issued.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (i) a material adverse effect on the business, property, operations, assets, liabilities (actual or contingent), operating results, prospects or financial condition of the Partnership and the Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Issuers and the Subsidiary Guarantors (taken as a whole) to fully and timely perform any of their payment obligations under any Note Document to which either of the Issuers or any of the Subsidiary Guarantors is a party or (iii) the validity or enforceability of any of the Note Documents or the material rights and remedies of the Trustee and the Noteholder Parties thereunder.

“Material Indebtedness” means Indebtedness (other than Notes) of any one or more of the Issuers or any Subsidiary in an aggregate principal amount exceeding $5.0 million.

“Material Real Property” means any parcel or parcels of Real Property now or hereafter owned or leased by any Issuer or any Guarantor; provided that “Material Real Property” shall not include any Excluded Property.

“Maturity Date” means June 30, 2024.

“Maximum Rate” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“Merchandise Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by a Note Party as required in accordance with applicable law to receive and administer the aggregate of all amounts required by applicable law derived from the sale of services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, vaults and caskets, used in connection with the final disposition, memorialization, interment, entombment or inurnment of human remains.

“Minimum Liquidity Cure Trigger Date” has the meaning assigned to such term in “—Events of Default and Remedies.”

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties” means each Material Real Property encumbered by a Mortgage pursuant to the post-closing and the further assurance and additional security affirmative covenants set forth in the Indenture.

“Mortgage Amendment” means, with respect to each Existing Mortgage, an amendment of such Existing Mortgage between the applicable Subsidiary Guarantor and the Collateral Agent in form and substance reasonably satisfactory to the Required Noteholder Parties.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt and other security documents (including amendments to any of the foregoing, and including an Existing Mortgage, as assigned by the Refinanced Credit Agreement Agent to the Collateral Agent, and as amended by the applicable Subsidiary Guarantor and Collateral Agent) delivered with respect to Mortgaged Properties, unless an Existing Mortgage is amended, each substantially in the form set forth as an exhibit to the Indenture (with such changes as may be necessary to account for local law matters) or in such other form as is reasonably satisfactory to the Required Noteholder Parties and the Issuers, in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Partnership or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Proceeds” has the meaning assigned to such term in “—Mandatory Redemption.”

“New Notes” has the meaning assigned to such term in “—General.”

“Nomination and Director Voting Agreement” means the Second Amendment to the Nomination and Director Voting Agreement dated the Indenture Closing Date by and among the Partnership, Axar Capital Management L.P., American Infrastructure Funds L.P. and certain affiliates of the purchasers party thereto, as such Nomination and Director Voting Agreement may be amended, restated, modified or otherwise replaced from time to time.

“Note Documents” means (i) the Indenture, (ii) the Security Documents, (iii) any Intercreditor Agreement, (iii) the Registration Rights Agreement (except with respect to the New Notes) and (v) all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Note Party for the benefit of any Agent or Secured Parties in connection therewith on or after the Indenture Closing Date.

“Note Obligations” means (i) the due and punctual payment by the Issuers of (a) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes issued by the Issuers under the Indenture, when and as due, whether at maturity, by acceleration, upon one or more dates set for redemption or otherwise and (b) all other monetary obligations of the Issuers owed under or pursuant to the Indenture and each other Note Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (ii) the due and punctual payment of all obligations of each other Note Party under or pursuant to each of the Note Documents.

“Note Parties” means the Issuers and the Subsidiary Guarantors.

“Noteholder Party” means the initial purchasers of the Old Notes and the Holders.

“Notes” has the meaning assigned to such term in “—General.” For all purposes of this “Description of the New Notes” and the Indenture, the term “Notes” shall also include any PIK Notes that may be issued.

“Notes Minimum” means $2,000 (or if a PIK Payment has been made $1.00).

“Notes Multiple” means $1,000 (or if a PIK Payment has been made $1.00).

“Officer’s Certificate” means a certificate signed on behalf of each of the Issuers by a Responsible Officer of each Issuer who, in the case of the Officer’s Certificate required by clause (i) of “—Certain Covenants— Financial Statements, Reports, etc.,” must be a Financial Officer of the Partnership (or C-Corporation), which meets the requirements set forth in the Indenture.

“Operating Cash Flow Amount” means, on any date, the aggregate amount of “net cash provided by operating activities” (or successor line item) set forth in the financial statements that have been (or were required to be) delivered for the relevant Test Period.

“Operating Company” means StoneMor Operating LLC, a Delaware limited liability company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel that delivers an Opinion of Counsel on behalf of the Issuers or other person may be an employee of, or counsel, to the Issuers or such other person.

“Old Notes” has the meaning assigned to such term in “—General.”

“Parent Entity” means any direct or indirect parent of the Partnership (including, without limitation, the General Partner, but excluding, for the avoidance of doubt, any Permitted Holder).

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008, as amended, restated, modified, extended, renewed, replaced or supplemented from time to time as permitted under the Indenture.

“Patents” means (i) any and all patents and patent applications; (ii) all inventions and improvements described and claimed therein; (iii) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (iv) all licenses of the foregoing whether as licensee or licensor; (v) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (vi) all rights to sue for past, present, and future infringements thereof and (vii) all rights corresponding to any of the foregoing throughout the world.

“Paying Agent” has the meaning assigned to such term in “—Paying Agent and Registrar.”

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Holders” means, Axar Capital Management, L.P., the C-Corporation and their respective Affiliates other than, for the avoidance of doubt, the Partnership and any of its Subsidiaries.

“Permitted Investments” means:

(i)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii)	investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(iii)

investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(iv)

fully collateralized repurchase agreements with a term of not more than thirty days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)

money market funds that (a) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (b) are rated AAA by S&P and Aaa by Moody’s and (c) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” has the meaning assigned to such term in “—Certain Covenants—Limitation on Liens.”

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (ii)(a) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness (excluding customary amortization) is greater than or equal to the lesser of (1) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (2) the Weighted Average Life to Maturity of the Notes then outstanding, (iii) if the Indebtedness being Refinanced is subordinated in right of payment and/or in lien priority to the Note Obligations under the Indenture, such Permitted Refinancing Indebtedness shall be subordinated in right of payment and/or in lien priority, as applicable, to such Note Obligations on terms not materially less favorable to the Noteholder Parties as those contained in the documentation governing the Indebtedness being Refinanced, (iv) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced, (v) the other terms of such Permitted Refinancing Indebtedness (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms) are substantially similar to, or not more restrictive to the Partnership and the Subsidiaries than, in each case taken as a whole, the terms applicable to the Notes (except for (a) covenants or other provisions applicable only to periods after the Maturity Date or (b) those that are otherwise reasonably acceptable to the Issuers and the Required Noteholder Parties (with communication of such covenants or provisions, if any, to be delivered to the Issuers, the Trustee and the Collateral Agent in writing) (or, if more restrictive, the Note Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard)) and (vi) at the time of such Refinancing, no Event of Default shall have occurred or be continuing.

“Perpetual Care Trust” means a trust fund or other reserve, trust, escrow or any similar arrangement established and administered by a Note Party as required in accordance with applicable law for the purpose of receiving the aggregate of all amounts required by applicable law derived from the sale of interests in real property, or fixtures, including, without limitation, mausoleums, niches, columbaria, urns, or crypts, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains and set aside in reserve, trust, escrow or any similar arrangement and administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments.

“person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“PIK Interest” means the interest on the Notes due in respect of the PIK Interest Portion on an Interest Payment Date, which is paid, at the Issuers’ election, by increasing the amount of outstanding Notes or by issuing additional PIK Notes.

“PIK Interest Portion” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“PIK Payment” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) maintained or contributed to by the Partnership, any Subsidiary or any ERISA Affiliate or to which the Partnership, any Subsidiary or any ERISA Affiliate has or may have an obligation to contribute, and each such plan for the six-year period immediately following the latest date on which the Partnership, any Subsidiary or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall have the meaning assigned to such term in “—Certain Covenants—Financial Statements, Reports, etc.”

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligor” has the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Compliance” means, at any date of determination, that the Partnership and the Subsidiaries shall be in compliance, after giving pro forma effect to the relevant transactions, with the Financial Covenants, recomputed as at the last day of the most recently ended fiscal quarter of the Partnership and the Subsidiaries for which the financial statements and certificates required pursuant to”—Certain Covenants—Financial Statements, Reports, etc.” have been delivered.

“pro forma effect” or “pro forma basis” means, as to any person, for any Specified Transaction that occurs subsequent to the commencement of a period for which the financial effect of such Specified Transaction is being calculated, and giving effect to the Specified Transaction for which such calculation is being made as well as all other Specified Transactions that have occurred subsequent to the commencement of such period and or prior to the date of such calculation, such calculation as will give pro forma effect to all such Specified Transaction as if such Specified Transaction occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such Specified Transaction.

“Public Noteholder Party Information” shall have the meaning assigned to such term in “—Certain Covenants—Financial Statements, Reports, etc.”

“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Note Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Record Date” has the meaning assigned to such term in “—Principal, Maturity and Interest.”

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Credit Agreement Agent” means Capital One, National Association as Administrative Agent under the Refinanced Credit Agreement.

“Refinanced Credit Agreement” means that certain Credit Agreement, dated as of August 4, 2016, among StoneMor Operating LLC, the other borrowers party thereto, the lenders party thereto, the Refinanced Credit Agreement Agent, and the other agents and parties thereto, as amended through Amendment No. 8, dated as of February 4, 2019, and which was terminated on the Indenture Closing Date as part of the Transactions.

“Refinanced Senior Notes” means the 7 7/8% Senior Notes due 2021, issued under the Refinanced Senior Notes Indenture.

“Refinanced Senior Notes Indenture” means that indenture, dated as of May 28, 2013, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantor subsidiaries party thereto and Wilmington Trust, National Association, as trustee, which governed the Refinanced Senior Notes and which was terminated on the Indenture Closing Date as part of the Transactions.

“Registrar” has the meaning assigned to such term in “—Paying Agent and Registrar.”

“Registration Rights Agreement” has the meaning assigned to such term in “—General.”

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder as to which the PBGC has not waived the requirement of Section 4043(a) of ERISA that it be notified of such event with respect to a Plan under subsections .22, .23, .25, .27 or .28 of 29 CFR Part 4043.

“Required Noteholder Parties” means, at any time, Holders holding Notes (including PIK Notes, if any) that, taken together, represent more than 50% of the principal amount of the Notes outstanding at such time (including PIK Notes, if any), voting as a single class.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” means, in relation to any Person, any of the following: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of such Person (or, if such Person is organized as a limited partnership, its general partner).

“Restricted Payments” has the meaning assigned to such term in “—Certain Covenants—Limitation on Dividends and Distributions.” The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Issuers in good faith).

“Rights Offering” has the meaning specified in “—Certain Covenants—Limitation on Dividends and Distributions.”

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in “—Certain Covenants— Limitation on Sale and Lease-Back Transactions.”

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent, each Agent, each Noteholder Party and each subagent appointed pursuant to the Indenture by the Trustee with respect to matters relating to the Note Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Account” has the meaning assigned to such term in the Uniform Commercial Code.

”Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Mortgages, the Collateral Agreement, each intellectual property security agreement, and each of the security agreements, pledge agreements and other instruments and documents executed and delivered at any time pursuant to any of the foregoing or pursuant to the post-closing and the further assurances and additional security affirmative covenants in the Indenture.

“Specified Equity Contribution” has the meaning assigned to such term in “—Events of Default and Remedies.”

“Specified Transaction” means (i) any Disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary of the Partnership or of any product line, business unit or line of business of the Partnership, (ii) any Investment that results in a person becoming a Subsidiary of the Partnership, (iii) the incurrence, assumption, issuance or permanent redemption or repayment of any Indebtedness or (iv) the entry into any other transaction or the making of any payment for which Pro Forma Compliance is required by the terms of the Indenture.

“Subagent” means one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact with respect to all or any part of the Collateral that each Agent may appoint from time to time, when it deems it to be necessary or desirable; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Trustee or the Collateral Agent.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held or (ii) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Partnership. Notwithstanding the foregoing, the Archdiocese Holdco shall not constitute a “Subsidiary” for purposes of this “Description of the New Notes,” the Indenture or any other Note Document.

“Subsidiary Guarantor” means each Subsidiary of the Partnership that is not an Excluded Subsidiary.

”Successor Issuer” has the meaning assigned to such term in clause (x) of “—Certain Covenants—Mergers, Consolidations, Sales of Assets and Acquisitions.”

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” means the date on which the principal of and interest on each Note and all other expenses or amounts payable under any Note Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) or the Indenture shall have otherwise been discharged in accordance with the provisions described in”—Satisfaction and Discharge.”

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Partnership then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to clauses (i) or (ii) of “—Certain Covenants—Financial Statements, Reports, etc.;” provided that, prior to the first date financial statements have been delivered pursuant to clauses (i) or (ii) of “—Certain Covenants—Financial Statements, Reports, etc.,” the Test Period in effect shall be the four fiscal quarter period ended March 31, 2019.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Partnership or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Partnership or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Trademarks” means (i) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (ii) all licenses of the foregoing, whether as licensee or licensor; (iii) all renewals of the foregoing; (iv) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (v) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing and (vi) all rights corresponding to any of the foregoing throughout the world.

“Transactions” means, collectively, the transactions that previously occurred in connection with the issuance of the Old Notes pursuant to the Note Documents, including (i) the execution, delivery and performance of the

Note Documents, the creation of the Liens pursuant to the Security Documents, and the purchase and sale of the Old Notes under the Indenture, the issuance of the Old Notes and the use of proceeds thereof; (ii) the issuance of the Convertible Preferred Units; (iii) the repayment in full of, and the termination and release of all obligations, security interests and commitments under, the Refinanced Credit Agreement and the Refinanced Senior Notes Indenture and (iv) the payment of all fees and expenses owed in connection with the foregoing.

“Treasury Rate” has the meaning assigned to such term in “—Optional Redemption.”

“Trust Accounts” means, collectively, the Perpetual Care Trusts and Merchandise Trusts.

“Trust Committee” has the meaning assigned to such term in “—Certain Covenants—Maintenance of Trust Funds and Trust Accounts.”

“Trust Funds” means, as of any date of determination in connection with the Trust Accounts, the aggregate of all amounts required by applicable law to be set aside in reserve, trust or escrow or any similar arrangement.

“Trust Indenture Act” has the meaning assigned to such term in “—General.”

“Trustee” has the meaning assigned to such term in “—General” until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means cash or cash equivalents of the Partnership or any of its Subsidiaries that would not appear as ”restricted” on a consolidated balance sheet of the Partnership or any of its Subsidiaries; provided that amounts pledged with respect to cash collateralized letters of credit shall be excluded from the calculation of Unrestricted Cash for all purposes under the Indenture.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Partnership that is a Wholly Owned Subsidiary of the Partnership.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Maintenance Premium” has the meaning assigned to such term in “—Optional Redemption.”

BOOK-ENTRY; DELIVERY AND FORM

With the exception of one definitive note, the New Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Definitive Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Definitive Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank SA./ NV, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note may be subject to the procedures and requirements of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC).

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of Definitive Notes and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names Notes, including Global Notes, are registered as the owners of such Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of any Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the applicable Global Notes for Definitive Notes, and to distribute those Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform or to continue to perform those procedures, and may discontinue or change those procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Definitive Notes

A Global Note is exchangeable for Definitive Notes if:

•

DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the applicable Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed;

•	the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes; or

•	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Definitive Notes will also be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the Old Notes for the New Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Old Notes or the New Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the Old Notes for the New Notes pursuant to the exchange offer.

This discussion applies only to Holders who purchased the Old Notes pursuant to their original issuance for cash on June 27, 2019, participate in the exchange offer and held the Old Notes, and will hold the New Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the U.S.;

•	persons subject to the alternative minimum tax;

•	U.S. persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the Old Notes or New Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Old Notes or New Notes being taken into account in an applicable financial statement;

•	individual retirement accounts or qualified pension plans; and

•	persons deemed to sell the Old Notes or New Notes under the constructive sale provisions of the Code.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds an Old Note or New Note, the tax treatment of a partner in that partnership generally will depend on the status of the partner, certain determinations made at the partner level and the activities of the partnership. Holders of the Old Notes or New Notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the exchange of Old Notes for New Notes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR THE NEW NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of Old Notes for New Notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange of Old Notes for New Notes will not be a taxable event to Holders for U.S. federal income tax purposes. As a result, a Holder will not recognize any taxable gain or loss on the exchange of Old Notes for New Notes. Moreover, the New Notes will have the same tax attributes as the Old Notes exchanged therefor and the same tax consequences to Holders as the Old Notes have to Holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for the Old Notes if:

•	you acquire the New Notes in the ordinary course of your business;

•

you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of such New Notes; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the exchange offer registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in New Notes may be required to deliver this prospectus.

We are entitled under certain circumstances under the Registration Rights Agreement to suspend the use of this prospectus to the extent it is included in a shelf registration statement by broker-dealers if, in our good faith determination, the continued effectiveness of the registration statement and the use of this prospectus would require the public disclosure of material non-public information. If we suspend the use of this prospectus, the period referred to above during which we have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with certain resales, will be extended by a number of days equal to the period of the suspension and we will pay additional interest, if required, pursuant to the Registration Rights Agreement.

If you wish to exchange New Notes for your Old Notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives New Notes for your own account in exchange for Old Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market- making or other trading activities and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes received by it in the exchange offer, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We agreed to permit the use of this prospectus for a period of up to 90 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as provided in the letter of transmittal. Furthermore, we agree to amend or supplement this prospectus during such period, if so requested, in order to expedite or facilitate the disposition of any New Notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer, other than fees and expenses of counsel to the Holders and brokerage commissions and transfer taxes, if any, and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay the reasonable fees and expenses of one counsel for Holders whose Old Notes are included in a shelf registration statement.

LEGAL MATTERS

The validity of the New Notes offered in this exchange offer will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania, which will also pass upon for us certain matters of California, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, New York, Ohio, Pennsylvania and Virginia law. Certain matters under Alabama law will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz P.C. Certain matters of Arkansas law will be passed upon for us by Dover Dixon Horne PLLC. Certain matters of Colorado law will be passed upon for us by Holland and Hart LLP. Certain matters of Hawaii law will be passed upon for us by McCorriston Miller Mukai MacKinnon LLP. Certain matters of Indiana law will be passed upon for us by May Oberfell Lorber. Certain matters of Iowa law will be passed upon for us by Nyemaster Goode, P.C. Certain matters of Kansas law will be passed upon for us by Gilliland Green LLC. Certain matters of Kentucky law will be passed upon for us by Vorys, Sater, Seymour and Pease LLP. Certain matters of Michigan law will be passed upon for us by Honigman Miller Schwartz and Cohn LLP. Certain matters of Mississippi law will be passed upon for us by Mitchell, McNutt & Sams, P.A. Certain matters of Missouri law will be passed upon for us by Husch Blackwell LLP. Certain matters of North Carolina law will be passed upon for us by Holland & Knight LLP. Certain matters of Oklahoma law will be passed upon for us by GableGotwals. Certain matters of Oregon and Washington law will be passed upon for us by Davis Wright Tremaine LLP. Certain matters of Puerto Rico law will be passed upon for us by Pietrantoni Méndez & Alvarez LLC. Certain matters of Rhode Island law will be passed upon for us by Brennan, Recupero, Cascione, Scungio & McAllister, LLP. Certain matters of South Carolina law will be passed upon for us by Fox Rothschild LLP. Certain matters of Tennessee law will be passed upon for us by Bass, Berry & Sims PLC. Certain matters of West Virginia law will be passed upon for us by Spilman Thomas & Battle, PLLC. Certain matters of Wisconsin law will be passed upon for us by DeWitt LLP.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2019 and 2018 included in Annex B to this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Annex A-1

LETTER OF TRANSMITTAL

FOR HOLDERS OF GLOBAL NOTES

TO TENDER

Old 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024

OF

STONEMOR PARTNERS L.P.

AND

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA

SUBSIDIARY, INC.

PURSUANT TO THE EXCHANGE OFFER AND

PROSPECTUS DATED JUNE     , 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY     , 2020 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is:

Wilmington Trust, National Association

(Exchange Agent/Depositary addresses)

By Mail, Overnight Mail or Courier:

Wilmington Trust, National

Association c/o Wilmington Trust

Company Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Workflow Management – 5th Floor

By Facsimile: (302) 636-4139

Attn: Workflow Management – 5th Floor

By Email: DTC@wilmingtontrust.com

If you wish to exchange currently outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 for an equal aggregate principal amount at maturity of new 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 pursuant to the Exchange Offer, you must validly tender (and not withdraw) outstanding notes to the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date by causing an agent’s message to be received by the Exchange Agent prior to such time.

The undersigned hereby acknowledges receipt of the Prospectus, dated June     , 2020 (the “Prospectus”), of StoneMor Partners L.P. and Cornerstone Family Services of West Virginia Subsidiary, Inc. (together, the “Issuers”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange their issued and outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “Old Notes”) for a like principal amount of their 9.875%/11.500% Senior Secured PIK

Toggle Notes due 2024 (the “New Notes”) that have been registered under the Securities Act, as amended (the “Securities Act”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. To extend the Exchange Offer, we will notify the exchange agent of any extension. We will notify the registered holders of Old Notes of the extension by a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes that were issued in book-entry form and are represented by global notes held for the account of The Depository Trust Company (“DTC”). Tender of such Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of DTC pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering—Notes Represented by Global Notes Held in Book-Entry Form.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

(1)	By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

(2)

By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of Old Notes.

(3)

The tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuers as to the terms and conditions set forth in the Prospectus.

(4)

The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act)

without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

(5)	By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, whether or not you are the holder;

(b)	neither you nor any such other person have any arrangement or understanding with any person to participate in the distribution of such New Notes;

(c)	neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

(d)	neither you nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of either Issuer or a Guarantor; and

(e)

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of such New Notes.

(6)

If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

(7)

If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

(8)	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy, and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders

Tenders of Old Notes will be accepted only in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions

The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.	Requests for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal

Tenders may be withdrawn only pursuant to the withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Annex A-2

LETTER OF TRANSMITTAL

FOR HOLDERS OF DEFINITIVE NOTES

TO TENDER

Old 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024

OF

STONEMOR PARTNERS L.P.

AND

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA

SUBSIDIARY, INC.

PURSUANT TO THE EXCHANGE OFFER AND

PROSPECTUS DATED JUNE     , 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY     , 2020 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is:

Wilmington Trust, National Association

(Exchange Agent/Depositary addresses)

By Mail, Overnight Mail or Courier:

Wilmington Trust, National

Association c/o Wilmington Trust

Company Rodney Square North

1100 North Market Street

Wilmington, DE 19890-

1626

Attn: Workflow Management – 5th Floor

By Facsimile: (302) 636-4139

Attn: Workflow Management – 5th Floor

By Email: DTC@wilmingtontrust.com

If you wish to exchange currently outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 for an equal aggregate principal amount at maturity of new 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 pursuant to the Exchange Offer, you must validly tender (and not withdraw) outstanding notes to the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date by causing an agent’s message to be received by the Exchange Agent prior to such time.

The undersigned hereby acknowledges receipt of the Prospectus, dated June     , 2020 (the “Prospectus”), of StoneMor Partners L.P. and Cornerstone Family Services of West Virginia Subsidiary, Inc. (together, the “Issuers”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange their issued and outstanding 9.875%/11.500% Senior Secured PIK Toggle

Notes due 2024 (the “Old Notes”) for a like principal amount of their 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”) that have been registered under the Securities Act, as amended (the “Securities Act”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. To extend the Exchange Offer, we will notify the exchange agent of any extension. We will notify the registered holders of Old Notes of the extension by a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes who hold their Notes in definitive form. Tender of Old Notes is to be made according to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering—Notes Held in Definitive Form.” For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date:

•	The certificate(s) representing the Old Notes to be exchanged in the Exchange Offer; and

•	A properly completed and duly executed copy of this Letter of Transmittal.

List below the Old Notes enclosed herewith to which this Letter of Transmittal relates. If the space below is inadequate, list the registered numbers and principal amounts on a separate signed schedule and affix the list to this Letter of Transmittal.

Name(s) and Address(es) of Registered Holder(s) Exactly as Name(s) Appear(s) on Old Notes (Please Fill In, If Blank)	Old Note(s) Tendered
	Registered Number(s)	Aggregate Principal Amount Represented by Old Notes(s)	Principal Amount Tendered*

*   Unless otherwise indicated, any tendering holder of Old Notes will be deemed to have tendered the entire aggregate principal amount represented by such Old Notes. All tenders must be in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

(1)	By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

(2)

By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of Old Notes.

(3)

The tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuers as to the terms and conditions set forth in the Prospectus.

(4)

The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

(5)	By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, whether or not you are the holder;

(b)	neither you nor any such other person have any arrangement or understanding with any person to participate in the distribution of such New Notes;

(c)	neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

(d)	neither you nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of either Issuer or a Guarantor; and

(e)

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of such New Notes.

(6)

If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

(7)

If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

(8)

Unless otherwise indicated under “Special Issuance Instructions,” please issue the New Notes issued in exchange for the Old Notes accepted for exchange and return any Old Notes not tendered or not exchanged, in the name(s) of the undersigned. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail or deliver the New Notes issued in exchange for the Old Notes accepted for exchange and any Old Notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned’s signature(s). In the event that both “Special Issuance Instructions” and “Special Delivery Instructions” are completed, please issue the New Notes issued in exchange for the Old Notes accepted for exchange in the name(s) of, and return any Old Notes not tendered or not exchanged to, the person(s) so indicated. The undersigned recognizes that the Issuers have no obligation pursuant to the “Special Issuance Instructions” and “Special Delivery Instructions” to transfer any Old Notes from the name of the registered holder(s) thereof if the Issuers do not accept for exchange any of the Old Notes so tendered for exchange.

(9)	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy, and legal and personal representatives.

SPECIAL ISSUANCE INSTRUCTIONS (See Instructions 4 and 5)

To be completed only if Old Notes in a principal amount not tendered, or New Notes issued in exchange for Old Notes accepted for exchange, are to be issued in the name of someone other than the undersigned. Issue New Notes and/or Old Notes to:

Name:
(Type or Print)

Address:

(Zip Code)

(Tax Identification or Social Security Number) (Complete Substitute Form W-9)

SPECIAL DELIVERY INSTRUCTIONS (See Instructions 4 and 5)

To be completed ONLY if the New Notes are to be issued or sent to someone other than the undersigned or to the undersigned at an address other than as indicated above.

Mail    ☐      Issue    ☐  (check appropriate boxes)

Name:
(Type or Print)

Address:

(Zip Code)

(Tax Identification or Social Security Number)

IMPORTANT PLEASE SIGN HERE (Complete Accompanying Substitute Form W-9)

Signature(s) of Registered Holders of Old Notes:

Dated:

(The above lines must be signed by the registered holder(s) of Old Notes as name(s) appear(s) on the Old Notes, or by person(s) authorized to become registered holder(s) by a properly completed bond power from the registered holder(s), a copy of which must be transmitted with this Letter of Transmittal. If Old Notes to which this Letter of Transmittal relate are held of record by two or more joint holders, then all such holders must sign this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then such person must (i) set forth his or her full title below and (ii) unless waived by the Issuers, submit evidence satisfactory to the Issuers of such person’s authority so to act. See Instruction 5 regarding completion of this Letter of Transmittal, printed below.)

Name:
(Please Print)

Capacity:

Address:
(Including Zip Code)

Area Code and Telephone Number:

SIGNATURE GUARANTEE (If Required by Instruction 4) Certain Signatures Must be Guaranteed by an Eligible Institution

(Name of Eligible Institution Guaranteeing Signatures)

(Address (including zip code) and Telephone Number (including area code) of Firm)

(Authorized Signature)

(Printed Name)

(Title)

Dated:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Delivery of This Letter of Transmittal and Old Notes.

All Old Notes in definitive form as well as a properly completed and duly executed copy of this Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

The method of delivery of the tendered Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder and, except as otherwise provided below, the delivery will be deemed made only when actually received or confirmed by the Exchange Agent. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. Instead of delivery by mail, it is recommended that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Issuers.

2.	Tender by Holder.

Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. Any beneficial holder of Old Notes who is not the registered holder and who wishes to tender should arrange with the registered holder to execute and deliver this Letter of Transmittal on his behalf or must, prior to completing and executing this Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder’s name or obtain a properly completed bond power from the registered holder.

3.	Partial Tenders.

Tenders of Old Notes will be accepted only in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be sent to the holder at his or her registered address promptly after the Old Notes are accepted for exchange.

4.	Signatures on this Letter of Transmittal; Bond Powers and Endorsements; Guarantee of Signatures.

If this Letter of Transmittal (or facsimile hereof) is signed by the registered holder(s) of the Old Notes tendered hereby, the signature must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever.

If this Letter of Transmittal (or facsimile hereof) is signed by the registered holder or holders of Old Notes tendered hereby and the New Notes issued in exchange therefor are to be issued (or any untendered principal amount of Old Notes is to be reissued) to the registered holder, the said holder need not and should not endorse any tendered Old Notes, nor provide a separate bond power. In any other case, such holder must either properly endorse the Old Notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by an Eligible Institution.

If this Letter of Transmittal (or facsimile hereof) is signed by a person other than the registered holder or holders of any Old Notes listed, such Old Notes must be endorsed or accompanied by appropriate bond powers, in each case signed as the name of the registered holder or holders appears on the Old Notes.

If this Letter of Transmittal (or facsimile hereof) or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to act must be submitted with this Letter of Transmittal.

Endorsements on Old Notes or signatures on bond powers required by this Instruction 4 must be guaranteed by an Eligible Institution.

No signature guarantee is required if (i) this Letter of Transmittal (or facsimile hereof) is signed by the registered holder(s) of the Old Notes tendered hereby and the New Notes are to be issued directly to such registered holder(s) and neither the box entitled “Special Delivery Instructions” nor the box entitled “Special Registration Instructions” has been completed, or (ii) such Old Notes are tendered for the account of an Eligible Institution. In all other cases, all signatures on this Letter of Transmittal (or facsimile hereof) must be guaranteed by an Eligible Institution.

5.	Special Registration and Delivery Instructions.

Tendering holders should indicate, in the applicable box or boxes, the name and address to which New Notes or substitute Old Notes for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name and address of the person signing this Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated.

6.	Transfer Taxes.

The Issuers will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

7.	Important Tax Information.

Under U.S. federal income tax law, a holder of New Notes may be subject to backup withholding on reportable payments received in respect of the New Notes unless the holder provides the Exchange Agent with its correct taxpayer identification number (“TIN”) and certain other information on Internal Revenue Service (“IRS”) Form W-9, which is included herein, or otherwise establishes an exemption. If the Exchange Agent is not provided with the correct TIN or an adequate basis for an exemption, a holder may be subject to a penalty imposed by the IRS, and backup withholding (currently at a rate of 24%) may apply to any reportable payments made to such holder. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely provided to the IRS.

To prevent backup withholding on reportable payments in respect of the New Notes, each holder that is a U.S. person for U.S. federal income tax purposes must provide such holder’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided on the IRS Form W-9 is correct (or that the holder is awaiting a TIN), (ii) the holder is not subject to backup withholding because (x) the holder is exempt from backup withholding, (y) the holder has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (z) the IRS has notified the holder that he or she is no longer subject to backup withholding, (iii) the holder is a U.S. person for U.S. federal income tax purposes (including a U.S. resident alien), and (iv) the FATCA code entered on the IRS Form W-9, if any, to indicate that the holder is exempt from FATCA reporting, is correct.

Certain holders (including, among others, corporations and certain non-U.S. persons) are not subject to backup withholding. Exempt U.S. holders should indicate their exempt status on IRS Form W-9 by entering the appropriate exempt payee code. Please see the instructions to the enclosed IRS Form W-9 for more detailed information about how to complete the IRS Form W-9, including information regarding the exempt payee codes.

A non-U.S. holder may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8BEN or other appropriate IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. Non-U.S. holders are urged to consult with their tax advisors to determine which IRS Form W-8 is appropriate. The applicable IRS Form W-8 can be obtained from the Exchange Agent or the IRS website at www.irs.gov.

8.	Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

9.	Waiver of Conditions

The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

10.	No Conditional Tender

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

11.	Requests for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

12.	Withdrawal

Tenders may be withdrawn only pursuant to the withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

13.	No Guarantee of Late Delivery

There is no procedure for guarantee of late delivery in the Exchange Offer.

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification ▶ Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.

Print or type See Specific Instructions on page 2.	1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting

code (if any)

(Applies to accounts maintained outside the U.S.)

	☐ Individual/sole proprietor or single-member LLC	☐	C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate

☐  Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership)   ▶

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check
LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for that classification of its owner.

☐  Other (see instructions)  ▶

	5 Address (number, street, and apt. or suite no.) See instructions.								Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.

Note. If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.

Social security number

	-	-
or
Employer identification number

-

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.	I am a U.S. citizen or other U.S. person (defined below); and

4.	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

•	Form 1099-INT (interest earned or paid)

•	Form 1099-DIV (dividends, including those from stocks or mutual funds)

•	Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

•	Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

•	Form 1099-S (proceeds from real estate transactions)

•	Form 1099-K (merchant card and third party network transactions)
•	Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

•	Form 1099-C (canceled debt)

•	Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding , later.

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.

Cat. No. 10231X	Form W-9 (Rev. 10-2018)

Form W-9 (Rev. 10-2018)	Page 2

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see Special rules for partnerships, earlier.

What is FATCA reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA)

Form W-9 (Rev. 10-2018)	Page 3

of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your Individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. Sola proprietor or single-member LLC. Enter your individual name as shown on your 1040/1 040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2.

c. Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity’s name as shown on the entity’s tax return on line 1 and any business, trade, or DBA name on line 2.

d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner’s name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the Income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner’s name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on line 2. “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W·S instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter It on line 2.

Line 3

Check the appropriate e box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual	individual/sole proprietor or single- member LLC
• Sole proprietorship, or
• Single-member limited liability company (LLC) owned by an Individual and disregarded for U .S. federal tax purposes.
• LLC treated as a partnership for U.S. federal tax purposes,	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or
• LLC that is disregarded as an entity separate from Its owner but the owner is another LLC that Is not disregarded for U.S. federal tax purposes.
• Partnership	Partnership
• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee coda.

• Generally, individuals (including sole proprietors) are not exempt from backup withholding.

• Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

• Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

• Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(1)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or Instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment Is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,0001	Generally, exempt payees 1 through 5[2]
Payments made In settlement of payment card or third party network transactions	Exempt payees 1 through 4

1 See Form 1099-MISC, Miscellaneous Income, and its instructions.

2 However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(1), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar Indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501 (a) or any Individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or Instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

Form W-9 (Rev. 10-2018)	Page 4

E—A corporation !halls a member of the same expanded affiliated group as a corporation described in Regulations section 1.t472-1(c)(1)(i)

F—A dealer In securities, commodities, or derivative financial Instruments (Including notional principal contracts, futures, forwards, and options) that Is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number. street. and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that Is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, If the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5. Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1·800-772· 1213. Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an EIN, or Form SS-4, Application for Employer identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.lrs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.lrs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.lrs.gov/OrdetForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For Interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a u.s. person, or resident allen, sign Form W-9. You may be requested to sign by the Withholding agent even If itemt. 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part 1 should sign (when required). In the case of a disregarded entity, the person Identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.

Signature requirements. Complete the certification as indicated in items t through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

	For this type of account:	Give name and SSN of:

1.	Individual	The individual

2.	Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account [1]

3.	Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account

4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]

5.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]

	b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]

6.	Sole proprietorship or disregarded entity owned by an individual	The owner [3]

7.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i) (A))	The grantor*

	For this type of account:	Give name and EIN of:

8.	Disregarded entity not owned by an individual	The owner

9.	A valid trust, estate, or pension trust	Legal entity [4]

10.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation

11.	Association, club, religious, charitable, educational, or other tax- exempt organization	The organization

12.	Partnership or multi-member LLC	The partnership

13.	A broker or registered nominee	The broker or nominee

14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

Form W-9 (Rev. 10-2018)	Page 5

	For this type of account:	Give name and EIN of:

15.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i) (B))	The trust

1List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

2Circle the minor’s name and furnish the minor’s SSN.

3You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

4List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.

*Note. Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

•	Protect your SSN,

•	Ensure your employer is protecting your SSN, and

•	Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.ftc.gov/idtheft or 1-877-IDTHEFT (1-877-438-4338). If you have been the victim of Identity theft, see www.ldenUtyThelt.gov and Pub. 5027.

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to                     .

Commission File Number: 001-39172

STONEMOR INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0103152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Horizon Boulevard Trevose, Pennsylvania	19053
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (215) 826-2800

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	STON	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of June 30, 2019, the last business day of the most recent second quarter of the registrant’s predecessor, the aggregate market value of the common units of such predecessor held by non-affiliates was approximately $49.3 million based on $2.20, the closing price per such common unit as reported on the New York Stock Exchange on June 28, 2019.

At March 31, 2020, the registrant had outstanding 94,477,102 shares of Common Stock, par value $.01 per share.

Documents incorporated by reference: None

FORM 10-K OF STONEMOR INC.

EXPLANATORY NOTE

Effective as of December 31, 2019, pursuant to that certain Merger and Reorganization Agreement (as amended, the “Merger Agreement”) by and among StoneMor GP LLC (“StoneMor GP”), a Delaware limited liability company and the general partner of StoneMor Partners L.P. (the “Partnership”), the Partnership, StoneMor GP Holdings LLC, a Delaware limited liability company and formerly the sole member of GP (“GP Holdings”) and Hans Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of GP (“Merger Sub”), GP converted from a Delaware limited liability company into a Delaware corporation named StoneMor Inc. (the “Company”) and Merger Sub was merged with and into the Partnership (the “Merger”). The Company is the successor registrant to the Partnership pursuant to Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act:”).

As used in this Annual Report on Form 10-K (the “Annual Report”), unless the context otherwise requires, references to the terms the “Company,” “StoneMor,” “we,” “us,” and “our” refer to StoneMor Inc. and its consolidated subsidiaries for all periods from and after the Merger and to StoneMor Partners L.P. and its consolidated subsidiaries for all periods prior to the Merger.

In addition, as used in this Annual Report, unless the context otherwise requires, references to (i) the term “Cornerstone” refers to Cornerstone Family Services, Inc.; (ii) the term “CFSI” refers to CFSI LLC; (iii) the term “CFS” refers to Cornerstone Family Services LLC; (iv) the term “LP Sub” refers to StoneMor LP Holdings, LLC; (v) the term “ACII” refers to American Cemeteries Infrastructure Investors, LLC; (vi) the term “AUH” refers to AIM Universal Holdings, LLC; (vii) the term “AIM” refers to American Infrastructure MLP Funds; (viii) the term “AIM II” refers to American Infrastructure MLP Fund II, L.P.; (ix) the term AIM FFII refers to American Infrastructure MLP Founders Fund II, L.P.; (x) the term “AIM II StoneMor” refers to AIM II Delaware StoneMor, Inc.; (xi) the term AIM Management II refers to American Infrastructure MLP Management II, L.L.C.; and (xiv) the term AIM II Offshore refers to AIM II Offshore, L.P.

We are filing as a smaller reporting company within the meaning of Rule 12b-2 under the Exchange Act. As a smaller reporting company, we may choose to comply with certain scaled or non-scaled financial and non-financial disclosure requirements on an item by item basis.

PART I

ITEM 1.	BUSINESS

OVERVIEW

Our History

We were formed as a Delaware limited partnership in April 2004 and, since our formation, our general partner has been StoneMor GP, a Delaware limited liability company. From May 2014 until December 31, 2019, the sole member of StoneMor GP was GP Holdings.

Recent Developments

COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus originated in Wuhan, China (“COVID-19”) and has since spread worldwide, including to the Unites States (the “U.S.”), posing public health risks that have reached pandemic proportions (the “COVID-19 Pandemic”). The COVID-19 Pandemic poses a threat to the health and economic wellbeing of our employees, customers and vendors. Currently, our operations have been deemed essential by the state and local governments in which we operate, with the exception of Puerto Rico, and we are actively working with federal, state and local government officials to ensure that we continue to satisfy their requirements for offering our essential services. The operation of all of our facilities is critically dependent on our employees who staff these locations. To ensure the wellbeing of our employees and their families, we have provided all of our employees with detailed health and safety literature on COVID-19, such as the Center for Disease Control (the “CDC”)’s industry-specific guidelines for working with the deceased who were and may have been infected with COVID-19. In addition, our procurement and safety teams have updated and developed new safety-oriented guidelines to support daily field operations and provided personal protection equipment to those employees whose positions necessitate them, and we have implemented work from home policies at our corporate office consistent with CDC guidance to reduce the risks of exposure to COVID-19 while still supporting the families that we serve.

Our marketing and sales team has quickly responded to the sales challenges presented by the COVID-19 Pandemic by implementing virtual meeting options using a variety of web-based tools to ensure that we can continue to connect with and meet our customers’ needs in a safe, effective and productive manner. Some of our locations have also started providing live video streaming of their funeral and burial services to our customers, so that family and friends can connect virtually during their time of grief.

Like most businesses world-wide, the COVID-19 Pandemic has impacted us financially; however, we cannot presently predict the scope and severity with which COVID-19 will impact our business, financial condition, results of operations and cash flows. As recently as early March 2020, we were experiencing sales growth for the first quarter of 2020, as compared to the first quarter of 2019. However, over the last two weeks, we have seen our pre-need sales activity decline as Americans practice social distancing. In addition, our pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. While we expect our pre-need sales to be challenged during the COVID 19 Pandemic, we believe the implementation of our virtual meeting tools is one of several key steps to mitigate this disruption. In addition, we expect that throughout this disruption our cemeteries and funeral homes will remain open and available to serve our families in all the locations in which we operate to the extent permitted by local authorities, with the exception of Puerto Rico.

C-Corporation Conversion

On December 31, 2019, pursuant to the terms of the Merger Agreement, we completed the following series of reorganization transactions (which we sometimes refer to collectively as the “C-Corporation Conversion”):

•	GP Holdings contributed its entire equity interest in the Partnership to StoneMor GP and, in exchange, ultimately received an aggregate of 5,099,969 shares of our common stock;

•	StoneMor GP contributed the common units in the Partnership it received from GP Holdings to LP Sub, a Delaware limited liability company and wholly-owned subsidiary of StoneMor GP;

•

Merger Sub merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership, and pursuant to which each outstanding Series A Convertible Preferred Unit (defined below) and Common Unit (other than the common units held by LP Sub) was converted into the right to receive one share of our common stock; and

•	StoneMor GP converted from a Delaware limited liability company to a Delaware corporation called StoneMor Inc.

As a result of the C-Corporation Conversion, the Company remains the general partner of the Partnership and LP Sub is the sole limited partner of the Partnership such that, directly or indirectly, the Company owns 100% of the interests in the Partnership.

Divestitures and Early Debt Redemptions

On January 3, 2020, we sold substantially all of the assets of Oakmont Memorial Park, Oakmont Funeral Home, Redwood Chapel, Inspiration Chapel and Oakmont Crematory located in California pursuant to the terms of an asset sale agreement (the “Oakmont Agreement”) with Carriage Funeral Holdings, Inc. for an aggregate cash purchase price of $33.0 million (the “Oakmont Sale”). The divested assets consisted of one cemetery, one funeral home and certain related assets. In March 2020, we entered into an asset purchase agreement for the sale of substantially all of the assets of the cemetery, funeral establishment and crematory commonly known as Olivet Memorial Park, Olivet Funeral and Cremation Services, and Olivet Memorial Park & Crematory pursuant to the terms of an asset sale agreement (the “Olivet Agreement”) with Cypress Lawn Cemetery Association for a net cash purchase price of $24.3 million, subject to certain adjustments (the “Olivet Sale”). In addition, in March 2020, we entered into an asset sale agreement (the “California Agreement”) with certain entities owned by John Yeatman and Guy Saxton to sell substantially all of our remaining California properties, consisting of five cemeteries, six funeral establishments and four crematories (the “Remaining California Assets”) for a cash purchase price of $7.1 million, subject to certain closing adjustments (the “Remaining California Sale”).

In January 2020, we redeemed an aggregate $30.4 million of principal of our 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “Senior Secured Notes”), primarily using the net proceeds from the Oakmont Sale. Per the indenture dated June 27, 2019 by and among the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., certain direct and indirect subsidiaries of the Company, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee and as collateral agent (as amended, the “Indenture”), we anticipate using the first $23.7 million of net proceeds and 80% of the remaining net proceeds from the Olivet Sale along with 80% of the net proceeds from the Remaining California Sale to redeem additional portions of the outstanding Senior Secured Notes.

The information set forth in this Annual Report regarding our cemeteries and funeral homes is as of December 31, 2019 and does not give effect to the Oakmont Sale, the Olivet Sale or the Remaining California Sale.

Amendments to the Indenture and Capital Raise in 2020

On April 1, 2020, the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc. (collectively with the Partnership, the “Issuers”) and Wilmington Trust, National Association, as trustee, entered into the

Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture. Pursuant to the terms of the Supplemental Indenture:

1.	The following financial covenants were amended:

a.

The Interest Coverage Ratio measurements at March 31, June 30 and September 30, 2020 were eliminated and replaced with a Minimum Operating Cash Flow covenant of $(25.0 million), $(35.0 million) and $(35.0 million), respectively;

b.	The required Interest Coverage Ratios at December 31, 2020, March 31, 2021 and June 30, 2021 were reduced to 0.00x, 0.75x and 1.10x, respectively, from 1.15x, 1.25x and 1.30x; and

c.	The Asset Coverage tests at March 31, June 30, September 30 and December 31, 2020 were reduced to 1.40x from 1.60x;

2.

The premium payable upon voluntary redemption of the Senior Secured Notes on or after June 27, 2021 and before June 27, 2022 was increased from 4.0% to 5.0% and the premium payable upon any such voluntary redemption on or after June 27, 2022 and before June 27, 2023 was increased from 2.0% to 3.0%; and

3.

The Issuers agreed to use their best efforts to cause us to effectuate a rights offering on the terms described below as promptly as practicable with an expiration date no later than July 24, 2020 and to receive proceeds of not less than $8.2 million therefrom (in addition to the $8.8 million capital raise described below).

The foregoing amendments effected by the Supplemental Indenture will become operational when we pay a $5 million consent fee to the holders of the Senior Secured Notes, of which $3.5 million will be paid in cash and $1.5 million will be paid by increasing the principal amount of the Senior Secured Notes outstanding, and satisfy other specified conditions.

Concurrently with the execution of the Supplemental Indenture, we entered into a letter agreement (the “Axar Commitment”) with Axar pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of our common stock, $0.01 par value per share (“Common Stock”) and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. We did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.

On April 3, 2020, as contemplated by the Axar Commitment, the Company and Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E. (the “2020 Purchasers”) entered into a Series A Preferred Stock Purchase Agreement (the “2020 Preferred Purchase Agreement”) pursuant to which we sold 176 shares of our Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), for a cash price of $50,000 per share, an aggregate of $8.8 million. We offered and sold the Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. We relied on this exemption from registration based in part on representations made by the 2020 Purchasers in the 2020 Preferred Purchase Agreement.

Under the terms of the Supplemental Indenture and the Axar Commitment, we agreed to undertake an offering to holders of our Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days. We agreed to use our best efforts to complete the rights offering with an expiration date no later than July 24, 2020.

Recapitalization Transactions in 2019

On June 27, 2019, we closed a $447.5 million recapitalization transaction, consisting of (i) the sale of an aggregate of 52,083,333 of the Partnership’s Series A Preferred Units (the “Series A Convertible Preferred Units”) representing limited partner interests in the Partnership at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each Preferred Unit, for an aggregate purchase price of $57.5 million (the “Preferred Offering”) and (ii) a concurrent private placement of $385.0 million of Senior Secured Notes to certain financial institutions (collectively with the Preferred Offering, the “Recapitalization Transactions”). The net proceeds of the Recapitalization Transactions were used to fully repay our then-outstanding senior notes due in June 2021 and retire the revolving credit facility due in May 2020, as well as for associated transaction expenses, cash collateralization of existing letters of credit and other needs under the former credit facility, with the balance available for general corporate purposes.

Board Reconstitution

In connection with the closing of the Recapitalization Transactions, our Board of Directors was reconstituted. Directors Martin R. Lautman, Ph.D., Leo J. Pound, Robert A Sick and Fenton R. Talbott resigned as directors and the authorized number of directors was reduced to seven. Andrew Axelrod, David Miller and Spencer Goldenberg were elected to fill the vacancies created by the resignations. The reconstituted board is comprised of Messrs. Axelrod, Miller and Goldenberg, Robert B. Hellman, Jr., Stephen Negrotti, Patricia Wellenbach and Joseph M. Redling. Mr. Axelrod serves as the chairman of the board.

Strategic Partnership Agreement

On April 2, 2020, we entered into two multi-year Master Services Agreements (the “MSAs”) with Moon Landscaping, Inc. and its affiliate, Rickert Landscaping, Inc. (collectively “Moon”). Under the terms of the MSAs, Moon will provide all grounds and maintenance services at most of the funeral homes, cemeteries and other properties we own or manage including, but not limited to, landscaping, openings and closings, burials, installations, routine maintenance and janitorial services. Moon will hire all of our grounds and maintenance employees at the serviced locations and will perform all functions currently handled by those employees. We expect the implementation of the MSAs to take place on a clustered basis over the next three to four months, with full implementation expected no later than July 31, 2020.

We agreed to pay a total of approximately $241 million over the term of the contract, which runs through December 31, 2024, based upon an initial annual cost of $49 million and annual increases of 2%. The first year cost will be prorated based upon exact implementation and roll-out schedule for each location. As part of the MSAs, we agreed to lease our landscaping and maintenance equipment to Moon for the duration of the agreements and to transfer title to any such equipment we own at the end of the term to Moon, in each case without any additional payment by Moon. As of December 31, 2019, the net book value of the equipment we will be leasing to Moon was approximately $7.4 million.

Each party has the right to terminate the MSAs at any time on six months’ prior written notice, provided that if we terminate the MSAs without cause, we will be obligated to pay Moon an equipment credit fee in the amount of $1.0 million for each year remaining in the term, prorated for the portion of the year in which any such termination occurs. The MSAs also contain representations, covenants and indemnity provisions that are customary for agreements of this nature.

Products and Service Offerings

We are currently one of the largest owners and operators of cemeteries and funeral homes in the U.S. As of December 31, 2019, we operated 321 cemeteries in 27 states and Puerto Rico. We own 291 of these cemeteries and we manage or operate the remaining 30 under lease, management or operating agreements with the nonprofit cemetery companies that own the cemeteries. As of December 31, 2019, we also owned, operated or managed 90 funeral homes, including 42 located on the grounds of cemetery properties that we own, in 17 states and Puerto Rico.

The cemetery products and services that we sell include the following:

Interment Rights	Merchandise	Services
burial lots	burial vaults	installation of burial vaults
lawn crypts	caskets	installation of caskets
mausoleum crypts	grave markers and grave marker bases	installation of other cemetery merchandise
cremation niches	memorials	other service items
perpetual care rights

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. In 2019, we performed 52,010 burials and sold 25,963 interment rights (net of cancellations). Based on our sales of interment spaces in 2019, our cemeteries have an aggregate average remaining sales life of 243 years.

Our cemetery properties are located in Alabama, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Virginia, Washington, West Virginia and Wisconsin. Our cemetery operations accounted for approximately 82% and 83% of our revenues in 2019 and 2018, respectively.

The funeral home products and services that we sell include the following:

Merchandise	Services
caskets and related items	family consultation
removal and preparation of remains
insurance products
use of funeral home facilities for visitation and prayer services

Our funeral homes are located in Alabama, California, Florida, Illinois, Indiana, Kansas, Maryland, Mississippi, Missouri, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Virginia and West Virginia. Our funeral home operations accounted for approximately 18% and 17% of our consolidated revenues in 2019 and 2018, respectively.

OPERATIONS

Segment Reporting and Related Information

We have two distinct reportable segments, which are classified as Cemetery Operations and Funeral Home Operations segments, both of which are supported by corporate costs and expenses.

We have chosen this level of organization and disaggregation of reportable segments because: (a) each reportable segment has unique characteristics that set it apart from the other segment; (b) we have organized our management personnel at these two operational levels; and (c) it is the level at which our chief decision makers evaluates performance.

Cemetery Operations

As of December 31, 2019, we operated 321 cemeteries. Our Cemetery Operations include sales of cemetery interment rights, merchandise and services and the performance of cemetery maintenance and other services. An interment right entitles a customer to a burial space in one of our cemeteries and the perpetual care of that burial space. Burial spaces, or lots, are parcels of property that hold interred human remains. A burial vault is a rectangular container, usually made of concrete but can also be made of steel or plastic, which sits in the burial lot and in which the casket is placed. The top of the burial vault is buried approximately 18 to 24 inches below the surface of the ground, and the casket is placed inside the vault. Burial vaults prevent ground settling that may create uneven ground surfaces. Ground settling typically results in higher maintenance costs and potential exposure for accidents on the property. Lawn crypts are a series of closely spaced burial lots with preinstalled vaults and may include other improvements, such as landscaping, sprinkler systems and drainage. A mausoleum crypt is an above ground structure that may be designed for a particular customer, which we refer to as a private mausoleum or it may be a larger building that serves multiple customers, which we refer to as a community mausoleum. Cremation niches are spaces in which the ashes remaining after cremation are stored. Cremation niches are often part of community mausoleums; although we sell a variety of cremation niches to accommodate our customers’ preferences.

Grave markers, monuments and memorials are above ground products that serve as memorials by showing who is remembered, the dates of birth and death and other pertinent information. These markers, monuments and memorials include simple plates, such as those used in a community mausoleum or cremation niche, flush-to-the-ground granite or bronze markers, headstones or large stone obelisks.

One of the principal services we provide at our cemeteries is an “opening and closing,” which is the digging and refilling of burial spaces to install the vault and place the casket into the vault. With pre-need sales, there are usually two openings and closings, where permitted by applicable law. During the initial opening and closing, we install the burial vault in the burial space. Where permitted by applicable law, we usually perform this service shortly after the customer signs a pre-need contract. Advance installation allows us to withdraw the related funds from our merchandise trusts, making the amount in excess of our cost to purchase and install the vault available to us for other uses and eliminates future merchandise trusting requirements for the burial vault and its installation. During the final opening and closing, we remove the dirt above the vault, open the lid of the vault, place the casket into the vault, close the vault lid and replace the ground cover. With at-need sales, we typically perform the initial opening and closing at the time we perform the final opening and closing. Our other services include the installation of other cemetery merchandise and the perpetual care related to interment rights.

Funeral Home Operations

As of December 31, 2019, we owned, operated or managed 90 funeral homes, 42 of which are located on the grounds of cemetery properties that we own. Our funeral homes offer a range of services to meet a family’s funeral needs, including family consultation, final expense insurance products, the removal and preparation of remains, provision of caskets and related funeral merchandise, the use of funeral home facilities for visitation, worship and performance of funeral services and transportation services. Funeral Home Operations primarily generate revenues from at-need sales.

Cremation Products and Services

We operate crematories at some of our cemeteries or funeral homes, but our primary crematory operations are sales of receptacles for cremated remains, such as urns, and the inurnment of cremated remains in niches or scattering gardens. Cremation products and services usually cost less than traditional burial products and services and take up less space than burials. We sell cremation products and services on both a pre-need and an at-need basis.

Seasonality

Although the death care business is relatively stable and predictable, our results of operations may be subject to seasonal fluctuations in deaths due to weather conditions, illness and public health crises, such as the COVID-19

Pandemic. Generally, more deaths occur during the winter months, primarily resulting from pneumonia and influenza. In addition, we generally perform fewer initial openings and closings in the winter, as the ground is frozen in many of the areas in which we operate. We may also experience declines in contracts written during the winter months due to increased inclement weather during which our sales staff would be unable to meet with customers.

Sales Contracts

Pre-need products and services are typically sold on an installment basis. At-need products and services are generally required to be paid for in full in cash by the customer at the time of sale. As a result of our pre-need sales, the backlog of unfulfilled pre-need performance obligations recorded in deferred revenues was $949.4 million and $919.6 million at December 31, 2019 and 2018, respectively.

Trusts

Sales of cemetery products and services are subject to a variety of state regulations. In accordance with these regulations, we are required to establish and fund two types of trusts: merchandise trusts and perpetual care trusts, to ensure that we can meet our future obligations. Our funding obligations are generally equal to a percentage of the sales proceeds or costs of the products and services we sell.

Sales Personnel, Training and Marketing

As of December 31, 2019, we employed 455 full-time commissioned salespeople and four part-time commissioned salespeople, 125 salaried sales managers, 20 outside sales counselors and seven full-time sales support employees. We had two divisional sales vice presidents who report directly to our two divisional presidents. Individual salespersons are typically located at the cemeteries they serve and report directly to the cemetery sales manager. We have made a commitment to the ongoing education and training of our sales force and to salesperson retention in order to provide our customers high quality customer service and in an effort to comply with all applicable laws and requirements. Our salespeople are trained to prioritize our customers’ needs and sell merchandise and services that are in our customers’ best interests. Our training program includes classroom training at regional training locations, field training, periodically updated training materials that utilize media, such as web based modules, for interactive training and participation in industry seminars. Additionally, we place special emphasis on training property sales managers, who are key elements to a successful pre-need sales program.

We generate sales leads through various methods including digital marketing, direct mail, websites, funeral follow-up and sales force cold calling, with the assistance of database mining and other marketing resources. We have created a marketing department to allow us to use more sophisticated marketing techniques to focus more effectively on our lead generation and to direct sales efforts. Sales leads are referred to the sales force to schedule an appointment, either at the customer’s home or at the cemetery location.

Acquisitions

We did not complete any acquisitions during the year ended December 31, 2019. On January 19, 2018, we acquired six cemetery properties in Wisconsin and their related assets, net of certain assumed liabilities, for cash consideration of $2.5 million, of which $0.8 million was paid at closing. We had been managing these properties since August 2016. We accounted for the purchase of these properties, which were not material individually or in the aggregate, under the acquisition method of accounting.

Competition

Our cemeteries and funeral homes generally serve customers that live within a 10 to 15-mile radius of a property’s location. We face competition from other cemeteries and funeral homes located within this localized area. Most of these cemeteries and funeral homes are independently owned and operated, and most of these owners and operators are smaller than we are and have fewer resources than we do. We have historically face limited competition from the two larger publicly held death care companies that have U.S. operations—Service Corporation International and Carriage Services, Inc.—as they do not directly operate cemeteries in the same local geographic areas in which we operate. Furthermore, these companies have historically generated the majority of their revenues from funeral home operations. Based on the relative levels of cemetery and funeral home operations of these publicly traded death care companies, which are disclosed in their filings with the Securities and Exchange Commission (the “SEC”), we believe that we are the only publicly held death care company that focuses a majority of its efforts on Cemetery Operations.

Within a localized area of competition, we compete primarily for at-need sales, because, in general, many of the independently owned, local competitors may not have pre-need sales programs. Most of these competitors do not have as many of the resources that are available to us to launch and grow a substantial pre-need sales program. The number of customers that cemeteries and funeral homes are able to attract is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well-maintained and conveniently located facilities are also important factors. The sale of cemetery and funeral home products and services on a pre-need basis has increasingly been used by many companies as an important marketing tool. Due to the importance of reputation and heritage, increases in customer base are usually gained over a long period of time.

Competitors within a localized area have an advantage over us if a potential customer’s family members are already buried in the competitor’s cemetery. If either of the two publicly held death care companies identified above operated, or in the future were to operate, cemeteries within close proximity of our cemeteries, they may offer more competition than independent cemeteries and may have a competitive advantage over us to the extent they have greater financial resources available to them due to their size and access to the capital markets.

REGULATION

Our funeral operations are regulated by the Federal Trade Commission (the “FTC”) under Section 5 of the Federal Trade Commission Act and a trade regulation rule for the funeral industry promulgated thereunder referred to as the “Funeral Rule.” The Funeral Rule defines certain acts or practices as unfair or deceptive and contains certain requirements to prevent these acts or practices. The preventive measures require a funeral provider to give consumers accurate, itemized price information and various other disclosures about funeral merchandise and services and prohibit a funeral provider from: (i) misrepresenting legal, crematory and cemetery requirements; (ii) embalming for a fee without permission; (iii) requiring the purchase of a casket for direct cremation; (iv) requiring consumers to buy certain funeral merchandise or services as a condition for furnishing other funeral merchandise or services; (v) misrepresenting state and local requirements for an outer burial container; and (vi) representing that funeral merchandise and services have preservative and protective value. Additionally, the Funeral Rule requires the disclosure of mark-ups, commissions, additional charges and rebates related to cash advance items. Our operations are also subject to regulation, supervision and licensing under numerous federal, state and local laws and regulations, including those that impose trusting requirements

Our operations are subject to federal, regional, state and local laws and regulations related to environmental protection, such as the federal Clean Air Act, Clean Water Act, Emergency Planning and Community Right-to-Know Act and Comprehensive Environmental Response (“EPCRA”), Compensation, and Liability Act, that impose legal requirements governing air emissions, waste management and disposal and wastewater discharges.

We are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes. OSHA’s regulatory requirement, known as the Hazard Communication Standard, and similar state statutes require us to provide information and training to our employees about hazardous materials used or maintained for our operations. We may also be subject to Tier 1 or Tier 2 Emergency and Hazardous Chemical Inventory reporting requirements under the EPCRA, depending on the amount of hazardous materials maintained on-site at a particular facility. We are also subject to the federal Americans with Disabilities Act and similar laws, which, among other things, may require that we modify our facilities to comply with minimum accessibility requirements for disabled persons.

We take various measures to comply with the Funeral Rule and all other laws and regulations to which we are subject, and we believe we are substantially in compliance with these existing laws and regulations.

Federal, state and local legislative bodies and regulatory agencies frequently propose new laws and regulations, some of which could have a material effect on our operations and on the deathcare industry in general. We cannot accurately predict the outcome of any proposed legislation or regulation or the effect that any such legislation or regulation might have on us.

Employees

On January 31, 2019, we announced a profit improvement initiative, as part of our ongoing organizational review, designed to further integrate, streamline and optimize our operations. As part of this profit improvement initiative, during 2019 we undertook certain cost reduction initiatives, which included a reduction of approximately 200 positions of our workforce within our field operations and corporate functions in our headquarters located in Trevose, Pennsylvania.

As of December 31, 2019, we employed 2,313 full-time, 219 part-time and 14 seasonal employees. 40 of these full-time employees are represented by various unions in Pennsylvania, California, New Jersey and Illinois and are subject to collective bargaining agreements that have expiration dates ranging from September 2020 to May 2023. We believe that our relationship with our employees is generally favorable.

Available Information

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

We maintain an Internet website with the address of http://www.stonemor.com. The information on this website is not, and should not be considered, part of this Annual Report and is not incorporated by reference into this Annual Report. This website address is only intended to be an inactive textual reference. Copies of our reports filed with, or furnished to, the SEC on Forms 10-K, 10-Q and 8-K, and any amendments to such reports, are available for viewing and copying at such Internet website, free of charge, as soon as reasonably practicable after filing such material with, or furnishing it to, the SEC.

ITEM 1A.	RISK FACTORS

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions that we believe are reasonable regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. All statements, other than statements of historical information, should be deemed to be forward-looking statements. The words “may,” “will,” “estimate,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risks set forth below. The risks described below are those that we have identified as material and is not an exhaustive list of all the risks we face. There may be others that we have not identified or that we have deemed to be immaterial. All forward-looking statements made by us or on our behalf are qualified by the risks described below. If any events occur that give rise to the following risks, our business, financial condition or results of operations could be materially and adversely impacted. These risk factors, some of which are beyond our control or not readily predictable, should be read in conjunction with other information set forth in this Annual Report, including our consolidated financial statements and the related notes. Investors are cautioned not to put undue reliance on our forward-looking statements.

RISKS RELATED TO OUR INDEBTEDNESS

Our level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt obligations.

As of December 31, 2019, we had $393.4 million of total debt (excluding debt issuance costs, debt discounts and capital lease obligations), consisting of $392.8 million of the Senior Secured Notes and $0.6 million of financed vehicles. Our indebtedness requires significant interest and principal payments. Since December 31, 2019, we have redeemed an aggregate of $31.3 million of principal on the Senior Secured Notes, primarily with the net proceeds from the Oakmont Sale, and we anticipate using the first $23.7 million of net proceeds and 80% of the remaining net proceeds from the Olivet Sale along with 80% of the net proceeds from the Remaining California Sale to redeem additional portions of the outstanding Senior Secured Notes. Under the Indenture, we are obligated to pay a 2.0% premium for future redemptions of the principal of the Senior Secured Notes in excess of $23.7 million. We have the right and expect to pay quarterly interest at a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind through January 30, 2022. The Senior Secured Notes will require cash interest payments at 9.875% for all interest periods after January 30, 2022.

Our level of indebtedness could have important consequences to us, including:

•

continuing to require us to dedicate a substantial portion of our cash flow from operations to the payment of the principal of and interest on our indebtedness, thereby reducing the funds available for operations and any future business opportunities;

•	limiting flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	placing us at a competitive disadvantage compared to our competitors that have less indebtedness;

•	increasing our vulnerability to adverse general economic or industry conditions; and

•	limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

In addition, the Indenture prohibits us from incurring additional debt or liens for working capital expenditures, acquisitions or other purposes (subject to very limited exceptions), requires us to maintain a minimum liquidity level on a rolling ten business day basis and requires us to meet minimum interest and asset coverage ratios as of the end of each fiscal quarter. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to repay our indebtedness and comply with the restrictive and financial maintenance covenants will be dependent on, among other things, the successful execution of our strategic plans. If we require additional capacity under the restrictive covenants to successfully execute our strategic plans or if we are unable to comply with the financial maintenance covenants, we will need to seek an amendment from a majority of the holders of the Senior Secured Notes. No assurances can be given that we will be successful in obtaining such an amendment, and any failure to obtain such an amendment will have a material adverse effect on our business operations and our financial results.

Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take certain actions, including reducing spending on day-to-day operations, reducing future financing for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. The trustee or holders of our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our debt.

In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired, and our leverage could put us at a competitive disadvantage compared to our competitors that are less leveraged, as these competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. Our leverage could also impede our ability to withstand downturns in our industry or the economy in general.

The prohibition on incurring additional debt in the Indenture for the Senior Secured Notes, as well as future operating results, may require us to issue additional equity securities to finance our working capital and capital expenditure needs. Any such equity issuance may be at a price less than the then-current market price, which would result in dilution to our stockholders’ interest in us.

The Indenture prohibits us from incurring additional debt, including to fund working capital and capital expenditures, subject to very limited exceptions. This prohibition may require us to issue additional equity securities in order to provide us with sufficient cash to fund our working capital, liquidity and capital expenditure needs. There can be no assurance as to the price and terms on which such equity securities may be issued, and our stockholders’ equity interest in us may be materially diluted. For example, under the Supplemental Indenture and the Axar Commitment, we agreed to use our best efforts to effectuate a rights offering with an exercise price per shares of $0.73 per share with aggregate proceeds of not less than $17.0 million. Except as set forth in the Axar Commitment, there can be no assurances that we will be able to issue additional equity on any terms, in which case we may not have sufficient cash to fund our working capital, liquidity and capital expenditure needs and we may be unable to comply with one or more of the financial maintenance covenants in the Indenture.

We must comply with covenants in the Indenture. Failure to comply with these covenants, which may result from events that are not within our control, may result in an Event of Default under the Indenture, which would have a material adverse effect on our business and financial condition and on the trading price of our common shares.

The operating and financial restrictions and covenants in the Indenture restrict our ability to finance future operations or capital needs, including working capital and other liquidity, or to expand or pursue our business activities. For example, the Indenture requires us to comply with various affirmative covenants regarding, among other matters, maintenance and investment of trust funds and trust accounts into which certain sales proceeds are required by law to be deposited, minimum liquidity and other covenants. The Indenture also includes other restrictive and financial maintenance covenants including, but not limited to:

•	covenants that, subject to certain exceptions, limit our ability to:

•	incur additional indebtedness, including entering into a working capital facility;

•	grant liens;

•	engage in certain sale/leaseback, merger, consolidation or asset sale transactions;

•	make certain investments;

•	pay dividends or make distributions;

•	engage in affiliate transactions;

•	amend our organizational documents; and

•	make capital expenditures; and

•	covenants that require us to maintain:

•	a minimum liquidity level on a rolling ten business day basis;

•	a minimum interest coverage ratio on a trailing twelve month basis as of each fiscal quarter end; and

•	a minimum asset coverage ratio as of each fiscal quarter end.

The Indenture also provides for certain events of default, the occurrence and continuation of which could, subject to certain conditions, cause all amounts owing under the Senior Secured Notes to become due and payable, including but not limited to the following:

•	our failure to pay any interest on any senior secured note when it becomes due and payable that remains uncured for five business days;

•	our failure to pay the principal on any of the senior secured notes when it becomes due and payable, whether at the due date thereof, at a date fixed for redemption, by acceleration or otherwise;

•

our failure to comply with the agreements and covenants relating to maintenance of our legal existence, providing notice of any default or event of default or use of proceeds from the sale of the Senior Secured Notes or any of the restrictive or financial maintenance covenants in the Indenture;

•

our failure to comply with any other agreements or covenants contained in the Indenture or certain other agreements executed in connection with the Indenture that remains uncured for a period of 15 days after the earlier of written notice and request for cure from the Trustee or holders of at least 25% of the aggregate principal amount of the Senior Secured Notes;

•	the acceleration of, or the failure, to pay at final maturity indebtedness (other than the Senior Secured Notes) in a principal amount exceeding $5.0 million;

•	the occurrence of a Change in Control (as defined in the Indenture);

•	certain bankruptcy or insolvency proceedings involving an Issuer or any subsidiary; and

•

our failure to maintain one or more licenses, permits or similar approvals for the conduct of our business where the sum of the revenue associated therewith represents the lesser of (i) 15% of the Partnership’s and its subsidiaries’ consolidated revenue and (ii) $30.0 million, and such breach is not cured within 30 days.

At the option of holders holding a majority of the outstanding principal amount of the Senior Secured Notes (and automatically upon any default for failure to pay principal of the Senior Secured Notes when due and payable or certain bankruptcy or insolvency proceedings involving an Issuer), the interest rate on the Senior Secured Notes will increase to 13.50% per annum, payable in cash.

Our ability to comply with the covenants and restrictions contained in the Indenture may be affected by events beyond our control, including prevailing economic, financial and industry conditions and global health concerns. As a result of changes in market or other economic conditions, our ability to comply with these covenants may be impaired.

If we violate any of the restrictions, covenants, ratios or tests in our Indenture, or fail to pay amounts thereunder when due, the trustee or the holders of at least 25% of the outstanding principal amount of our Senior Secured Notes will be able to accelerate the maturity of all amounts due under the Senior Secured Notes and demand repayment of amounts outstanding. We might not have, or be able to obtain, sufficient funds to make these accelerated payments, and the failure to make such payments would have a material adverse effect on our business operations and our financial results. Additionally, any subsequent replacement of our debt obligations or any new indebtedness could have similar or greater restrictions.

RISK FACTORS RELATED TO OUR BUSINESS

Our ability to execute our strategic plans depends on many factors, some of which are beyond our control.

Our strategic plans are focused on efforts to revitalize the business, grow our revenue and manage our operating and non-recurring operating expenses. Many of the factors that impact our ability to execute our strategic plans, such as the number of deaths and general economic conditions, are beyond our control. Changes in operating conditions, such as supply disruptions and labor disputes, could negatively impact our operations. If we are unable to leverage scale to drive cost savings, productivity improvements, pre-need production or anticipated earnings growth, or if we are unable to deploy capital to maximize stockholder value, our financial performance could be affected. If we are unable to identify divestitures as planned or to realize expected synergies and strategic benefits, our financial performance could also be affected. We cannot give assurance that we will be able to execute any or all of our strategic plans. Failure to execute any or all of our strategic plans could have a material adverse effect on our financial condition, results of operations, and cash flows.

In April 2019, we outlined and began implementing a turnaround strategy to return to profitability that is focused on four key goals: cash flow and liquidity, capital structure, strategic balance sheet/portfolio review and performance improvement from cost reductions and revenue enhancement. The turnaround strategy may negatively impact our operations, which could include disruptions from the realignment of operational functions within the home office, sales of selected properties, changes in the administrative reporting structure and changes in our product assortments or marketing strategies. The impact of these disruptions may be material, and these changes could adversely affect our business operations and financial results. These changes could also decrease the cash we have available to fund ongoing liquidity and working capital requirements, and we may experience periods of limited liquidity. In addition, we are currently not generating sufficient consistent cash flow to cover the interest payments on our debt and meet our operating liquidity needs. If our turnaround strategy is not successful, takes longer than initially projected or is not executed effectively, our business operations, financial results, liquidity and cash flow will be adversely affected. Furthermore, no assurances can be given that our turnaround strategy, even if implemented properly, will result in a return to profitability.

We are under leadership of a new Board of Directors, who collectively have a limited operating history with us.

In June 2019, in connection with the Recapitalization Transactions (as defined in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Events), our Board of Directors was reconstituted. Directors Martin R. Lautman, Ph.D., Leo J. Pound, Robert A. Sick and Fenton R. Talbott resigned as directors and the authorized number of directors was reduced to seven. Andrew Axelrod, David Miller and Spencer Goldenberg were elected as directors to fill the vacancies created by the resignations. The reconstituted Board of Directors is comprised of Messrs. Axelrod, Miller and Goldenberg, Robert Hellman, Stephen Negrotti, Patricia Wellenbach and Joe Redling. Certain of our new board members have limited experience with our management team and our business. The ability of our new directors to quickly understand our business plans, operations and turnaround strategies will be critical to their ability to make informed and effective decisions about our strategy and operations, particularly given the competitive environment in which our business operates.

Cemetery burial practice claims could have a material adverse impact on our financial results.

Our cemetery practices have evolved and improved over time. Most of our cemeteries have been operating for decades and may have used practices and procedures that are outdated in comparison to today’s standards. When cemetery disputes occur, we may be subject to litigation and liability for improper burial practices, including:

•	burial practices of a different era that are judged today in hindsight as being outdated; and

•	alleged violations of our practices and procedures by one or more of our associates.

In addition, since most of our cemeteries were acquired through various acquisitions, we may be subject to litigation and liability based upon actions or events that occurred before we acquired or managed the cemeteries. Claims or litigation based upon our cemetery burial practices could have a material adverse impact on our financial condition, results of operations and cash flows.

Our ability to generate pre-need sales depends on a number of factors, including sales incentives and local and general economic conditions.

Significant declines in pre-need sales would reduce our backlog and revenue and could reduce our future market share. On the other hand, a significant increase in pre-need sales could have a negative impact on cash flow as a result of commissions and other costs incurred initially without corresponding revenue.

We are continuing to refine the mix of service and product offerings in both our funeral and cemetery segments, including changes in our sales commission and incentive structure. These changes could cause us to experience declines in pre-need sales in the short-run. In addition, economic conditions at the local or national level could cause declines in pre-need sales either as a result of less discretionary income or lower consumer confidence. Declines in pre-need cemetery property sales reduce current revenue, and declines in other pre-need sales would reduce our backlog and future revenue and could reduce future market share.

Pre-need sales typically generate low or negative cash flow in the periods immediately following sales, which could adversely affect our liquidity and cash flow.

When we sell cemetery merchandise and services on a pre-need basis, upon cash collection, we pay commissions on the sale to our salespeople and are required by state law to deposit a portion of the sales proceeds into a merchandise trust. In addition, most of our customers finance their pre-need purchases under installment contracts payable over a number of years. Depending on the trusting requirements of the states in which we operate, the applicable sales commission rates and the amount of the down payment, our cash flow from sales to customers through installment contracts is typically negative until we have collected the related receivable or until we purchase the products or perform the services and are permitted to withdraw funds we have deposited in the merchandise trust. To the extent we increase pre-need sales, state trusting requirements are increased or we delay the performance of the services or delivery of merchandise we sell on a pre-need basis, our cash flow from pre-need sales may be further reduced, and our liquidity could be adversely affected.

We have a history of operating losses and may not achieve or maintain profitability and positive cash flow.

We have incurred negative cash flows from operations and net losses for several years and have an accumulated deficit as of December 31, 2019, due to an increased competitive environment, increased expenses due to the C-Corporation Conversion and increases in professional fees and compliance costs. To the extent that we continue to have negative operating cash flow in future periods, we may not have sufficient liquidity and we may not be able to successfully implement our turnaround strategy. We cannot predict if or when we will operate profitably and generate positive cash flows.

Our merchandise and perpetual care trust funds own investments in equity securities, fixed income securities, mutual funds and master limited partnerships, which are affected by financial market conditions that are beyond our control.

Pursuant to state law, a portion of the proceeds from pre-need sales of merchandise and services is put into merchandise trusts until such time that we meet the requirements for releasing trust principal, which is generally delivery of merchandise or performance of services. In addition, the Indenture also provides certain limitations on how the assets in the merchandise trusts may be invested. Generally, a majority of the investment earnings generated by the assets in the merchandise trusts, including realized gains and losses, are deferred until the associated merchandise is delivered or the services are performed.

Also, pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. The perpetual care trust principal does not belong to us and must remain in this trust in perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs.

These trust assets are managed by a trustee, which is advised by Cornerstone, our registered investment adviser subsidiary, all under the oversight of the Trust and Compliance Committee of our Board. Cornerstone has engaged two outside sub-advisers to assist Cornerstone in providing investment recommendations with respect to certain trust assets. There is no guarantee that the trustee will achieve its objectives and deliver adequate returns, and the trustee’s investment choices may result in losses. In addition our returns on these investments are affected by financial market conditions that are beyond our control. If the investments in our trust funds experience significant declines, there could be insufficient funds in the trusts to cover the costs of delivering services and merchandise. Pursuant to state law, we may be required to cover any such shortfall in merchandise trusts with cash flows from operations, which could have a material adverse effect on our financial condition, results of operations or cash flows. A substantial portion of our revenue is generated from investment returns that we realize from merchandise and perpetual care trusts. Unstable economic conditions have, at times, caused us to experience declines in the fair value of the assets held in these trusts. Moreover future cash flows could be negatively impacted if we are forced to liquidate any such investments that are in an impaired position.

If the fair market value of these trusts, plus any other amount due to us upon delivery of the associated contracts, were to decline below the estimated costs to deliver the underlying products and services, we would record a charge to earnings to record a liability for the expected losses on the delivery of the associated contracts.

For more information related to our trust investments, see Note 7, Merchandise Trusts and Note 8, Perpetual Trusts to our consolidated financial statements in Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report.

We may be required to replenish our funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.

In certain states, we have withdrawn allowable distributable earnings from our merchandise trusts, including gains prior to the maturity or cancellation of the related contract. Additionally, some states have laws that either require replenishment of investment losses under certain circumstances or impose various restrictions on withdrawals of future earnings when trust fund values drop below certain prescribed amounts. In the event of realized losses or market declines, we may be required to deposit portions or all of these amounts into the respective trusts in some future period. As of December 31, 2019, we had unrealized losses of approximately $4.2 million in the various trusts within these states, of which $3.1 million were in merchandise trust accounts and $1.1 million were in perpetual care trust accounts.

Any reductions in the earnings of the investments held in merchandise and perpetual care trusts could adversely affect our revenues and cash flow.

We invest our trust assets primarily for generation of realized income. We rely on the earnings, interest and dividends paid by the assets in our trusts to provide both revenue and cash flow. Interest income from fixed-

income securities is particularly susceptible to changes in interest rates and declines in credit worthiness while dividends from equity securities are susceptible to the issuer’s ability to make such payments. Declines in earnings from perpetual care trust funds would cause a decline in current revenue, while declines in earnings from other trust funds could cause a decline in future cash flows and revenue.

Unfavorable publicity could affect our reputation and business.

Since our operations relate to life events that are emotionally stressful for our client families, our business is dependent on customer trust and confidence. Unfavorable publicity about our business generally or in relation to any specific location could affect our reputation and customers’ trust and confidence in our products and services, thereby having an adverse impact upon our sales and financial results.

Our failure to attract and retain qualified sales personnel and management could have an adverse effect on our business and financial condition.

Our ability to attract and retain a qualified sales force and other personnel is an important factor in achieving future success. Buying cemetery and funeral home products and services, especially at-need products and services, is very emotional for most customers, so our sales force must be particularly sensitive to our customers’ needs. We cannot assure our stockholders that we will be successful in our efforts to attract and retain a skilled sales force. If we are unable to maintain a qualified and productive sales force, our revenues may decline and our cash available for distribution may decrease.

Our success also depends upon the services and capabilities of our management team. Management establishes the “tone at the top” by which an environment of ethical values, operating style and management philosophy is fostered. The inability of our senior management team to maintain a proper “tone at the top” or the loss of services of one or more members of senior management, as well as the inability to attract qualified managers or other personnel could have a material adverse effect on our business, financial condition and results of operations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available. We do not maintain key employee insurance on any of our executive officers.

Failure to effectively identify and manage divestitures and acquisitions could have an adverse effect on our results of operations.

In the fourth quarter of 2019, we launched an asset sale program designed to divest assets at attractive multiples, reduce debt levels and improve our cash flow and liquidity. As of April 1, 2020, execution of this program has resulted in the consummation of the Oakmont Sale in January 2020 and the execution of two separate asset purchase agreements for the Olivet Sale and the Remaining California Sale in March 2020. However, we may not be successful in identifying additional divestiture opportunities on terms acceptable to us and the gains or losses on the divestiture of, or lost operating income from, such assets may affect our earnings.

In addition, we continue to evaluate acquisition opportunities that could strategically fit our business objectives. However, we may not be successful in identifying and acquiring cemeteries or funeral homes on terms favorable to us or at all and may face competition from other death care companies in making acquisitions. In addition, if we complete acquisitions, we may encounter various associated risks, including the inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance. Moreover, if we acquire cemeteries that do not have an existing pre-need sales program or a significant amount of pre-need products and services that have been sold but not yet purchased or performed, the operation of the cemetery and implementation of a pre-need sales program after acquisition may require significant amounts of working capital.

We are also limited by our Indenture, which prohibits us from incurring additional debt or liens for acquisitions and engaging in certain asset sale transactions (subject to very limited exceptions), as well as restricts our use of proceeds from asset sale transactions.

If our execution and implementation of divestitures and acquisitions is unsuccessful, our financial condition, results of operations and cash flow could be adversely affected. We may also incur asset impairment charges related to divestitures or acquisitions that would reduce our earnings.

We have identified material weaknesses in our internal control over financial reporting and determined that our disclosure controls and procedures were not effective which could, if not remediated, result in additional material misstatements in our financial statements and may adversely affect our liquidity, the market for our common shares and our business.

Our management is responsible for establishing and maintaining adequate disclosure controls and procedures and internal control over our financial reporting, as defined in Rules 13a- 15(e) and 13a-15(f), respectively, under the Exchange Act. Effective internal controls are necessary for us to provide timely, reliable and accurate financial reports, identify and proactively correct any deficiencies, material weaknesses or fraud and meet our reporting obligations. As disclosed in Part II, Item 9A. Controls and Procedures of this Annual Report, management identified material weaknesses in our internal control over financial reporting and concluded our disclosure controls and procedures were not effective as of December 31, 2018. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Our independent registered public accounting firm also expressed an adverse opinion on the effectiveness of our internal control over financial reporting.

We have commenced our remediation efforts as discussed in Part II, Item 9A. Controls and Procedures of this Annual Report to address the material weaknesses in internal control over financial reporting and ineffective disclosure controls and procedures, which may include replacing and or enhancing our accounting systems in order to better perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. If accounting systems are not successfully implemented or we encounter other difficulties, we might incur significant unexpected expenses in order to perform the Section 404 evaluation and our ability to file timely with the SEC may be adversely impacted. In addition, if our remedial measures are insufficient, or if additional material weaknesses or significant deficiencies in our internal controls occur in the future, we could be required to further restate our financial results, which could materially and adversely affect our business, results of operations and financial condition, restrict our ability to access the capital markets, require us to expend significant resources to correct the material weaknesses or deficiencies, harm our reputation or otherwise cause a decline in investor confidence.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Our ability to manage and maintain our internal reports effectively and integrate new business acquisitions depends significantly on our operational technology platform and other information systems. Some of our information technology systems may experience interruptions, delays or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems and corruption of data. The failure of our systems to operate effectively or to integrate with other systems or a breach in security or other unauthorized access of these systems may also result in reduced efficiency of our operations and could require significant capital investments to remediate any such failure, problem or breach and to comply with applicable regulations, all of which could adversely affect our business, financial condition and results of operations.

Any failure to maintain the security of the information relating to our customers, their loved ones, our employees and our vendors could damage our reputation, cause us to incur substantial additional costs and make us subject to litigation, all of which could adversely affect our operating results, financial condition or cash flow.

In the ordinary course of our business, we receive certain personal information, in both physical and electronic formats, about our customers, their loved ones, our employees and our vendors. In addition, our online operations depend upon the secure transmission of confidential information over public networks, including information permitting electronic payments. We maintain security measures and data backup systems to protect, store and prevent unauthorized access to such information. However, it is possible that computer hackers and others (through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means) might defeat our security measures in the future and obtain the personal information of customers, their loved ones, our employees and our vendors that we hold. In addition, our employees, contractors or third parties with whom we do business may attempt to circumvent our security measures to misappropriate such information and may purposefully or inadvertently cause a breach, corruption or data loss involving such information. A breach of our security measures or failure in our backup systems could adversely affect our reputation with our customers and their loved ones, our employees and our vendors, as well as our operations, results of operations, financial condition and cash flow. It could also result in litigation against us or the imposition of penalties. Moreover, a security breach could require that we expend significant additional resources to upgrade further the security measures that we employ to guard such important personal information against cyberattacks and other attempts to access such information and could result in a disruption of our operations.

The financial condition of third-party insurance companies that fund our pre-need funeral contracts and the amount of benefits those policies ultimately pay may impact our financial condition, results of operations or cash flows.

Where permitted, customers may arrange their pre-need funeral contract by purchasing a life insurance or annuity policy from third-party insurance companies. The customer/policy holder assigns the policy benefits to our funeral home to pay for the pre-need funeral contract at the time of need. For the sales of pre-need funeral contracts funded through life insurance policies, we receive commissions from third-party insurance companies. Additionally, there is a death benefit associated with the contract that may vary over the contract life. There is no guarantee that the value of the death benefit will increase or cover future increases in the cost of providing a funeral service. If the financial condition of the third-party insurance companies were to deteriorate materially because of market conditions or otherwise, there could be an adverse effect on our ability to collect all or part of the proceeds of the life insurance or annuity policy, including any increase in the death benefit. Failure to collect such proceeds could have a material adverse effect on our financial condition, results of operations or cash flows.

Our liquidity may be impacted by our ability to negotiate bonding arrangements with third-party insurance companies.

Where permitted, we may enter into bonding arrangements with insurance companies, whereby pre-need performance obligations otherwise required to be trusted may be insured through a process called bonding. In the event that we are unable to deliver on bonded pre-need contract sales at the time of need, the insurance company will provide cash sufficient to deliver goods for the respective pre-need sale item. On an ongoing basis, we must negotiate acceptable terms of these various bonding arrangements, and the insurance company may require us to provide cash collateral from time to time under certain circumstances. To the extent we are unable to negotiate acceptable terms for such arrangements and thus are no longer able to maintain existing bonds, we would need to deposit the corresponding amounts in the merchandise trusts. In addition, the insurance companies may increasingly require us to provide cash collateral for such surety bonds in light of our financial condition. We may be required to provide additional cash collateral from time to time under certain circumstances. Any of these actions would have an adverse impact on our liquidity.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

From time to time, we are party to various claims and legal proceedings, including, but not limited to, claims and proceedings regarding employment, cemetery or burial practices and other litigation. As set forth more fully in Part I, Item 3. Legal Proceedings and Part II, Item 8. Financial Statements and Supplementary Data, Note 15 Commitments and Contingencies of this Annual Report, we are currently subject to state law claims that certain of our officers and directors breached their fiduciary duty to the Company. We could also become subject to additional claims and legal proceedings relating to the factual allegations made in these actions. We are also subject to class or collective actions under the wage and hours provisions of the Fair Labor Standards Act and state wage and hour laws, including, but not limited to, national and state class or collective actions, or putative class or collective actions.

Adverse outcomes in some or all of our pending cases may result in significant monetary damages or injunctive relief against us, as litigation and other claims are subject to inherent uncertainties. Any such adverse outcomes, in pending cases or other lawsuits that may arise in the future, could have a material adverse impact on our financial position, results of operations and cash flow. While we hold insurance policies that may reduce cash outflows with respect to adverse outcomes of certain litigation matters, these insurance policies exclude certain claims, such as claims arising under the Fair Labor Standards Act.

In addition, litigation claims and legal proceedings could demand substantial amounts of our management’s time, resulting in the diversion of our management resources from effectively managing our business operations, and costs to defend litigation claims and legal proceedings could be material. Any adverse publicity resulting from allegations made in litigation claims or legal proceedings may also adversely affect our reputation. All these factors could negatively affect our business and results of operations.

Our ability to use our Net Operating Losses and other tax assets is uncertain.

As of December 31, 2019, we had net operating loss (“NOL”) carryforwards of approximately $423.0 million for U.S. federal income tax purposes and substantial similar tax assets at the federal and state levels. Along with other previous transfers of our interests, we believe the Recapitalization Transactions caused an “ownership change” for income tax purposes, which may significantly limit our ability to use NOLs and certain other tax assets to offset future taxable income, possibly reducing the amount of cash available to us to satisfy our obligations.

A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.

We are subject to federal income tax laws and state tax laws. The number of tax years open to audit varies depending on the tax jurisdiction. The federal statutes of limitations have expired for all tax years prior to 2016, and we are not currently under audit by the Internal Revenue Service (“IRS”). Various state jurisdictions are conducting sales tax audits from years 2015 to 2019 and escheat audits from year 2005 to present day. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our accruals reflect the probable outcome of known tax contingencies. However, unfavorable settlement of any particular issue may reduce a deferred tax asset or require the use of cash, which may have a material adverse impact to our financial statements. Favorable resolution could result in reduced income tax expense reported in the financial statements in the future. For further details, see Part II, Item 8. Financial Statements and Supplementary Data, Note 12 Income Taxes of this Annual Report.

Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.

We make judgments regarding the utilization of existing income tax credits and the potential tax effects of various financial transactions and results of operations to estimate our obligations to taxing authorities. Tax obligations include income, franchise, real estate, sales and use and employment-related taxes. These judgments include reserves for potential adverse outcomes regarding tax positions that have been taken. Changes in federal, state, or local tax laws, adverse tax audit results, or adverse tax rulings on positions taken could have a material adverse effect on the results of our operations, financial condition or cash flow.

If the IRS makes audit adjustments to the Partnership’s income tax returns for 2018 or 2019 tax years, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, in which case our financial condition could be adversely affected.

Pursuant to the Bipartisan Budget Act of 2015, for our 2018 and 2019 tax years, if the IRS makes audit adjustments to the Partnership’s income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. To the extent possible under the new rules, we may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue a revised Schedule K-1 to each holder of the Partnership’s common units during the applicable year with respect to an unaudited and adjusted return. Although we may elect to have such unitholders take such audit adjustment into account in accordance with their interests in the Partnership during the tax year under audit, there can be no assurance the election will be practical, permissible or effective in all circumstances. As a result, StoneMor Inc. may be required to pay the necessary taxes, which would mean that our current stockholders may indirectly bear some or all of the impact of the tax liability resulting from such audit adjustment, even if they did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and/or interest, our financial condition could be adversely affected. These rules were not applicable for tax years beginning on or prior to December 31, 2017.

RISKS RELATED TO OUR INDUSTRY

The cemetery and funeral home industry continues to be competitive, and if we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

Our ability to compete successfully depends on our management’s forward vision, timely responses to changes in the business environment and the ability of our cemeteries and funeral homes to maintain a good reputation and high professional standards as well as offer products and services at competitive prices. If we are unable to compete successfully, our financial condition, results of operations and cash flows could be materially adversely affected.

We experience price competition from independent funeral service location and cemetery operators, monument dealers, casket retailers, low-cost funeral providers and other nontraditional providers of merchandise and services. New market entrants tend to attempt to build market share by offering lower cost alternatives. In the past, this price competition has resulted in our losing market share in some markets. In other markets, we have had to reduce prices or offer discounts, thereby reducing profit margins in order to retain or recapture market share. Independent competitors tend to be aggressive in distinguishing themselves by their independent ownership, and they promote their independence through television, radio and print advertising, direct mailings and personal contact. Increasing pressures from new market entrants and continued advertising and marketing by competitors in local markets could cause us to lose market share and revenue. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing us to lose market share and revenue as well as to incur costs in response to this competition. Increased use of the internet by customers to research and/or purchase products and services could also have an adverse impact upon our sales and financial results.

Future market share, revenues and profits will depend in part on our ability to anticipate, identify and respond to changing consumer preferences ahead of and/or better than our competitors. In addition, any strategies we may implement to address these trends may prove incorrect or ineffective.

Broad-based business or economic disruptions caused by global health concerns and other crises could adversely affect our business, financial condition, profitability or cash flows.

Global health concerns, such as the COVID-19 Pandemic, could result in social, economic and labor instability that adversely affect our employee and customer relationships, pre-need sales activity, the value of our trust investments and associated funding obligations, and in so doing adversely affect our business, financial condition, results of operations and cash flows. For example, governmental actions restricting public gatherings and interaction may result in our customers deferring making purchase decisions regarding pre-need arrangements or delay holding funeral services and may result in our inability to operate our cemeteries and funeral homes, which would have an adverse impact on our business, financial condition, results of operations and cash flows. In addition, our pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. Having to adjust our policies and practices to respond to global health concerns could also result in increased operating expenses. We continue to monitor this public health crisis and its impact on our employees, customers and vendors and the overall economic environment within the U.S. and worldwide, but we cannot presently predict the full scope and severity of the disruptions caused by the COVID-19 Pandemic on our business, financial condition, results of operations and cash flows.

Because fixed costs are inherent in our business, a decrease in our revenues can have a disproportionate effect on our cash flow and profits.

Our business requires us to incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on our cemetery properties and funeral homes regardless of the number of interments or funeral services we perform. If we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause our margins, profits and cash flow to decline at a greater rate than the decline in our revenues.

If the trend toward cremation in the U.S. continues, our revenues may decline, which could have an adverse effect on our business and financial condition.

We and other death care companies that focus on traditional methods of interment face competition from the increasing number of cremations in the U.S. Industry studies1 indicate that the percentage of cremations has steadily increased. In 2018, the U.S. cremation rate was 53%, with an annual growth rate from 2013 to 2018 of 1.58%. This percentage is expected to increase to 59% by 2023. Because the products and services associated with cremations, such as niches and urns, produce lower revenues than the products and services associated with traditional interments, a continuing trend toward cremation may reduce our revenues. For the years ended December 31, 2019 and 2018, sales related to cremations represented 7% and 5%, respectively, of our total consolidated revenues.

Declines in the number of deaths in our markets can cause a decrease in revenues.

Declines in the number of deaths could cause at-need sales of cemetery and funeral home merchandise and services to decline and could cause a decline in the number of pre-need sales, both of which could decrease revenues. Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. Generally, the number of deaths may fluctuate depending on weather conditions and illness.

Regulation and compliance could have a material adverse impact on our financial results.

Our operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trusts/escrows, pre-need sales, cemetery

[1]	Industry statistics were compiled by the Cremation Association of North America.

ownership, funeral home ownership, marketing practices, crematories, environmental matters and various other aspects of our business. For example, the funeral industry is regulated at the federal level by the FTC, which requires funeral service locations to take actions designed to protect consumers. Our facilities are also subject to stringent health, safety, and environmental regulations. Our pay practices, including wage and hour overtime pay, are also subject to federal and state regulations. Violations of applicable laws could result in fines or sanctions against us. We may experience significant increases in costs as a result of business regulations and laws, which are beyond our control, including increases in the cost of health care. Although we seek to control increases in these costs, continued upward pressure on costs could reduce the profitability of our business.

State laws impose licensing requirements and regulate pre-need sales. As such, we are subject to state trust fund and pre-need sales practice audits, which could result in audit adjustments as a result of non-compliance. In addition, we assume the liability for any audit adjustments for our acquired businesses for periods under audit prior to our ownership of these acquired businesses. These audit adjustments could have a material adverse impact on our financial condition, results of operations and cash flow.

In addition, from time to time, governments and agencies propose to amend or add regulations or reinterpret existing regulations, which could increase costs and decrease cash flows. For example, foreign, federal, state, local, and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry. These include regulations that require more liberal refund and cancellation policies for pre-need sales of products and services, limit or eliminate our ability to use surety bonding, require the escheatment of trust funds, increase trust requirements, require the deposit of funds or collateral to offset unrealized losses of trusts, and/or prohibit the common ownership of funeral service locations and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on our financial condition, results of operations, and cash flows.

Compliance with laws, regulations, industry standards, and customs concerning burial procedures and the handling and care of human remains is critical to the continued success of our business. We continually monitor and review our operations in an effort to ensure that we take the right actions necessary to remaining in compliance with these laws, regulations and standards. However, litigation and regulatory proceedings regarding these issues could have a material adverse effect on our financial condition, results of operations and cash flow.

For additional information regarding the regulation of the funeral and cemetery industry, see Part I, Item 1. Business, Regulation of this Annual Report.

We are subject to legal restrictions on our marketing practices that could reduce the volume of our sales, which could have an adverse effect on our business, operations and financial condition.

The enactment or amendment of legislation or regulations relating to marketing activities may make it more difficult for us to sell our products and services. For example, the federal “do not call” legislation has adversely affected our ability to market our products and services using telephone solicitation, by limiting whom we may call and increasing our costs of compliance. As a result, we rely heavily on direct mail marketing and telephone follow-up with existing contacts. Additional laws or regulations limiting our ability to market through direct mail, over the telephone, through Internet and e-mail advertising or door-to-door may make it difficult to identify potential customers, which could increase our costs of marketing. Both increases in marketing costs and restrictions on our ability to market effectively could reduce our revenues and could have an adverse effect on our business, operations and financial condition, as well as our ability to make cash distributions to our stockholders.

RISK FACTORS RELATED TO OWNING OUR COMMON STOCK

Axar holds a majority of the voting power of our common stock.

Axar Capital Management L.P. and its affiliates (collectively, “Axar”) beneficially owns more than 52% of our outstanding common stock and, as a result, has the ability to elect all of the members of our Board of Directors other than one director whose nomination and election is the subject of a separate voting agreement. In addition, it will be able to determine the outcome of all other matters requiring stockholder approval, including certain mergers and other material transactions, and will be able to cause or prevent a change in the composition of our Board of Directors or a change in control of our Company that could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company. So long as Axar continues to own a significant amount of our outstanding shares, even if such amount is less than 50%, it will continue to be able to strongly influence all matters requiring stockholder approval, regardless of whether or not other stockholders believe that the transaction is in their own best interests. Axar’s ownership interest also makes us a “controlled company” within the meaning of the New York Stock Exchange (the “NYSE”) listing standards. Our Corporate Governance Guidelines, consistent with the listing standards applicable to companies that are not controlled companies, require that a majority of our directors and all of the members of our Compensation, Nominating and Governance Committee be independent within the meaning of those standards. However, we can amend our Corporate Governance Guidelines in our Board’s discretion, and as a controlled company, we are not subject to the requirement that a majority of our directors and all of the members of our Compensation, Nominating and Governance Committee be independent.

Economic, financial and stock market fluctuations could affect future potential earnings and cash flows and could result in future intangible asset and long-lived asset impairments.

In addition to an annual review, we assess the impairment of our goodwill, intangible assets and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may be greater than fair value and therefore not fully recoverable. Recoverability of these assets is measured by a comparison of the carrying amount of the assets to the future net cash flow, undiscounted and without interest, expected to be generated by the assets. Factors that could trigger an interim impairment review include, but are not limited to, a significant decline in the market value of our stock or debt values, significant under-performance relative to historical or projected future operating results, and significant negative industry or economic trends. In 2019, we determined that the continued decline of our sales during 2019 was a triggering event that warranted an impairment assessment of our definite-lived and long-lived intangible assets. Based on the results of our interim goodwill impairment assessment for the third quarter of 2019, we concluded our goodwill was fully impaired as of September 30, 2019, and recorded a loss on goodwill impairment of $24.9 million in the consolidated statement of operations for the year ended December 31, 2019. Based on the results of our impairment tests of our long-lived assets throughout 2019, we concluded certain of our long-lived assets were impaired by a total of $2.9 million during year ended December 31, 2019, which was included in Other losses, net in the consolidated statement of operations for the year ended December 31, 2019 in Part II, Item 8. Financial Statements and Supplementary Data.

We do not expect to pay dividends on our common stock for the foreseeable future.

Due to our continued high level of indebtedness and limited liquidity, we do not expect to pay dividends for the foreseeable future. In addition, the Indenture governing our Senior Secured Notes prohibits us from paying any dividends with limited exceptions.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2.	PROPERTIES

CEMETERIES AND FUNERAL HOMES

The following table summarizes the distribution of our cemetery and funeral home properties by state as of December 31, 2019 as well as the average estimated remaining sales life in years for our cemeteries based upon the number of interment spaces sold during the most recent three years:

	Cemeteries	Funeral Homes	Cemetery Net Acres	Average Estimated Net Sales Life in Years	Number of Interment Spaces Sold in 2019
Alabama	9	6	305	204	753
California	7	7	272	67	1,238
Colorado	2	—	12	433	32
Delaware	1	—	12	216	8
Florida	9	28	278	101	861
Georgia	7	—	135	160	452
Illinois	11	2	438	57	1,043
Indiana	11	5	1,013	240	863
Iowa	1	—	89	479	77
Kansas	3	2	84	176	242
Kentucky	2	—	59	139	82
Maryland	10	1	716	202	1,067
Michigan	13	—	818	337	823
Mississippi	2	1	44	396	27
Missouri	6	3	277	279	376
New Jersey	6	—	341	76	1,076
North Carolina	19	2	619	189	996
Ohio	13	2	627	327	603
Oregon	7	10	162	260	406
Pennsylvania	68	8	5,319	352	8,090
Puerto Rico	7	4	209	97	593
Rhode Island	2	—	70	193	30
South Carolina	8	1	395	312	290
Tennessee	11	4	657	189	1,148
Virginia	34	2	1,183	246	1,737
Washington	3	—	33	62	125
West Virginia	33	2	1,404	617	650
Wisconsin	16	—	533	201	694

Total	321	90	16,104	243	24,382

We calculated estimated remaining sales life for each of our cemeteries by dividing the number of unsold interment spaces as of December 31, 2019 by the average number of interment spaces sold at that cemetery in the three most recent fiscal years. For purposes of estimating remaining sales life, we defined unsold interment spaces as unsold burial lots and unsold spaces in existing mausoleum crypts as of December 31, 2019. We defined interment spaces sold in the three most recent fiscal years as:

•	the number of burial lots sold, net of cancellations, over such period;

•	the number of spaces sold over such period in existing mausoleum crypts, net of cancellations; and

•	the number of spaces sold over such period in mausoleum crypts that we have not yet built, net of cancellations.

We count the sale of a double-depth burial lot as the sale of two interment spaces since a double-depth burial lot includes two interment rights. For the same reason we count an unsold double-depth burial lot as two unsold interment spaces. Because our sales of cremation niches were immaterial, we did not include cremation niches in the calculation of estimated remaining sales life. When calculating estimated remaining sales life, we did not take into account any future cemetery expansion. In addition, sales of an unusually high or low number of interment spaces in a particular year affect our calculation of estimated remaining sales life. Future sales may differ from previous years’ sales, and actual remaining sales life may differ from our estimates. We calculated the average estimated remaining sales life by aggregating unsold interment spaces and interment spaces sold on a state-by-state or company-wide basis. Based on the average number of interment spaces sold in the last three fiscal years, we estimate that our cemeteries have an aggregate average remaining sales life of 243 years.

The following table shows the cemetery properties that we owned or operated as of December 31, 2019, grouped by estimated remaining sales life:

	0 - 25 years	26 - 49 years	50 - 100 years	101 - 150 years	151 - 200 years	Over 200 years
Alabama	—	—	1	4	2	2
California	1	2	3	—	—	1
Colorado	—	—	1	—	—	1
Delaware	—	—	—	—	—	1
Florida	1	1	3	2	1	1
Georgia	1	—	2	—	2	2
Illinois	2	2	2	1	1	3
Indiana	—	—	1	3	1	6
Iowa	—	—	—	—	—	1
Kansas	—	1	—	1	—	1
Kentucky	—	1	—	—	—	1
Maryland	2	—	—	2	1	5
Michigan	—	—	1	2	3	7
Mississippi	—	—	—	—	—	2
Missouri	—	—	1	2	—	3
New Jersey	2	—	1	3	—	—
North Carolina	—	3	—	4	1	11
Ohio	—	—	1	2	1	9
Oregon	—	—	1	1	—	5
Pennsylvania	9	1	6	6	—	46
Puerto Rico	—	—	4	2	—	1
Rhode Island	—	—	1	—	—	1
South Carolina	—	—	2	1	—	5
Tennessee	—	—	2	2	—	7
Virginia	3	1	—	6	2	22
Washington	—	—	3	—	—	—
West Virginia	6	—	2	1	1	23
Wisconsin	1	—	2	1	1	11

Total	28	12	40	46	17	178

We believe that we have either satisfactory title to or valid rights to use all of our cemetery properties. The 30 cemetery properties that we manage or operate under long-term lease, operating or management agreements have nonprofit owners. We believe that these cemeteries have either satisfactory title to or valid rights to use these cemetery properties and that we have valid rights to use these properties under the long-term agreements. Although title to the cemetery properties is subject to encumbrances, such as liens for taxes, encumbrances securing payment obligations, easements, restrictions and immaterial encumbrances, we do not believe that any of these burdens should materially detract from the value of these properties or from our interest in these properties nor should these burdens materially interfere with the use of our cemetery properties in the operation of our business as described above. Many of our cemetery properties are located in zoned regions, and we believe that cemetery use is permitted for those cemeteries: (i) as expressly permitted under applicable zoning ordinances; (ii) through a special exception to applicable zoning designations; or (iii) as an existing non-conforming use.

OTHER

Our home office is located in a 57,000 square foot leased space in Trevose, Pennsylvania, with a lease that expires in 2028, with certain contractual renewal options. We are also tenants under various leases covering office spaces other than our corporate headquarters.

ITEM 3.	LEGAL PROCEEDINGS

For information regarding our significant pending administrative and judicial proceedings involving regulatory, operating, transactional, environmental, and other matters, see Part II, Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 15 Commitments and Contingencies.

We and certain of our subsidiaries are parties to legal proceedings that have arisen in the ordinary course of business. We do not expect such matters to have a material adverse effect on our consolidated financial position, results of operations or cash flows. We carry insurance with coverage and coverage limits that we believe to be customary in the cemetery and funeral home industry. Although there can be no assurance that such insurance will be sufficient to protect us against such contingencies, we believe that our insurance protection is reasonable in view of the nature and scope of our operations.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

MARKET INFORMATION

Our common stock is listed on the NYSE under the symbol “STON”.

HOLDERS

As of March 25, 2020, there were approximately 11 holders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

PERFORMANCE GRAPH

As a smaller reporting company, we have elected not to provide the performance graph otherwise required by this Item.

RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

Purchases of Equity Securities

Issuer Purchases of Equity Securities
Period	(a) Total Number of Units Purchased(1)	(b) Average Price Paid per Unit(2)	(c) Total Number of Units Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Units that May Yet Be Purchased Under the Plans or Programs
April 1, 2019 - April 25, 2019	18,265	$3.91	—	$—
May 1, 2019	167	3.90	—	—
June 1, 2019	167	2.40	—	—
July 1, 2019 - July 18, 2019	17,438	1.97	—	—
August 1, 2019	376,518	1.80	—	—
September 1, 2019	167	1.10	—	—
October 1, 2019 - October 18, 2019	16,081	1.14	—	—

Total	428,803	$1.87	—	$—

(1)

All of these units represent units that were withheld upon the vesting of awards under the StoneMor 2019 Amended and Restated Long-Term Incentive Plan (the “2019 Plan”) to satisfy certain tax obligations of the recipients of such awards arising from the vesting thereof and thus may be deemed to have been repurchased by the Company.

(2)	The value of the units withheld was the closing price of the Company’s common units on the last trading day before the date on which such units were withheld.

ITEM 6.	SELECTED FINANCIAL DATA

As a smaller reporting company, we have elected not to provide the disclosure otherwise required under this Item.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis presented below provides information to assist in understanding the Company’s financial condition and results of operations and should be read in conjunction with the Company’s consolidated financial statements included in Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report.

Certain statements contained in this Annual Report, including, but not limited to, information regarding our operating activities, the plans and objectives of our management and assumptions regarding our future performance and plans are forward-looking statements. When used in this Annual Report, the words “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this Annual Report. We believe the assumptions underlying the consolidated financial statements are reasonable.

Our risks and uncertainties are more particularly described in Part I, Item 1A. Risk Factors of this Annual Report. You should not place undue reliance on forward-looking statements included in this Annual Report, which speak only as of the date the statements were made. Except as required by applicable laws, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

BUSINESS OVERVIEW

We are one of the leading providers of funeral and cemetery products and services in the death care industry in the United States (“U.S.”). As of December 31, 2019, we operated 321 cemeteries in 27 states and Puerto Rico, of which 291 were owned and 30 were operated under leases, operating agreements or management agreements. We also owned, operated or managed 90 funeral homes in 17 states and Puerto Rico. On December 31, 2019, we consummated the C-Corporation Conversion for the purpose of transitioning the Partnership and its affiliates from a master limited partnership structure to a corporate form. See Part II. Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 1 General of this Annual Report for further information related to the C-Corporation Conversion.

Our revenue is derived from our Cemetery Operations and Funeral Home Operations segments. Our Cemetery Operations segment principally generates revenue from sales of interment rights, cemetery merchandise, which includes markers, bases, vaults, caskets and cremation niches and our cemetery services, which include opening and closing (“O&C”) services, cremation services and fees for the installation of cemetery merchandise. Our Funeral Home Operations segment principally generates revenue from sales of funeral home merchandise, which includes caskets and other funeral related items and service revenues, which include services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation and prayer services. These sales occur both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. Our Funeral Home Operations segment also include revenues related to the sale of term and whole life insurance on an agency basis, in which we earn a commission from the sales of these insurance policies.

The pre-need sales enhance our financial position by providing a backlog of future revenue from both trust and insurance-funded pre-need funeral and cemetery sales. We believe pre-need sales add to the stability and predictability of our revenues and cash flows. Pre-need sales are typically sold on an installment plan. While revenue on the majority of pre-need funeral sales is deferred until the time of need, sales of pre-need cemetery property interment rights provide opportunities for full current revenue recognition when the property is available for use by the customer.

We also earn investment income on certain payments received from customers on pre-need contracts, which are required by law to be deposited into the merchandise and service trusts. Amounts are withdrawn from the merchandise and service trusts when we fulfill the performance obligations. Earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in the total transaction price. For sales of interment rights, a portion of the cash proceeds received are required to be deposited into a perpetual care trust. While the principal balance of the perpetual care trust must remain in the trust in perpetuity, we recognize investment income on such assets as revenue, excluding realized gains and losses from the sale of trust assets. Pre-need contracts are subject to financing arrangements on an installment basis, with a contractual term not to exceed 60 months. Interest income is recognized utilizing the effective interest method. For those contracts that do not bear a market rate of interest, we impute such interest based upon the prime rate at the time of origination plus 150 basis points in order to segregate the principal and interest components of the total contract value.

Our revenue depends upon the demand for funeral and cemetery services and merchandise, which can be influenced by a variety of factors, some of which are beyond our control including demographic trends, such as population growth, average age, death rates and number of deaths. Our operating results and cash flows could also be influenced by our ability to remain relevant to the customers. We provide a variety of unique product and service offerings to meet the needs of our customers’ families. The mix of services could influence operating results, as it influences the average revenue per contract. Expense management, which includes controlling salaries, merchandise costs, corporate overhead and other expense categories, could also impact operating results and cash flows. Lastly, economic conditions, legislative and regulatory changes and tax law changes, all of which are beyond our control, could impact our operating results and cash flows.

For further discussion of our key operating metrics, see our Results of Operations and Liquidity and Capital Resources sections below.

RECENT EVENTS

The following are key events and transactions that have occurred since January 1, 2019 that were material to us and/or facilitate an understanding of our consolidated financial statements contained in Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report:

•

COVID-19 Pandemic. See the following section “General Trends and Outlook” of Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations for discussion on the impact we have seen on our business as a result of the COVID-19 Pandemic;

•

Divestitures. On January 3, 2020, we consummated the Oakmont Sale with Carriage Funeral Holdings, Inc. for an aggregate cash purchase price of $33.0 million. The divested assets consisted of one cemetery, one funeral home and certain related assets. In March 2020, we entered into the Olivet Agreement with Cypress Lawn Cemetery Association to sell substantially all of the assets of the cemetery, funeral establishment and crematory commonly known as Olivet Memorial Park, Olivet Funeral and Cremation Services and Olivet Memorial Park & Crematory for a net cash purchase price of $24.3 million, subject to certain adjustments. In addition, in March 2020, we entered into the California Agreement with certain entities owned by John Yeatman and Guy Saxton to sell substantially all of our remaining California properties, consisting of five cemeteries, six funeral establishments and four crematories for a cash purchase price of $7.1 million, subject to certain closing adjustments. In January 2020, we redeemed an aggregate $30.4 million of principal on the Senior Secured Notes, primarily using the net proceeds from the Oakmont Sale. Per the Indenture, we anticipate using the first $23.7 million of net proceeds and 80% of the remaining net proceeds from the Olivet Sale along with 80% of the net proceeds from the Remaining California Sale to redeem additional portions of the outstanding Senior Secured Notes;

•	Amendments to Indenture and Capital Raise in 2020. On April 1, 2020, the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Wilmington Trust, National Association, as

trustee, entered into the Supplemental Indenture. Pursuant to the terms of the Supplemental Indenture, several financial covenants were amended. The amendments effected by the Supplemental Indenture will become operational when we pay a $5 million consent fee to the holders of the Senior Secured Notes, of which $3.5 million will be paid in cash and $1.5 million will be paid by increasing the principal amount of the Senior Secured Notes outstanding, and satisfy other specified conditions. Concurrently with the execution of the Supplemental Indenture, we entered the Axar Commitment pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. We did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment. As contemplated by the Axar Commitment, on April 3, 2020, we sold an aggregate of 176 shares of our Series A Preferred Stock to the 2020 Purchasers for an aggregate purchase price of $8.8 million. Under the terms of the Supplemental Indenture and the Axar Commitment, we agreed to undertake an offering to holders of our Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days. We agreed to use our best efforts to complete the rights offering with an expiration date no later than July 24, 2020. For further details, see Part II. Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 26 Subsequent Events of this Annual Report;

•

Reduction in Workforce. On January 31, 2019, we announced a profit improvement initiative as part of our ongoing organizational review. This profit improvement initiative is intended to further integrate, streamline and optimize our operations. As part of this profit improvement initiative, during 2019 we undertook certain cost reduction initiatives, which included a reduction of approximately 200 positions of our workforce within our field operations and corporate functions in our headquarters located in Trevose, Pennsylvania;

•

Recapitalization Transactions in 2019. On June 27, 2019, we closed a $447.5 million recapitalization transaction, consisting of (i) the sale of an aggregate of 52,083,333 of the Partnership’s Series A Preferred Units representing limited partner interests in the Partnership at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each Preferred Unit, for an aggregate purchase price of $57.5 million and (ii) a concurrent private placement of the Senior Secured Notes to certain financial institutions. The net proceeds of the Recapitalization Transactions were used to fully repay our outstanding senior notes due in June 2021 and retire the revolving credit facility due in May 2020, as well as for associated transaction expenses, cash collateralization of existing letters of credit and other needs under the former credit facility, with the balance available for general corporate purposes;

•

Board Reconstitution. In connection with the closing of the Recapitalization Transactions, our Board of Directors was reconstituted. Directors Martin R. Lautman, Ph.D., Leo J. Pound, Robert A Sick and Fenton R. Talbott resigned as directors and the authorized number of directors was reduced to seven. Andrew Axelrod, David Miller and Spencer Goldenberg were elected to fill the vacancies created by the resignations. The reconstituted board is comprised of Messrs. Axelrod, Miller and Goldenberg, Robert B. Hellman, Jr., Stephen Negrotti, Patricia Wellenbach and Joseph M. Redling. Mr. Axelrod serves as the chairman of the board;

•	Changes in Executive Management. On April 15, 2019, Garry P. Herdler became our Senior Vice President and Chief Financial Officer, replacing Mark Miller. On September 19, 2019,

•

Jeffrey DiGiovanni became our Senior Vice President and Chief Financial Officer, replacing Garry P. Herdler. With Mr. DiGiovanni’s promotion, the roles of Chief Accounting Officer and Chief Financial Officer were combined;

•	Jim Ford resigned from the Company, and the role of Chief Operating Officer was eliminated; and

•	Tom Connolly became our Senior Vice President of Business Planning and Operations;

•	C-Corporation Conversion. On December 31, 2019, we completed the C-Corporation Conversion; and

•

Lease Accounting Standard. Effective January 1, 2019, we adopted the new lease accounting standard as further discussed in Part II. Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 1 General of this Annual Report which resulted in an increase in other assets of $15.3 million and increases of $2.2 million and $13.1 million in accounts payable and accrued liabilities and other long-term liabilities, respectively, in the consolidated balance sheet. The adoption did not have a material impact on our results of operations or cash flows.

GENERAL TRENDS AND OUTLOOK

We expect our business to be affected by key trends in the death care industry, based upon assumptions made by us and information currently available. Death care industry factors affecting our financial position and results of operations include, but are not limited to, death rates, per capita disposable income, demographic trends in terms of number of adults aged 65 and older, cremation rates and trends and e-commerce sales. The number of deaths which is related to the age structure of the population, mortality rates, disease prevalence, natural disasters, sudden accidents, suicides and other causes drives industry revenue. With the aging of the U.S. population, the number of deaths is expected to increase over the next few years. Per the report by Max Roser titled, Future Population Growth, projected deaths per year in the U.S. are expected to increase by 12% from 2019 to 2028.

Number of births and deaths per year, United States

Source: Max Roser (2020)—“Future Population Growth”. Published online at OurWorldInData.org. Retrieved from: ‘https://ourworldindata.org/future-population-growth’ [Online Resource]

The growth of per capita disposable income is positively correlated with industry performance, as with higher per capita income, consumers are more likely to choose full-service traditional funerals over cremation and purchase additional expensive merchandise and services. The proportion of the population aged 65 and older is a positive indicator of demand for cemetery services, as this age segment of the population accounts for the majority of all deaths and are most likely to purchase pre-need services and merchandise. Per the report published by IBISWorld in June 2019 titled, IBISWorld Industry Report 81221: Funeral Homes in the US, individuals aged 65 and older are projected to account for 73.9% of market demand in the funeral operations industry in 2019. Per the report published by IBISWorld in April 2019 titled, IBISWorld Industry Report 81222: Cemetery Services in the US, individuals aged 55 and older are projected to account for 86.3% of market demand in the cemetery services industry in 2019.

Major Market Segmentation by Age (2019)
Funeral Homes Industry (U.S.)	Cemetery Operations Industry (U.S.)

Cremations typically cost significantly less than traditional burial services and bring in significantly less revenue and profit for cemeteries and funeral homes. The rising demand for cremations due to cost considerations, increased mobility of the population, environmental reasons, religious considerations and changing consumer preferences present a potential threat to the cemetery services and funeral homes industries. Per the National Funeral Directors Association’s 2019 Cremation & Burial Report, the cremation rate within the U.S. began to exceed the burial rate within the U.S. around the year 2015, and is expected to be over 60% by the year 2025.

Rates of Burial and Cremation

Source: 2019 NFDA Cremation & Burial Report

Funeral homes have traditionally benefited from limited competition for industry products, such as caskets and urns; however, online retailers are beginning to encroach on this market sector by offering these products to consumers at more cost-effective prices.

In addition, we are subject to fluctuations in the fair value of equity and fixed-maturity debt securities held in our trusts. These values can be negatively impacted by contractions in the credit market and overall downturns in economic activity. Our ability to make payments on our debt depends on our success at managing operations with respect to these industry trends. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results.

COVID-19 Pandemic

The outbreak of COVID-19 in Wuhan, China in December 2019 has since reached pandemic proportions, posing a significant threat to the health and economic wellbeing of our employees, customers and vendors. Currently, our operations have been deemed essential by the state and local governments in which we operate, with the exception of Puerto Rico, and we are actively working with federal, state and local government officials to ensure that we continue to satisfy their requirements for offering our essential services The operation of all of our facilities is critically dependent on the employees who staff these locations. To ensure the wellbeing of our employees and their families, we have provided all of our employees with detailed health and safety literature on COVID-19, such as the CDC’s industry-specific guidelines for working with the deceased who were and may have been infected with COVID-19. In addition, our procurement and safety teams have updated and developed new safety-oriented guidelines to support daily field operations and provided personal protection equipment to those employees whose positions necessitate them, and we have implemented work from home policies at our corporate office consistent with CDC guidance to reduce the risks of exposure to COVID-19 while still supporting the families that we serve.

Our marketing and sales team has quickly responded to the sales challenges presented by the COVID-19 Pandemic by implementing virtual meeting options using a variety of web-based tools to ensure that we can continue to connect with and meet our customers’ needs in a safe, effective and productive manner. Some of our locations have also started providing live video streaming of their funeral and burial services to our customers, so that family and friends can connect virtually during their time of grief.

Like most businesses world-wide, the COVID-19 Pandemic has impacted us financially; however, we cannot presently predict the scope and severity with which COVID-19 will impact our business, financial condition, results of operations and cash flows. As recently as early March 2020, we were experiencing sales growth for the first quarter of 2020, as compared to the first quarter of 2019. However, over the last two weeks, we have seen our pre-need sales activity decline as Americans practice social distancing. In addition, our pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. While we expect our pre-need sales to be challenged during the COVID 19 Pandemic, we believe the implementation of our virtual meeting tools is one of several key steps to mitigate this disruption. In addition, we expect that throughout this disruption our cemeteries and funeral homes will remain open and available to serve our families in all the locations in which we operate to the extent permitted by local authorities, with the exception of Puerto Rico.

Business Strategies

We believe the Recapitalization Transactions demonstrate both strong underlying values of our asset base as well as confidence in our ability to execute our turnaround plan. We believe the recapitalization of our balance sheet has reset our financial footing and helps position us to execute the following business strategies:

•

Execute on Financial Strategy. The Recapitalization Transactions have significantly extended our debt capital structure with a five-year maturity, which provides us with a meaningful liquidity improvement to execute our turnaround strategy, including the next phase of our performance improvement plans. In April 2019, we announced a turnaround strategy focused on four key goals: cash flow and liquidity, capital structure, strategic balance sheet/portfolio review, and performance improvement from cost reductions and revenue enhancement;

•

Implementation of New Strategic Initiatives. We view our substantial and diverse asset base as a strength, but we have prioritized the ways in which we view our assets. We believe that by tiering operating units by class and contribution, initiating a divestiture plan for select assets and prioritizing certain assets over others, we will be able to optimize results in our top tier properties and more efficiently manage our assets. From a portfolio review perspective, we continue to focus our resources on improving our “top tier” assets as we believe they possess the greatest potential for improved profitability. We are also minimizing costs and resources on our “lower-tier” assets to reduce the impact these assets have on profitability of the portfolio; and

•

Improve Operating Efficiencies. We believe we have identified significant expense reduction opportunities in the next phase of this operational turnaround strategy with additional “4-wall level” operational savings, identified projects and industry benchmarking. In addition, we are focused on improving performance through cost reductions and revenue enhancement and executing on other long and short-term turnaround strategies that will allow us to meet our primary objectives on a continuing basis. The next phase of cost reduction and operational performance improvement opportunities have now been identified with a focus on prioritizing identified opportunities in procurement, sourcing, product hierarchy, field labor efficiencies, shared services and outsourcing. We believe that the execution of these initiatives will result in improved profitability and cash flow across the asset base. In terms of revenue enhancements, we believe we have identified the primary drivers of our sales productivity and pre-need sales issues and, while it is in the early stages, we remain focused on improving retention of sales personnel and optimizing staffing levels across our asset base.

RESULTS OF OPERATIONS

We have two distinct reportable segments, Cemetery Operations and Funeral Home Operations, which are supported by corporate costs and expenses.

Cemetery Operations

Overview

We are currently one of the largest owners and operators of cemeteries in the United States of America. As of December 31, 2019, we operated 321 cemeteries in 27 states and Puerto Rico. We own 291 of these cemeteries, and we manage or operate the remaining 30 under leases, operating agreements or management agreements. Revenues from our Cemetery Operations segment accounted for approximately 82% and 83% of our total revenues during the years ended December 31, 2019 and 2018, respectively.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table presents operating results for our Cemetery Operations segment for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
			Variance
	2019	2018	$	%
Interments	$67,425	$76,902	$(9,477)	(12%)
Merchandise	64,476	75,412	(10,936)	(15%)
Services	65,494	67,278	(1,784)	(3%)
Interest income	8,280	8,995	(715)	(8%)
Investment and other	32,212	33,348	(1,136)	(3%)

Total revenues	237,887	261,935	(24,048)	(9%)
Cost of goods sold	40,174	54,647	(14,473)	(26%)
Cemetery expense	74,339	78,708	(4,369)	(6%)
Selling expense	59,347	62,538	(3,191)	(5%)
General and administrative expense	44,231	43,081	1,150	3%
Depreciation and amortization	7,420	8,037	(617)	(8%)

Total costs and expenses	225,511	247,011	(21,500)	(9%)

Segment operating profit	$12,376	$14,924	$(2,548)	(17%)

The following table presents supplemental operating data for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
			Variance
	2019	2018	#	%
SUPPLEMENTAL DATA:
Interments performed	52,010	54,773	(2,763)	(5%)
Net interment rights sold (1)
Lots	23,074	27,044	(3,970)	(15%)
Mausoleum crypts (including pre-construction)	1,210	1,334	(124)	(9%)
Niches	1,679	1,685	(6)	(0%)

Total net interment rights sold (1)	25,963	30,063	(4,100)	(14%)

Cemetery contracts written
Number of pre-need cemetery contracts written	35,401	39,989	(4,588)	(11%)
Number of at-need cemetery contracts written	53,999	57,664	(3,665)	(6%)

Number of cemetery contracts written	89,400	97,653	(8,253)	(8%)

(1)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

Cemetery interments revenues were $67.4 million for the year ended December 31, 2019, a decrease of $9.5 million and 12% from $76.9 million for the year ended December 31, 2018. The change was due to decreases in the pre-need sales of lots of $3.9 million, lawn crypts of $2.7 million and mausoleums of $2.6 million. These decreases were partially offset by a net increase in at-need interment revenues of $0.9 million, a decrease in cancellations of $0.9 million primarily related to the decrease in interment revenues and a net increase in various other pre-need revenues of $0.2 million. These changes were combined with a decrease of $2.3 million due to further refinement of our process for recording revenues in accordance with Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”).

Cemetery merchandise revenues were $64.5 million for the year ended December 31, 2019, a decrease of $10.9 million and 15% from $75.4 million for the year ended December 31, 2018. The change was primarily due to a decrease in pre-need revenues from markers and bases of $7.7 million, a decline in contracts serviced that were acquired through acquisitions in prior years of $2.1 million, a net decrease in at-need merchandise revenues of $0.3 million and a net decrease in various other pre-need merchandise revenues of $0.1 million. These decreases were partially offset by a decrease in cancellations of $0.7 million primarily related to the decrease in merchandise revenues. These changes were combined with a decrease of $1.4 million due to further refinement of our process for recording revenues in accordance with ASC 606.

Cemetery services revenues were $65.5 million for the year ended December 31, 2019, a decrease of $1.8 million and 3% from $67.3 million for the year ended December 31, 2018. The change was due to a decrease in at-need opening and closing revenues of $0.9 million, a decline in contracts serviced that were acquired through acquisitions in prior years of $0.5 million and a decrease in pre-need marker installations of $0.4 million. These decreases were partially offset by a net increase in various other pre-need and at-need service revenues of $0.8 million and a decrease in cancellations of $0.2 million primarily related to the decrease in service revenues. These changes were combined with a decrease of $1.0 million due to further refinement of our process for recording revenues in accordance with ASC 606.

Interest income was $8.3 million for the year ended December 31, 2019, a decrease of $0.7 million and 8% from $9.0 million for the year ended December 31, 2018. The change was primarily due to a decrease in accounts receivable outstanding driven by the accelerated collection of pre-need receivables.

Investment and other income was $32.2 million for the year ended December 31, 2019, a decrease of $1.1 million and 3% from $33.3 million for the year ended December 31, 2018. The change was due to a decrease in land sales of $0.5 million combined with a net decrease of $1.5 million in various other sources of other income, partially offset by an increase in investment income of $0.9 million.

Cost of goods sold was $40.2 million for the year ended December 31, 2019, a decrease of $14.5 million and 26% from $54.6 million for the year ended December 31, 2018. The change was due to a decrease of $4.7 million related to lower revenue activity and a $6.9 million decrease in costs primarily related to markers, the servicing of contacts acquired through acquisition, vaults and lots. These decreases were combined with $2.9 million of vault inventory adjustments and impairments that were recorded in the first and fourth quarters of 2018, but which did not recur in 2019.

Cemetery expenses were $74.3 million for the year ended December 31, 2019, a decrease of $4.4 million and 6% from $78.7 million for the year ended December 31, 2018. The change was primarily due to a decrease in payroll and related taxes of $3.6 million resulting from a reduction in force in 2019 and the implementation of a general manager operating model, gains on insurance recoveries received of $1.1 million and a decrease in real estate taxes of $1.0 million resulting from the reassessment of certain properties under management in the prior year that did not recur in the current year. Partially offsetting these decreases was an increase in repairs and maintenance of $1.0 million and a net increase in various other cemetery expenses of $0.3 million.

Selling expenses were $59.3 million for the year ended December 31, 2019, a decrease of $3.2 million and 5% from $62.5 million for the year ended December 31, 2018. The change was due to a decrease in payroll and related taxes of $5.4 million, resulting primarily from a decrease in contracts written during the current year, which resulted in reduced sales incentive compensation and the elimination of an annual sales trip bonus. This was combined with a net decrease of $0.5 million in various other expenses. These decreases were partially offset by an increase in marketing and advertising expense of $2.7 million.

General and administrative expenses were $44.2 million for the year ended December 31, 2019, an increase of $1.2 million and 3% from $43.1 million for the year ended December 31, 2018. The change was due to an increase in payroll and related taxes of $4.1 million primarily associated with the implementation of a general manager operating model, combined with an increase in the cost of surety bonds of $0.7 million. These increases were partially offset by decreases in non-general manager related payroll of $0.9 million resulting from a reduction in force in 2019, legal fees of $0.8 million, employee benefits of $0.4 million and a net decrease in various other expenses of $1.5 million.

Depreciation and amortization expenses were $7.4 million for the year ended December 31, 2019, a decrease of $0.6 million and 8% from $8.0 million for the year ended December 31, 2018. The change was due to routine depreciation and amortization of the associated asset base.

Funeral Home Operations

Overview

As of December 31, 2019, we owned, operated or managed 90 funeral homes located in 17 states and Puerto Rico. Revenues from Funeral Home Operations accounted for approximately 18% and 17% of our total revenues during the years ended December 31, 2019 and 2018, respectively.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table presents operating results for our Funeral Home Operations for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
			Variance
	2019	2018	$	%
Merchandise	$23,774	$25,652	$(1,878)	(7%)
Services	27,861	28,539	(678)	(2%)

Total revenues	51,635	54,191	(2,556)	(5%)
Merchandise	7,013	6,579	434	7%
Services	21,659	22,159	(500)	(2%)
Depreciation and amortization	2,376	2,744	(368)	(13%)
Other	14,643	15,787	(1,144)	(7%)

Total expenses	45,691	47,269	(1,578)	(3%)

Segment operating profit	$5,944	$6,922	$(978)	(14%)

Funeral home merchandise revenues were $23.8 million for the year ended December 31, 2019, a decrease of $1.9 million and 7% from $25.7 million for the year ended December 31, 2018. The change was due to a $1.0 million decrease in revenues from pre-need contracts that matured during the current year, a $0.5 million decrease in at-need casket sales and a net decrease in various other merchandise revenues of $0.4 million.

Funeral home services revenues were $27.9 million for the year ended December 31, 2019, a decrease of $0.7 million and 2% from $28.5 million for the year ended December 31, 2018. The change was due to a $0.7 million decrease related to a reduction in at-need services during the current year and a net decrease in various other funeral home service revenues of $0.3 million. Partially offsetting these decreases was increased revenue from pre-need contracts that matured during the current year of $0.3 million.

Funeral home expenses were $45.7 million for the year ended December 31, 2019, a decrease of $1.6 million and 3% from $47.3 million for the year ended December 31, 2018. The change was due to savings of $1.9 million achieved with the elimination of the insurance sales group and a decrease in payroll and related costs of $0.8 million. Partially offsetting these decreases was an increase in casket costs of $0.8 million and a net increase in various other expenses of $0.3 million.

Corporate

Operating Results

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Corporate Overhead

The following table summarizes our corporate overhead by expense category for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
			Variance
	2019	2018	$	%
Corporate overhead	$51,107	$53,281	$(2,174)	(4%)
Non-recurring adjustments
Severance	1,459	1,792	(333)	(19%)
C-Corporation Conversion fees	2,378	2,158	220	10%
Other professional fees	5,641	6,903	(1,262)	(18%)

Total non-recurring adjustments	9,478	10,853	(1,375)	(13%)

Corporate overhead, adjusted	$41,629	$42,428	$(799)	(2%)

Corporate overhead expense was $51.1 million for the year ended December 31, 2019, a decrease of $2.2 million and 4% from $53.3 million for the year ended December 31, 2018. The change was due to the following:

•	savings in payroll and payroll-related benefits of $2.5 million resulting primarily from a reduction in workforce in 2019;

•	a decrease of $2.0 million in various other expenses, primarily driven by reductions in telecom, recruiting and employee benefits provider fees;

•

a decrease in accounting fees of $0.9 million primarily related to nonrecurring costs incurred in 2018 associated with the implementation of ASC 606 and nonrecurring accounting-related consulting fees and internal audit fees associated with our delayed 2018 periodic filings and material weakness identified in 2018;

•	an increase of $0.3 million in severance and bonus expenses;

•	an increase in legal fees and legal settlements of $0.7 million;

•	an increase in stock compensation expense of $1.1 million; and

•	an increase of $1.1 million in other professional fees primarily resulting from financial advisory and consulting fees, partially offset by nonrecurring fees paid to an interim executive in 2018.

Other Losses, Net

Other losses, net were $8.1 million for the year ended December 31, 2019, a decrease of $3.4 million and 30% from $11.5 million for the year ended December 31, 2018. Other losses, net for the year ended December 31, 2019 consisted of a $2.8 million impairment of cemetery property, a $2.6 million impairment charge related to damaged and excess inventory and damaged allocated merchandise, a $2.1 million loss on the termination of a management agreement and $0.6 million related to other loss events. Other losses, net for the year ended December 31, 2018 consisted of $9.7 million of impairment charges related to damaged and excess inventory and damaged allocated merchandise and $2.8 million impairment of cemetery property, partially offset by gains of $1.0 million from the termination of a management agreement and sales of certain funeral homes and unused buildings.

Interest Expense

Interest expense was $48.5 million for the year ended December 31, 2019, an increase of $17.9 million and 59% from $30.6 million for the year ended December 31, 2018. The change was primarily due to the following:

•

an increase of $17.2 million related to a higher interest rate and principal on our Senior Secured Notes compared to the interest rate and principal under our prior revolving credit facility and senior notes;

•	an increase of $3.4 million due to the write-off and amortization of deferred financing fees in connection with our Recapitalization Transactions; and

•	a decrease of $2.7 million resulting from the payoff of the revolving credit facility in the second quarter of 2019.

Loss on Debt Extinguishment

Loss on debt extinguishment was $8.5 million for the year ended December 31, 2019. This related to the write-off of deferred financing fees of $6.9 million and original issue discounts of $1.6 million associated with the refinancing of the senior notes and revolving credit facilities. For the year ended December 31, 2018, there was no loss on debt extinguishment.

Loss on Goodwill Impairment

We recorded a loss on goodwill impairment of $24.9 million related to our Cemetery Operations reporting unit for the year ended December 31, 2019. For the year ended December 31, 2018 there was no impairment of goodwill. For further information, see Part II, Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 9 Goodwill and Intangible Assets of this Annual Report.

Income Tax Expense

Income tax expense was $28.2 million for the year ended December 31, 2019 compared to a $1.8 million income tax benefit for the year ended December 31, 2018. The variance was primarily due to the change in our tax status from a partnership to a C-corporation, which resulted in us recognizing deferred tax assets and liabilities created by differences in the book versus tax basis of the Partnership’s assets and liabilities. The provision for the year ended December 31, 2019 was net of the future benefit expected to be realized upon filing a consolidated federal tax return for Stonemor Inc. and its subsidiaries. The primary book versus tax basis difference was the result of our cemetery properties that for tax purposes are depreciated over the average life of the cemeteries, which range from 100 to 300 years. The benefit for the year ended December 31, 2018 was primarily driven by changes in the Tax Act, which allowed us to use post-December 31, 2017 NOLs against long life deferred tax liabilities. Our effective tax rate differs from our statutory tax rate, primarily because our legal entity structure includes different tax filing entities that are not subject to entity level income taxes. The effective rate for 2019 is not expected to continue into future tax years, because it reflected adjustments triggered by our change in tax status from a partnership to a C-corporation on December 31, 2019. Additionally, our “ownership change” for income tax purposes that was triggered by the Recapitalization Transactions in June 2019 provided us with the opportunity to reevaluate our ability to offset our NOLs and certain other deferred tax assets against future deferred tax liabilities.

LIQUIDITY AND CAPITAL RESOURCES

General

Our primary sources of liquidity are cash generated from operations and the remaining balance of the proceeds from the sale of the Senior Secured Notes. Our primary cash requirements, in addition to normal operating expenses, are for capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service. In general, as part of our operating strategy, we expect to fund:

•

working capital deficits through available cash, including the remaining balance of the proceeds from the sale of the Senior Secured Notes, cash generated from operations and proceeds from asset sales; and

•

expansion capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service obligations through available cash, cash generated from operations or proceeds from asset sales. Amounts contributed to the merchandise trust funds will be withdrawn at the time of the delivery of the product or service sold to which the contribution related, which will reduce the amount of additional borrowings or asset sales needed.

•	any maintenance capital expenditures through available cash and cash flows from operating activities.

While we rely heavily on our available cash and cash flows from operating activities to execute our operational strategy and meet our financial commitments and other short-term financial needs, we cannot be certain that sufficient capital will be generated through operations or be available to us to the extent required and on acceptable terms. We have experienced negative financial trends, including use of cash in operating activities, which, when considered in the aggregate, raise substantial doubt about our ability to continue as a going concern. These negative financial trends include:

•

we have continued to incur net losses for the years ended December 31, 2019 and 2018 and have an accumulated deficit and negative cash flow from operating activities as of December 31, 2019, due to an increased competitive environment, increased expenses due to the consummated C-Corporation Conversion and increases in professional fees and compliance costs; and

•	a decline in billings coupled with the increase in professional, compliance and consulting expenses tightened our liquidity position and increased reliance on long-term financial obligations.

During 2018 and 2019, we implemented (and will continue to implement) various actions to improve profitability and cash flows to fund operations. A summary of these actions is as follows:

•

sold an aggregate of 52,083,333 of the Partnership’s Preferred Units for an aggregate purchase price of $57.5 million and completed a private placement of $385.0 million of the Senior Secured Notes. The net proceeds of both transactions were used to fully repay the then-outstanding senior notes due in June 2021 and retire our revolving credit facility that was due in May 2020;

•	continue to manage recurring operating expenses and seek to limit non-recurring operating expenses; and

•	identify and complete sales of select assets to provide supplemental liquidity.

On April 1, 2020, we entered into the Supplemental Indenture that amended three financial covenants and the premium payable upon voluntary redemption of the Senior Secured Notes in the Indenture, and we agreed to use our best efforts to effectuate an offering to holders of our Common Stock of transferable rights to purchase their pro rata share of shares of our Common Stock with an aggregate exercise price of at least $17 million at a price of $0.73 per share, as promptly as practicable with an expiration date no later than July 24, 2020 and to receive proceeds of not less than $8.2 million therefrom (in addition to the $8.8 million capital raise described next). Concurrently with the execution of the Supplemental Indenture, we entered into the Axar Commitment pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of our Common Stock and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. As contemplated by the Axar Commitment, on April 3, 2020, we sold an aggregate of 176 shares of our Series A Preferred Stock to the 2020 Purchasers for an aggregate purchase price of $8.8 million.

There is no certainty that our actual operating performance and cash flows will not be substantially different from forecasted results, and there is no certainty we will not need amendments to the Indenture in the future. Factors that could impact the significant assumptions used by us in assessing our ability to satisfy our financial covenants include the following:

•	operating performance not meeting reasonably expected forecasts;

•	failing to generate profitable sales;

•	investments in our trust funds experiencing significant declines due to factors outside our control;

•	being unable to compete successfully with other cemeteries and funeral homes in our markets;

•	the number of deaths in our markets declining; and

•	an adverse change in the mix of funeral and cemetery revenues between burials and cremations.

If our planned, implemented and not yet implemented actions are not completed or implemented and cash savings are not realized, or we fail to improve our operating performance and cash flows or we are not able to comply with the covenants under the Indenture, we may be forced to limit our business activities, limit our ability to implement further modifications to our operations or limit the effectiveness of some actions that are included in our forecasts, amend the Indenture and/or seek other sources of capital, and we may be unable to continue as a going concern. Additionally, a failure to generate additional liquidity could negatively impact our access to inventory or services that are important to the operation of our business. Our ability to meet our obligations as of December 31, 2019 and to continue as a going concern is dependent upon achieving the action plans noted above.

Based on our forecasted operating performance, planned actions to improve our profitability and cash flows, the execution of the Supplemental Indenture and the Axar Commitment and the consummation of the transactions contemplated thereby, including receipt of not less than $17.0 million in proceeds from the contemplated rights offering, together with plans to file financial statements on a timely basis consistent with the debt covenants, we do not believe it is probable that we will breach the covenants under the Indenture or be unable to continue as a going concern for the next twelve-month period. As such, the consolidated financial statements for the years ended December 31, 2019 and 2018 were prepared on the basis of a going concern, which contemplates that we will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments, if any, that would be necessary should we be required to liquidate our assets.

Cash Flows

The following table summarizes our consolidated statements of cash flows by class of activities (in thousands):

	Year Ended December 31,
	2019	2018
Net cash (used in) provided by operating activities	$(37,986)	$26,457
Net cash used in investing activities	(163)	(12,563)
Net cash provided by (used in) financing activities	76,769	(2,568)

Significant sources and uses of cash during the Years Ended December 31, 2019 and 2018

Operating Activities

Net cash used in operations was $38.0 million for the year ended December 31, 2019 compared to $26.5 million of net cash provided by operations during the year ended December 31, 2018. The $64.4 million change in operating cash flow was primarily due to the following:

•

Change in cash from accounts payable and accrued liabilities—$19.8 million: We aggressively managed our working capital in 2019 to maximize cash flows, while upon completion of the Recapitalization Transaction in June 2019, we made significant paydowns on our payables, which resulted in a net increase in operating cash outflows of $19.8 million in 2019.

•

Cash interest—$6.6 million: Our cash interest paid in 2019 increased by $6.6 million as our total debt and associated debt service costs increased under the Senior Secured Notes as compared to our prior revolving credit facility and senior notes.

•

Impact of early payoff—$14.1 million: In order to improve the liquidity profile of the business in 2019 and 2018, we ran an early payoff program during the fourth quarter of 2019 and throughout 2018. The early payoff program offered customers with outstanding pre-need receivable contracts the opportunity to pre-pay their outstanding balance at a 15% discount. The change in cash flows generated by each year’s early payoff program accounted for a net decrease in operating cash inflows of $14.1 million in 2019.

•

Merchandise trust distributions—$19.1 million: We received $2.0 million of excess income distributions from our merchandise trusts in 2019 compared to $21.1 million of excess income distributions from our merchandise trusts in 2018, which resulted in a net decrease in operating cash inflows of $19.1 million in 2019.

•

Sales production, non-recurring expenses and other working capital items—4.8 million: Our cash flows in 2019 were further impacted by the continued contraction in sales production and other working capital items, partially offset by decreases in our non-recurring expenses, which resulted in a net increase in operating cash outflows of $4.8 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2019 was $0.2 million as compared to $12.6 million in the comparable 2018 period. The cash used in investing activities for the year ended December 31, 2019 was primarily attributable to capital expenditures of $6.4 million, offset by proceeds from divestitures of $6.3 million, which consisted of the $5.0 million letter of intent deposit we received in connection with the Oakmont Sale and $1.3 million from the termination of one of our management agreements. Net cash used in investing activities during the year ended December 31, 2018 consisted of $12.2 million used for capital expenditures and $1.7 million used for property acquisitions, offset by proceeds from asset sales of $1.3 million.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2019 was $76.8 million, an increase of $79.3 million from net cash used in financing activities of $2.6 million for the year ended December 31, 2018, primarily due to net proceeds of $406.1 million and $57.5 million from the issuance of the Senior Secured Notes and the Preferred Offering, respectively, which were both related to our comprehensive recapitalization, as described in Note 10 Long-Term Debt and Note 11 Redeemable Convertible Preferred Units and Partners’ Deficit of the consolidated financial statements included in Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report. These investing proceeds were offset by the repayment in full of the prior senior notes and revolving credit facilities of $366.9 million, the payment of $17.4 million in financing costs related to the debt refinancing and debt amendments, principal payments of $1.4 million for our finance leases, payments of $0.8 million for employee tax withholdings on the units that vested in 2019 and a $0.3 million intercompany advance that was effectively repaid by a reduction in the units issued to GP Holdings in the C-Corporation Conversion to comply with our settlement with the SEC. Net cash used in financing activities during the year ended December 31, 2018 consisted primarily of $4.0 million of financing costs partially offset by $1.4 million of net proceeds from borrowings.

Capital Expenditures

The following table summarizes maintenance and expansion capital expenditures, excluding amounts paid for acquisitions, for the periods presented (in thousands):

	Year Ended December 31,
	2019	2018
Maintenance capital expenditures	$1,590	$4,383
Expansion capital expenditures	4,828	7,789

Total capital expenditures	$6,418	$12,172

Contractual Obligations

In the normal course of business, we enter into various contractual and contingent obligations that impact or could impact our liquidity. We have contractual obligations requiring future cash payments related to debt maturities, interest on debt, operating lease and finance lease agreements, liabilities to purchase merchandise related to our pre-need sales contracts and capital commitments to private credit funds.

A summary of our total contractual and contingent obligations as of December 31, 2019 is presented in the table below (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations:
Debt(1)	$592,824	$30,293	$72,592	$489,939	$—
Cemetery land purchase obligations(2)	17,070	2,447	5,344	6,004	3,275
Operating leases	19,201	3,304	5,280	4,269	6,348
Finance leases	6,488	1,773	3,892	823	—
Lease and management agreements(3)	37,507	—	—	—	37,507
Deferred revenues(4)	949,375	—	—	—	—
Self-insurance-related liabilities:
Workers compensation	11,923	4,219	4,141	1,432	2,131
General liability	7,256	2,584	3,128	851	693
Medical	2,156	2,156	—	—	—

Total contractual obligations	1,643,800	46,776	94,377	503,318	49,954

Contingent Obligations:
Other investment funds(5)	119,755	119,755	—	—	—

Total contingent obligations	119,755	119,755	—	—	—

Total	$1,763,555	$166,531	$94,377	$503,318	$49,954

(1)	Represents the interest payable and par value of our financed vehicles and of our Senior Secured Notes outstanding as of December 31, 2019, exclusive of the unamortized debt discounts and unamortized deferred financing fees as of December 31, 2019 of $14.3 million and $12.9 million, respectively. This table assumes that we pay the fixed rate of 7.50% per annum in cash plus the fixed rate of 4.00% per annum payable in kind through January 30, 2022 and cash interest payments at 9.875% for all interest periods after January 30, 2022, and that current principal amounts outstanding under the Senior Secured Notes are not repaid until the maturity date of June 30, 2024. Since December 31, 2019, an aggregate of $31.3 million of principal on our Senior Secured Notes has been redeemed, primarily with the net proceeds from the Oakmont Sale. Per the Indenture, we anticipate using the first $23.7 million of net proceeds and 80% of the remaining net proceeds from the Olivet Sale along with 80% of the net proceeds from the Remaining California Sale to redeem additional portions of the outstanding Senior Secured Notes.
(2)

Represents the amounts due related to an agreement we entered into in 2017 to purchase cemetery land in annual installments beginning January 26, 2018 through January 26, 2025. Cypress Lawn Cemetery Association has agreed to assume the obligations under this agreement in connection with the Olivet Sale.

(3)

Represents the aggregate rent payments pertaining to our lease and management agreements with the Archdiocese of Philadelphia. This table assumes that we defer the rent payments, together with accrued interest compounded quarterly, that are related to the periods from June 1, 2019 through May 31, 2025. This table does not include any associated unamortized discount. For further details, see “Agreements with the Archdiocese of Philadelphia” section below.

(4)

Total cannot be separated into periods, because we are unable to anticipate when the merchandise and services will be delivered. This balance represents the revenues to be recognized from the total performance obligations on our customer contracts.

(5)

Represents unfunded capital commitments to private credit funds that are callable at any time during the lockup periods, which range from four to ten years with three potential one year extensions at the discretion of the funds’ general partners and which will be funded using existing trust assets.

Not included in the above table are potential funding obligations related to our merchandise and service trusts. In certain states and provinces, we have withdrawn allowable distributable earnings including unrealized gains prior to the maturity or cancellation of the related contract. Additionally, some states have laws that either require replenishment of investment losses under certain circumstances or impose various restrictions when trust fund values drop below certain prescribed amounts. In the event that our trust investments do not recover from market declines, we may be required to deposit portions or all of these amounts into the respective trusts in some future period. As of December 31, 2019, we had unrealized losses of $4.2 million in the various trusts within these states.

Agreements with the Archdiocese of Philadelphia

In accordance with the lease and management agreements with the Archdiocese of Philadelphia, we have agreed to pay to the Archdiocese aggregate fixed rent of $36.0 million in the following amounts:

Lease Years 1-5 (May 28, 2014-May 31, 2019)	None
Lease Years 6-20 (June 1, 2019-May 31, 2034)	$1,000,000 per Lease Year
Lease Years 21-25 (June 1, 2034-May 31, 2039)	$1,200,000 per Lease Year
Lease Years 26-35 (June 1, 2039-May 31, 2049)	$1,500,000 per Lease Year
Lease Years 36-60 (June 1, 2049-May 31, 2074)	None

The fixed rent for lease years 6 through 11, an aggregate of $6.0 million is deferred. If prior to May 31, 2025, the Archdiocese terminates the agreements pursuant to its terms during lease year 11 or we terminate the agreements as a result of a default by the Archdiocese, we are entitled to retain the deferred fixed rent. If the agreements are not terminated, the deferred fixed rent will become due and payable on or before June 30, 2025.

Long-Term Debt and Redeemable Convertible Preferred Units

Senior Secured Notes

On June 27, 2019, StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc. and, collectively with the Company, certain direct and indirect subsidiaries of the Company, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee and as collateral agent, entered into an indenture with respect to the 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024.

For further detail on our Senior Secured Notes, see Note 10 Long-Term Debt of Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report.

Redeemable Convertible Preferred Units

On June 27, 2019, funds and accounts affiliated with Axar Capital Management LP and certain other investors entered into the Series A Purchase Agreement pursuant to which the Partnership sold to such purchasers an aggregate of 52,083,333 of the Partnership’s Series A Convertible Preferred Units representing limited partner interests in the Partnership with certain rights, preferences and privileges as were set forth in the Partnership’s Third Amended and Restated Agreement of Limited Partnership dated as of June 27, 2019. The purchase price for the Preferred Units sold pursuant to the Series A Purchase Agreement was $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each Preferred Unit, for an aggregate purchase price of $57.5 million. The terms of the sale of the Preferred Units were determined based on arms-length negotiations between the Partnership and Axar.

Pursuant to the Series A Purchase Agreement, the Partnership filed a registration statement on Form S-1 with the SEC to effect a $40.2 million rights offering of common units representing limited partnership interests in the Company (“Common Units”) to all holders of Common Units (other than the Purchasers, American Infrastructure Funds LP and their respective affiliates). The offering entitled each unitholder to one non-transferable subscription right for each common unit held by the unitholder on the record date for the offering. Each subscription right entitled the unitholder to purchase 1.24 common units for each common unit held by the unitholder at a purchase price of $1.20 per Common Unit (the “Rights Offering”). The Rights Offering was completed in 2019 with the sale of 3,039,380 common units for an aggregate price of $3.6 million. The proceeds from the Rights Offering were used to redeem 3,039,380 of Partnership’s outstanding Preferred Units on October 25, 2019 at a price of $1.20 per Preferred Unit.

For further detail on our Preferred Units, see Note 11 Redeemable Convertible Preferred Units and Owners’ Equity of Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report.

Surety Bonds

We have entered into arrangements with certain surety companies, whereby such companies agree to issue surety bonds on our behalf as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been used to support our pre-need sales activities.

When selling pre-need contracts, we may post surety bonds where allowed by state law. We post the surety bonds in lieu of trusting a certain amount of funds received from the customer. If we were not able to renew or replace any such surety bond, we would be required to fund the trust only for the portion of the applicable pre-need contracts for which we have received payments from the customers, less any applicable retainage, in accordance with state law. We have provided cash collateral to secure these surety bond obligations and may be required to provide additional cash collateral in the future under certain circumstances.

For the years ended December 31, 2019 and 2018, we had $92.3 million and $91.4 million, respectively, of cash receipts from sales attributable to related bond contracts. These amounts do not consider reductions associated with taxes, obtaining costs or other costs.

Surety bond premiums are paid annually and the bonds are automatically renewable until maturity of the underlying pre-need contracts, unless we are given prior notice of cancellation. Except for cemetery pre-construction bonds (which are irrevocable), the surety companies generally have the right to cancel the surety bonds at any time with appropriate notice. In the event a surety company were to cancel the surety bond, we would be required to obtain replacement surety assurance from another surety company or fund a trust for an amount generally less than the posted bond amount. We do not expect that we will be required to fund material future amounts related to these surety bonds due to a lack of surety capacity or surety company non-performance.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements and related notes included within Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report in conformity with general accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and disclosure of contingent assets and liabilities that arose during the reporting period and through the date our financial statements are filed with the SEC. Although we base our estimates on historical experience and various other assumptions we believe to be reasonable, actual results may differ from these estimates.

A critical accounting estimate or policy is one that requires a high level of subjective judgement by management and could have a material impact on our financial position, results of operations or cash flows if actual results vary significantly from our estimates.

Revenue Recognition

We recognize revenue in an amount that reflects the consideration to which we expect to be entitled for the transfer of goods and services to our customers. We account for individual products and services separately as distinct performance obligations. Our performance obligations include the delivery of funeral and cemetery merchandise and services and cemetery property interment rights. Revenue is measured based on the consideration specified in a contract with a customer and is net of any sales incentives and amounts collected on behalf of third parties. The consideration (including any discounts) is allocated among separate products and services in a package based on their relative stand-alone selling prices. The stand-alone selling price is determined by management based upon local market conditions and reasonable ranges for both merchandise and services, which is the best estimate of the stand-alone price. For items that are not sold separately (e.g., second interment rights), we estimate stand-alone selling prices using the best estimate of market value, using inputs such as average selling price and list price broken down by each geographic location. Additionally, we consider typical sales promotions that could impact the stand-alone selling price estimates.

Pursuant to state law, all or a portion of the proceeds from funeral and cemetery merchandise or services sold on a pre-need basis may be required to be paid into trust funds. We defer investment earnings related to these merchandise and service trusts until the associated merchandise is delivered or services are performed. A portion of the proceeds from the sale of cemetery property interment rights is required by state law to be paid by us into perpetual care trust funds to maintain the cemetery. The portion of these proceeds are not recognized as revenue. Investment earnings from these trusts are distributed to us regularly and recognized in current cemetery revenue.

Inaccuracies in our records of the timing of physical delivery of our merchandise and services can have a material impact on our financial position, results of operations or cash flows.

Deferred Revenues

Revenues from the sale of services and merchandise, as well as any investment income from the merchandise trusts, are deferred until such time as the services are performed or the merchandise is delivered. In addition to amounts deferred on new contracts, investment income and unrealized gains and losses on our merchandise trusts are recognized as deferred revenues. Deferred revenues also include deferred revenues from pre-need sales that we acquired through our various acquisitions, and we provide a profit margin for these deferred revenues to account for the projected future costs of delivering products and providing services on these acquired pre-need contracts.

Inaccuracies in our records of the timing of physical delivery of our merchandise and services can have a material impact on our financial position, results of operations or cash flows.

For further details on our deferred revenues, see Part II, Item 8. Financial Statements and Supplementary Data—Note 1 General and Note 13 Deferred Revenues and Costs.

Loss Contract Analysis

We perform an analysis annually to determine whether our pre-need contracts are in a loss position, which would necessitate a charge to earnings. For this analysis, we add the sales prices of the underlying contracts and net realized earnings, then subtract net unrealized losses to derive the net amount of estimated proceeds for contracts as of the balance sheet date. We consider unrealized gains and losses based on current market prices quoted for the investments, and we do not include future expected returns on the investments in our analysis. We compare our estimated proceeds to the estimated direct costs to deliver our contracts, which consist primarily of funeral and cemetery merchandise costs along with salaries, supplies and equipment related to the delivery of a pre-need contract. If a deficiency were to exist, we would record a charge to earnings and a corresponding liability for the expected loss on delivery of those contracts from our backlog.

Inaccuracies in the judgements made in determining the net amount of estimated proceeds and estimated direct costs can have a material impact our financial position, results of operations or cash flows.

Allowance for Doubtful Accounts

Accounts receivable is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts is determined by applying a cancellation rate to amounts included in accounts receivable. The cancellation rate is based upon a five year average rate by each specific location.

Inaccuracies in the judgements made in determining the cancelation rate can have a material impact on our financial position, results of operations or cash flows.

For further details on our allowance for doubtful accounts, see Part II, Item 8. Financial Statements and Supplementary Data—Note 1 General and Note 4 Accounts Receivable, Net of Allowance.

Other-Than-Temporary Impairment of Trust Assets

Assets held in our merchandise trusts are carried at fair value. Any change in unrealized gains and losses is reflected in the carrying value of the assets and is recognized as deferred revenue. Any and all investment income streams, including interest, dividends or gains and losses from the sale of trust assets, are offset against deferred revenue until such time that we deliver the underlying merchandise. Investment income generated from our merchandise trust is included in “Cemetery investment and other revenues”.

Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. All principal must remain in this trust in perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs, which are expensed as incurred. Assets in our perpetual care trusts are carried at fair value. Any change in unrealized gains and losses is reflected in the carrying value of the assets and is offset against perpetual care trust corpus.

We evaluate whether or not the assets in our merchandise and perpetual care trusts have an other-than-temporary impairment on a security-by-security basis. We determine whether or not the impairment of a fixed maturity debt security is other-than-temporary by evaluating each of the following:

•	Whether it is our intent to sell the security. If there is intent to sell, the impairment is considered to be other-than-temporary.

•

If there is no intent to sell, we evaluate whether it is not more likely than not we will be required to sell the debt security before its anticipated recovery. If we determine that it is more likely than not that we will be required to sell an impaired investment before its anticipated recovery, the impairment is considered to be other-than-temporary.

We further evaluate whether or not all assets in the trusts have other-than-temporary impairments based upon a number of criteria including the severity of the impairment, length of time a security has been in a loss position, changes in market conditions and concerns related to the specific issuer.

If an impairment is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its fair value. For assets held in the perpetual care trusts, any reduction in the cost basis due to an other-than-temporary impairment is offset with an equal and opposite reduction in the perpetual care trust corpus and has no impact on earnings. For assets held in the merchandise trusts, any reduction in the cost basis due to an other-than-temporary impairment is recorded in deferred revenue.

Inaccuracies in the judgements made in assessing our intent to sell and severity of impairment and in analyzing the changes in market conditions and concerns related to an asset’s issuer can have a material impact on our financial position, results of operations or cash flows.

For further details on our other-than-temporary impairment of our trust assets, see Part II, Item 8. Financial Statements and Supplementary Data—Note 1 General, Note 7 Merchandise Trusts and Note 8 Perpetual Care Trusts.

Asset Acquisitions

Asset acquisitions are measured based on their cost to us, including transaction costs incurred by us. An asset acquisition’s cost or the consideration transferred by us is assumed to be equal to the fair value of the net assets acquired. If the consideration transferred is cash, measurement is based on the amount of cash we paid to the seller, as well as transaction costs incurred by us. Consideration given in the form of nonmonetary assets, liabilities incurred or equity interests issued is measured based on either the cost to us or the fair value of the assets or net assets acquired, whichever is more clearly evident. The cost of an asset acquisition is allocated to the assets acquired based on their estimated relative fair values. Goodwill is not recognized in an asset acquisition.

Inaccuracies made in the judgements made in determining the fair value of the nonmonetary assets acquired can have a material impact on our financial position, results of operations or cash flows.

Valuation of long-lived assets

We assess our long-lived assets, such as definite-lived intangible assets and property and equipment, for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. We assess our goodwill and indefinite-lived assets for impairment annually, as of October 1st, or whenever events or circumstances indicate that the carrying amount of goodwill or the indefinite-lived assets may not be recoverable. If the carrying value of an asset exceeds its fair value, we record an impairment charge that reduces our earnings.

We apply the discounted cash flow method (the “DCF method”) to determine the fair value of our goodwill, utilizing a number of factors, such as actual operating results, future business plans and forecasted cash flows, economic projections, volatility of earnings, changes in senior management, market data, terminal values and discount rates. These factors used to determine the fair value of our goodwill are highly subjective and very sensitive to changes in the underlying assumptions, such as

•	a prolonged downturn in the business environment in which the reporting unit operates;

•	underperformance of the reporting unit performance compared to our forecasts;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	unexpected regulatory changes.

We apply various valuation techniques, such as the income approach or sales comparison approach, to determine the fair values of our long-lived assets. In evaluating our long-lived assets for recoverability, we consider current market conditions and our intent with respect to holding or disposing of the assets. The factors used in our evaluations for recoverability and the inputs we use in applying the valuation technique we select are highly subjective and very sensitive to changes in the underlying assumptions. Changes in economic and operating conditions or our intent with regard to our long-lived assets that occurs subsequent to our impairment analyses could impact these assumptions and result in future impairments of our long-lived assets.

Inaccuracies made in the judgements discussed above in determining the fair value of goodwill, indefinite-lived assets and long-lived assets can have a material impact on our financial position, results of operations or cash flows

For further details on our intangible assets see Part II, Item 8. Financial Statements and Supplementary Data—Note 1 General.

Income Taxes

Effective December 31, 2019, in connection with the C-Corporation Conversion, we are subject to both federal and state income taxes. We record deferred tax assets and liabilities to recognize temporary differences between the bases of assets and liabilities in our tax and GAAP balance sheets and for federal and state NOL carryforwards and alternative minimum tax credits. We record a valuation allowance against our deferred tax assets, if we deem that it is more likely than not that some portion or all of the recorded deferred tax assets will not be realizable in future periods.

In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions regarding the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make significant judgments about our forecasts of our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act made broad and complex changes to the U.S. tax code by, among other things, (i) reducing the federal corporate income tax rate, (ii) creating a new limitation on deductible interest expense, (iii) creating bonus depreciation that will allow for full expensing on qualified property and (iv) imposing limitations on deductibility of certain executive compensation. We evaluated the provisions of the Tax Act and determined the primary impact of the Tax Act was the reduction in corporate tax rate from 35% to 21%, which required us to remeasure our deferred tax assets and liabilities in our consolidated financial statements for the year ended December 31, 2017.

Subsequently, in February 2018, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting for the income tax effects of certain elements of the Tax Act. In accordance with SAB 118, we recognized the provisional tax impacts related to the remeasurement of our deferred tax assets and liabilities in our consolidated financial statements for the year ended December 31, 2017. Upon completion of our analysis of the Tax Act in 2018, we noted there were no material adjustments.

As of December 31, 2019, we had federal and state NOL carryforwards of approximately $423.0 million and $542.0 million, respectively, a portion of which expires annually. We believe the Recapitalization Transactions caused an “ownership change for income tax purposes under the applicable provisions of the Internal Revenue Code of 1986, as amended, which may significantly limit our ability to use such federal NOL carryforwards to offset future taxable income. The C-Corporation Conversion did not impact our ability to use existing NOLs.

For further details on our income taxes, see Part II, Item 8. Financial Statements and Supplementary Data—Note 1 General and Note 12 Income Taxes.

Contingencies

We are party to various legal proceedings in the ordinary course of our business, as well as class and collective actions under the Exchange Act and for related state law claims that certain of our officers and directors breached their fiduciary duty to the Partnership and its unitholders. We accrue for contingencies when the occurrence of a material loss is probable and can be reasonably estimated, based on our best estimate of the expected liability. The accuracy of the estimates used to determine probability and amount of a potential future liability is impacted by, among other things, the complexity of the issues and the amount of due diligence we have been able to perform.

Differences between the actual settlement costs, final judgments or fines and our estimates could have a material impact on our financial position, results of operations or cash flows.

For further details on our contingencies, see Part II, Item 8. Financial Statements and Supplementary Data—Note 15 Commitments and Contingencies.

Insurance loss reserves

We purchase comprehensive general liability, professional liability, automobile liability and workers’ compensation insurance coverages structured with high deductibles. This high-deductible insurance program means we are primarily self-insured for claims and associated costs and losses covered by these policies. Historical insurance industry experience indicates a high degree of inherent variability in assessing the ultimate amount of losses associated with casualty insurance claims. This is especially true with respect to liability and workers’ compensation exposures due to the extended period of time that transpires between when the claim might occur and the full settlement of such claim, which is often many years. We continually evaluate loss estimates associated with claims and losses related to these insurance coverages falling within the deductible of each coverage.

We analyze and adjust our insurance loss reserve, using assumptions based on factors such as claim settlement patterns, claim development trends, claim frequency and severity patterns, inflationary trends and data reasonableness that impact our analysis and determination of the “best estimate” of the projected ultimate claim losses.

Differences between actual insurance loss settlements and our insurance loss reserves could have a material impact on our financial position, results of operations or cash flows.

Recent Accounting Pronouncements and Accounting Changes

For discussion of recent accounting pronouncements and accounting changes, see Part II, Item 8. Financial Statements and Supplementary Data—Note 1 General.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market” risk refers to the risk of gains or losses arising from changes in interest rates and prices of marketable securities. The disclosures are not meant to be precise indicators of expected future gains or losses, but rather indicators of reasonably possible gains or losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk-sensitive instruments were entered into for purposes other than trading.

The trusts are invested in assets with the primary objective of maximizing income and distributable cash flow for trust distributions, while maintaining an acceptable level of risk. Certain asset classes in which we invest for the purpose of maximizing yield are subject to an increased market risk. This increased market risk will create volatility in the unrealized gains and losses of the trust assets from period to period.

For additional information on the investments in our merchandise trusts and perpetual trusts, see Part II, Item 8. Financial Statements and Supplementary Data—Note 7 Merchandise Trusts and Note 8 Perpetual Care Trusts of this Annual Report.

INTEREST-BEARING INVESTMENTS

The interest-bearing investments in our merchandise trusts and perpetual care trusts that are subject to interest rate sensitivity consist of fixed-income securities, money market investments and other short-term investments. As of December 31, 2019, the accumulated fair value of the interest-bearing investments in our merchandise trusts and perpetual care trusts was $145.7 million and $53.3 million, respectively or 27.8% and 15.4% of the fair value of our total trust assets, respectively.

MARKETABLE EQUITY SECURITIES

The marketable equity securities in our merchandise trusts and perpetual care trusts that are subject to market price sensitivity consist of individual equity securities as well as closed and open-ended mutual funds. As of December 31, 2019, $25.7 million and $31.7 million, respectively or 4.9% and 9.2% of the fair value of our total trust assets, respectively.

OTHER INVESTMENT FUNDS

Other investment funds are measured at fair value using the net asset value per share practical expedient. This asset class is composed of fixed income funds and equity funds, which have a redemption period ranging from 1 to 30 days, and private credit funds, which have lockup periods ranging from one to eight years with three potential one year extensions at the discretion of the funds’ general partners. This asset class has an inherent valuation risk as the values provided by investment fund managers may not represent the liquidation values obtained by the trusts upon redemption or liquidation of the fund assets. As of December 31, 2019, the fair value of other investment funds in our merchandise trusts and perpetual care trusts represented 41.3% and 55.3%, respectively, of the fair value of total trust assets. The fair market value of the holdings in these funds was $216.4 million and $191.4 million in our merchandise trusts and perpetual care trusts, respectively, as of December 31, 2019, based on net asset value quotes.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

STONEMOR INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of StoneMor Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of StoneMor Inc. (formerly StoneMor Partners L.P.) (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, preferred units and owners’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in accounting principle

As discussed in Notes 1 and 17 to the consolidated financial statements, the Company has changed its method of accounting for leases for the year ended December 31, 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842).

COVID-19 Outbreak

We draw attention to Note 26 to the consolidated financial statements, which describes the uncertainty related to the COVID-19 pandemic and impact on the Company’s business.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Philadelphia, Pennsylvania

April 7, 2020

STONEMOR INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$34,867	$18,147
Restricted cash	21,900	—
Accounts receivable, net of allowance	55,794	57,928
Prepaid expenses	4,778	4,475
Assets held for sale	23,858	757
Other current assets	17,142	17,009

Total current assets	158,339	98,316
Long-term accounts receivable, net of allowance	75,549	87,148
Cemetery property	320,605	331,137
Property and equipment, net of accumulated depreciation	103,400	112,716
Merchandise trusts, restricted, at fair value	517,192	488,248
Perpetual care trusts, restricted, at fair value	343,619	330,562
Deferred selling and obtaining costs	114,944	113,644
Deferred tax assets	81	86
Goodwill	—	24,862
Intangible assets	56,246	61,421
Other assets	29,393	22,241

Total assets	$1,719,368	$1,670,381

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$55,134	$59,035
Liabilities held for sale	20,668	—
Accrued interest	125	1,967
Current portion, long-term debt	374	798

Total current liabilities	76,301	61,800
Long-term debt, net of deferred financing costs	367,963	320,248
Deferred revenues	949,375	919,606
Deferred tax liabilities	34,613	6,675
Perpetual care trust corpus	343,619	330,562
Other long-term liabilities	49,987	42,108

Total liabilities	1,821,858	1,680,999

Commitments and contingencies
Owners’ equity:
Common stock, par value $0.01 per share, 200,000 shares authorized, 94,447 shares issued and outstanding	944,474	—
Paid-in capital in excess of par value	(1,046,964)	—
Retained deficit	—	—
Members’ equity	—	(10,618)

Total owners’ equity	(102,490)	(10,618)

Total liabilities and owners’ equity	$1,719,368	$1,670,381

See Accompanying Notes to the Consolidated Financial Statements.

STONEMOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and per unit data)

	Year Ended December 31,
	2019	2018
Revenues:
Cemetery:
Interments	$67,425	$76,902
Merchandise	64,476	75,412
Services	65,494	67,278
Investment and other	40,492	42,343
Funeral home:
Merchandise	23,774	25,652
Services	27,861	28,539

Total revenues	289,522	316,126

Costs and Expenses:
Cost of goods sold	40,174	54,647
Cemetery expense	74,339	78,708
Selling expense	59,347	62,538
General and administrative expense	44,231	43,081
Corporate overhead	51,107	53,281
Depreciation and amortization	10,782	11,736
Funeral home expenses:
Merchandise	7,013	6,579
Services	21,659	22,159
Other	14,643	15,787
Loss on goodwill impairment	24,862	—

Total costs and expenses	348,157	348,516

Other losses, net	(8,106)	(11,504)

Operating loss	(66,741)	(43,894)
Interest expense	(48,519)	(30,602)
Loss on debt extinguishment	(8,478)	—

Loss from operations before income taxes	(123,738)	(74,496)

Income tax (expense) benefit	(28,204)	1,797

Net loss	(151,942)	(72,699)
Net loss attributable to StoneMor Partners L.P. (predecessor)	(151,942)	(72,699)

Net loss attributable to StoneMor Inc.	$—	$—

Net loss per common share (basic)(1)	$(3.84)	$(1.92)
Net loss per common share (diluted)(1)	$(3.83)	$(1.92)
Weighted average number of common shares outstanding—basic(2)	39,614	37,959
Weighted average number of common shares outstanding—diluted(2)	39,677	37,959

(1)

For the period prior to the C-Corporation Conversion, represents net loss divided by weighted average number of common limited partner units outstanding and for the period following the C-Corporation Conversion, represents net loss divided by weighted average number of common shares outstanding.

(2)

For the period prior to the C-Corporation Conversion, represents weighted average number of common limited partner units outstanding and for the period following the C-Corporation Conversion, represents weighted average number of common shares outstanding.

See Accompanying Notes to the Consolidated Financial Statements.

STONEMOR INC.

CONSOLIDATED STATEMENTS OF CHANGES IN OWNERS’ EQUITY

(dollars in thousands, except units and shares)

	Redeemable Convertible Preferred Unit		Partners’ Deficit		Common Stock
	Series A
	Number of Outstanding Preferred Units	Value of Outstanding Preferred Units	Outstanding Common Units	Members’ Equity	Number of Common Shares	Par Value of Common Shares	Paid-in Capital in Excess of Par Value	Retained Deficit	Total
December 31, 2017	—	$—	37,957,936	$91,696	—	$—	$—	$—	$91,696
Cumulative effect of accounting change	—	—	—	(28,097)	—	—	—	—	(28,097)

January 1, 2018	—	—	37,957,936	63,599	—	—	—	—	63,599
Common unit awards under incentive plans	—	—	709	2,522	—	—	—	—	2,522
Net loss	—	—	—	(72,699)	—	—	—	—	(72,699)
Cumulative effect of accounting change	—	—	—	(4,040)	—	—	—	—	(4,040)

December 31, 2018	—	—	37,958,645	(10,618)	—	—	—	—	(10,618)
Issuance of Series A Preferred Units	11,322,465	12,500	—	—	—	—	—	—	12,500
Issuance of Series A Preferred Units—related party	40,760,868	45,000	—	—	—	—	—	—	45,000
Rights offering—related party	(3,039,380)	(3,647)	3,039,380	3,647	—	—	—	—	—
GP Holdings’ Merger consideration	—	—	2,950,000	4,032	—	—	(4,032)	—	—
Reduction to GP Holdings’ Merger consideration related to SEC settlement—related party	—	—	(182,909)	(250)	—	—	—	—	(250)
Unit-based compensation	—	—	2,067,088	3,623	—	—	—	—	3,623
Units repurchased related to unit-based compensation	—	—	(428,802)	(803)	—	—	—	—	(803)
Net loss prior to the C-Corporation Conversion (attributable to StoneMor Partners L.P. (predecessor))	—	—	—	(151,942)	—	—	—	—	(151,942)
Effect of the C-Corporation Conversion on owners’ equity	(49,043,953)	(53,853)	(45,403,402)	152,311	94,447,356	944,474	(1,042,932)	—	—

December 31, 2019	—	$—	—	—	94,447,356	944,474	(1,046,964)	—	$(102,490)

See Accompanying Notes to the Consolidated Financial Statements.

STONEMOR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(151,942)	$(72,699)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	7,027	7,808
Depreciation and amortization	10,782	11,736
Provision for bad debt	7,559	7,358
Non-cash compensation expense	3,623	2,523
Loss on debt extinguishment	8,478	—
Loss on goodwill impairment	24,862	—
Non-cash interest expense	18,095	5,985
Other losses, net	8,106	11,504
Changes in assets and liabilities:
Accounts receivable, net of allowance	(8,633)	4,498
Merchandise trust fund	(17,916)	4,295
Other assets	(56)	2,618
Deferred selling and obtaining costs	(3,598)	(4,819)
Deferred revenues	36,656	37,405
Deferred taxes, net	27,943	(2,591)
Payables and other liabilities	(8,972)	10,836

Net cash (used in) provided by operating activities	(37,986)	26,457

Cash Flows From Investing Activities:
Cash paid for capital expenditures	(6,418)	(12,172)
Cash paid for acquisitions	—	(1,667)
Proceeds from divestitures	6,255	—
Proceeds from asset sales	—	1,276

Net cash used in investing activities	(163)	(12,563)

Cash Flows From Financing Activities:
Proceeds from issuance of redeemable convertible preferred units	12,500	—
Proceeds from issuance of redeemable convertible preferred units—related party	45,000	—
Proceeds from borrowings	406,087	29,880
Repayments of debt	(366,905)	(28,493)
Principal payment on finance leases	(1,464)	—
Cost of financing activities	(17,396)	(3,955)
Reduction to GP Holdings’ Merger consideration due to SEC settlement—related party	(250)	—
Units repurchased related to unit-based compensation	(803)	—

Net cash provided by (used in) financing activities	76,769	(2,568)

Net increase in cash, cash equivalents and restricted cash	38,620	11,326
Cash, cash equivalents and restricted cash—Beginning of period	18,147	6,821

Cash, cash equivalents and restricted cash—End of period	$56,767	$18,147

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$32,239	$25,606
Cash paid during the period for income taxes	1,419	1,725
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,638	$—
Operating cash flows from finance leases	495	—
Financing cash flows from finance leases	1,464	—
Non-cash investing and financing activities:
Acquisition of assets by financing	$2,277	$2,673
Net transfers within assets held for sale	23,340	543
Accrued paid-in-kind interest on Senior Secured Notes (defined within)	7,867	—

See Accompanying Notes to the Consolidated Financial Statements.

STONEMOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL

As used in this Annual Report on Form 10-K (the “Annual Report”), unless the context otherwise requires, references to the terms the “Company,” “StoneMor,” “we,” “us,” and “our” refer to StoneMor Inc. and its consolidated subsidiaries for all periods from and after the Merger and to StoneMor Partners L.P. and its consolidated subsidiaries for all periods prior to the Merger.

In addition, as used in this Annual Report, unless the context otherwise requires, references to (i) the term “Cornerstone” refers to Cornerstone Family Services, Inc.; (ii) the term “CFSI” refers to CFSI LLC; (iii) the term “CFS” refers to Cornerstone Family Services LLC; (iv) the term “LP Sub” refers to StoneMor LP Holdings, LLC; (v) the term “ACII” refers to American Cemeteries Infrastructure Investors, LLC; (vi) the term “AUH” refers to AIM Universal Holdings, LLC; (vii) the term “AIM” refers to American Infrastructure MLP Funds; (viii) the term “AIM II” refers to American Infrastructure MLP Fund II, L.P.; (ix) the term AIM FFII refers to American Infrastructure MLP Founders Fund II, L.P.; (x) the term “AIM II StoneMor” refers to AIM II Delaware StoneMor, Inc.; (xi) the term AIM Management II refers to American Infrastructure MLP Management II, L.L.C.; and (xiv) the term AIM II Offshore refers to AIM II Offshore, L.P.

Nature of Operations

StoneMor Inc. is a leading provider of funeral and cemetery products and services in the death care industry in the U.S. As of December 31, 2019, the Company operated 321 cemeteries in 27 states and Puerto Rico, of which 291 were owned and 30 were operated under lease, management or operating agreements. The Company also owned and operated 90 funeral homes, including 42 located on the grounds of cemetery properties that the Company owns, in 17 states and Puerto Rico.

The Company’s cemeteries provide cemetery property interment rights, such as burial lots, lawn and mausoleum crypts, and cremation niches. Cemetery merchandise is comprised of burial vaults, caskets, grave markers and memorials and cemetery services, which include the installation of this merchandise and other service items. The Company sells these products and services both at the time of death, which is referred to as at-need, and prior to the time of death, which is referred to as pre-need.

The Company’s funeral home services include family consultation, the removal and preparation of remains, insurance products and the use of funeral home facilities for visitation and memorial services.

C-Corporation Conversion

On December 31, 2019, pursuant to the terms of the Merger Agreement, the Company completed the following series of reorganization transactions (which the Company sometimes refer to collectively as the “C-Corporation Conversion”):

•	GP Holdings contributed its entire equity interest in the Partnership to StoneMor GP and, in exchange, ultimately received an aggregate of 5,099,969 shares of the Company’s common stock;

•	StoneMor GP contributed the common units in the Partnership it received from GP Holdings to LP Sub, a Delaware limited liability company and wholly-owned subsidiary of StoneMor GP;

•

Merger Sub merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership, and pursuant to which each outstanding Series A Convertible Preferred Unit (defined within) and Common Unit (defined within) (other than the common units held by LP Sub) was converted into the right to receive one share of the Company’s common stock; and

•	StoneMor GP converted from a Delaware limited liability company to a Delaware corporation called StoneMor Inc.

As a result of the C-Corporation Conversion, the Company remains the general partner of the Partnership and LP Sub is the sole limited partner of the Partnership such that, directly or indirectly, the Company owns 100% of the interests in the Partnership.

The C-Corporation Conversion represented a transaction between entities under common control and was accounted for similarly to pooling of interests in a business combination. The common stock of the Company issued to the holders of the common units and preferred units of the Partnership and to GP Holdings for its general partner interest in the Partnership was recognized by the Company at the carrying value of the equity interests in the Partnership. In addition, the Company became the successor and the Partnership the predecessor for the purposes of financial reporting.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements included in this Annual Report have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). All intercompany transactions and balances have been eliminated.

The consolidated financial statements include the accounts of StoneMor Inc. and StoneMor Partnership L.P., each together with their consolidated subsidiaries. Financial results as of and for the years ended December 31, 2019 and 2018 are the financial results of StoneMor Inc. and StoneMor Partners L.P., the Company’s predecessor for accounting purposes, as there was no activity under StoneMor Inc. prior to December 31, 2019. Earnings per share and weighted-average common shares outstanding for the years ended December 31, 2019 and 2018 have been presented giving pro forma effect to C-Corporation Conversion, as if it had occurred on January 1, 2018.

The consolidated financial statements include the accounts of each of the Company’s 100% owned subsidiaries. These statements also include the accounts of the merchandise and perpetual care trusts in which the Company has a variable interest and is the primary beneficiary. The Company operates 30 cemeteries under long-term leases, operating agreements and management agreements. The operations of 16 of these managed cemeteries have been consolidated. On May 10, 2019, the Company terminated one of the management agreements and recorded a $2.1 million loss upon the termination, which is included in Other losses, net in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018.

The Company operates 14 cemeteries under long-term leases and other agreements that do not qualify as acquisitions for accounting purposes. As a result, the Company did not consolidate all of the existing assets and liabilities related to these cemeteries. The Company has consolidated the existing assets and liabilities of the merchandise and perpetual care trusts associated with these cemeteries as variable interest entities, since the Company controls and receives the benefits and absorbs any losses from operating these trusts. Under the long-term leases and other agreements associated with these properties, which are subject to certain termination provisions, the Company is the exclusive operator of these cemeteries and earns revenues related to sales of merchandise, services and interment rights and incurs expenses related to such sales, including the maintenance and upkeep of these cemeteries. Upon termination of these agreements, the Company will retain all of the benefits and related contractual obligations incurred from sales generated during the agreement period. The Company has also recognized the existing customer contract-related performance obligations that it assumed as part of these agreements.

Correction of a prior period error related to the predecessor

The Company has revised its consolidated balance sheet as of December 31, 2018 for the correction of the accounting related to the implementation of Accounting Standard Codification (“ASC”) 606, Revenue from

Contracts with Customers (“ASC 606”), with respect to the recognition of revenue on sales of lawn crypt products in Maryland. Per Maryland state law, vaults cannot be pre-installed and as such per ASC 606, revenue cannot be recognized upon the sale of vaults; however, lawn crypt gardens, which are burial spaces with pre-installed, fully constructed vaults and irrigation, can be sold and revenue immediately recognized upon sale per ASC 606. During the third quarter of 2019, the Company identified that in its implementation of ASC 606 in 2018, it had incorrectly recognized revenue on sales of uninstalled lawn crypt products in Maryland, as if they had been installed. The Company concluded based on quantitative and qualitative analysis that the adjustments recorded to correct this prior period error were immaterial to the Company’s financial condition as of December 31, 2018 and 2019.

The following table presents the corrections that were made to the consolidated balance sheet as of December 31, 2018:

	2018		2018
	As Previously Reported	Reclassifications	As Adjusted
Assets
Cemetery property	$330,841	$296	$331,137
Deferred selling and obtaining costs	$112,660	$984	$113,644

Total assets	$1,669,101	$1,280	$1,670,381
Liabilities
Deferred revenues	$914,286	$5,320	$919,606

Total liabilities	$1,675,679	$5,320	$1,680,999
Members’ Equity
Members’ equity	$(6,578)	$(4,040)	$(10,618)

Recapitalization Transactions

Series A Preferred Offering

On June 27, 2019, funds and accounts affiliated with Axar Capital, a related party and as of the date of the transaction and December 31, 2019, the largest holder of the Company’s outstanding common shares of record, and certain other investors and the Company entered into the Series A Purchase Agreement pursuant to which the Partnership sold to the Purchasers an aggregate of 52,083,333 of the Partnership’s Series A Convertible Preferred Units (the “Preferred Units”) representing limited partner interests in the Partnership with certain rights, preferences and privileges as are set forth in the Partnership’s Third Amended Partnership Agreement dated as of June 27, 2019 at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each Preferred Unit, for an aggregate purchase price of $57.5 million (the “Preferred Offering”).

Senior Secured Notes

Concurrently with the closing of the Preferred Offering, the Company completed a private placement of $385.0 million of 9.875%/11.500% Senior Secured Notes (the “Senior Secured Notes”) to certain financial institutions (collectively with the Preferred Offering, the “Recapitalization Transactions”). The net proceeds of the Recapitalization Transactions were used to fully repay the then-outstanding senior notes due in June 2021, retire the Company’s revolving credit facility due in May 2020 and pay the associated transaction expenses, with the remaining balance reserved for general corporate purposes. The Company has the right and expects to pay quarterly interest at a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind through January 30, 2022. The Senior Secured Notes will require cash interest payments at 9.875% for all interest periods after January 30, 2022.

Uses and Sources of Liquidity

The Company’s primary sources of liquidity are cash generated from operations, the remaining balance of the proceeds from the sale of the Senior Secured Notes and proceeds from asset sales. The Company’s primary cash requirements, in addition to normal operating expenses, are for capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service. In general, as part of its operating strategy, the Company expects to fund:

•

working capital deficits through available cash, including the remaining balance of the proceeds from the sale of the Senior Secured Notes, cash generated from operations and proceeds from asset sales;

•

expansion capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service obligations through available cash, cash generated from operations or proceeds from asset sales. Amounts contributed to the merchandise trust funds will be withdrawn at the time of the delivery of the product or service sold to which the contribution related (see “Summary of Significant Accounting Policies” section below regarding revenue recognition), which will reduce the amount of additional borrowings or asset sales needed; and

•	any maintenance capital expenditures through available cash and cash flows from operating activities.

While the Company relies heavily on its available cash and cash flows from operating activities to execute its operational strategy and meet its financial commitments and other short-term financial needs, the Company cannot be certain that sufficient capital will be generated through operations or be available to the Company to the extent required and on acceptable terms. The Company has experienced negative financial trends, including use of cash in operating activities, which, when considered in the aggregate, could raise substantial doubt about the Company’s ability to continue as a going concern. These negative financial trends include:

•

the Company has continued to incur net losses for the year ended December 31, 2019 and has an accumulated deficit and negative cash flow from operating activities as of December 31, 2019, due to an increased competitive environment, increased expenses due to the consummated C-Corporation Conversion and increases in professional fees and compliance costs; and

•

a decline in billings coupled with the increase in professional, compliance and consulting expenses that tightened the Company’s liquidity position and increased reliance on long-term financial obligations.

During 2018 and 2019, the Company implemented (and will continue to implement) various actions to improve profitability and cash flows to fund operations. A summary of these actions is as follows:

•

sold an aggregate of 52,083,333 Preferred Units for an aggregate purchase price of $57.5 million and completed a private placement of $385.0 million of the Senior Secured Notes. The net proceeds of both transactions were used to fully repay the then-outstanding senior notes due in June 2021 and retire the Company’s revolving credit facility due in May 2020;

•	continue to manage recurring operating expenses and seek to limit non-recurring operating expenses; and

•	identify and complete sales of select assets to provide supplemental liquidity.

In addition, there is no certainty that the Company’s actual operating performance and cash flows will not be substantially different from forecasted results and no certainty the Company will not need amendments to the Indenture in the future and such amendments will be granted. Factors that could impact the significant assumptions used by the Company in assessing its ability to satisfy its financial covenants include the following:

•	operating performance not meeting reasonably expected forecasts;

•	failing to generate profitable sales;

•	investments in the Company’s trust funds experiencing significant declines due to factors outside its control;

•	being unable to compete successfully with other cemeteries and funeral homes in the Company’s markets;

•	the number of deaths in the Company’s markets declining; and

•	the mix of funeral and cemetery revenues between burials and cremations.

If the Company’s planned, implemented and not yet implemented actions are not completed or implemented and cash savings are not realized, or the Company fails to improve its operating performance and cash flows or the Company is not able to comply with the covenants under the Indenture, the Company may be forced to limit its business activities, limit its ability to implement further modifications to its operations or limit the effectiveness of some actions that are included in its forecasts, amend its Indenture and/or seek other sources of capital, and the Company may be unable to continue as a going concern. Additionally, a failure to generate additional liquidity could negatively impact the Company’s access to inventory or services that are important to the operation of the Company’s business. Any of these events may have a material adverse effect on the Company’s results of operations and financial condition. The ability of the Company to continue as a going concern is dependent upon achieving the action plans noted above.

Based on the Company’s forecasted operating performance, planned actions to improve the Company’s profitability and cash flows, the execution of the Supplemental Indenture and the Axar Commitment and the consummation of the transactions contemplated thereby, including receipt of not less than $17.0 million in proceeds from the contemplated rights offering, together with plans to file its financial statements on a timely basis consistent with the debt covenants and commitment to filing its periodic reports on a timely basis consistent with the debt covenants, the Company does not believe it is probable that it will breach the covenants under the Indenture or be unable to continue as a going concern for the next twelve-month period. As such, the consolidated financial statements for the years ended December 31, 2019 and 2018 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments, if any, that would be necessary should the Company be required to liquidate its assets.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions as described in this Annual Report. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. As a result, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the time they are acquired to be cash equivalents. Cash and Cash Equivalents was $34.9 million and $18.1 million as of December 31, 2019 and December 31, 2018, respectively.

Restricted Cash

Cash that is restricted from withdrawal or use under the terms of certain contractual agreements is recorded as restricted cash. Restricted cash was $21.9 million as of December 31, 2019, primarily related to cash collateralization of the Company’s letters of credit and surety bonds and the $5.0 million refundable deposit the Company received in October 2019, in connection with the non-binding letter of intent it signed for the sale of one of its properties. There was no restricted cash as of December 31, 2018.

Revenues

The Company’s revenues are derived from contracts with customers through sale and delivery of death care products and services. Primary sources of revenue are derived from (1) cemetery and funeral home operations generated both at-need and pre-need, which are classified on the consolidated statements of operations as Interments, Merchandise and Services, (2) investment income, which includes income earned on assets maintained in perpetual care and merchandise trusts related to pre-need sales of cemetery and funeral home merchandise and services that are required to be maintained in the trust by state law and (3) interest earned on pre-need installment contracts. Investment income is presented within Investment and other for Cemetery revenue and Services for Funeral home revenue. Revenue is measured based on the consideration specified in a contract with a customer and is net of any sales incentives and amounts collected on behalf of third parties. Pre-need contracts are price guaranteed, providing for future merchandise and services at prices prevailing when the agreements are signed.

Investment income is earned on certain payments received from customers on pre-need contracts, which are required by law to be deposited into the merchandise and service trusts. Amounts are withdrawn from the merchandise trusts when the Company fulfills the performance obligations. Earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in total transaction price. Pre-need contracts are generally subject to financing arrangements on an installment basis, with a contractual term not to exceed 60 months. Interest income is recognized utilizing the effective interest method. For those contracts that do not bear a market rate of interest, the Company imputes such interest based upon the prime rate at the time of origination plus 375 basis points in order to segregate the principal and interest component of the total contract value. The Company has elected to not adjust the transaction price for the effects of a significant financing component for contracts that have payment terms under one year.

At the time of a non-cancellable pre-need sale, the Company records an account receivable in an amount equal to the total contract value less unearned finance income and any cash deposit paid. The revenue from both the sales and interest income from trusted funds are deferred until the merchandise is delivered or the services are performed. For a sale in a cancellable state, an account receivable is only recorded to the extent control has transferred to the customer for interment rights, merchandise or services for which the Company has not collected cash. The amounts collected from customers in states in which pre-need contracts are cancellable may be subject to refund provisions. The Company estimates the fair value of its refund obligation under such contracts on a quarterly basis and records such obligations within other long-term liabilities line item on its consolidated balance sheets.

In accordance with ASC 606, the Company recognizes revenue in the amount to which the Company expect to be entitled to when it satisfies a performance obligation by transferring control over a product or service to a customer. The Company only recognizes amounts due from a customer for unfulfilled performance obligations on a cancellable pre-need contract to the extent that control has transferred to the customer for interments, merchandise or services for which the Company has not collected cash. The Company defers the recognition of any nonrefundable up-front fees and incremental direct selling costs associated with its sales contracts with a customer (i.e., commissions and bonuses) until the underlying goods or services have been delivered to the customer if the amortization period associated with the deferred nonrefundable up-front fees and incremental direct selling is greater than a year; otherwise, these nonrefundable up-front fees and incremental direct selling costs are expensed immediately. Incremental direct selling costs are recognized by specific identification. The Company calculates the deferred selling costs asset by dividing total deferred selling and obtaining expenses by total deferrable revenues and multiplying such percentage by the periodic change in gross deferred revenues. Such costs are recognized when the associated performance obligation is fulfilled based upon the net change in deferred revenues. All other selling costs are expensed as incurred

In addition, the Company maintains a reserve representing the fair value of the refund obligation that may arise due to state law provisions that include a guarantee of customer funds collected on unfulfilled performance obligations and maintained in trust to the extent that the funds are refundable upon a customer’s exercise of any cancellation rights.

Sales taxes assessed by governmental authorities are excluded from revenue. Any shipping and handling costs that are incurred after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of goods sold.

Nature of Goods and Services

The following is a description of the principal activities within the Company’s two reportable segments from which the Company generates its revenue.

Cemetery Operations

The Company generates revenues in its Cemetery Operations segment principally from (1) providing rights to inter remains in a specific cemetery property inventory space such as burial lots and constructed mausoleum crypts (“Interments”), (2) sales of cemetery merchandise which includes markers (i.e., method of identifying a deceased person in a burial space, crypt or niche), base (i.e., the substrate upon which a marker is placed), vault (i.e., a container installed in the burial lot in which the casket is placed), caskets, cremation niches and other cemetery related items and (3) service revenues, including opening and closing, a service of digging and refilling burial spaces to install the burial vault and place the casket into the vault, cremation services and fees for installation of cemetery merchandise. Products and services may be sold separately or in packages. For packages, the Company accounts for individual products and services separately as they are distinct (i.e., the product or service is separately identifiable from other items in the package and the customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration (including any discounts) is allocated among separate products and services in a package based on their relative stand-alone selling prices. The stand-alone selling price is determined by management based upon local market conditions and reasonable ranges for both merchandise and services which is the best estimate of the stand-alone price. For items that are not sold separately (e.g., second interment rights), the Company estimates stand-alone selling prices using the best estimate of market value, using inputs such as average selling price and list price broken down by each geographic location. Additionally, the Company considers typical sales promotions that could have impacted the stand-alone selling price estimates.

Interments revenue is recognized when control transfers, which is when the property is available for use by the customer. For pre-construction mausoleum contracts, the Company will only recognize revenue once the property is constructed and the customer has obtained substantially all of the remaining benefits of the property.

Merchandise revenue and deferred investment earnings on merchandise trusts are recognized when a customer obtains control of the product. This usually occurs when the customer takes possession of the product (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse at no additional cost to the Company). The amount of revenue recognized is adjusted for expected refunds, which are estimated based on applicable law, general business practices and historical experience observed specific to the respective performance obligation. The estimate of the refund obligation is reevaluated on a quarterly basis. In addition, the Company is entitled to retain, in certain jurisdictions, a portion of collected customer payments when a customer cancels a pre-need contract; these amounts are also recognized in revenue at the time the contract is cancelled.

Service revenue is recognized when the services are performed and the performance obligation is thereby satisfied.

The cost of goods sold related to merchandise and services reflects the actual cost of purchasing products and performing services and the value of cemetery property depleted through the recognized sales of interment rights.

The costs related to the sales of lots and crypts are determined systematically using a specific identification method under which the total value of the underlying cemetery property and the lots available to be sold at the location are used to determine the cost per lot.

Funeral Home Operations

The Company generates revenues in its Funeral Home Operations segment principally generates revenue from (1) sales of funeral home merchandise which includes caskets and other funeral related items and (2) service revenues, including services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation and services of remembrance. The Funeral Home Operations segment also include revenues related to the sale of term and whole life insurance on an agency basis, in which the Company earns a commission from the sales of these policies. Insurance commission revenue is reported within service revenues. Products and services may be sold separately or in packages. For packages, the Company accounts for individual products and services separately as they are distinct (i.e., the product or service is separately identifiable from other items in the package and the customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration (including any discounts) is allocated among separate products and services based on their relative stand-alone selling prices. The relative stand-alone selling price is determined by management’s best estimate of the stand-alone price based upon the list price at each location. The revenue generated by the Company through its Funeral Home Operations segment is principally derived from at-need sales.

Merchandise revenue is recognized when a customer obtains control of the product. This usually occurs when the customer takes possession of the product (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse). The amount of revenue recognized is adjusted for expected refunds, which are estimated based on applicable law, general business practices and historical experience observed specific to the respective performance obligations. The estimate of the refund obligation is reevaluated on a quarterly basis.

Service revenue is recognized when the services are performed and the performance obligation is thereby satisfied.

Costs related to the delivery or performance of merchandise and services are charged to expense when merchandise is delivered or services are performed.

Deferred Revenues

Revenues from the sale of services and merchandise as well as any investment income from the merchandise trusts is deferred until such time that the services are performed or the merchandise is delivered. In addition, for amounts deferred on new contracts and investment income and unrealized gains on the Company’s merchandise trusts, deferred revenues include deferred revenues from pre-need sales that were entered into by entities prior to the Company’s acquisition of the assets of those entities. The Company provides for a profit margin for these deferred revenues to account for the projected future costs of delivering products and providing services on pre-need contracts that the Company acquired through acquisition. These revenues and their associated costs are recognized when the related merchandise is delivered or services are performed and are presented on a gross basis on the consolidated statements of operations.

Accounts Receivable, Net of Allowance

The Company sells pre-need cemetery contracts whereby the customer enters into arrangements for future pre-need merchandise and services. These sales are usually made using interest-bearing installment contracts not to exceed 60 months. The interest income is recorded as revenue when the interest amount is considered realizable and collectible, which typically coincides with cash payment. Interest income is not recognized until payments are collected in accordance with the contract. At the time of a pre-need sale, the Company records an account receivable in an amount equal to the total contract value less unearned finance income, unfulfilled performance obligations on cancellable contracts, and any cash deposit paid. The Company recognizes an allowance for doubtful accounts by applying a cancellation rate to amounts included in accounts receivable, which is recorded as a reduction in accounts receivable and a corresponding offset to deferred revenues. The cancellation rate is based on a five year average rate by each specific location. Management evaluates customer receivables for impairment based upon its historical experience, including the age of the receivables and the customers’ payment histories.

Cemetery Property

Cemetery property consists of developed and undeveloped cemetery land, constructed mausoleum crypts and lawn crypts and other cemetery property. Cemetery property is stated at cost or, upon acquisition of a business, at the fair value of the assets acquired.

Property and Equipment

Property and equipment is stated at cost or, upon acquisition of a business, at the fair value of the assets acquired and depreciated on a straight-line basis. Maintenance and repairs are charged to expense as incurred, whereas additions and major replacements are capitalized and depreciation is recorded over their estimated useful lives. Major classifications of property and equipment and their respective useful lives are as follows:

Buildings and improvements	10 to 40 years
Software and computer hardware	3 years
Furniture and equipment	3 to 10 years
Leasehold improvements	over the shorter of the term of the lease or the life of the asset

Assets Held for Sale

For a long-lived asset or disposal group to be classified as held for sale all of the following criteria must be met

•	Management, having authority to approve the action, commits to a plan to sell the long-lived asset or disposal group;

•

The long-lived asset or disposal group is available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such long-lived assets (disposal groups);

•	An active program to locate a buyer(s) and other actions required to complete the plan to sell the long-lived asset (disposal group) have been initiated;

•	The sale of the long-lived asset (disposal group) is probable and transfer of the long-lived asset (disposal group) is expected to qualify for recognition as a completed sale within one year;

•	The long-lived asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

The determination to classify a site (or group of sites) as an asset held for sale requires significant estimates by the Company about the site and the level of market activity in which the site is based. Such estimates are based on factors that include recent sales of comparable sites, the extent of buyers’ interest in the site and the site’s condition. Based on these factors, the Company assesses the probability of divesting of the site under current market conditions at an acceptable price within one year. After the Company identifies a site to be held for sale, the Company discontinues depreciating the long-lived assets associated with the site and estimates the assets’ fair value, net of selling costs. If the carrying value of the assets to be classified as held for sale exceeds the Company’s estimated net fair value, the Company writes the assets down to the estimated net fair value. Assets and liabilities associated with the site to be classified as held for sale are presented separately in the Company’s consolidated balance sheets beginning with the period in which the Company decided to classify the site as held for sale. For further details of the Company’s assets held for sale, see Note 22 Assets Held For Sale of this Annual Report.

Merchandise Trusts

Pursuant to state law, a portion of the proceeds from pre-need sales of merchandise and services is put into trust (the “merchandise trust”) until such time that the Company meets the requirements for releasing trust principal, which is generally delivery of merchandise or performance of services. All investment earnings generated by the assets in the merchandise trusts (including realized gains and losses) are deferred until the associated merchandise is delivered or the services are performed. For further details of the Company’s merchandise trusts, see Note 7 Merchandise Trusts of this Annual Report.

Perpetual Care Trusts

Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. The perpetual care trust principal does not belong to the Company and must remain in this trust in perpetuity, while interest and dividends may be released and used to defray cemetery maintenance costs, which are expensed as incurred. The Company consolidates the trust into its financial statements because the trust is considered a variable interest entity for which the Company is the primary beneficiary. Earnings from the perpetual care trusts are recognized in current cemetery revenues. For further details of the Company’s perpetual care trusts, see Note 8 Perpetual Care Trusts of this Annual Report.

Fair Value Measurements

The Company measures the available-for-sale securities held by its merchandise and perpetual care trusts at fair value on a recurring basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of the asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The categorization of the asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Reclassifications of fair value between Level 1, Level 2 and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter. For additional disclosures on the Company’s available-for-sale securities, refer to Note 7 Merchandise Trusts and Note 8 Perpetual Care Trusts.

Inventories

Inventories are classified within Other current assets on the Company’s consolidated balance sheets and include cemetery and funeral home merchandise valued at the lower of cost or net realizable value. Cost is determined primarily on a specific identification basis using a first-in, first-out method. Inventories were approximately $5.9 million and $7.5 million at December 31, 2019 and 2018, respectively. Refer to Note 3 Impairment and Other Losses for further information regarding impairment of inventories.

Impairment of Long-Lived Assets

The Company monitors the recoverability of long-lived assets, including cemetery property, property and equipment and other assets, based on estimates using factors such as current market value, future asset utilization, business and regulatory climate and future undiscounted cash flows expected to result from the use of the related assets, at a location level. The Company’s policy is to perform step 1 of the long-lived asset impairment test prescribed by ASC 360, Property, Plant and Equipment (the “ASC 360 Asset Impairment Test”) every reporting period for all of its cemetery property and funeral home locations; for any location that has an operating loss for the current reporting period, a trend of operating losses over the current fiscal year and/or a trend of operating losses over the previous five fiscal years, the Company then performs step 2 of the ASC 360 Asset Impairment Test. If step 2 indicates the carrying value of any of the Company’s locations is not recoverable, as a result of the sum of expected future undiscounted cash flows for the location being less than the carrying value of the location, the Company records an impairment charge to write-down the location to its fair value.

Other-Than-Temporary Impairment of Trust Assets

The Company determines whether or not the impairment of a fixed maturity debt security is other-than-temporary by evaluating each of the following:

•	Whether it is the Company’s intent to sell the security. If there is intent to sell, the impairment is considered to be other-than-temporary.

•

If there is no intent to sell, the Company evaluates if it is not more likely than not that it will be required to sell the debt security before its anticipated recovery. If the Company determines that it is more likely than not that it will be required to sell an impaired investment before its anticipated recovery, the impairment is considered to be other-than-temporary.

The Company further evaluates whether or not all assets in the trusts have other-than-temporary impairments based upon a number of criteria including the severity of the impairment, length of time a security has been in a loss position, changes in market conditions and concerns related to the specific issuer.

If an impairment is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its fair value.

For assets held in the perpetual care trusts, any reduction in the cost basis due to an other-than-temporary impairment is offset with an equal and opposite reduction in the perpetual care trust corpus and has no impact on earnings.

For assets held in the merchandise trusts, any reduction in the cost basis due to an other-than-temporary impairment is recorded in deferred revenue.

Goodwill

The Company tested goodwill for impairment at least annually or if impairment indicators arose by comparing its reporting units’ estimated fair values to carrying values. Because quoted market prices for the reporting units were not available, the Company’s management had to apply judgment in determining the estimated fair value of its reporting units.

Management used all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the Company’s assets and the available market data of the industry group. A key component of these fair value determinations was a reconciliation of the sum of the fair value calculations to the Company’s market capitalization. The observed market prices of individual trades of an entity’s equity securities (and thus its computed market capitalization) may not be representative of the fair value of the entity as a whole.

Due to a decline in the market value of the Company’s unit values and the Company’s significant under-performance relative to historical or projected future operating results noted during the nine months ended September 30, 2019, management conducted an interim goodwill impairment assessment as of September 30, 2019. As a result of such assessment, management concluded on November 4, 2019 that the carrying value of the only reporting unit to which the Company allocated its goodwill, Cemetery Operations, exceeded its fair value, and the Company’s goodwill was fully impaired as of September 30, 2019. For further details on the Company’s impairment of its goodwill, see Note 3 Impairment and Other Losses and Note 9 Goodwill and Intangible Assets of this Annual Report.

Intangible Assets

The Company has other acquired intangible assets, most of which have been recognized as a result of acquisitions and long-term lease, management and operating agreements. The Company amortizes these intangible assets over their estimated useful lives and periodically tests them for impairment.

Taxes

The Company is subject to U.S. federal income taxes, and a provision for U.S. federal income tax has been provided in the consolidated statements of operations for the years ended December 31, 2019 and 2018. The Company is also responsible for certain state income and franchise taxes in the states in which it operates.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax carryforwards, if applicable. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

The Company recognizes interest accrued related to unrecognized tax benefits, if any, in income tax expense in the consolidated statements of operations.

For further details, see Note 12 Income Taxes of this Annual Report.

Stock-Based Compensation

The Company has a long-term incentive plan under which it is authorized to grant stock-based compensation awards, such as restricted stock or restricted units to be settled in common stock and non-qualified stock options (“stock options”). The Company recognizes compensation expense in an amount equal to the fair value of the stock-based awards on the date of grant over the requisite service period. The fair value of restricted stock awards and restricted stock unit awards is determined based on the number of restricted stock or restricted stock units granted and the closing price of the Company’s common stock on the date of grant. The fair value of stock options is determined by applying the Black-Scholes model to the grant-date market value of the underlying common stock of the Company. The Company has elected to recognize forfeiture credits for these stock-based compensation awards as they are incurred, as this method best reflects actual stock-based compensation expense.

Tax deductions on the stock-based compensation awards are not realized until the stock-based compensation awards are vested or exercised. The Company recognizes deferred tax assets for stock-based compensation awards that will result in future deductions on its income tax returns, based on the amount of stock-based compensation recognized at the statutory tax rate in the jurisdiction in which the Company will receive a tax deduction. If the tax deduction for a stock-based compensation award is greater than the cumulative GAAP compensation expense for that stock-based compensation award upon realization of a tax deduction, an excess tax benefit will be recognized and recorded as a favorable impact on the effective tax rate. If the tax deduction for a stock-based compensation award is less than the cumulative GAAP compensation expense for that stock-based compensation award upon realization of the tax deduction, a tax shortfall will be recognized and recorded as an unfavorable impact on the effective tax rate. Any excess tax benefits or shortfalls will be recorded discretely in the period in which they occur. The cash flows resulting from any excess tax benefit will be classified as financing cash flows in the Company’s consolidated statements of cash flows.

The Company provides its employees with the election to settle the income tax obligations arising from the vesting of their restricted stock-based compensation awards by the Company withholding stock equal to such income tax obligations. Stock acquired from employees in connection with the settlement of the employees’ income tax obligations on these stock-based compensation awards are accounted for as treasury shares that are subsequently retired. Restricted stock awards, restricted stock units and stock options are not considered issued and outstanding for purposes of earnings per share calculations until vested.

For further details on the Company’s stock-based compensation plans, see Note 14 Long-Term Incentive Plan of this Annual Report.

Leases

The Company leases a variety of assets throughout its organization, such as office space, funeral homes, warehouses and equipment. The Company has both operating and finance leases. The Company’s operating leases primarily include office space, funeral homes and equipment. The Company’s finance leases primarily consist of vehicles and certain IT equipment. The Company determines whether an arrangement is or contains a lease at the inception of the arrangement based on the facts and circumstances in each contract. Leases with an initial term of 12 months or less are not recorded on the balance sheet and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. For lease agreements with an initial term in excess of 12 months, the Company records the lease liability and Right of Use (“ROU”) asset at commencement date based upon the present value of the sum of the remaining minimum rental payments, which exclude executory costs. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received.

Certain leases provide the Company with the option to renew for additional periods, with renewal terms that can extend the lease term for periods ranging from 1 to 30 years. Where leases contain escalation clauses, rent abatements and/or concessions, the Company applies them in the determination of lease expense. The exercise of lease renewal options is at the Company’s sole discretion, and the Company only includes the renewal option in the lease term when the Company can be reasonably certain that it will exercise the additional options.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company evaluates the term of the lease, type of asset and its weighted average cost of capital to determine its incremental borrowing rate used to measure the ROU asset and lease liability.

The Company calculates operating lease expense ratably over the lease term plus any reasonably assured renewal periods. The Company considers reasonably assured renewal options, fixed escalation provisions and residual value guarantees in its calculation. Leasehold improvements are amortized over the shorter of the lease term or asset life, which may include renewal periods where the renewal is reasonably assured, and are included in the determination of straight-line rent expense. The depreciable life of assets and leasehold improvements are generally limited by the expected lease term.

The Company’s leases also typically have lease and non-lease components, which are generally accounted for separately and not included in the measurement of the ROU asset and lease liability.

Net Loss per Common Share (Basic and Diluted)

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing net loss attributable to common shares by the sum of the weighted-average number of outstanding common shares and the dilutive effect of share-based awards, as calculated by the treasury stock or if converted methods, as applicable. These awards consist of common shares that are contingently issuable upon the satisfaction of certain vesting conditions for stock awards granted under the 2019 Plan.

The following table sets forth the reconciliation of the Company’s weighted-average number of outstanding common shares as of December 31, 2019 and common limited partner units as of December 31, 2018 used to compute basic net loss attributable to common shares and common limited partners per unit, respectively, with those used to compute diluted net loss per common share and per common limited partners unit, respectively, (in thousands):

	Year Ended December 31,
	2019	2018
Weighted average number of outstanding common shares—basic(1)	39,614	37,959
Plus effect of dilutive incentive awards(2)
Restricted shares	—	—
Stock options	63	—

Weighted average number of outstanding common shares—diluted(1)	39,677	37,959

(1)	For the period following the C-Corporation Conversion, represents common shares, and for the period prior to the C-Corporation Conversion, represents limited common partner units.
(2)

For the years ended December 31, 2019 and 2018, the diluted weighted-average number of outstanding common shares and limited partner units presented, respectively, on the consolidated statement of operations does not include 515,625 restricted common shares and 1,333,572 common limited partners units, respectively, as their effects would have been anti-dilutive.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2019 and 2018, advertising costs were $9.2 million and $6.9 million, respectively.

Recently Adopted Accounting Standards

Leases

The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), and subsequently-issued related ASUs, using the modified retrospective approach, as of January 1, 2019. The core principle of ASU 2016-02 is that all leases create an asset and a liability for lessees and recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases or disclosure of key information about leasing arrangements. In addition, the new standard offers specific accounting guidance for lessees and lessors, including for sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases.

ASU 2016-02 provides for certain practical expedients when adopting the guidance. The Company elected the package of practical expedients allowing the Company to not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases or initial direct costs for any expired or existing leases. The Company did not apply the hindsight practical expedient. The Company applied the land easements practical expedient allowing the Company to not assess whether any expired or existing land easements are or contain leases, if they were not previously accounted for as leases under the existing leasing guidance. Instead, the Company will continue to apply its existing accounting policies to historical land easements. The Company elected to apply the short-term lease exception; therefore, it did not record a ROU asset or corresponding lease liability for leases with a term of 12 months or less and instead recognized a single lease cost allocated over the lease term, generally on a straight-line basis. The Company is separating lease components from non-lease components, as it did not elect the applicable practical expedient. The Company excluded maintenance, taxes and insurance costs from the calculation of the initial lease liability in the transition period. Non-lease components are accounted for separately from the lease, recorded as maintenance expense, taxes or insurance expense and expensed as incurred.

The Company adopted the new guidance on January 1, 2019 and as a result of the adoption, the Company recorded in its consolidated financial statements for fiscal year 2019 the following adjustments as of January 1, 2019:

•	a $1.1 million reclassification from Intangible assets to Other assets for below market lease intangibles;

•

a $0.1 million and $0.2 million reclassification from Accounts payable and accrued liabilities and Other long-term liabilities, respectively, to Other assets for a deferred gain on a sale leaseback transaction;

•	a $0.3 million and $3.5 million reclassification from Accounts payable and accrued liabilities and Other long-term liabilities, respectively, to Other assets for a rent incentive;

•	a $15.3 million increase to Other assets for operating lease right-of-use assets; and

•	a $2.2 million and $13.1 million increase to Accounts payable and accrued liabilities and Other long-term liabilities, respectively, for operating lease liabilities.

The foregoing adjustments resulted in the creation of a net ROU asset of $12.3 million and operating lease liability of $15.3 million as of the adoption date.

In connection with the adoption of these new lease standards, the Company implemented internal controls to ensure that its contracts are properly evaluated to determine applicability under ASU 2016-02 and that the Company properly applies ASU 2016-02 in accounting for and reporting on all its qualifying leases.

Stock Compensation

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees. This amendment is effective for fiscal years and interim periods within fiscal years beginning after December 15, 2018. The Company adopted this standard effective January 1, 2019. The adoption of this standard did not have an impact on the Company’s consolidated financial statements, as the Company had only issued units to employees and nonemployee directors and had previously recognized its nonemployee directors unit-based payments in line with its recognition of unit-based payments to employees, using the grant-date fair value of the equity instruments issued, amortized over the requisite service period.

Variable Interest Entities

In October 2018, FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The core principle of ASU 2018-17 is that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. ASU 2018-17 is effective for fiscal years beginning after December 15, 2019. The Company adopted the requirements of this amendment upon its effective date of January 1, 2020 retrospectively. The adoption of this standard did not impact the Company’s consolidated financial statements or related disclosures upon adoption, because the Company did not, and currently does not, have any indirect interests through related parties under common control for which it receives decision-making fees.

Fair Value Measurement

In August 2018, FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This standard removed, modified and added disclosure requirements from ASC 820, Fair Value Measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements as of and for the year ended December 31, 2020, as this standard primarily addresses disclosure requirements for Level 3 fair value measurements. Currently, the Company does not have any fair value instruments that would be classified as Level 3 on the fair value hierarchy.

Internal-Use Software

In August 2018, FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The amendments in this standard aligned the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU No. 2018-15 is effective for annual periods beginning after December 15, 2019. The Company adopted the requirements of this amendment upon its effective date of January 1, 2020 prospectively. The Company will apply the requirements of this standard to the costs it incurs implementing its new enterprise resource planning software in 2020.

Recently Issued Accounting Standard Updates—Not Yet Effective

Credit Losses

In June 2016, FASB issued ASU No. 2016-13, Credit Losses (Topic 326) (“ASU 2016-13”). The core principle of ASU 2016-13 is that all assets measured at amortized cost basis should be presented at the net amount expected to be collected using historical experience, current conditions and reasonable and supportable forecasts as a basis for credit loss estimates, instead of the probable initial recognition threshold used under current GAAP. In November 2018, FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2018-09”), which clarified that receivables arising from operating leases are not within the scope of Accounting Standards Codification (“ASC”) 326-20, Financial Instruments-Credit Losses-Measured at Amortized Cost, and should be accounted for in accordance with ASC 842, Leases. In April 2019, FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), which includes clarifications to the amendments issued in ASU 2016-13. In May 2019, FASB issued ASU No. 2019-05, Financial Instruments-Credit Losses (Topic 326), which provides entities that have certain instruments within the scope of ASC 326-20 with an option to irrevocably elect the fair value option in ASC 825, Financial Instruments, upon adoption of ASU 2016-13. In November 2019, FASB issued ASU No. 2019-10, Financial

Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) (“ASU 2019-10”), which modifies the effective dates for ASU 2016-13, ASU 2017-12 and ASU 2016-02 to reflect the FASB’s new policy of staggering effective dates between larger public companies and all other companies. With the issuance of ASU 2019-10, the Company’s effective date for adopting all amendments related to the new credit loss standard has been extended to January 1, 2023. In November 2019, FASB also issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2019-11”), which includes clarifications to and addresses specific stakeholders’ issues concerning the amendments issued in ASU 2016-13. The Company plans to adopt the requirements of these amendments upon their effective date of January 1, 2023, using the modified-retrospective method and is evaluating the potential impact of the adoption on its financial position, results of operations and related disclosures.

Taxes

In December 2019, FASB issued ASU No. 2019-12, Income Taxes (Topic 340) (“ASU 2019-12”), with the intent to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. ASU 2019-12 also adds guidance to reduce complexity in certain tax accounting areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for annual periods beginning after December 15, 2021. The Company plans to adopt the requirements of this amendment upon its effective date of January 1, 2022 retrospectively and is evaluating the potential impact of the adoption on its financial position, results of operations and related disclosures.

2.	ACQUISITIONS

The Company did not complete any acquisitions during the year ended December 31, 2019. On January 19, 2018, the Company acquired six cemetery properties in Wisconsin and their related assets, net of certain assumed liabilities, for cash consideration of $2.5 million, of which $0.8 million was paid at closing. These properties had been managed by the Company since August 2016. The Company accounted for the purchase of these properties, which were not material individually or in the aggregate, under the acquisition method of accounting.

3.	IMPAIRMENT AND OTHER LOSSES

Goodwill Impairment Assessment

Due to a decline in the market value of the Company’s unit values and the Company’s significant under-performance relative to historical or projected future operating results noted during the nine months ended September 30, 2019, management conducted an interim goodwill impairment assessment as of September 30, 2019. As a result of such assessment, management concluded on November 4, 2019 that the carrying value of the only reporting unit to which the Company allocated its goodwill, Cemetery Operations, exceeded its fair value, and the Company’s goodwill was fully impaired as of September 30, 2019. The Company recognized a $24.9 million impairment charge included in Loss on impairment of goodwill in the accompanying consolidated statement of operations for the year ended December 31, 2019. Refer to Note 9 Goodwill and Intangible Assets for further details on the Company’s goodwill.

Impairment of Long-Lived Assets

During each reporting period for the years ended December 31, 2019 and 2018, the Company performed step 1 of the ASC 360 Asset Impairment Test and identified all cemetery property and funeral home locations with an operating loss for the current reporting period, a trend of operating losses over the current fiscal year and/or a trend of operating losses over the previous five fiscal years. Of those locations identified during step 1, the Company recorded impairments for those locations for which step 2 of the ASC 360 Asset Impairment Test indicated the locations’ carrying values may not be recoverable. As a result of performing step 1 and step 2 of the

ASC 360 Asset Impairment Test, the Company recorded a $2.8 million impairment charge for certain cemetery property locations, which is included in Other losses, net in the accompanying consolidated statements of operations, during each of the years ended December 31, 2019 and 2018.

Termination of Management Agreement

The Company operates certain of its cemeteries under long-term leases, operating agreements and management agreements. On May 10, 2019, the Company terminated one of the management agreements and recorded a $2.1 million loss, which is included in Other losses, net in the accompanying consolidated statement of operations for the year ended December 31, 2019.

Inventory

Merchandise is sold to both at-need and pre-need customers. Merchandise allocated to service pre-need contractual obligations is recorded at cost and managed and stored by the Company until the Company services the underlying customer contract.

Merchandise stored at certain locations may be exposed to changes in weather conditions. Primarily due to weather related deterioration over a number of years, the Company recorded inventory impairment charges of approximately $3.4 million for the year ended December 31, 2018. This impairment loss related to damaged and excess inventory and is included in Cost of goods sold for the year ended December 31, 2018 in the accompanying consolidated statement of operations as this merchandise was utilized to fulfill the Company’s contractual obligations to at-need and pre-need customers.

Due to enhanced inventory control procedures implemented in late 2018, the Company determined that certain merchandise inventory allocated to pre-need customers had been damaged due to weather related deterioration occurring over a number of years or had otherwise been deemed impractical for use by management as a result of past operating practices relating to inventory. During 2019 and 2018, the Company recorded estimated impairment losses of approximately $2.6 million and $8.9 million, respectively, related to this damaged and unusable merchandise. The impairment losses are included in Other losses in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018. The losses recorded represent management’s best estimate, and were based on estimates and assumptions that have been deemed reasonable by management and included percentages of merchandise deemed unusable. Management’s assessment process relied on estimates and assumptions that are inherently uncertain, and unanticipated events or circumstances may occur that might cause the Company to change those estimates and assumptions.

Software

During 2017 and 2018, the Company initiated two software implementation projects to enhance its Lawson ERP System with a cash reconciliation module and lease accounting module, respectively. However, during the fourth quarter of 2019, the Company determined these two software implementation projects were not viable and terminated them. The Company recognized a $0.5 million impairment related to these two unviable software implementation projects.

4.	ACCOUNTS RECEIVABLE, NET OF ALLOWANCE

Long-term accounts receivable, net, consisted of the following at the dates indicated (in thousands):

	December 31, 2019	December 31, 2018
Customer receivables	$153,530	$167,017
Unearned finance income	(16,303)	(17,000)
Allowance for doubtful accounts	(5,884)	(4,941)

Accounts receivable, net of allowance	131,343	145,076
Less: Current portion, net of allowance	55,794	57,928

Long-term portion, net of allowance	$75,549	$87,148

Activity in the allowance for doubtful accounts was as follows (in thousands):

	December 31, 2019	December 31, 2018
Balance, beginning of period	$4,941	$19,795
Cumulative effect of accounting changes	—	(12,876)
Provision for doubtful accounts	7,559	7,358
Charge-offs, net	(6,616)	(9,336)

Balance, end of period	$5,884	$4,941

Management evaluates customer receivables for impairment based upon its historical experience, including the age of the receivables and the customers’ payment histories.

5.	CEMETERY PROPERTY

Cemetery property consisted of the following at the dates indicated (in thousands):

	December 31, 2019	December 31, 2018
Cemetery land	$249,260	$255,708
Mausoleum crypts and lawn crypts	71,345	75,429

Cemetery property	$320,605	$331,137

The Company recorded an impairment of cemetery property during the years ended December 31, 2019 and 2018. For further details see Note 3 Impairment and Other Losses of this Annual Report.

6.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at the dates indicated (in thousands):

	December 31, 2019	December 31, 2018
Buildings and improvements	$125,382	$129,971
Furniture and equipment	57,674	58,706
Funeral home land	14,185	14,185

Property and equipment, gross	197,241	202,862
Less: Accumulated depreciation	(93,841)	(90,146)

Property and equipment, net of accumulated depreciation	$103,400	$112,716

Depreciation expense was $9.4 million and $9.9 million for the years ended December 31, 2019 and 2018, respectively.

7.	MERCHANDISE TRUSTS

At December 31, 2019 and 2018 the Company’s merchandise trusts consisted of investments in debt and equity marketable securities and cash equivalents, both directly and through mutual and investment funds. All of these investments are carried at fair value. All of these investments are subject to the fair value hierarchy and considered either Level 1 or Level 2 assets pursuant to the three-level hierarchy described in Note 18 Fair Value of Financial Instruments. There were no Level 3 assets in the Company’s merchandise trusts. When the Company receives a payment from a pre-need customer, the Company deposits the amount required by law into the merchandise trusts that may be subject to cancellation on demand by the pre-need customer. The Company’s merchandise trusts related to states in which pre-need customers may cancel contracts with the Company comprises 53.6% of the total merchandise trust as of December 31, 2019. The merchandise trusts are variable interest entities (“VIE”) of which the Company is deemed the primary beneficiary. The assets held in the merchandise trusts are required to be used to purchase the merchandise and provide the services to which they relate. If the value of these assets falls below the cost of purchasing such merchandise and providing such services, the Company may be required to fund this shortfall.

The Company included $9.7 million and $8.7 million of investments held in trust as required by law by the West Virginia Funeral Directors Association at December 31, 2019 and 2018 respectively, in its merchandise trust assets. These trusts are recognized at their account value, which approximates fair value.

A reconciliation of the Company’s merchandise trust activities for the years ended December 31, 2019 and 2018 is presented below (in thousands):

	Year ended December 31,
	2019	2018
Balance—beginning of period	$488,248	$515,456
Contributions	54,742	66,408
Distributions	(59,776)	(79,862)
Interest and dividends	29,367	27,228
Capital gain distributions	1,699	543
Realized gains and losses, net	3,246	(1,012)
Other than temporary impairment	(6,056)	(28,555)
Taxes	(556)	(347)
Fees	(4,268)	(3,855)
Unrealized change in fair value	17,219	(7,756)

Total	523,865	488,248
Less: Assets held for sale	(6,673)	—

Balance—end of period	$517,192	$488,248

During the years ended December 31, 2019 and 2018, purchases of available for sale securities were approximately $54.4 million and $117.7 million, respectively. During the years ended December 31, 2019 and 2018, sales, maturities and paydowns of available for sale securities were approximately $38.1 million and $109.5 million, respectively. Cash flows from pre-need contracts are presented as operating cash flows in the Company’s consolidated statement of cash flows.

The cost and market value associated with the assets held in the merchandise trusts as of December 31, 2019 and 2018 were as follows (in thousands):

December 31, 2019	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$144,610	$—	$—	$144,610
Fixed maturities:
U.S. governmental securities	2	456	6	(65)	397
Corporate debt securities	2	783	14	(133)	664

Total fixed maturities		1,239	20	(198)	1,061

Mutual funds—debt securities	1	67,801	1,857	(6)	69,652
Mutual funds—equity securities	1	46,609	1,744	—	48,353
Other investment funds(1)		213,024	6,366	(2,953)	216,437
Equity securities	1	24,386	1,327	(4)	25,709
Other invested assets	2	8,360	32	—	8,392

Total investments		506,029	11,346	(3,161)	514,214
West Virginia Trust Receivable		9,651	—	—	9,651

Total		$515,680	$11,346	$(3,161)	$523,865

Less: Assets held for sale		(6,369)	(304)	—	(6,673)

Total		$509,311	$11,042	$(3,161)	$517,192

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Company’s consolidated balance sheet. This asset class is composed of fixed income funds and equity funds, which have redemption periods ranging from 1 to 30 days, and private credit funds, which have lockup periods of one to six years with three potential one year extensions at the discretion of the funds’ general partners. As of December 31, 2019, there were $57.3 million in unfunded investment commitments to the private credit funds, which are callable at any time.

December 31, 2018	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$16,903	$—	$—	$16,903
Fixed maturities:
U.S. governmental securities	2	392	—	(147)	245
Corporate debt securities	2	1,311	29	(328)	1,012

Total fixed maturities		1,703	29	(475)	1,257

Mutual funds—debt securities	1	187,840	262	(2,645)	185,457
Mutual funds—equity securities	1	45,023	110	(18)	45,115
Other investment funds(1)		210,655	388	(7,784)	203,259
Equity securities	1	18,097	1,327	(213)	19,211
Other invested assets	2	8,398	2	(17)	8,383

Total investments		$488,619	$2,118	$(11,152)	$479,585

West Virginia Trust Receivable		8,663	—	—	8,663

Total		$497,282	$2,118	$(11,152)	$488,248

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Company’s consolidated balance sheet. This asset class is composed of fixed income funds and equity funds, which have redemption periods ranging from 1 to 30 days, and private credit funds, which have lockup periods of two to seven years with three potential one year extensions at the discretion of the funds’ general partners. As of December 31, 2018, there were $71.0 million in unfunded investment commitments to the private credit funds, which are callable at any time.

The contractual maturities of debt securities as of December 31, 2019 and 2018 were as follows below (in thousands):

December 31, 2019	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$112	$78	$193	$13
Corporate debt securities	101	546	16	—

Total fixed maturities	$213	$624	$209	$13

December 31, 2018	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$—	$137	$108	$—
Corporate debt securities	68	873	55	16

Total fixed maturities	$68	$1,010	$163	$16

Temporary Declines in Fair Value

The Company evaluates declines in fair value below cost for each asset held in the merchandise trusts on a quarterly basis.

An aging of unrealized losses on the Company’s investments in debt and equity securities within the merchandise trusts as of December 31, 2019 and 2018 is presented below (in thousands):

	Less than 12 months		12 months or more		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$90	$1	$397	$64	$487	$65
Corporate debt securities	198	29	424	104	622	133

Total fixed maturities	288	30	821	168	1,109	198

Mutual funds—debt securities	241	6	—	—	241	6
Mutual funds—equity securities	—	—	—	—	—	—
Other investment funds	54,782	2,953	—	—	54,782	2,953
Equity securities	3	4	—	—	3	4
Other invested assets	—	—	—	—	—	—

Total	$55,314	$2,993	$821	$168	$56,135	$3,161

	Less than 12 months		12 months or more		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$—	$—	$243	$147	$243	$147
Corporate debt securities	103	2	549	326	652	328

Total fixed maturities	103	2	792	473	895	475

Mutual funds—debt securities	46,005	2,011	1,195	634	47,200	2,645
Mutual funds—equity securities	131	18	—	—	131	18
Other investment funds	169,929	7,784	—	—	169,929	7,784
Equity securities	—	—	597	213	597	213
Other invested assets	—	4	790	13	790	17

Total	$216,168	$9,819	$3,374	$1,333	$219,542	$11,152

For all securities in an unrealized loss position, the Company evaluated the severity of the impairment and length of time that a security has been in a loss position and concluded the decline in fair value below the asset’s cost was temporary in nature. In addition, the Company is not aware of any circumstances that would prevent the future market value recovery for these securities.

Other-Than-Temporary Impairment of Trust Assets

The Company assesses its merchandise trust assets for other-than-temporary declines in fair value on a quarterly basis. During the year ended December 31, 2019, the Company determined, based on its review, that there were 102 securities with an aggregate cost basis of approximately $178.2 million and an aggregate fair value of approximately $172.2 million, resulting in an impairment of $6.1 million, with such impairment considered to be other-than-temporary due to credit indicators. During the year ended December 31, 2018, the Company determined, based on its review, that there were 214 securities with an aggregate cost basis of approximately $285.5 million and an aggregate fair value of approximately $256.9 million, resulting in an impairment of $28.6 million, with such impairment considered to be other-than-temporary due to credit indicators. Accordingly, the Company adjusted the cost basis of these assets to their current value and offset these changes against deferred merchandise trust revenue. These adjustments to deferred revenue will be reflected within the Company’s consolidated statements of operations in future periods as the underlying merchandise is delivered or the underlying service is performed.

8.	PERPETUAL CARE TRUSTS

At December 31, 2019 and 2018 the Company’s perpetual care trusts consisted of investments in debt and equity marketable securities and cash equivalents, both directly as well as through mutual and investment funds.

All of these investments are carried at fair value. All of the investments subject to the fair value hierarchy are considered either Level 1 or Level 2 assets pursuant to the three-level hierarchy described in Note 18 Fair Value of Financial Instruments. There were no Level 3 assets in the Company’s perpetual care trusts. The perpetual care trusts are VIEs for which the Company is the primary beneficiary.

A reconciliation of the Company’s perpetual care trust activities for the year ended December 31, 2019 and 2018 is presented below (in thousands):

	Year ended December 31,
	2019	2018
Balance—beginning of period	$330,562	$339,928
Contributions	7,575	13,162
Distributions	(20,598)	(18,390)
Interest and dividends	20,201	22,198
Capital gain distributions	2,112	808
Realized gains and losses, net	3,121	473
Other than temporary impairment	(3,941)	(18,038)
Taxes	(547)	(237)
Fees	(3,176)	(4,412)
Unrealized change in fair value	10,780	(4,930)

Total	346,089	330,562
Less: Assets held for sale	(2,470)	—

Balance—end of period	$343,619	$330,562

During the year ended December 31, 2019 and 2018, purchases of available for sale securities were approximately $46.4 million and $59.4 million, respectively. During the year ended December 31, 2019 and 2018, sales, maturities and paydowns of available for sale securities were approximately $29.0 million and $51.1 million, respectively. Cash flows from perpetual care trust related contracts are presented as operating cash flows in the Company’s consolidated statements of cash flows.

The cost and market value associated with the assets held in the perpetual care trusts as of December 31, 2019 and 2018 were as follows (in thousands):

December 31, 2019	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$50,358	$—	$—	$50,358
Fixed maturities:
U.S. governmental securities	2	1,069	32	(52)	1,049
Corporate debt securities	2	2,020	22	(142)	1,900

Total fixed maturities		3,089	54	(194)	2,949

Mutual funds—debt securities	1	49,963	1,439	(38)	51,364
Mutual funds—equity securities	1	16,698	1,617	(66)	18,249
Other investment funds(1)		186,355	10,526	(5,472)	191,409
Equity securities	1	30,423	1,333	(12)	31,744
Other invested assets	2	16	—	—	16

Total investments		$336,902	$14,969	$(5,782)	$346,089

Less: Assets held for sale		(2,416)	(54)	—	(2,470)

Total		$334,486	$14,915	$(5,782)	$343,619

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Company’s consolidated balance sheet. This asset class is composed of fixed income funds and equity funds, which have a redemption period ranging from 1 to 30 days, and private credit funds, which have lockup periods ranging from one to seven years with three potential one year extensions at the discretion of the funds’ general partners. As of December 31, 2019 there were $62.4 million in unfunded investment commitments to the private credit funds, which are callable at any time.

December 31, 2018	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$12,835	$—	$—	$12,835
Fixed maturities:
U.S. governmental securities	2	960	4	(121)	843
Corporate debt securities	2	4,883	161	(321)	4,723

Total fixed maturities		5,843	165	(442)	5,566

Mutual funds—debt securities	1	108,451	227	(837)	107,841
Mutual funds—equity securities	1	19,660	304	(142)	19,822
Other investment funds(1)		165,284	3,039	(4,607)	163,716
Equity securities	1	20,025	826	(145)	20,706
Other invested assets	2	56	20	—	76

Total investments		$332,154	$4,581	$(6,173)	$330,562

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Company’s consolidated balance sheet. This asset class is composed of fixed income funds and equity funds, which have a redemption period ranging from 1 to 30 days, and private credit funds, which have lockup periods ranging from two to eight years with three potential one year extensions at the discretion of the funds’ general partners. As of December 31, 2018 there were $94.5 million in unfunded investment commitments to the private credit funds, which are callable at any time.

The contractual maturities of debt securities as of December 31, 2019 and December 31, 2018, were as follows below (in thousands):

December 31, 2019	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$60	$192	$684	$114
Corporate debt securities	294	1,522	84	—

Total fixed maturities	$354	$1,714	$768	$114

December 31, 2018	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$—	$416	$395	$32
Corporate debt securities	705	3,702	265	51

Total fixed maturities	$705	$4,118	$660	$83

Temporary Declines in Fair Value

The Company evaluates declines in fair value below cost of each individual asset held in the perpetual care trusts on a quarterly basis.

An aging of unrealized losses on the Company’s investments in debt and equity securities within the perpetual care trusts as of December 31, 2019 and 2018 is presented below (in thousands):

	Less than 12 months		12 months or more		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$291	$4	$942	$48	$1,233	$52
Corporate debt securities	463	46	1,887	96	2,350	142

Total fixed maturities	754	50	2,829	144	3,583	194

Mutual funds—debt securities	2,856	38	—	—	2,856	38
Mutual funds—equity securities	566	66	—	—	566	66
Other investment funds	53,426	5,472	—	—	53,426	5,472
Equity securities	121	12	—	—	121	12

Total	$57,723	$5,638	$2,829	$144	$60,552	$5,782

	Less than 12 months		12 months or more		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$—	$—	$790	$121	$790	$121
Corporate debt securities	405	15	2,902	306	3,307	321

Total fixed maturities	405	15	3,692	427	4,097	442

Mutual funds—debt securities	21,867	591	2,814	246	24,681	837
Mutual funds—equity securities	1,382	141	—	1	1,382	142
Other investment funds	101,536	4,607	—	—	101,536	4,607
Equity securities	241	16	583	129	824	145

Total	$125,431	$5,370	$7,089	$803	$132,520	$6,173

For all securities in an unrealized loss position, the Company evaluated the severity of the impairment and length of time that a security has been in a loss position and concluded the decline in fair value below the asset’s cost was temporary in nature. In addition, the Company is not aware of any circumstances that would prevent the future market value recovery for these securities.

Other-Than-Temporary Impairment of Trust Assets

The Company assesses its perpetual care trust assets for other-than-temporary declines in fair value on a quarterly basis. During the year ended December 31, 2019, the Company determined that there were 79 securities with an aggregate cost basis of approximately $85.7 million and an aggregate fair value of approximately $81.8 million, resulting in an impairment of $3.9 million, with such impairment considered to be other-than-temporary. During the year ended December 31, 2018, the Company determined that there were 176 securities with an aggregate cost basis of approximately $181.4 million and an aggregate fair value of approximately $163.3 million, resulting in an impairment of $18.1 million, with such impairment considered to be other-than-temporary. Accordingly, the Company adjusted the cost basis of these assets to their current value with the offset going against the liability for perpetual care trust corpus in its consolidated balance sheet.

9.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired. Due to a decline in the market value of the Company and its significant under-performance relative to historical or projected future operating results noted during the nine months ended September 30, 2019, management conducted an interim goodwill impairment assessment as of September 30, 2019. As a result of such assessment, management concluded on November 4, 2019 that the carrying value of the only reporting unit to which the Company allocated its goodwill, Cemetery Operations, exceeded its fair value, and the Company’s goodwill was fully impaired as of September 30, 2019. The Company recognized a $24.9 million impairment charge included in Loss on goodwill impairment in the accompanying consolidated statement of operations for the year ended December 31, 2019. In 2018, the Company concluded goodwill was not impaired as part of its 2018 annual goodwill impairment testing.

The changes in the carrying amounts of goodwill by reportable segment were as follows (in thousands):

Cemetery Operations
December 31, 2017	$24,862
Activity	—

December 31, 2018	24,862
Impairment of goodwill	(24,862)

December 31, 2019	$—

Intangible Assets

The Company has intangible assets with finite lives recognized in connection with acquisitions and long-term lease, management and operating agreements. The Company amortizes these intangible assets over their estimated useful lives.

The following table reflects the components of intangible assets at December 31, 2019 and 2018 (in thousands):

	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets
Lease and management agreements	$59,758	$(5,561)	$54,197	$59,758	$(4,565)	$55,193
Underlying contract value	2,593	(681)	1,912	6,239	(1,482)	4,757
Non-compete agreements	406	(341)	65	2,853	(2,603)	250
Other intangible assets	269	(197)	72	1,577	(356)	1,221

Total intangible assets	$63,026	$(6,780)	$56,246	$70,427	$(9,006)	$61,421

As a result of the adoption of ASU 2016-02 on January 1, 2019, the Company recorded a $1.1 million reclassification from Other intangible assets to Other assets for below market lease intangibles. On May 10, 2019, the Company terminated one of its management agreements and therefore reduced the carrying amount of its underlying contract value intangible balance by $2.7 million. Amortization expense for intangible assets was $1.4 million and $1.8 million for the years ended December 31, 2019 and 2018, respectively.

The following is estimated amortization expense related to intangible assets with finite lives for the fiscal years noted below (in thousands):

2020	$1,142
2021	$1,077
2022	$1,074
2023	$1,071
2024	$1,071

10.	LONG-TERM DEBT

Total debt consisted of the following as of December 31, 2019 and 2018 (in thousands):

	December 31, 2019	December 31, 2018
9.875%/11.500% Senior Secured PIK Toggle Notes, due June 2024	$380,619	$—
7.875% Senior Notes, due June 2021	—	173,613
Credit facility	—	155,739
Notes payable—acquisition debt	—	92
Insurance and vehicle financing	574	1,294
Less deferred financing costs, net of accumulated amortization	(12,856)	(9,692)

Total debt	368,337	321,046
Less current maturities	(374)	(798)

Total long-term debt	$367,963	$320,248

Senior Secured Notes

On June 27, 2019, StoneMor Partners L.P. (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc. (collectively with the Partnership, the “Issuers”), certain direct and indirect subsidiaries of the Partnership, the initial purchasers party thereto (the “Initial Purchasers”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) entered into an indenture (the “Original Indenture”) with respect to the 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024.

On December 31, 2019, the Company, the subsidiary guarantors party thereto, the Issuers and the Trustee entered into the First Supplemental Indenture (the “First Supplemental Indenture”) and on January 30, 2020, the Company, LP Sub, the Issuers and the Trustee entered into the Second Supplemental Indenture (the “Second Supplemental Indenture” and, collectively with the Original Indenture and the First Supplemental Indenture, the “Indenture”).

Pursuant to the terms of the Indenture, the Initial Purchasers purchased Senior Secured Notes in the aggregate principal amount of $385.0 million in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof. The gross proceeds from the sale of the Senior Secured Notes was $371.5 million, less advisor fees (including a placement agent fee of approximately $7.0 million), legal fees, mortgage costs and other closing expenses, as well as cash funds for collateralization of existing letters of credit and credit card needs under the former credit facility.

The Issuers can elect to pay interest at either a fixed rate of 9.875% per annum in cash or, at their option through January 30, 2022, a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind by increasing the principal amount of the Senior Secured Notes or by issuing additional Senior Secured Notes. The Senior Secured Notes will require cash interest payments at 9.875% for all interest periods after January 30, 2022. The Company has the right and expects to pay quarterly interest at a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind through January 30, 2022. Interest is payable quarterly in arrears on the 30th day of each March, June, September and December, commencing September 30, 2019. The Senior Secured Notes mature on June 30, 2024.

The Senior Secured Notes are senior secured obligations of the Issuers. The Issuers’ joint and several obligations under the Senior Secured Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by the Company and by each subsidiary of the Company (other than the Issuers except as to each other’s obligations under the Senior Secured Notes) that the Company has caused or will cause to become a guarantor pursuant to the terms of the Indenture (collectively, the “Guarantors”). In addition, the Issuers, the Guarantors and the Collateral Agent entered into a Collateral Agreement (as supplemented, the “Collateral Agreement”). Pursuant to the Indenture and the Collateral Agreement, the Issuers’ obligations under the Indenture and the Senior Secured Notes and the Guarantors’ Note Guarantees are secured by a first priority lien and security interest (subject to permitted liens and security interests) in substantially all of the assets of the Issuers and the Guarantors (other than the Company), whether now owned or hereafter acquired, excluding certain assets which include, among others: (a) trust and other fiduciary accounts and amounts required to be deposited or held therein and (b) unless encumbered by a mortgage existing on the date of the Indenture, owned and leased real property that (i) may not be pledged as a matter of law or without governmental approvals, (ii) is not operated or intended to be operated as a cemetery, crematory or funeral home or (iii) is the subject of specified immaterial leases.

The Issuers may redeem the Senior Secured Notes at their option, in whole or in part, at any time for a redemption price equal to the principal balance thereof, accrued and unpaid interest thereon and, if applicable, a premium (the “Applicable Premium”) calculated as follows:

•

If redeemed before June 27, 2021, the sum of 4% of the principal amount so redeemed plus the excess of (i) the interest that would have accrued on the principal amount of the redeemed Senior Secured Notes from the redemption date through June 27, 2021 assuming an interest rate of 11.500% per annum over (ii) the interest that would have accrued on the principal amount of the redeemed Senior Secured Notes from the redemption date through June 27, 2021 at an interest rate equal to the then-applicable rate on United States Treasury securities for the period most nearly equaling that time period plus 0.50%;

•	If redeemed on or after June 27, 2021 and before June 27, 2022, 4% of the principal amount so redeemed;

•	If redeemed on or after June 27, 2022 and before June 27, 2023, 2% of the principal amount so redeemed; and

•	If redeemed on or after June 27, 2023, no premium will be payable.

The Issuers are obligated to redeem the Senior Secured Notes with the net cash proceeds of certain dispositions described in the Indenture, tax refunds, insurance or condemnation proceeds and certain other extraordinary receipts. The redemption price for such redemptions is the principal balance of the Senior Secured Notes being redeemed, all accrued and unpaid interest thereon plus, with respect to redemptions from asset dispositions with net proceeds in excess of $55.0 million, an Applicable Premium of 2% of the principal amount so redeemed.

The Issuers are also obligated to use 75% of any Excess Cash Flow, less any amount paid in any voluntary redemption of the Senior Secured Notes during the applicable period or subsequent thereto and prior to the applicable redemption date, to redeem the Senior Secured Notes at a redemption price equal to the principal balance thereof and all accrued and unpaid interest thereon.

All interest payable in connection with the redemption of any the Senior Secured Notes is payable in cash.

The Indenture requires the Issuers and the Guarantors, as applicable, to comply with various affirmative covenants regarding, among other matters, delivery to the Trustee of financial statements and certain other information or reports filed with the Securities and Exchange Commission (the “SEC”) and the maintenance and investment of trust funds and trust accounts into which certain sales proceeds are required by law to be deposited.

The Indenture includes financial covenants pursuant to which the Issuers will not permit:

•	the Operating Cash Flow Amount for the six months ending December 31, 2019 to be less than $20.0 million;

•

the ratio of the sum of the Operating Cash Flow Amount plus Cash Interest Expense to Cash Interest Expense, or the Consolidated Interest Coverage Ratio, for the nine months ended March 31, 2020 and the twelve months ending as of each date from June 30, 2020 onwards, as set forth below, to be less than:

March 31, 2020	0.40x
June 30, 2020	0.75x
September 30, 2020	1.00x
December 31, 2020	1.15x
March 31, 2021	1.25x
June 30, 2021	1.30x
September 30, 2021	1.35x
December 31, 2021	1.45x
March 31, 2022 and each quarter end thereafter	1.50x

•

the aggregate amount of Capital Expenditures for the prior four fiscal quarters as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2019 to be more than $20.0 million;

•

the average daily balance of Unrestricted Cash and unrestricted Permitted Investments of the Company and its subsidiaries as of the end of any day for any 10-business day period to be less than $20.0 million during the quarter ending September 30, 2019, $15.0 million during the quarter ending December 31, 2019 and $12.5 million during any subsequent quarter; or

•

the ratio of the (a) the sum of Unrestricted Cash, accounts receivable and merchandise trust account balances to (b) the aggregate principal or face amount of Consolidated Funded Indebtedness, or Asset Coverage Test, for the applicable measurement period as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2019, to be less than 1.60:1.00.

The Indenture requires the Issuers and the Guarantors, as applicable, to comply with certain other covenants including, but not limited to, covenants that, subject to certain exceptions, limit the Issuers’ and the Guarantors’ ability to: (i) incur additional indebtedness; (ii) grant liens; (iii) engage in certain sale/leaseback, merger, consolidation or asset sale transactions; (iv) make certain investments; (v) pay dividends or make distributions; (vi) engage in affiliate transactions and (vii) amend its organizational documents.

The Indenture provides for certain events of default, the occurrence and continuation of which could, subject to certain conditions, cause all amounts owing under the Senior Secured Notes to become due and payable, including but not limited to the following:

•	failure by the Issuers to pay any interest on any Senior Secured Note when it becomes due and payable that remains uncured for five business days;

•

failure by the Issuers to pay the principal of any of the Senior Secured Notes when it becomes due and payable, whether at the due date thereof, at a date fixed for redemption, by acceleration or otherwise;

•

failure by the Issuers to comply with the agreement and covenants relating to maintenance of its legal existence, providing notice of any default or event of default or use of proceeds from the sale of the Senior Secured Notes or any of the negative covenants in the Indenture;

•

failure by the Issuers to comply with any other agreement or covenant contained in the Indenture, the Collateral Agreement or any other Note Document that remains uncured for a period of 15 days after the earlier of written notice and request for cure from the Trustee or holders of at least 25% of the aggregate principal amount of the Senior Secured Notes;

•	the acceleration of or the failure to pay at final maturity indebtedness (other than the Senior Secured Notes) in a principal amount exceeding $5.0 million;

•	the occurrence of a Change in Control;

•	certain bankruptcy or insolvency proceedings involving an Issuer or any subsidiary; and

•

failure by the Company or any subsidiary to maintain one or more licenses, permits or similar approvals for the conduct of its business where the sum of the revenue associated therewith represents the lesser of (i) 15% of the Company and its subsidiaries consolidated revenue and (ii) $30.0 million, and such breach is not cured within 30 days.

At the option of holders holding a majority of the outstanding principal amount of the Senior Secured Notes (and automatically upon any default for failure to pay principal of the Senior Secured Notes when due and payable or certain bankruptcy or insolvency proceedings involving an Issuer), the interest rate on the Senior Secured Notes will increase to 13.50% per annum, payable in cash.

As of December 31, 2019, the Company was in compliance with the covenants of the Indenture.

On April 1, 2020, the Issuers and the Trustee entered into the Third Supplemental Indenture to the Indenture (the “Supplemental Indenture”), pursuant to which certain financial covenants and the premium payable upon voluntary redemption of the Senior Secured Notes in the Indenture were amended. For further details, see Note 26 Subsequent Events of this Annual Report.

Registration Rights Agreement

In connection with the sale of the Senior Secured Notes, on June 27, 2019, the Issuers, the Guarantors party thereto and the Initial Purchasers entered into a Registration Rights Agreement (the “Notes Registration Rights Agreement”), pursuant to which the Issuers and the Guarantors agreed, for the benefit of the holders of the Notes, to use their commercially reasonable efforts to file a registration statement with the SEC with respect to a registered offer to exchange the Senior Secured Notes for new “exchange” notes having terms substantially identical in all material respects to the Senior Secured Notes, with certain exceptions (the “Exchange Offer”). The Issuers agreed to use their commercially reasonable efforts (i) to consummate the Exchange Offer on or before July 14, 2020 (the “Exchange Date”) and (ii) upon the occurrence of certain events described in the Notes Registration Rights Agreement which result in the inability to consummate the Exchange Offer, to cause a shelf registration statement covering resales of the Notes to be declared effective.

If the Issuers had failed to comply with their obligations under the Notes Registration Rights Agreement, additional interest would have accrued on the Notes at a rate of 0.25% per annum (increasing by an additional 0.25% per annum with respect to each subsequent 90-day period that occurs after the date on which such default occurs, up to a maximum additional interest rate of 1.00%) from and including the date on which any such default shall occur to but excluding the earlier of (x) the date on which all such defaults have been cured and (y) the date on which the Notes are freely tradeable by persons other than affiliates of the Issuers pursuant to Rule 144 under the Securities Act.

Deferred Financing Costs

In February 2019, the Company entered into the Eighth Amendment and Waiver to the original agreement for its revolving credit facility dated August 4, 2016 (the “Tranche B Revolving Credit Facility”). In connection with the Tranche B Revolving Credit Facility, the Company incurred debt issuance costs and fees of approximately $3.1 million, which was being amortized over the life of the Tranche B Revolving Credit Facility, using the effective interest method. In connection with the issuance of the Senior Secured Notes, the Company incurred debt issuance costs and fees of approximately $14.3 million during the year ended December 31, 2019, which have been deferred and are being amortized over the life of the Senior Secured Notes, using the effective interest method.

In connection with the retirement of all of its revolving credit facilities and its $175.0 million 7.875% senior notes due 2021, the Company wrote-off unamortized deferred financing fees of $6.9 million, during the year ended December 31, 2019, which is presented in Loss on debt extinguishment in the accompanying consolidated statement of operations.

For the years ended December 31, 2019 and 2018, the Company recognized $7.3 million and $3.2 million of amortization of deferred financing fees on its various debt facilities.

11.	REDEEMABLE CONVERTIBLE PREFERRED UNITS AND OWNERS’ EQUITY

Redeemable Convertible Preferred Units

On June 27, 2019, the Partnership completed the Preferred Offering pursuant to which it sold an aggregate of 52,083,333 Preferred Units at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each Preferred Unit, for an aggregate purchase price of $57.5 million.

Pursuant to the Series A Purchase Agreement, the Partnership filed a registration statement on Form S-1 with the SEC to effect the Rights Offering, which was completed on October 25, 2019 with 3,039,380 common units being purchased for a total of $3.6 million. The gross proceeds from the Rights Offering were used to redeem 3,039,380 of the Partnership’s outstanding Preferred Units on October 25, 2019 at a price of $1.20 per Preferred Unit.

On December 31, 2019, in connection with the consummation of the C-Corporation Conversion, all of the remaining outstanding Preferred Units were converted into common shares of the Company at a conversion rate of one share of common stock for each Preferred Unit.

Capital Stock

Effective as of the C-Corporation Conversion, the Company is authorized to issue two classes of capital stock: common stock, $0.01 par value per share (“Common Stock”) and preferred stock, $0.01 par value per share (“Preferred Stock”). At December 31, 2019, 94,447,356 million shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding. At December 31, 2019, there were 105,552,644 shares of Common Stock available for issuance, including 986,552 shares available for issuance as stock-based incentive compensation under the 2019 Plan, and 10,000,000 shares of Preferred Stock available for issuance.

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company’s stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. In the event of any liquidation, dissolution or winding-up of the Company’s affairs, the holders of the Company’s Common Stock will be entitled to share ratably in the Company’s assets that are remaining after payment or provision for payment of all of the Company’s debts and obligations and after liquidation payments to and subject to any continuing participation by holders of outstanding shares of Preferred Stock, if any.

The Company’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of

Preferred Stock covering up to an aggregate of 10,000,000 shares of Preferred Stock. Each class or series of Preferred Stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Subsequent Events

On April 1, 2020, the Issuers and the Trustee entered into the Supplemental Indenture, pursuant to which the Issuers agreed to cause the Company to use its best efforts to effectuate an offering to holders of Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17 million at a price of $0.73 per share, as promptly as practicable with an expiration date no later than July 24, 2020 and to receive proceeds of not less than $8.2 million therefrom. Concurrently, the Company entered into a letter agreement with Axar (the “Axar Commitment”), pursuant to which Axar agreed to purchase shares of the Company’s Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020. As contemplated by the Axar Commitment, on April 3, 2020, the Company sold an aggregate of 176 shares of Series A Preferred Stock to the 2020 Purchasers for an aggregate purchase price of $8.8 million pursuant to the terms of a Series A Preferred Stock Purchase Agreement (the “2020 Preferred Purchase Agreement”) by and among the Company and the purchasers party thereto. For further details, see Note 26 Subsequent Events of this Annual Report.

12.	INCOME TAXES

Prior to December 31, 2019, the Company was not subject to U.S. federal income tax and most state income taxes, as it was structured as a master limited partnership. The taxable income for the Company flowed through to the partners for the fiscal years prior to January 1, 2020 and could vary from the net income reported on the Company’s consolidated statements of operations for the year ended December 31, 2019 and 2018. Since the Company consummated the C-Corporation Conversion on December 31, 2019, the Company’s taxable income for the year ended December 31, 2019 continued to flow through to the partners. Per ASC 740, the C-Corporation Conversion is considered a change in tax status, and therefore, the Company had to record deferred tax assets and liabilities attributable to differences between the carrying amounts and tax basis of existing assets and liabilities on its consolidated balance sheets as of the consummation date of the C-Corporation Conversion. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date for the new tax rates. The Company also recognized a valuation allowance against its deferred tax assets, as the Company deemed it more likely than not that some portion or all of the recorded deferred tax assets will not be realizable in future periods.

Additionally, prior to the C-corporation Conversion, corporate subsidiaries of the Partnership were historically subject to federal income tax and most state income taxes, and the Partnership was required to file separate federal income tax returns for many of its corporate subsidiaries. Deferred tax assets of the individual corporate subsidiaries could not be offset against the deferred liabilities of other individual corporate subsidiaries. As a result of the C-Corporation Conversion, the Company will file a consolidated federal income tax return for StoneMor Inc. for all fiscal periods post the consummation date of the C-Corporation Conversion. The Company recognized a $7.5 million tax benefit for the year ended December 31, 2019 related to the projected tax consequences of filing a consolidated federal income tax return for StoneMor Inc. and its subsidiaries.

Income tax (expense) benefit for the years ended December 31, 2019 and 2018 consisted of the following (in thousands):

	Years Ended December 31,
	2019	2018
Current provision:
State	$(73)	$(693)
Federal	—	—
Foreign	(187)	(101)

Total	(260)	(794)

Deferred provision:
State	(6,704)	(23)
Federal	(21,210)	2,725
Foreign	(30)	(111)

Total	(27,944)	2,591

Total income tax (expense) benefit	$(28,204)	$1,797

A reconciliation of the federal statutory tax rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2019	2018
Computed tax provision (benefit) at the applicable statutory tax rate	21.0%	21.0%
State and local taxes net of federal income tax benefit	(4.5)%	(1.1)%
Tax exempt (income) loss	(1.2)%	(1.5)%
Change in current year valuation allowance	(8.0)%	(18.3)%
Company’s earnings not subject to tax	(0.2)%	2.0%
Changes in tax due to Tax Act and ASC 606 retroactive impact	—%	0.5%
Change in tax status	(27.2)%	—%
Permanent differences	(2.7)%	(0.1)%
Other	—%	—%

Effective tax rate	(22.8)%	2.5%

The effective tax rate increased as a result of the deferred tax liabilities the Company had to record in connection with the C-Corporation Conversion. The temporary differences related to these deferred tax liabilities will reverse over the lives of the various cemeteries, which range from an average 100 to 300 years.

Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2019	2018
Deferred tax assets:
Prepaid expenses	$13,010	$5,102
State net operating loss	26,121	24,162
Federal net operating loss	88,818	84,017
Foreign net operating loss	8,656	2,106
Other	55	55
Valuation allowance	(103,336)	(89,066)

Total deferred tax assets	33,324	26,376

Deferred tax liabilities:
Property, plant and equipment	28,399	2,119
Deferred revenue related to future revenues and accounts receivable	33,582	25,021
Deferred revenue related to cemetery property	5,875	5,825

Total deferred tax liabilities	67,856	32,965

Net deferred tax liabilities	$34,532	$6,589

Net deferred tax assets and liabilities were classified on the consolidated balance sheets as follows (in thousands):

	December 31,
	2019	2018
Deferred tax assets	$81	$86

Noncurrent assets	81	86

Deferred tax assets	33,243	26,290
Deferred tax liabilities	67,856	32,965

Noncurrent liabilities	34,613	6,675

Net deferred tax liabilities	$34,532	$6,589

At December 31, 2019, the Company had available approximately $0.1 million of alternative minimum tax credit carryforwards and approximately $423.0 million and $542.0 million of federal and state net operating loss (“NOL”) carryforwards, respectively, a portion of which expires annually.

Management periodically evaluates all evidence both positive and negative in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is required. The vast majority of the Company’s taxable subsidiaries continue to accumulate deferred tax assets that on a more likely than not basis will not be realized. A full valuation allowance continues to be maintained on these taxable subsidiaries. Along with other previous transfers of the Company’s interests, the Company believes the Recapitalization Transactions in June 2019 caused an “ownership change” for income tax purposes, which significantly limits the Company’s ability to use NOLs and certain other tax assets to offset future taxable income. The valuation allowance increased in 2019 due to management’s evaluation of the future limitation on the Company’s ability to offset future deferred tax liabilities with net operating loss carryovers and certain other deferred tax assets. The valuation allowance increased in 2018 due to increases in deferred tax assets that are not more likely than not expected to be realized.

At December 31, 2019, based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believed it was more likely than not that the Company will realize the benefits of these deductible differences. The amount of deferred tax assets considered realizable could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

In accordance with applicable accounting standards, the Company recognizes only the impact of income tax positions that, based upon their merits, are more likely than not to be sustained upon audit by a taxing authority. To evaluate its current tax positions in order to identify any material uncertain tax positions, the Company developed a policy of identifying and evaluating uncertain tax positions that considers support for each tax position, industry standards, tax return disclosures and schedules and the significance of each position. It is the Company’s policy to recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense in the consolidated statements of operations. At December 31, 2019 and 2018, the Company had no material uncertain tax positions.

The Company is not currently under tax examination by any federal jurisdictions or state income tax jurisdictions. In general, the federal statute of limitations and certain state statutes of limitations are open from 2016 forward. For entities with net operating loss carryovers the statute of limitations is extended to 2013 to the extent of the net operating loss carryover.

13.	DEFERRED REVENUES AND COSTS

The Company defers revenues and all direct costs associated with the sale of pre-need cemetery merchandise and services until the merchandise is delivered or the services are performed. The Company recognizes deferred merchandise and service revenues as customer contract liabilities within long-term liabilities on its consolidated balance sheets. The Company recognizes deferred direct costs associated with pre-need cemetery merchandise and service revenues as deferred selling and obtaining costs within long-term assets on its consolidated balance sheets. The Company also defers the costs to obtain new pre-need cemetery and new prearranged funeral business as well as the investment earnings on the prearranged services and merchandise trusts. Such costs are recognized when the associated performance obligation is fulfilled based upon the net change in the customer contract liabilities. All other selling costs are expensed as incurred. Additionally, the Company has elected the practical expedient of not recognizing incremental costs to obtain a contract as incurred, as the associated amortization period is typically one year or less.

Deferred revenues and related costs consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Deferred contract revenues	$837,190	$835,922
Deferred merchandise trust revenue	104,304	92,718
Deferred merchandise trust unrealized gains (losses)	7,881	(9,034)

Deferred revenues	$949,375	$919,606

Deferred selling and obtaining costs	$114,944	$113,644

For the years ended December 31, 2019 and 2018, the Company recognized $64.1 million and $58.7 million, respectively, of the customer contract liabilities balance that existed at December 31, 2018 and 2017, respectively, as revenue.

The components of the customer contract liabilities, net in the Company’s consolidated balance sheets at December 31, 2019 and December 31, 2018 were as follows (in thousands):

	December 31, 2019	December 31, 2018
Customer contract liabilities, gross	$974,927	$943,028
Amounts due from customers for unfulfilled performance obligations on cancellable pre-need contracts	(25,552)	(23,422)

Customer contract liabilities, net	$949,375	$919,606

The Company expects to service approximately 55% of its deferred revenue that existed at December 31, 2019 and 2018 in the first 4-5 years and approximately 80% of its deferred revenue that existed at December 31, 2019 and 2018 within 18 years. The Company cannot estimate the period when it expects its remaining performance obligations will be recognized, because certain performance obligations will only be satisfied at the time of death.

14.	LONG-TERM INCENTIVE PLAN

The Board previously adopted the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “2014 Plan”). Effective August 22, 2018, the Board amended and restated the 2014 Plan (the “2018 Plan”). On March 27, 2019, the Board amended and restated the 2018 Plan (the “2019 Plan”) to (i) increase the number of common units of the Company reserved for issuance under the 2019 Plan and (ii) make certain other clarifying changes and updates to the 2019 Plan. The 2019 Plan permitted the grant of awards covering a total of 4,000,000 common units of the Company. A “unit” under the 2019 Plan was defined as a common unit of the Company and such other securities as may be substituted or resubstituted for common units of the Company, including but not limited to shares of the Company’s common stock.

On December 18, 2019, the Board approved the first amendment to the 2019 Plan, which permits the grant of awards covering a total of 8,500,000 common units of the Company. On December 31, 2019, the Board approved the assumption of the 2019 Plan and all outstanding awards thereunder by the Company in connection with the C-Corporation Conversion. The 2019 Plan is intended to promote the interests of the Company by providing to employees, consultants and directors of the Company incentive compensation awards to encourage superior performance and enhance the Company’s ability to attract and retain the services of individuals who are essential for its growth and profitability and to encourage them to devote their best efforts to advancing the Company’s business.

Phantom unit and restricted unit awards

On April 15, 2019, the Compensation, Nominating and Governance Committee (the “Compensation Committee”) approved the award of 1,015,047 phantom unit awards consisting of 494,421 phantom units subject to time-based vesting (“TVUs”) and 520,626 phantom units subject to performance-based vesting (“PVUs”) to certain members of the Company’s senior management.

The TVUs had a vesting period equal to three equal annual installments on each April 3 (or first business day thereafter) commencing on April 3, 2020. The PVUs vested based on the extent, if any, to which the Compensation Committee determines that the performance conditions established by the Compensation Committee for calendar years 2019, 2020 and 2021 have been achieved or waived in writing, as follows:

•

if the “threshold” performance condition with respect to a calendar year has been achieved or waived but not the “target” condition, then 25% of the PVUs subject to vesting with respect to such year (rounded down to the nearest whole phantom unit) shall vest;

•	if the “target” performance condition with respect to a calendar year has been achieved or waived, then 50% of the PVUs subject to vesting with respect to such year shall vest; and

•	if the “maximum” performance condition with respect to a calendar year has been achieved or waived, then 100% of the PVUs subject to vesting with respect to such year shall vest.

Also on April 15, 2019, an additional 275,000 restricted units were awarded to an officer of the Company pursuant to his employment agreement that were scheduled to vest in equal quarterly installments over a four year period commencing July 15, 2019, the three month anniversary of the grant date.

The Recapitalization Transactions, described in Note 1 General, resulted in a Change of Control as defined in the 2019 Plan. The Change of Control accelerated the vesting of certain awards, including all those granted on April 15, 2019, resulting in the immediate vesting of 1,351,493 phantom and restricted units. These awards were net settled with 376,351 units withheld to satisfy the participants’ tax withholding obligations, resulting in a net number of 975,142 common units to be issued. The Company recognized $2.2 million in stock-based compensation expense related to this accelerated vesting. These units were delivered in the third quarter of 2019.

In addition, an aggregate of 238,554 phantom units issued under the LTIP and held in deferred compensation accounts for certain directors that either became payable as a result of the Recapitalization Transactions or had previously become payable were issued in the third quarter of 2019.

A rollforward of phantom unit and restricted unit awards as of December 31, 2019 is as follows:

	Number of Phantom Unit and Restricted Unit Awards	Weighted Average Grant Date Fair Value
Total non-vested at December 31, 2018	1,029,638	$7.49
Units issued	1,381,572	2.86
Units vested	(1,819,131)	5.16
Units forfeited	(32,861)	6.68

Total non-vested at December 31, 2019	559,218	$3.67

For the years ended December 31, 2019 and 2018, the Company recognized $3.6 million and $2.4 million, respectively, of non-cash stock compensation expense related to phantom unit and restricted unit awards into earnings. As of December 31, 2019, total unamortized compensation cost related to unvested restricted stock awards was $0.5 million, which the Company expects to recognize over the remaining weighted-average period of 2.75 years.

Non-qualified stock options

On December 18, 2019, the Compensation Committee approved the granting of unit options to employees of the Company, including certain members of senior management to purchase an aggregate of 5.5 million common units at an exercise price of $1.20 per unit. The option awards vest in three equal annual installments on each December 18 (or first business day thereafter) commencing on December 18, 2020, provided that the recipient remains employed by the Company. The Company measured the option awards at their grant-date fair value utilizing the Black-Scholes model and will recognize stock compensation expense on a straight-line basis over the weighted-average service period, which is expected to be three years. The option awards expire no later than 10 years from the date of grant.

A rollforward of stock options as of December 31, 2019 is as follows:

	Number of Stock Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Total outstanding at December 31, 2018	—	$—	$—
Options granted	5,500,000	0.34	1.20
Options exercisable	—	—	—
Options exercised	—	—	—
Options forfeited	—	—	—
Options expired	—	—	—

Total outstanding at December 31, 2019	5,500,000	$0.34	$1.20

For the years ended December 31, 2019 and 2018, non-cash stock compensation expense related to stock options was not material. As of December 31, 2019, total unrecognized compensation cost related to unvested stock options was $1.9 million, which the Company expects to recognize over the remaining weighted-average period of 3 years.

Assumptions used in calculating the fair value of the stock options granted during the year are summarized below:

2019
Valuation assumptions:
Expected dividend yield	None
Expected volatility	23.41%
Expected term (years)	6.0
Risk-free interest rate	1.78%
Weighted average:
Exercise price per stock option	$1.20
Market price per share	$1.23
Weighted average fair value per stock option	$0.34

15.	COMMITMENTS AND CONTINGENCIES

Legal

The Partnership remains subject to state law derivative claims that certain of the Partnership’s officers and directors breached their fiduciary duty to the Partnership and its unitholders. The Company could also become subject to additional claims and legal proceedings relating to the factual allegations made in these actions. While management cannot reasonably estimate the potential exposure in these matters at this time, if we do not prevail in any such proceedings, we could be required to pay substantial damages or settlement costs, subject to certain insurance coverages. Management has determined that, based on the status of the claims and legal proceedings against the Company, the amount of the potential losses cannot be reasonably estimated at this time. These actions are summarized below.

•

Bunim v. Miller, et al., No. 2:17-cv-519-ER, pending in the United States District Court for the Eastern District of Pennsylvania, and filed on February 6, 2017. The plaintiff in this case brought, derivatively on behalf of the Partnership, claims that the officers and directors of the Partnership’s general partner aided and abetted in breaches of the general partner’s purported fiduciary duties by, among other things and in general, allegedly making misrepresentations through the use of non-GAAP accounting standards in its public filings, by allegedly failing to clearly disclose the use of proceeds from debt and equity offerings, and by allegedly approving unsustainable distributions. The plaintiff also claims that these actions and misrepresentations give rise to causes of action for gross mismanagement, unjust enrichment, and (in connection with a purportedly misleading proxy statement filed in 2014) violations of Section 14(a) of the Securities Exchange Act of 1934. The derivative plaintiff seeks an award of damages, attorneys’ fees and costs in favor of the Partnership as nominal plaintiff, as well as general compliance and governance changes. This case has been stayed, by the agreement of the parties, provided that either party may terminate the stay on 30 days’ notice.

•

Muth v. StoneMor G.P. LLC, et al., December Term, 2016, No. 1196 and Binder v. StoneMor G.P. LLC, et al., January Term, 2017, No. 4872, both pending in the Court of Common Pleas for Philadelphia County, Pennsylvania, and filed on December 20, 2016 and February 3, 2017, respectively. In these cases, the plaintiffs brought, derivatively on behalf of the Partnership, claims that the officers and directors of the Partnership’s general partner aided and abetted in breaches of the general partner’s purported fiduciary duties by, among other things and in general, allegedly making misrepresentations through the use of non-GAAP accounting standards in its public filings and by failing to clearly disclose the use of proceeds from debt and equity offerings, as well as approving unsustainable distributions. The plaintiffs also claim that these actions and misrepresentations give rise to a cause of action for unjust enrichment. The derivative plaintiffs seek an award of damages, attorneys’ fees and costs in favor of the Partnership as nominal plaintiff, as well as alterations to the procedures for electing members to the board of the Partnership’s general partner, and other compliance and governance changes. These cases have been consolidated and stayed, by the agreement of the parties, pending final resolution of the motion to dismiss filed in the Anderson case, which has now been dismissed. In November 2019, the court issued a dormant case notice under which the plaintiffs were required to file a statement of intent to proceed by January 21, 2020. The plaintiffs have not filed any such notice, and we anticipate that the court will dismiss this case for failure to proceed in the near future.

The Partnership had also been subject to consolidated class actions in the United States District Court for the Eastern District of Philadelphia alleging various violations under the Exchange Act. Anderson v. StoneMor Partners, LP, et al., No. 2:16-cv-6111, filed on November 21, 2016, and consolidated with Klein v. StoneMor Partners, LP, et al., No. 2:16-cv-6275, filed on December 2, 2016. On October 31, 2017, the court granted defendants’ motion to dismiss the complaint and entered judgment dismissing the case on November 30, 2017. On June 20, 2019, the United States Court of Appeals for the Third Circuit affirmed the dismissal of the case and the plaintiffs did not seek discretionary review of that decision before the United States Supreme Court, thereby terminating the case.

On December 11, 2019, the Company entered into a settlement with the SEC with respect to alleged violations of the reporting, books and records, internal accounting controls and related provisions of the federal securities laws that occurred prior to 2017 under the Company’s former management team (the “Settlement”). Pursuant to the terms of the Settlement, which resolved the matters that were the subject of the previously reported investigation by the SEC’s Enforcement Division, and without admitting or denying the findings in the Settlement: (i) the Company and GP Holdings consented to a cease and desist order with respect to violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and the regulations promulgated thereunder, and (ii) GP Holdings agreed to pay a civil penalty of $250,000, which was paid with the proceeds of an intercompany loan.

The Company is party to other legal proceedings in the ordinary course of its business, but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or cash flows. The Company carries insurance with coverage and coverage limits that it believes to be customary in the cemetery and funeral home industry. Although there can be no assurance that such insurance will be sufficient to protect the Company against all contingencies, Management believes that the insurance protection is reasonable in view of the nature and scope of the Company’s operations.

Other

In connection with the Partnership’s 2014 lease and management agreements with the Archdiocese of Philadelphia, it has committed to pay aggregate fixed rent of $36.0 million in the following amounts:

Lease Years 1-5 (May 28, 2014-May 31, 2019)	None
Lease Years 6-20 (June 1, 2019-May 31, 2034)	$1,000,000 per Lease Year
Lease Years 21-25 (June 1, 2034-May 31, 2039)	$1,200,000 per Lease Year
Lease Years 26-35 (June 1, 2039-May 31, 2049)	$1,500,000 per Lease Year
Lease Years 36-60 (June 1, 2049-May 31, 2074)	None

The fixed rent for lease years six through 11, an aggregate of $6.0 million, is deferred. If prior to May 31, 2025, the Archdiocese terminates the agreements in accordance with their terms during lease year 11 or the Company terminates the agreements as a result of a default by the Archdiocese, the Company is entitled to retain the deferred fixed rent. If the agreements are not terminated, the deferred fixed rent will become due and payable on or before June 30, 2025.

16.	EXIT AND DISPOSAL ACTIVITIES

On January 31, 2019, the Company announced a profit improvement initiative as part of its ongoing organizational review. This profit improvement initiative was intended to further integrate, streamline and optimize the Company’s operations. As part of this profit improvement initiative, during 2019 the Company undertook certain cost reduction initiatives, which included a reduction of approximately 200 positions of its workforce within its field operations and corporate functions in its headquarters located in Trevose, Pennsylvania. The Company recognized severance expense of $1.5 million for this reduction in workforce, which is included in Cemetery expense, Funeral home services expense and Corporate overhead in the accompanying consolidated statement of operations for the year ended December 31, 2019. The following table summarizes the activity in the severance liability recognized for this reduction in workforce in the accompanying consolidated balance sheet as of December 31, 2019, by reportable segment (in thousands):

	Cemetery Operations	Funeral Home Operations	Corporate	Consolidated
Balance at January 1, 2019	$—	$—	$—	$—
Accruals	935	25	583	1,543
Cash payments	(849)	(25)	(519)	(1,393)

Balance at December 31, 2019	$86	$—	$64	$150

The Company expects to settle the remaining severance liability for this reduction in workforce during the first quarter of 2020, and it does not expect to incur any additional charges related to this reduction in workforce.

17.	LEASES

The Company leases a variety of assets throughout its organization, such as office space, funeral homes, warehouses and equipment. In addition the Company has a sale-leaseback related to one of its warehouses. Leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheets, and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. For lease agreements with an initial term of more than 12 months, the Company measures the lease liability at the present value of the sum of the remaining minimum rental payments, which exclude executory costs.

Certain leases provide the Company with the option to renew for additional periods, with renewal terms that can extend the lease term for periods ranging from 1 to 30 years. The exercise of lease renewal options is at the Company’s sole discretion, and the Company is only including the renewal option in the lease term when the Company can be reasonably certain that it will exercise the renewal options. The Company does have residual value guarantees on the finance leases for its vehicles, but no residual guarantees on any of its operating leases.

Certain of the Company’s leases have variable payments with annual escalations based on the proportion by which the consumer price index (“CPI”) for all urban consumers increased over the CPI index for the prior comparative year.

The Company has the following balances recorded on its consolidated balance sheet as of December 31, 2019 related to leases (in thousands):

December 31, 2019
Assets:
Operating	$10,570
Finance	5,685

Total ROU assets(1)	$16,255

Liabilities:
Current
Operating	$2,022
Finance	1,200
Long-term
Operating	11,495
Finance	4,302

Total lease liabilities(2)	$19,019

(1)	The Company’s ROU operating assets and finance assets are presented within Other assets and Property and equipment, net of accumulated depreciation, respectively in its consolidated balance sheet.
(2)	The Company’s current and long-term lease liabilities are presented within Accounts payable and accrued liabilities and Other long-term liabilities, respectively, in its consolidated balance sheet.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, based on the information available at commencement date, in determining the present value of lease payments. The Company used the incremental borrowing rate on January 1, 2019 for operating leases that commenced prior to that date. The weighted average borrowing rates for operating and finance leases were 9.9% and 8.5%, respectively as of December 31, 2019.

The components of lease expense were as follows (in thousands):

		Year ended December 31, 2019
Lease cost	Classification
Operating lease costs(1)	General and administrative expense	$3,628
Finance lease costs
Amortization of leased assets	Depreciation and Amortization	1,282
Interest on lease liabilities	Interest expense	495
Short-term lease costs(2)	General and administrative expense	—

Net Lease costs		$5,405

(1)	The Company includes its variable lease costs under operating lease costs as these variable lease costs are immaterial.
(2)	The Company does not have any short-term leases with lease terms greater than one month.

Maturities of the Company’s lease labilities as of December 31, 2019, per ASC 842, Leases, were as follows (in thousands):

Year ending December 31,	Operating	Finance
2020	$3,283	$1,759
2021	2,783	1,838
2022	2,455	2,026
2023	2,190	708
2024	2,046	106
Thereafter	6,348	—

Total	$19,105	$6,437

Less: Interest	(5,588)	(935)

Present value of lease liabilities	$13,517	$5,502

Minimum lease commitments remaining under the Company’s operating leases and capital leases, per ASC 840, Leases, as of December 31, 2018 were as follows (in thousands):

Year ending December 31,	Operating	Capital
2019	$4,349	$1,499
2020	2,765	1,196
2021	2,130	949
2022	1,539	558
2023	1,184	89
Thereafter	5,737	—

Total	$17,704	$4,291

Less: Interest		(875)

Present value of lease liabilities		$3,416

Operating and finance lease payments include $3.3 million related to options to extend lease terms that are reasonably certain of being exercised and $2.0 million related to residual value guarantees. The weighted-average remaining lease term for the Company’s operating and finance leases was 7.1 years and 2.8 years, respectively, as of December 31, 2019.

As of December 31, 2019, the Company had one additional operating lease that has not yet commenced, which was valued at $0.1 million, but did not have any lease transactions with its related parties. In addition, as of December 31, 2019, the Company had not entered into any new sale-leaseback arrangements.

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Management has established a hierarchy to classify the inputs used to measure the Company’s financial instruments at fair value, pursuant to which the Company is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs represent market data obtained from independent sources; whereas, unobservable inputs reflect the Company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The hierarchy defines three levels of inputs that may be used to measure fair value:

•	Level 1—Unadjusted quoted market prices in active markets for identical, unrestricted assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the same contractual term of the asset or liability.

•

Level 3—Unobservable inputs based on the entity’s own assumptions about the assumptions market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

The carrying value of the Company’s current assets and current liabilities on its consolidated balance sheets approximated or equaled their estimated fair values due to their short-term nature or imputed interest rates.

Recurring Fair Value Measurement

At December 31, 2019 and 2018, the two financial instruments measured by the Company at fair value on a recurring basis were its merchandise and perpetual care trusts, which consist of investments in debt and equity marketable securities and cash equivalents that are carried at fair value and are classified as either Level 1 or Level 2. For further details, see Note 7 Merchandise Trusts and Note 8 Perpetual Care Trusts of this Annual Report.

Where quoted prices are available in an active market, securities are classified as Level 1 investments pursuant to the fair value measurement hierarchy. Where quoted market prices are not available for the specific security, fair values are estimated by using either quoted prices of securities with similar characteristics or an income approach fair value model with observable inputs that include a combination of interest rates, yield curves, credit risks, prepayment speeds, rating and tax-exempt status. These securities are classified as Level 2 investments pursuant to the fair value measurements hierarchy. Certain investments in the merchandise and perpetual care trusts are excluded from the fair value leveling hierarchy in accordance with GAAP. These funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy.

Non-Recurring Fair Value Measurement

The Company may be required to measure certain assets and liabilities at fair value, such as its indefinite-lived assets and long-lived assets, on a nonrecurring basis in accordance with GAAP from time to time. These adjustments to fair value usually result from impairment charges. As of December 31, 2019, the Company adjusted the fair value of two of its funeral homes sold in 2019 to mark them down to the selling prices which were lower than the carrying value of the funeral homes on the Company’s consolidated balance sheets The resulting impairment charges were recorded in Other losses, net in the accompanying consolidated statement of operations during the year ended December 31, 2019. As the Company’s determination of the fair value of these assets were based on the quoted prices the Company received from the sellers, these assets held for sale were classified as Level 1 in the fair value hierarchy.

Other Financial Instruments

The Company’s other financial instruments at December 31, 2019 consisted of its Senior Secured Notes (see Note 10 Long-Term Debt of this Annual Report) and at December 31, 2018 consisted of its Senior Notes and outstanding borrowings under its revolving credit facility. Both these financial instruments are classified as Level 1 in the fair value hierarchy, as their fair value measurements are based on quoted market prices, obtained from Bloomberg, specific to the Company’s outstanding borrowings.

•	At December 31, 2019, the estimated fair value of the Company’s Senior Secured Notes was $383.2 million, based on trades made on that date, compared with the carrying amount of $392.8 million.

•	At December 31, 2018, the estimated fair value of the Company’s Senior Notes was $162.5 million, based on trades made on that date, compared with the carrying amount of $173.6 million.

Credit and Market Risk

The Company’s financial instruments exposed to concentrations of credit risk consist primarily of its cash and cash equivalents, trade receivables, merchandise trusts and perpetual care trusts.

The Company’s cash balances on deposit with financial institutions totaled $34.9 million and $18.1 million as of December 31, 2019 and 2018, respectively, which exceeded Federal Deposit Insurance Corporation insured limits. The Company regularly monitors these institutions’ financial condition.

As of December 31, 2019 and 2018, the majority of the Company’s trade receivables were long-term trade account receivables, which typically consisted of interest-bearing installment contracts not to exceed 60 months. Significant customers are those that individually account for greater than 10% of the Company’s consolidated revenue or total accounts receivable. Due to the inherent nature of the Company’s business and consumer make-up, there were no customers whose trade receivables with the Company represented more than 10% of the Company’s total accounts receivable as of December 31, 2019 and 2018. The Company mitigates the credit risk associated with its long-term trade account receivables by performing credit evaluations and monitoring the payment patterns of its customers. Management continually evaluates customer receivables for impairment based on historical experience, including the age of the receivables and the customers’ payment pattern. The Company has a process in place to collect all receivables within 30 to 60 days of aging. As of December 31, 2019 and 2018, the Company had $5.9 million and $4.9 million, respectively, in allowance for doubtful accounts, based on historical cancellation rate trends. The Company wrote off $6.6 million and $9.3 million in bad debts during the years ended December 31, 2019 and 2018.

The Company’s merchandise and perpetual care trusts are invested in assets, such as individual equity securities and closed and open-ended mutual funds, with the primary objective of maximizing income and distributable cash flow for trust distributions, while maintaining an acceptable level of risk. Certain asset classes in which the Company invests for the purpose of maximizing yield are subject to an increased market risk. This increased market risk creates volatility in the unrealized gains and losses of the trust assets from period to period. For further details of the market risk to which the Company’s merchandise and perpetual care trusts are subjected, see Part II. Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

The Company purchases comprehensive general liability, professional liability, automobile liability and workers’ compensation insurance coverages structured with high deductibles. While these high-deductible insurance programs mean the Company is primarily self-insured for claims and associated costs and losses covered by these policies, it is possible that insurers could seek to avoid or be financially unable to meet their obligations under, or a court may decline to enforce such provisions of, the Company’s insurance programs.

19.	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Company’s Senior Secured Notes are guaranteed by the Company’s 100% owned subsidiaries, other than the co-issuers, (except as to each other’s obligations thereunder), as described in Note 10 Long-Term Debt. The guarantees are full, unconditional, joint and several. The Partnership and Cornerstone Family Services of West Virginia Subsidiary Inc. (“CFS West Virginia”) are the co-issuers of the Senior Secured Notes. As of December 31, 2019, StoneMor Inc. is also a guarantor of the Senior Secured Notes.

In accordance with the disclosures made in Note 1 General, Basis of Presentation and Principles of Consolidation of this Annual Report, StoneMor Inc. is the “Parent” for the consolidated financial statements presented as of and for the year ended December 31, 2019, while the Partnership is the “Parent” for the consolidated financial statements presented as of and for the year ended December 31, 2018. The Company’s consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 include the accounts of cemeteries operated under long-term leases, operating agreements and management agreements. For the purposes of this note, these entities are deemed non-guarantor subsidiaries, as they are not 100% owned by the Company. The Company’s consolidated financial statements also contain merchandise and perpetual care trusts that are also non-guarantor subsidiaries for the purposes of this note.

The financial information presented below reflects the Company’s standalone accounts, the combined accounts of the co-issuers, the combined accounts of the guarantor subsidiaries, the combined accounts of the non-guarantor subsidiaries, the consolidating adjustments and eliminations and the Company’s consolidated accounts as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018. For the purpose of the following financial information, the Company’s investments in its subsidiaries and the guarantor subsidiaries’ investments in their respective subsidiaries are presented in accordance with the equity method of accounting (in thousands):

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2019	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$—	$—	$—	$33,553	$1,314		$34,867
Restricted cash	—	—	—	21,900	—		21,900
Assets held for sale	—	—	—	23,858	—		23,858
Other current assets	—	—	3,497	62,686	11,531		77,714

Total current assets	—	—	3,497	141,997	12,845	—	158,339
Long-term accounts receivable	—	—	2,557	63,124	9,868		75,549
Cemetery and funeral home property and equipment	—	—	609	391,626	31,770		424,005
Merchandise trusts	—	—	—	—	517,192		517,192
Perpetual care trusts	—	—	—	—	343,619		343,619
Deferred selling and obtaining costs	—	—	5,654	91,243	18,047		114,944
Intangible assets	—	—	—	136	56,110		56,246
Other assets	—	—	—	26,907	2,567		29,474
Investments in and amounts due from affiliates eliminated upon consolidation	—	301,531	—	648,359	—	(949,890)	—

Total assets	$—	$301,531	$12,317	$1,363,392	$992,018	$(949,890)	$1,719,368

Liabilities and Owners’ Equity
Current liabilities	—	—	161	74,674	1,466		76,301
Long-term debt, net of deferred financing costs	—	301,531	66,239	193	—		367,963
Deferred revenues	—	—	33,349	802,528	113,498		949,375
Perpetual care trust corpus	—	—	—	—	343,619		343,619
Other long-term liabilities	—	—	—	68,227	16,373		84,600
Investments in and amounts due to affiliates eliminated upon consolidation	102,490	102,490	183,611	367,770	567,666	(1,324,027)	—

Total liabilities	102,490	404,021	283,360	1,313,392	1,042,622	(1,324,027)	1,821,858

Owners’ equity	(102,490)	(102,490)	(271,043)	50,000	(50,604)	374,137	(102,490)

Total liabilities and owners’ equity	$—	$301,531	$12,317	$1,363,392	$992,018	$(949,890)	$1,719,368

CONDENSED CONSOLIDATING BALANCE SHEET (continued)

December 31, 2018	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$—	$—	$16,298	$1,849	$—	$18,147
Assets held for sale	—	—	757	—	—	757
Other current assets	—	3,718	64,167	11,527	—	79,412

Total current assets	—	3,718	81,222	13,376	—	98,316
Long-term accounts receivable	—	3,118	71,708	12,322	—	87,148
Cemetery and funeral home property and equipment	—	806	409,497	33,550	—	443,853
Merchandise trusts	—	—	—	488,248	—	488,248
Perpetual care trusts	—	—	—	330,562	—	330,562
Deferred selling and obtaining costs	—	5,511	89,689	18,444	—	113,644
Goodwill and intangible assets	—	—	25,676	60,607	—	86,283
Other assets	—	—	19,401	2,926	—	22,327
Investments in and amounts due from affiliates eliminated upon consolidation	57,835	(4,626)	539,997	—	(593,206)	—

Total assets	$57,835	$8,527	$1,237,190	$960,035	$(593,206)	$1,670,381

Liabilities, Redeemable Convertible Preferred Units and Partners’ Capital (Deficit)
Current liabilities	$—	$184	$60,216	$1,400	$—	$61,800
Long-term debt, net of deferred financing costs	68,453	105,160	146,635	—	—	320,248
Deferred revenues	—	32,147	775,657	111,802	—	919,606
Perpetual care trust corpus	—	—	—	330,562	—	330,562
Other long-term liabilities	—	—	33,553	15,230	—	48,783
Due to affiliates	—	—	173,613	543,543	(717,156)	—

Total liabilities	68,453	137,491	1,189,674	1,002,537	(717,156)	1,680,999

Redeemable convertible preferred units	—	—	—	—	—	—

Partners’ capital (deficit)	(10,618)	(128,964)	47,516	(42,502)	123,950	(10,618)

Total liabilities, redeemable convertible preferred units and partners’ capital (deficit)	$57,835	$8,527	$1,237,190	$960,035	$(593,206)	$1,670,381

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Year Ended December 31, 2019	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$—	$5,041	$242,339	$49,068	$(6,926)	$289,522
Total costs and expenses	—	—	(15,181)	(285,292)	(54,610)	6,926	(348,157)
Other losses, net	—	—	(46)	(5,761)	(2,299)	—	(8,106)
Net loss from equity investment in subsidiaries	(151,942)	(125,840)	(120,653)	—	—	398,435	—
Interest expense	—	(25,164)	(10,505)	(11,726)	(1,124)	—	(48,519)
Loss on debt extinguishment	—	(938)	(1,441)	(6,099)	—	—	(8,478)

Income (loss) from operations before income taxes	(151,942)	(151,942)	(142,785)	(66,539)	(8,965)	398,435	(123,738)
Income tax expense	—	—	—	(28,204)	—	—	(28,204)

Net income (loss)	$(151,942)	$(151,942)	$(142,785)	$(94,743)	$(8,965)	$398,435	$(151,942)

Year Ended December 31, 2018	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$6,382	$266,550	$52,271	$(9,077)	$316,126
Total costs and expenses	—	(13,666)	(285,578)	(58,349)	9,077	(348,516)
Other loss	—	(445)	(9,510)	(1,549)	—	(11,504)
Net loss from equity investment in subsidiaries	(63,084)	(54,573)	—	—	117,657	—
Interest expense	(5,434)	(8,348)	(15,787)	(1,033)	—	(30,602)

Income (loss) from continuing operations before income taxes	(68,518)	(70,650)	(44,325)	(8,660)	117,657	(74,496)
Income tax benefit	—	—	1,797	—	—	1,797

Net income (loss)	$(68,518)	$(70,650)	$(42,528)	$(8,660)	$117,657	$(72,699)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended December 31, 2019	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$280	$(1,662)	$(935)	$(35,669)	$(37,986)
Cash Flows From Investing Activities:
Cash paid for acquisitions and capital expenditures, net of proceeds from divestitures and asset sales	—	—	(232)	(644)	713	—	(163)
Payments to affiliates	—	(390,238)	(73,087)	—	—	463,325	—

Net cash used in investing activities	—	(390,238)	(73,319)	(644)	713	463,325	(163)

Cash Flows From Financing Activities:
Payments from affiliates	—	—	—	427,656	—	(427,656)	—
Proceeds from issuance of redeemable convertible preferred units, net	—	57,500	—	—	—	—	57,500
Net borrowings and repayments of debt	—	332,738	73,039	(367,746)	(313)	—	37,718
Other financing activities	—	—	—	(18,449)	—	—	(18,449)

Net cash used in financing activities	—	390,238	73,039	41,461	(313)	(427,656)	76,769

Net increase (decrease) in cash and cash equivalents and restricted cash	—	—	—	39,155	(535)	—	38,620
Cash and cash equivalents and restricted cash—Beginning of period	—	—	—	16,298	1,849	—	18,147

Cash and cash equivalents and restricted cash—End of period	$—	$—	$—	$55,453	$1,314	$—	$56,767

Year Ended December 31, 2018	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$370	$39,942	$(73)	$(13,782)	$26,457
Cash Flows From Investing Activities:
Cash paid for acquisitions and capital expenditures, net of proceeds from divestitures and asset sales	—	(370)	(11,510)	(683)	—	(12,563)

Net cash used in investing activities	—	(370)	(11,510)	(683)	—	(12,563)

Cash Flows From Financing Activities:
Cash distributions	—	—	—	—	—	—
Payments to affiliates	—	—	(13,782)	—	13,782	—
Proceeds from issuance of redeemable convertible preferred units, net	—	—	—	—	—	—
Net borrowings and repayments of debt	—	—	1,387	—	—	1,387
Other financing activities	—	—	(3,955)	—	—	(3,955)

Net cash used in financing activities	—	—	(16,350)	—	13,782	(2,568)

Net decrease in cash and cash equivalents	—	—	12,082	(756)	—	11,326
Cash and cash equivalents—Beginning of period	—	—	4,216	2,605	—	6,821

Cash and cash equivalents—End of period	$—	$—	$16,298	$1,849	$—	$18,147

20.	SIGNIFICANT RISKS AND CONCENTRATIONS

The Company operates in two reportable segments: Cemetery Operations and Funeral Home Operations, with significant concentration in the Cemetery Operations segment. During the years ended December 31, 2019 and 2018, revenues from the Company’s Cemetery Operations represented 82% and 83% of the Company’s consolidated revenue, respectively. During the years ended December 31, 2019 and 2018, sales from the Company’s Cemetery Operations contributed 68% of the Company’s consolidated segment profit.

Although the death care business is relatively stable and predictable, the Company’s results of operations may be subject to seasonal fluctuations in deaths due to weather conditions and illness. Generally, more deaths occur during the winter months, primarily resulting from pneumonia and influenza. In addition, the Company generally performs fewer initial openings and closings in the winter, as the ground is frozen in many of the areas in which the Company operates. The Company may also experience declines in contracts written during the winter months due to inclement weather, which makes it more difficult for the Company’s sales staff to meet with customers.

For the year ended December 31, 2019, revenue from one location represented more than 10% of the Company’s consolidated revenue and revenue from five locations collectively represented approximately 49% of the Company’s consolidated revenue. For the year ended December 31, 2018, revenue from one location represented more than 10% of the Company’s consolidated revenue and revenue from six locations collectively represented approximately 52% of the Company’s consolidated revenue.

21.	RELATED PARTIES

On February 4, 2019, the Partnership entered into the Eighth Amendment and Wavier to Credit Agreement with, among other parties, certain funds affiliated with Axar Capital Management, LP (collectively, the “Axar Lenders”) pursuant to which, among other things, the Axar Lenders agreed to provide an up to $35.0 million bridge financing in the form of a Tranche B Revolving Credit Facility (the “Tranche B Facility”). Borrowings under the financing arrangement including the Tranche B Facility were collateralized by a perfected first priority security interest in substantially all assets of the Partnership and the other borrowers thereunder held for the benefit of the existing Tranche A Revolving Lenders and bore interest at a fixed rate of 8.0%. Borrowings under the Tranche B Facility on original date thereof were subject to an original issue discount in the amount of $0.7 million, which was recorded as original issue discount, and the Partnership paid additional interest in the amount $0.7 million at the termination and payment in full of the financing arrangement, which will be accreted to interest expense over the term of the financing arrangement. As of the date of the transaction, funds and/or managed accounts for which Axar Capital Management, LP served as investment manager (collectively, the “Axar Vehicles”) beneficially owned approximately 19.5% of the Partnership’s outstanding common units. The highest outstanding principal amount under the Tranche B Facility during 2019 was $35.0 million, all of which was repaid (together with interest, including the original issue discount), in the amount of $2.2 million, in connection with the Recapitalization Transactions.

On June 27, 2019, the Axar Vehicles, David Miller and certain other investors (individually a “Purchaser” and collectively the “Purchasers”) and the Company entered into the Series A Preferred Unit Purchase Agreement (the “Series A Purchase Agreement” and the transactions contemplated thereby, the “Preferred Offering”) pursuant to which the Partnership sold to the Purchasers an aggregate of 52,083,333 of the Partnership’s Series A Preferred Units (the “Preferred Units”) at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each preferred unit, for an aggregate purchase price of $57.5 million. The Axar Vehicles purchased an aggregate of 39,764,492 Preferred Units for an aggregate purchase price of $43.9 million and David Miller purchased an aggregate of 996,377 Preferred Units for an aggregate purchase price of $1.1 million. Immediately prior to consummation of the Preferred Offering, Andrew M. Axelrod, the sole member of Axar GP, LLC, the general partner of Axar Capital Management, LP, and Mr. Miller were appointed directors of the Partnership’s general partner.

On June 27, 2019, the Partnership also consummated a private placement of $385.0 million of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 to certain financial institutions (collectively with the Preferred Offering, the “Recapitalization Transactions”) pursuant to the terms of an indenture dated June 27, 2019 by and among the Company, Cornerstone Family Services of West Virginia Subsidiary, Inc. (collectively with the Company, the “Issuers”), certain direct and indirect subsidiaries of the Company (as guarantors), the initial purchasers party thereto and Wilmington Trust, National Association, as trustee. A portion of the net proceeds of the Recapitalization Transactions were used to repay the outstanding principal balance of and accrued and unpaid interest on the Tranche B Facility with the Axar Lenders.

On October 25, 2019, the Partnership completed the Rights Offering. In accordance with the terms of the Preferred Units as set forth in the Partnership’s Third Amended and Restated Agreement of Limited Partnership dated as of June 27, 2019, the gross proceeds from the Rights Offering were used to redeem an aggregate of 3,039,380 Preferred Units at a redemption price of $1.20 per Preferred Unit, including (i) 1,921,315 Preferred Units redeemed from the Axar Vehicles for an aggregate redemption price of $2,305,578 and (ii) 90,432 Preferred Units redeemed from the David Miller for an aggregate redemption price of $108,518. In addition, Messrs. Redling and Negrotti participated and acquired 422,341 and 7,519 common units, respectively, in the Rights Offering.

In December 2019, the Company purchased a $30 million participation in a $70 million new debt facility issued by Payless Holdings LLC (“Payless”). Funds and accounts affiliated with Axar also invested $20 million in this facility. The investment was initially proposed by the Company’s Chairman of the Board, Mr. Axelrod and subsequently approved by the Board. The Axar funds controlled by Mr. Axelrod own approximately 30% of the equity of Payless, and Mr. Axelrod serves on Payless’ board of directors. The Company’s investment in Payless represents approximately 4% of the total fair market value of all of the Company’s trusts as of December, 31, 2019.

As of March 1, 2020, Axar beneficially owned 52.4% of the Company’s outstanding common stock, which constituted a majority of the Company’s outstanding common stock. As a result, the Company is a “controlled company” within the meaning of NYSE corporate governance standards. For discussion of certain risks and uncertainties attributable to the Company being a controlled company, see Part I, Item 1A. Risk Factors of this Annual Report. For discussion on the security ownership of certain beneficial owners, directors and executives of the Company, see Part III, Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters of this Annual Report.

On April 1, 2020 and April 3, 2020, the Company entered into the Axar Commitment and the 2020 Preferred Purchase Agreement, respectively, with Axar and funds or accounts under its management, respectively. For further details, see Note 26 Subsequent Events of this Annual Report.

22.	ASSETS HELD FOR SALE

In October 2019, the Company committed to the Oakmont Sale (defined within) for an aggregate cash purchase price of $33.0 million, which was then consummated in January 2020. As such, the Company classified all assets and liabilities associated with the Oakmont Sale as Assets held for sale on its consolidated balance sheet as of December 31, 2019. The Company also had other immaterial assets and liabilities that met the assets held for sale criteria as of December 31, 2019. The following table summarizes the assets and liabilities that have been classified as Assets held for sale on the Company’s consolidated balance sheets as of December 31, 2019 and 2018:

	December 31,			December 31,
	2019			2018
	Oakmont	Other	Total	Other
Assets
Current assets:
Accounts receivable, net of allowance	$580	$—	$580	$—
Prepaid expenses	34	—	34	—
Other current assets	35	—	35	—

Total current assets held for sale	649	—	649	—
Long-term accounts receivable, net of allowance	3,194	—	3,194	—
Cemetery property	5,811	350	6,161	350
Property and equipment, net of accumulated depreciation	2,762	150	2,912	407
Merchandise trusts, restricted, at fair value	6,673	—	6,673	—
Perpetual care trusts, restricted, at fair value	2,470	—	2,470	—
Deferred selling and obtaining costs	1,388	—	1,388	—
Other assets	411	—	411	—

Total assets held for sale	$23,358	$500	$23,858	$757

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$102	$—	$102	$—
Current portion, long-term debt	36	—	36	—
Other current liabilities	5,000	—	5,000

Total current liabilities held for sale	5,138	—	5,138	—

Deferred revenues	12,856	—	12,856	—
Perpetual care trust corpus	2,470	—	2,470	—
Other long-term liabilities	204	—	204	—

Total liabilities held for sale	20,668	—	20,668	—

Net assets held for sale	$2,690	$500	$3,190	$757

23.	SEGMENT INFORMATION

Management operates the Company in two reportable operating segments: Cemetery Operations and Funeral Home Operations. These operating segments reflect the way the Company manages its operations and makes business decisions. Management evaluates the performance of these operating segments based on interments performed, interment rights sold, pre-need cemetery and at-need cemetery contracts written, revenue and segment profit (loss). As a percentage of revenue and assets, the Company’s major operations consist of its cemetery operations.

The following tables present financial information with respect to the Company’s segments (in thousands). Corporate costs represent those not directly associated with an operating segment, such as corporate overhead, interest expense and income taxes. Corporate assets primarily consist of cash and cash equivalents and restricted cash.

	Year Ended December 31,
	2019	2018
STATEMENT OF OPERATIONS DATA:
Cemetery Operations(1):
Revenues	$237,887	$261,935
Operating costs and expenses	(218,091)	(238,974)
Depreciation and amortization	(7,420)	(8,037)

Segment operating profit	$12,376	$14,924

Funeral Home Operations:
Revenues	51,635	54,191
Operating costs and expenses	(43,315)	(44,525)
Depreciation and amortization	(2,376)	(2,744)

Segment operating profit	$5,944	$6,922

Reconciliation of segment operating profit to net loss:
Cemetery Operations	12,376	14,924
Funeral Home Operations	5,944	6,922

Total segment profit	18,320	21,846

Corporate overhead	(51,107)	(53,281)
Corporate depreciation and amortization	(986)	(955)
Other losses, net	(8,106)	(11,504)
Loss on debt extinguishment	(8,478)	—
Loss on impairment of goodwill	(24,862)	—
Interest expense	(48,519)	(30,602)
Income tax (expense) benefit	(28,204)	1,797

Net loss	$(151,942)	$(72,699)

Exit and disposal activities
Cemetery Operations	$935	$—
Funeral Home Operations	25	—
Corporate	583	—

Total exit and disposal activities	$1,543	$—

CASH FLOW DATA:
Capital expenditures:
Cemetery Operations	$4,871	$9,025
Funeral Home Operations	1,431	2,839
Corporate	115	308

Total capital expenditures	$6,418	$12,172

(1)	Segment operating profit for Cemetery Operations for the year ended December31, 2019 excludes the loss on impairment of goodwill recognized by the Company in 2019.

	December 31, 2019	December 31, 2018
BALANCE SHEET DATA:
Assets:
Cemetery Operations	$1,504,463	$1,509,947
Funeral Home Operations	148,310	136,064
Corporate	66,595	24,370

Total assets	$1,719,368	$1,670,381

Goodwill:
Cemetery Operations	$—	$24,862
Assets held for sale:
Cemetery Operations	$20,819	$349
Funeral Home Operations	3,039	408

Total assets held for sale	$23,858	$757

Disposed assets:
Cemetery Operations	$—	$18
Funeral Home Operations	110	586

Total disposed assets	$110	$604

24.	SUPPLEMENTAL CONSOLIDATED CASH FLOW INFORMATION

The tables presented below provide supplemental information to the consolidated statements of cash flows regarding contract origination and maturity activity included in the pertinent captions on the Company’s consolidated statements of cash flows (in thousands):

	Year ended December 31,
	2019	2018
Accounts Receivable
Pre-need/at-need contract originations (sales on credit)	(113,759)	$(126,199)
Cash receipts from sales on credit (post-origination)	105,126	130,697

Changes in accounts receivable, net of allowance	$(8,633)	$4,498

Customer Contract Liabilities
Deferrals:
Cash receipts from customer deposits at origination, net of refunds	$141,264	$146,279
Withdrawals of realized income from merchandise trusts during the period	8,537	15,582
Pre-need/at-need contract originations (sales on credit)	113,759	126,199
Undistributed merchandise trust investment earnings, net	13,389	(2,725)
Recognition:
Merchandise trust investment income, net withdrawn as of end of period	(9,555)	(9,618)
Recognized maturities of customer contracts collected as of end of period	(204,629)	(188,897)
Recognized maturities of customer contracts uncollected as of end of period	(26,109)	(49,415)

Changes in customer contract liabilities	$36,656	$37,405

25.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following summarizes certain quarterly results of operations data:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per unit data)
Year Ended December 31, 2019
Revenues	$71,469	$78,495	$73,151	$66,407
Gross loss(1)	(9,363)	(6,759)	(6,441)	(11,210)
Net loss(2)	(22,534)	(34,398)	(42,652)	(52,358)
Net loss per common share (basic and diluted)(2)	$(0.59)	$(0.87)	$(1.10)	$(1.23)
Year Ended December 31, 2018
Revenues	$77,945	$81,571	$73,185	$83,425
Gross loss(1)	(8,026)	(8,738)	(10,016)	(5,610)
Net loss(2)	(17,923)	(17,017)	(17,225)	(20,534)
General partner’s interest in net income (loss) for the period	(187)	(177)	(179)	(214)
Limited partners’ interest in net loss for the period	(17,736)	(16,840)	(17,046)	(20,320)
Net loss per common limited partner unit (basic and diluted)(2)	$(0.47)	$(0.44)	$(0.45)	$(0.54)

(1)	Gross profit (loss) is computed based upon total revenues less total costs and expenses per the consolidated statements of operations for each quarter.
(2)

Net loss per common share for the year ended December 31, 2019 and net loss per common limited partners unit for the year ended December 31, 2018 were computed independently for each quarter and the full year based upon respective weighted-average outstanding common shares or common limited partners unit. Therefore, the sum of the quarterly per common share or per common limited partners unit amounts for the year ended December 31, 2019 and 2018, respectively, may not equal the annual per share amounts.

26.	SUBSEQUENT EVENTS

Divestitures

In the fourth quarter of 2019, the Company launched an asset sale program designed to divest assets at attractive multiples, reduce debt levels and improve the Company’s cash flow and liquidity. Execution of this program has resulted in the following divestiture activity:

On January 3, 2020, the Company sold substantially all of the assets of Oakmont Memorial Park, Oakmont Funeral Home, Redwood Chapel, Inspiration Chapel and Oakmont Crematory located in California pursuant to the terms of an asset sale agreement (the “Oakmont Agreement”) with Carriage Funeral Holdings, Inc. for an aggregate cash purchase price of $33.0 million (the “Oakmont Sale”). The divested assets consisted of one cemetery, one funeral home and certain related assets. The Oakmont Sale resulted in a gain exceeding approximately $20.0 million for the Company, which it will recognize in its condensed consolidated statement of operations for the quarter ended March 31, 2020. For further details on the assets and liabilities the Company divested in connection with the Oakmont Sale, see Note 22 Assets Held for Sale of this Annual Report.

In March 2020, the Company entered into an asset sale agreement for the sale of substantially all of the assets of the cemetery, funeral establishment and crematory commonly known as Olivet Memorial Park, Olivet Funeral and Cremation Services and Olivet Memorial Park & Crematory (the “Olivet Agreement”) with Cypress Lawn Cemetery Association for a net cash purchase price of $24.3 million, subject to certain adjustments (the “Olivet Sale”). In addition, in March 2020, the Company entered into an asset sale agreement (the “California Agreement”) with certain entities owned by John Yeatman and Guy Saxton to sell substantially all of the Company’s remaining California properties, consisting of five cemeteries, six funeral establishments and four crematories (the “Remaining California Assets”) for a cash purchase price of $7.1 million, subject to certain closing adjustments (the “Remaining California Sale”).

In January 2020, the Company redeemed an aggregate $30.4 million of principal on the Senior Secured Notes, primarily using the net proceeds from the Oakmont Sale. Per the Indenture, the Company anticipates using the first $23.7 million of net proceeds from the Olivet Sale and the Remaining California Sale and 80% of the remaining net proceeds from the Olivet Sale along with 80% of the net proceeds from the Remaining California Sale to redeem additional portions of the outstanding Senior Secured Notes.

Discontinued Operations

The Company’s recently consummated Oakmont Sale and Olivet Sale and pending Remaining California Sale (collectively, the “Total California Sale”) meet the criteria in ASC 205, Discontinued Operations, to be presented as discontinued operations on the Company’s consolidated financial statements in its periodic filings beginning in fiscal year 2020, as the Total California Sale constitutes the disposal of a major geographical area in which the Company operates and as such represents a strategic shift that will have a major effect on the Company’s operations and financial results.

The Company will present the assets and liabilities associated with the Total California Sale separately in the asset and liability sections of its consolidated balance sheets and will report the results of operations of the above-mentioned divestitures separately in its consolidated statements of operations for all periods presented in its periodic filings beginning with its quarterly report on Form 10-Q for the quarter ending March 31, 2020.

COVID-19 and Business Interruption

The outbreak of COVID-19 in Wuhan, China in December 2019 has since reached pandemic proportions, posing a significant threat to the health and economic wellbeing of the Company’s employees, customers and vendors. Currently, the Company’s operations have been deemed essential by the state and local governments in which it operates, with the exception of Puerto Rico, and the Company is actively working with federal, state and local government officials to ensure that it continues to satisfy their requirements for offering the Company’s essential services. The operation of all of the Company’s facilities is critically dependent on the Company’s employees who staff these locations. To ensure the wellbeing of the Company’s employees and their families, the Company has provided every employee of the Company with detailed health and safety literature on COVID-19, such as the CDC’s industry-specific guidelines for working with the deceased who were and may have been infected with COVID-19, the Company’s procurement and safety teams have updated and developed new safety-oriented guidelines to support daily field operations and provided personal protection equipment to those employees whose positions necessitate them, and the Company has implemented work from home policies at the Company’s corporate office consistent with CDC guidance to reduce the risks of exposure to COVID-19 while still supporting the families that we serve.

The Company’s marketing and sales team has quickly responded to the sales challenges presented by the COVID-19 Pandemic by implementing virtual meeting options using a variety of web-based tools to ensure that the Company’s sales personnel can continue to connect with and meet the needs of the Company’s customers in a safe, effective and productive manner. Some of the Company’s locations have also started providing live video streaming of their funeral and burial services to customers, so that family and friends can connect virtually during their time of grief.

Like most businesses world-wide, the COVID-19 Pandemic has impacted the Company financially; however, the Company cannot presently predict the scope and severity with which COVID-19 will impact the Company’s business, financial condition, results of operations and cash flows. As recently as early March 2020, the Company was experiencing sales growth for the first quarter of 2020, as compared to the first quarter of 2019. However, over the last two weeks, the Company has seen its pre-need sales activity decline as Americans practice social distancing. In addition, the Company’s pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. While the Company expects its pre-need sales to be challenged during the COVID 19 Pandemic, the Company believes the implementation of its virtual meeting tools is one of several key steps to mitigate this disruption. In addition, the Company expects that throughout this disruption its cemeteries and funeral homes will remain open and available to serve its families in all the locations in which it operates to the extent permitted by local authorities, with the exception of Puerto Rico.

Amendments to the Indenture and Capital Raise in 2020

On April 1, 2020, the Partnership and Cornerstone (collectively with the Partnership, the “Issuers”) and Wilmington Trust, National Association, as trustee, entered into the Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture. Pursuant to the terms of the Supplemental Indenture:

1.	The following financial covenants were amended:

a.

The Interest Coverage Ratio measurements at March 31, June 30 and September 30, 2020 were eliminated and replaced with a Minimum Operating Cash Flow covenant of $(25.0 million), $(35.0 million) and $(35.0 million), respectively;

b.	The required Interest Coverage Ratios at December 31, 2020, March 31, 2021 and June 30, 2021 were reduced to 0.00x, 0.75x and 1.10x, respectively, from 1.15x, 1.25x and 1.30x; and

c.	The Asset Coverage tests at March 31, June 30, September 30 and December 31, 2020 were reduced to 1.40x from 1.60x;

2.

The premium payable upon voluntary redemption of the Senior Secured Notes on or after June 27, 2021 and before June 27, 2022 was increased from 4.0% to 5.0% and the premium payable upon any such voluntary redemption on or after June 27, 2022 and before June 27, 2023 was increased from 2.0% to 3.0%; and

3.

The Issuers agreed to use their best efforts to cause the Company to effectuate a rights offering on the terms described below as promptly as practicable with an expiration date no later than July 24, 2020 and to receive proceeds of not less than $8.2 million therefrom (in addition to the $8.8 million capital raise described below).

The foregoing amendments effected by the Supplemental Indenture will become operational when the Company pays a $5 million consent fee to the holders of the Senior Secured Notes, of which $3.5 million will be paid in cash and $1.5 million will be paid by increasing the principal amount of the Senior Secured Notes outstanding, and satisfies other specified conditions.

Concurrently with the execution of the Supplemental Indenture, the Company entered into a letter agreement (the “Axar Commitment”) with Axar pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchasing any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. The Company did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.

On April 3, 2020, as contemplated by the Axar Commitment, the Company and Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E. (the “2020 Purchasers”) entered into a Series A Preferred Stock Purchase Agreement (the “2020 Preferred Purchase Agreement”) pursuant to which the Company sold 176 shares of its Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), for a cash price of $50,000 per share, an aggregate of $8.8 million. The Company offered and sold the Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

The Company relied on this exemption from registration based in part on representations made by the 2020 Purchasers in the 2020 Preferred Purchase Agreement.

Under the terms of the Supplemental Indenture and the Axar Commitment, the Company agreed to undertake an offering to holders of its Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days. The Company agreed to use its best efforts to complete the rights offering with an expiration date no later than July 24, 2020.

Strategic Partnership Agreement

On April 2, 2020, the Company entered into two multi-year Master Services Agreements (the “MSAs”) with Moon Landscaping, Inc. and its affiliate, Rickert Landscaping, Inc. (collectively “Moon”). Under the terms of the MSAs, Moon will provide all grounds and maintenance services at most of the funeral homes, cemeteries and other properties the Company owns or manages including, but not limited to, landscaping, openings and closings, burials, installations, routine maintenance and janitorial services. Moon will hire all of the Company’s grounds and maintenance employees at the serviced locations and will perform all functions currently handled by those employees. The Company expects the implementation of the MSAs to take place on a clustered basis over the next three to four months, with full implementation expected no later than July 31, 2020.

The Company agreed to pay a total of approximately $241 million over the term of the contract, which runs through December 31, 2024, based upon an initial annual cost of $49 million and annual increases of 2%. The first year cost will be prorated based upon exact implementation and roll-out schedule for each location. As part of the MSAs, the Company agreed to lease its landscaping and maintenance equipment to Moon for the duration of the agreements and to transfer title to any such equipment we own at the end of the term to Moon, in each case without any additional payment by Moon. As of December 31, 2019, the net book value of the equipment we will be leasing to Moon was approximately $7.4 million.

Each party has the right to terminate the MSAs at any time on six months’ prior written notice, provided that if the Company terminate the MSAs without cause, it will be obligated to pay Moon an equipment credit fee in the amount of $1.0 million for each year remaining in the term, prorated for the portion of the year in which any such termination occurs. The MSAs also contain representations, covenants and indemnity provisions that are customary for agreements of this nature.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The Company maintains disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to our management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required disclosure.

Our management, including the CEO and CFO, evaluated the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of December 31, 2019. Based on such evaluation, our CEO and CFO concluded the disclosure controls and procedures were not effective due to the material weaknesses in internal control over financial reporting described below.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Management’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Management previously identified and reported material weaknesses in its Annual Report on Form 10-K for the Year Ended December 31, 2018. We conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 based on the criteria set forth in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our assessment, we concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 as a result of the material weaknesses described below:

A.	Control environment, control activities and monitoring:

The Company did not design and maintain effective internal controls over financial reporting related to control environment, control activities and monitoring based on the criteria established in the Committee of Sponsoring Organization Internal Control Integrated Framework including more specifically:

•

Management did not implement effective oversight to support deployment of control activities due to (a) failure to establish clear accountability for the performance of internal control over financial reporting responsibilities in certain areas important to financial reporting and (b) failure to prioritize and implement related corrective actions in a timely manner.

•	Management did not have effective monitoring controls over the periodic review of user access to applications and data and for user access to segregate duties within relevant financial applications.

B.	Establishment and review of certain accounting policies:

The Company’s controls applicable to establishment, periodic review for ongoing relevance and consistent application of material accounting policies in conformity with generally accepted accounting principles (“GAAP”) including (i) revenue recognition and (ii) insurance-related assets and liabilities were not designed appropriately and thus failed to operate effectively. More specifically:

•

Management did not maintain effective controls over sales contract origination occurring at its site locations. Specifically, there was no subsequent review of contract entry at site locations or corporate and no approved master price listing.

•

Management did not have effective review and monitoring controls over revenue recognition with respect to the Accounting Standards Codification 606, Revenues from Contracts with Customers, to timely detect misstatements in income statement and balance sheet accounts. There was no oversight monitoring at corporate for contract cancellations, and the timely and accurate servicing of contracts for proper revenue recognition.

•	Management did not maintain effective completeness and accuracy controls at a level of precision to timely detect misstatements related to the insurance related assets and liabilities.

C.	Reconciliation of certain general ledger accounts to supporting details:

The Company’s controls over the reconciliation of amounts recorded in the general ledger for “Cemetery property” and “Deferred revenues” on the consolidated balance sheets were not designed appropriately and thus failed to operate effectively. More specifically:

•

Management did not have effective segregation of duties over the preparation and subsequent review of its deferred revenue reconciliation process at a sufficient level of precision to timely detect potential misstatements of the related income statement and balance sheet accounts.

•	Management did not consistently reconcile these general ledger account balances to supporting documentation.

D.	Accurate and timely relief of deferred revenues and corresponding recognition of income statement impacts:

The Company’s internal controls designed to prevent a material misstatement in the recognized amount of “Deferred revenues” as of the balance sheet date were not designed appropriately. Specifically, the Company concluded that it did not design effective controls that would lead to a timely identification of a material error in “Deferred revenues” due to failure to accurately and timely relieve the liability when the service was performed, or merchandise was delivered. Further, the Company’s review controls designed to detect such errors did not operate at the appropriate level of precision to identify such error. More specifically:

•

Management did not have effective review and monitoring controls over the revenue, cost of goods sold and deferred balances of pre-acquisition contracts at a sufficient level of precision to timely detect potential misstatements of the related income statement and balance sheet accounts.

•

Management did not have effective review and monitoring controls over the results of ongoing deferred revenue testing at a sufficient level of precision to detect potential misstatements of the related balance sheet accounts.

Our management communicated the results of its assessment to the Audit Committee of the Board of Directors.

STATUS OF REMEDIATION OF MATERIAL WEAKNESSES

Management is committed to the remediation of the material weaknesses described above, as well as the continued improvement of our internal control over financial reporting. We have identified and are implementing,, the actions described below to remediate the underlying causes of the control deficiencies that gave rise to the material weaknesses. As we continue our evaluation and improve our internal control over financial reporting, management may modify the actions described below or identify and take additional measures to address control deficiencies. Until the remediation efforts described below, including any additional measures management identifies as necessary, are completed, the material weaknesses described above will continue to exist.

A.	To address the material weakness in control environment, control activities and monitoring, the Company is:

•	Re-evaluating its internal controls over financial reporting program including our risk assessment process, internal controls and process documentation;

•

Enhancing the existing and developing more appropriate corporate monitoring controls to provide reasonable assurance that the Company maintains sufficient oversight of the performance of internal controls;

•	Planning to provide internal controls training throughout the Company;

•	Implementing a project team with appropriate subject matter expertise to oversee and monitor the remediation plans and status of all internal control deficiencies; and

•

Re-evaluating security and access rights reporting from relevant financial applications and databases and determining the appropriateness of access as well as potential segregation of duties conflicts.

Management will continue to review such actions and progress with the Audit Committee. The remediation of this weakness in the control environment will contribute to the remediation of each of the additional material weaknesses described below.

B.

To address the material weakness associated with the establishment and periodic review of certain accounting policies for compliance with applicable GAAP that gave rise to potentially inaccurate or untimely revenue recognition and accounting for insurance-related assets and liabilities, management is performing a comprehensive review of the Company’s existing accounting policies to provide reasonable assurance of compliance with GAAP. More specifically, the Company plans to:

•

Implement new controls over sales contract origination in order to monitor the completeness and accuracy of contract information recorded in the system; this includes validation of the accuracy of contract data in the contract management system, comparing pricing to approved standard price lists and/or implementing pricing approval workflow; and, validating merchandise and perpetual trust amounts and percentages.

•	Develop a process to evaluate contract cancellations and to facilitate the timely and accurate servicing of contracts for proper revenue recognition.

•	Implement additional controls over the input data related to the completeness and accuracy of the calculation provided by the actuary for the related insurance assets and liabilities; and

C.

To address the material weakness associated with controls over the reconciliation of amounts in cemetery property and deferred revenue, management is in the process of reassessing its existing policies and designing procedures to:

•	Implement independent review procedures of all deferred revenue reconciliations

•

Validate the completeness and accuracy of cemetery property activity by comparing system data to information provided by the site locations in order to assess cemetery property and deferred revenue balances.

As noted in Section B. above, Management’s implementation of and enhancement of sales contract origination, servicing, and revenue recognition and cost controls will contribute to the improvement of the quality of the cemetery property and deferred revenue reconciliations.

D.

To address the material weakness regarding accurate and timely relief of deferred revenue and corresponding income statement impacts, the Company continues to refine controls and introduce additional monitoring controls which will operate at an appropriate level of precision to identify material misstatements in “Deferred revenues.” More specifically, Management plans to implement additional review procedures and steps for its deferred revenue analysis, which includes analyzing historical not on system (NOS) contracts, comparing trust liability to its trust asset basis, and automating the match of purchase receipts to servicing data in the contract management system.

We believe these measures will remediate the material weaknesses noted. As we continue to evaluate and work to remediate the control deficiencies that gave rise to the material weaknesses, we may determine that additional measures or time are required to address the control deficiencies or that we need to modify or otherwise adjust the remediation measures described above. We will continue to assess the effectiveness of our remediation efforts in connection with our evaluation of our internal control over financial reporting. Also, we believe the corrective actions and controls need to be in operation for a sufficient period of time for management to conclude that the control environment is operating effectively and has been adequately tested through audit procedures.

REMEDIATION OF PREVIOUS MATERIAL WEAKNESSES

To address the material weakness associated with management not maintaining effective controls over the assessment of condition and impairment of allocated and un-allocated merchandise inventory due to excessive or deterioration damage, the Company designed and implemented additional controls to identify and assess excess or damage merchandise inventory and record appropriate reserves.

To address the material weakness associated with management not maintaining effective segregation of duties over revenue recognition with respect to the ASC 606 transition adjustment and subsequent calculations at a sufficient level of precision to timely detect misstatements in the related income statement and balance sheet account, the Company has automated the calculations and implemented an independent review process

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

Our remediation efforts were ongoing during our last fiscal quarter ended December 31, 2019. Other than the remediation steps described above, there were no other material changes in our internal control over financial reporting identified in management’s evaluation pursuant to Rules 13a-15(d) and 15d-15(d) of the Exchange Act during the quarter ended December 31, 2019 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS AND EXECUTIVE OFFICERS OF STONEMOR INC.

The following table shows information regarding our executive officers of as of March 1, 2020.

Name	Age	Positions with StoneMor Inc.
Joseph M. Redling	61	President, Chief Executive Officer and Director
Jeffrey DiGiovanni(1)	43	Chief Financial Officer and Senior Vice President
Austin K. So	46	Senior Vice President, Chief Legal Officer and Secretary
Tom Connolly	54	Senior Vice President of Business Planning and Operations

(1)

Jeffrey DiGiovanni has served as Chief Financial Officer and Senior Vice President since September 19, 2019. Garry P. Herdler served as Chief Financial Officer and Senior Vice President from April 15, 2019 to September 18, 2019. Mark Miller served as Chief Financial Officer and Senior Vice President from May 16, 2017 to April 14, 2019.

Our Board of Directors (the “Board”) is divided into three classes, with the terms of one class expiring at each annual meeting of stockholders. Upon the expiration of a term of a class of directors, the directors in such class are elected for a term of three years and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Andrew Axelrod serves as Chairman of our Board.

We are a “controlled company” within the meaning of the New York Stock Exchange listing standards. As a controlled company, we are not subject to the requirements under those listing standards that a majority of our directors and all of the members of our Compensation, Nominating and Governance Committee be independent. However, our Corporate Governance Guidelines do require that a majority of our directors, and the charter of our Compensation, Nominating and Governance Committee requires that all of its members, be independent within the meaning of those standards.

The following table shows information regarding our directors as of March 1, 2020:

Name	Age	Class	Director Since	Annual Meeting at Which Term Will Expire
Andrew Axelrod	37	III	2019	2022
Spencer E. Goldenberg	37	I	2019	2020
Robert B. Hellman, Jr.	60	II	2004	2021
David Miller	60	III	2019	2022
Stephen J. Negrotti	68	II	2018	2021
Joseph M. Redling	61	III	2018	2022
Patricia D. Wellenbach	62	I	2019	2020

We are party to a Nomination and Director Voting Agreement dated as of September 17, 2018 (as amended on February 4, 2019 and June 27, 2019, the “DVA”) with Axar Capital Management, LP, certain funds and managed accounts for which it serves as investment manager and its general partner, Axar GP, LLC (collectively, the “Axar Entities”), GP Holdings and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (“ACII” and, collectively with GP Holdings, the “ACII Entities”). Under the DVA, the Axar Entities have the option to designate up to three nominees to our Board (or, if the number of directors is increased, at least three-sevenths of the whole number of directors). Following the refinancing or repayment of our Senior Secured Notes, the number of directors the Axar Entities have the right to nominate is subject to reduction if they or their affiliates (collectively, the “Axar Group”) collectively beneficially own less than 15% of our outstanding common stock. The DVA also provides that, for so long as the ACII Entities and their affiliates (collectively, the “ACII Group”) collectively beneficially own at least 4% of our outstanding common stock, the ACII Entities are entitled to designate one nominee to our Board. The Axar Entities and the ACII Entities also agreed to vote their shares in favor of the election of any such nominees.

Any nominee submitted by the Axar Entities or ACII is subject to the Compensation, Nominating and Governance Committee’s reasonable determination that the nominee (i) is suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE listed companies, (ii) is not prohibited from serving as a director pursuant to any rule or regulation of the SEC or the NYSE and (iii) is not an employee, manager or director of any entity engaged in the death care business. Pursuant to the terms of the DVA, the Axar Entities have designated Messrs. Axelrod, Miller and Goldenberg as nominees and the ACII Entities have designated Mr. Hellman as a nominee.

Our advance notice bylaws require that our stockholders desiring to nominate a candidate for election as a director must submit a notice to us not later than 90 days prior to the first anniversary of the date on which we mailed our proxy statement to stockholders for our most recent annual meeting of stockholders, subject to certain exceptions, including that any such notice for our first annual meeting of stockholders must be submitted not later than 90 days prior to the date of the meeting or, if the date of such meeting is first publicly announced less than 100 days prior to the meeting, ate least 10 days prior to the date of the meeting. Any such notice must set forth:

•	the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our common stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	the investment strategy or objective, if any, of such stockholder and certain specified associates who are not individuals;

•

the disclosure of any short positions or other derivative positions relating to the shares of our common stock held by such stockholder and such beneficial owner, such information to include, and be updated to reflect any material change in, such positions from the period beginning six (6) months prior to the nomination through the time of the annual meeting;

•	a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner has a right to vote any shares of any of our securities;

•

a representation that such stockholder is a holder of record of our stock entitled to vote at such meeting, will continue to be a holder of record of stock entitled to vote at such meeting through the date of the meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•

a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of our outstanding stock required to approve or adopt the proposal or to elect each such nominee;

•

a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable);

•	all information relating to the proposed nominee as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act ;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the previous three years, and any other material relationships,

between or among each stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•

attaching (A) a completed director nominee questionnaire in the form we require (which form the stockholder providing notice shall request from our Secretary and which we shall provide within ten (10) days of such request) and (B) a completed and signed written representation and agreement, in the form we require (which form the stockholder providing notice shall request from our Secretary and which we shall provide within ten (10) days of such request), that the proposed nominee:(i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as one of our directors, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as one of our directors, with the proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as one of our directors that has not been disclosed to us; (iii) would be in compliance, if elected as one of our directors, and will comply with, applicable law, applicable rules of the New York Stock Exchange and all or our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunity, confidentiality and stock ownership and trading policies and guidelines; (iv) will tender, promptly following such proposed nominee’s election or reelection, an irrevocable resignation effective upon such proposed nominee’s failure to receive the required vote for re-election at the next meeting at which such proposed nominee would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Board of Director’s policies or guidelines on Director elections and (v) intends to serve a full term if elected as one of our directors.

EXECUTIVE OFFICERS AND BOARD MEMBERS

A brief biography for our executive officer who also serves as one of the directors of the Board is included below.

Joseph M. Redling has served as our President and Chief Executive Officer since July 18, 2018. Prior to his appointment, Mr. Redling served as the Chief Operating Officer of Vonage Holdings. Inc., a billion-dollar communications company, where he managed the day to day operations of the company’s consumer and B2B businesses. Prior to the Chief Operating Officer position, he was President of Consumer Services for Vonage overseeing its large consumer business unit. Prior to that, Mr. Redling was President and Chief Executive Officer of Nutrisystem, Inc., a leader in the weight-loss industry. His experience also includes over a decade with Time Warner and AOL where he held a number of senior executive level roles including Chief Marketing Officer, President of Paid Services and Customer Management, President of the AOL Access Business and CEO of AOL International.

ADDITIONAL DIRECTORS

A brief biography for each non-executive director of the Board is included below.

Andrew Axelrod was appointed to and named Chairman of the Board in June 2019. Mr. Axelrod founded Axar Capital Management LP, an investment management firm, in April 2015 and serves as its Managing Partner and Portfolio Manager. He has been the Chief Executive Officer and Executive Chairman of the board of directors of Axar Acquisition Corp. since October 2016. Before founding Axar Capital Management, Mr. Axelrod worked at Mount Kellett Capital Management LP, a private equity investment firm, from 2009 to 2014. At Mount Kellett Capital Management, he was promoted to Co-Head of North America Investments in 2011 and became a Partner in 2013. Prior to joining Mount Kellett Capital Management, Mr. Axelrod worked at Kohlberg Kravis Roberts & Co. L.P. from 2007 to 2008 and The Goldman Sachs Group, Inc. from 2005 to 2006. Mr. Axelrod has served as chairman of the board of directors of Terra Capital Partners since February 2018. Mr. Axelrod graduated magna cum laude with a B.S. in Economics from Duke University. Mr. Axelrod’s leadership of the Company’s largest common shareholder and his extensive experience in financing, investments and restructurings provides critical skills to the Board as the we continue to implement our turnaround plan.

Spencer Goldenberg was appointed to the Board in June 2019. He serves as the Chief Financial Officer for Menin Hospitality, an owner and operator of hotels, restaurants and commercial retail establishments across the United States (“U.S.”) with a concentration in the southeast U.S. and Chicago. Prior to joining Menin Hospitality, Mr. Goldenberg was a partner in the accounting firm of Gerstle, Rosen & Goldenberg P.A. from February 2008 to June 2015. Mr. Goldenberg has served as an independent director of Terra Property Trust, Inc. and its subsidiary, Terra Secured Income Fund 6, and is the chairman of the audit committee of Terra Secured Income Fund 6. From October 2005 until February 2008, he served as a legislative aide to Florida State Senator Gwen Margolis. Mr. Goldenberg holds an active certified public accountant’s license in the state of Florida. He holds a B.A. in International Affairs from Florida State University. Mr. Goldenberg’s extensive finance, accounting and audit experience enhances the ability of the Board to oversee the Company’s financial performance and reporting.

Robert B. Hellman, Jr. was appointed to the Board in April 2004. Mr. Hellman co-founded American Infrastructure Funds (“AIM”) in 2006 and has been an infrastructure and private real assets investor for over 25 years. He has been an investor and director in a wide variety of industries, including agriculture, building materials, forest products, energy production and distribution, death care, entertainment, health and fitness, and real estate. On behalf of AIM, he currently holds three patents on the application of the design of innovative financial security structures. Mr. Hellman began his private equity career at McCown DeLeeuw in 1987, and previously was a consultant with Bain & Company, where he was one of the founding members of Bain’s Tokyo office. Mr. Hellman serves on the board of a number of private companies. He is also a member of the Board of the Stanford Institute for Economic Policy Research and President of Stanford’s DAPER Investment Fund. He received an M.B.A. from the Harvard Business School with Baker Scholar honors, an M.S. in economics from the London School of Economics, and a B.A. in economics from Stanford University. Mr. Hellman brings to the Board extensive investment management and capital raising experience, combined with excellent leadership and strategic skills.

David Miller was appointed to the Board in June 2019. Mr. Miller has served as the Chairman of the board of JG Wentworth since February 2018. Mr. Miller served as a Senior Advisor to the Blackstone Tactical Opportunities Fund from March 2015 until February 2018. Prior to Blackstone, Mr. Miller served as Chief Executive Officer and Chairman of JGWPT Inc., the holding company for J.G. Wentworth. Prior to JGWPT, Mr. Miller was Executive Vice President at ACE, responsible for ACE’s International Accident and Health Insurance business. Prior to ACE, Mr. Miller was President and Chief Executive Officer of Kemper Auto and Home Insurance. Prior to Kemper, Mr. Miller was Chief Operating Officer of Providian Direct Insurance. Mr. Miller has served as a director of Ellington Residential Mortgage (NYSE: EARN) since 2013, as a director of Lombard International Assurance since July 2015 and as a director of J.G. Wentworth since January 2018. Mr. Miller has a BSEE in electrical engineering from Duke University and a MBA in Finance from The Wharton School of the University of Pennsylvania. Mr. Miller’s extensive experience as a senior executive will provide the board of directors with additional expertise in corporate leadership and governance.

Stephen J. Negrotti was appointed to the Board in April 2018. Mr. Negrotti was most recently President and CEO of Turner Investments Inc. (“Turner”), an investment manager, from April 2014 until October 2015. He also served as a member of the board of directors and President of the Turner Family of Mutual Funds during that time. Mr. Negrotti has been self-employed as an independent certified public accountant and a consultant since October 2015 and was also employed in that capacity from January 2012 until joining Turner. Mr. Negrotti has over 40 years of finance and administration experience. He joined Ernst & Young in Philadelphia in 1976 and was a Partner at Ernst & Young LLP from 1986 through 2011, coordinating services to financial industry clients and acting as an advisor in Ernst & Young’s Global Private Equity practice in New York. Mr. Negrotti holds an M.B.A in Finance from Drexel University and a Bachelor’s degree in Accounting from The Pennsylvania State University. Mr. Negrotti brings to the Board significant experience in financial oversight and accounting matters

Patricia D. Wellenbach was appointed to the Board in April 2018. She has been President and CEO of Philadelphia’s Please Touch Museum since November 2015. In such capacity, Ms. Wellenbach is responsible for management and oversight of one of the top 10 children’s museums in the country. The Museum employs 100 people and has a budget of $10.0 million. In addition, Ms. Wellenbach works closely with the Museum’s board of trustees and is a steward of a 100,000 square foot building on the National Historic Register. The building is owned by the City of Philadelphia, and as such Ms. Wellenbach works closely with city leaders on the preservation of this historic landmark building. From February 2013 to October 2015, Ms. Wellenbach was President and CEO of Green Tree School and Services, a non-residential school and behavioral health clinic for children with autism and severe emotional disturbances. In such capacity, Ms. Wellenbach oversaw a budget of $9.0 million, managed the construction of a new facility and negotiated contracts with two unions. The complexity of the medical and educational needs of the children required Ms. Wellenbach to have experience with a high level of regulatory and compliance issues. From October 2007 to January 2013, Ms. Wellenbach advised companies as President and CEO of Sandcastle Strategy Group, LLC. Ms. Wellenbach currently serves on the boards of Thomas Jefferson University (from July 2015) and the Philadelphia Mayor’s Cultural Advisory Board (from September 2016). Ms. Wellenbach previously was a member of the board of directors at the Reinvestment Fund, a CDFI fund that makes community impact investments in areas of work force development, charter schools, food access and other community needs, from March 2010 until December 2017. Ms. Wellenbach is also a member of the National Association of Corporate Directors, Women Corporate Directors, the Forum of Executive Women and the Pennsylvania Women’s Forum. Ms. Wellenbach holds a degree from the Boston College School of Nursing and a certificate from the UCLA Anderson School of Management’s Healthcare Executive Program. Ms. Wellenbach brings to the Board significant experience in managing complex businesses in transition and restructuring, merger and acquisition experience both as a chief executive officer and as a board member and experience with risk, regulatory and compliance issues.

EXECUTIVE OFFICERS (NON-BOARD MEMBERS)

A brief biography for each of our executive officers who do not also serve on the Board are as follows:

Jeffrey DiGiovanni was appointed our Chief Financial Officer in September 2019 and had previously served as our Chief Accounting Officer since September 2018. From January 2012 until joining the Company in September 2018 as our Chief Accounting Officer, he was Managing Director at Pine Hill Group, a leading accounting and transaction advisory firm with offices in Philadelphia, New York City and Princeton, New Jersey, where he worked with clients to deliver services including readiness for initial public offerings, financial reporting including reporting to the SEC and technical accounting assistance on complex transactions. He holds a Bachelor of Science degree in Accounting and a Master of Science in Financial Services from Saint Joseph’s University and is a Certified Public Accountant.

Tom Connolly was appointed our Senior Vice President of Business Planning and Operations in September 2019. Prior to joining the Company, he served as Vice President, Business Operations for Brookstone, an omni channel business with mall, airport, ecommerce and wholesale divisions. Previously, Tom worked for Vestis Retail Group (Bob’s Stores, Eastern Mountain Sports and Sport Chalet) and EMS. Tom possesses a broad range of professional competencies, including: finance, strategic planning, analytics, marketing, ecommerce, wholesale, airport retail, merchandise planning, operations, real estate, store operations, organizational design and human resources. He earned a Bachelor of Arts in Political Science from Haverford University.

Austin K. So was appointed as our Senior Vice President, Chief Legal Officer and Secretary in July 2016. Prior to joining the Company, Mr. So was the Division General Counsel and Secretary of Heraeus Incorporated, a global manufacturing conglomerate, from 2012 to 2016. Leading a team of lawyers based in Germany, China and the U.S., Mr. So oversaw litigation, mergers and acquisitions, commercial transactions, government investigations, compliance, export control, trade law and other legal matters. From 2002 to 2012, Mr. So practiced both transactional law and litigation at corporate law firms in New York City. Mr. So received an A.B. from Harvard College and a J.D. from The University of Pennsylvania Law School.

BOARD MEETINGS AND EXECUTIVE SESSIONS, COMMUNICATIONS WITH DIRECTORS AND BOARD COMMITTEES

In fiscal year 2019, the Board held ten meetings. Each director then in office attended at least 75% of these meetings and the meetings of the committees of the Board on which such director served, either in person or by teleconference.

The Board holds regular executive sessions, in which non-management board members meet without any members of management present. Mr. Axelrod, Chairman of the Board, presides at regular sessions of the non-management members of the Board. In addition, our independent directors, excluding any non-management directors who are not independent, also meet at least annually.

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of the Board, the Chairman of the Board, the Lead Independent Director, if one has been appointed, or any other director in particular to:

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our Senior Vice President and Chief Legal Officer will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to one of our executive officers, then our Senior Vice President and Chief Legal Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

The Board has an Audit Committee, a Trust and Compliance Committee and a Compensation, Nominating and Governance Committee (the “Compensation Committee”). The Board appoints the members of such committees. The members of the committees and a brief description of the functions performed by each committee are set forth below.

Audit Committee

The current members of the Audit Committee are Messrs. Goldenberg, Miller and Negrotti (Chair). The primary responsibilities of the Audit Committee are to assist the Board in its general oversight of our financial reporting, internal controls and audit functions, and it is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. The Audit Committee’s charter is posted on our website at www.stonemor.com under the “Corporate Governance” section of our “Investors” webpage. Information on our website does not constitute a part of this Annual Report.

All current committee members qualify as “independent” under applicable standards established by the SEC and the NYSE for members of audit committees. In addition, Mr. Negrotti has been determined by the Board to meet the qualifications of an “audit committee financial expert”, having the necessary accounting or related financial management expertise, in accordance with the standards established by the SEC and NYSE. The “audit committee financial expert” designation is a disclosure requirement of the SEC related to Mr. Negrotti’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on Mr. Negrotti as a member of the Audit Committee and the Board, and it does not affect the duties, obligations or liabilities of any other member of the Board.

Trust and Compliance Committee

The current members of the Trust and Compliance Committee are Messrs. Axelrod (Chair) and Redling and Ms. Wellenbach. The primary responsibilities of the Trust and Compliance Committee are to assist the Board in fulfilling its responsibility in the oversight management of merchandise trusts and perpetual care trusts (collectively, the “Trusts”) and to review and recommend an investment policy for the Trusts, including (i) asset allocation, (ii) acceptable risk levels, (iii) total return or income objectives, (iv) investment guidelines relating to eligible investments, diversification and concentration restrictions and (v) performance objectives for specific managers or other investments. The Trust and Compliance Committee also oversees matters of non-financial compliance, including our overall compliance with applicable legal and regulatory requirements.

Compensation, Nominating and Governance Committee

The current members of the Compensation Committee are Messrs. Goldenberg, Hellman and Miller (Chair). The primary responsibilities of the Compensation Committee are to oversee compensation decisions for our non-management directors and executive, as well as our long-term incentive plan and to select and recommend nominees for election to the Board.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Business Conduct and Ethics which is applicable to all of our directors, officers and employees, including our principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics incorporates guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. If any amendments are made to the Code of Business Conduct and Ethics or if we grant any waiver, including any implicit waiver, from a provision of the code to any of our financial managers, we will disclose the nature of such amendment or waiver on our website (www.stonemor.com) or in a current report on Form 8-K. We have also adopted Corporate Governance Guidelines which, together with the Code of Business Conduct and Ethics and our bylaws, constitute the framework for our corporate governance.

The Code of Business Conduct and Ethics and the Corporate Governance Guidelines are publicly available on our website at www.stonemor.com under the “Corporate Governance” section of our “Investors” webpage. Information on our website does not constitute a part of this Annual Report.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Per the Securities and Exchange Act (as amended, the “Exchange Act”), Section 16(a) (“Section 16(a)”), directors, executive officers and beneficial owners of more than 10% of common units, if any, are required to file reports of ownership and reports of changes in ownership with the SEC. Our directors of the Board, executive officers and beneficial owners of more than 10% of our common shares are also required to furnish us with copies of all such reports that are filed. Based solely on our review of copies of such forms and amendments and on written representations from Section 16(a) reporting individuals, we believe that all of the directors of our Board, executive officers and beneficial owners of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a) during the year ended December 31, 2019, except that:

•

One Form 4 was not timely filed for each of Martin R. Lautman, Stephen J. Negrotti, Leo J. Pound, Fenton R. Talbott and Patricia D. Wellenbach to report one award of restricted phantom units in connection with the March 2019 board meeting;

•

One Form 4 was not timely filed for each of Joseph M. Redling, Garry P. Herdler, Jeffrey DiGiovanni, Austin K. So and James Steven Ford to report one deemed sale of units to the Partnership on August 1, 2019 in connection with the withholding of units in satisfaction of the reporting person’s tax withholding obligations; and

•

Two additional Forms 4 were not timely filed by Messrs. Redling and So and four additional Forms 4 were not timely filed by Mr. Ford to report a corresponding number of deemed sales of units to the Partnership in connection with the withholding of units in satisfaction of the reporting person’s tax withholding obligations.

ITEM 11.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to the individuals listed in the table below, collectively referred to as our “named executive officers” or “NEOs,” for all services rendered in all capacities to us during the years noted:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Equity Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Joseph M. Redling(5)	2019	700,000	700,000	1,036,088	857,173	—	796	3,294,056
Chief Executive Officer and President	2018	317,692	325,000	2,910,000	—	—	666	3,553,358

Jeffrey DiGiovanni(6)	2019	275,000	175,000	191,500	154,291	—	—	795,791
Chief Financial Officer and Senior Vice President

Garry P. Herdler(7)	2019	199,038	207,692	1,053,250	—	—	468,621	1,928,601
Former Chief Financial Officer and Senior Vice President		—	—	—	—	—	—	—

James S. Ford(8)	2019	311,538	50,000	344,700	—	—	405,128	1,111,366
Former Chief Operating Officer

Austin K. So	2019	375,000	187,500	344,700	154,291	—	—	1,061,491
Senior Vice President, Chief Legal Officer and Secretary of the Company	2018	375,000	200,000	313,969	—	—	2,279	891,248

(1)	Represents bonus amounts earned with respect to the applicable year except as otherwise indicated.

(2)

Represents the aggregate grant date fair value of equity awards in accordance with ASC 718. In 2019, Messrs. DiGiovanni, Ford, Redling and So received TVUs and PVUs under the 2019 Plan with aggregate grant date fair values of $191,500, $344,700, $1,036,088 and $344,700, respectively, if the target conditions were met in each of the three vesting periods. The values of these awards would be $222,347, $437,240, $1,554,321 and $437,240, respectively, if the maximum conditions were met in each of the three vesting periods. The calculation of the aggregate grant date fair value of the equity awards assumes performance conditions for the PVUs were met on the grant date of the equity awards.

(3)	Represents the aggregate grant date fair value of option awards in accordance with ASC 718.
(4)	All other compensation for 2019 and 2018 include the following personal benefits:

		Benefits ($)
Name	Year	Airfare	Transportation	Other
Joseph M. Redling	2019	176	620	—
	2018	—	162	504
Garry P. Herdler	2019	234	626	17,261
James S. Ford	2019	1,886	1,113	27,129
Austin K. So	2019	—	—	—
	2018	—	—	2,279

(5)	Mr. Redling commenced service as our Chief Executive Officer and President on July 18, 2018.
(6)

Mr. DiGiovanni commenced service as our Chief Financial Officer and Senior Vice President on September 19, 2019. Prior to September 19, 2019, Mr. DiGiovanni served as our Chief Accounting Officer from September 5, 2018.

(7)

Mr. Herdler served as Chief Financial Officer and Senior Vice President from April 15, 2019 to September 18, 2019. Mr. Herdler continued to serve us as a consultant through December 31, 2019. The amount set forth under All Other Compensation for 2019 includes $450,500 Mr. Herdler earned in consulting fees, through ORE Management LLC, from September 18, 2019 to December 31, 2019. For further details on our consulting agreement with Mr. Herdler, see Part III, Item. 11. Executive Compensation—Agreements with Named Executive Officers.

(8)

Mr. Ford served as our Chief Operating Officer until October 1, 2019. The amount set forth under All Other Compensation for 2019 includes $375,000 in severance payments to which Mr. Ford became entitled.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

The following table sets forth information with respect to outstanding equity awards at December 31, 2019 for our named executive officers:

	Option Awards					Stock Awards
Name(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price $	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph M. Redling	—	2,500,000	2,500,000	1.20	12/18/2029	515,625	747,656
Jeffrey DiGiovanni	—	450,000	450,000	1.20	12/18/2029	—	—
Austin K. So	—	450,000	450,000	1.20	12/18/2029	—	—

(1)	No unvested or unexercised equity awards were held at December 31, 2019 by any named executive officer not listed in this table.
(2)	The market value of this outstanding award has been computed by multiplying the closing price of our common units on December 31, 2019 by the number of unvested units held by Mr. Redling.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The following is a summary of certain material provisions of agreements between the Company and our named executive officers.

Joseph M. Redling

Joseph M. Redling and the Company are parties to an employment agreement dated June 29, 2018 pursuant to which Mr. Redling serves as the Chief Executive Officer and Senior Vice President of the Company. Mr. Redling’s initial base salary under the agreement is $700,000 per year, which base salary is subject to annual review by the Board. Any decrease in base salary shall be made only to the extent we contemporaneously and proportionately decreases the base salaries of all of the Company’s senior executives.

The agreement provides that Mr. Redling is eligible to receive an annual incentive cash bonus with respect to each calendar year of the Company, provided that he will not be eligible to receive such bonus if he is not employed on the last day of the calendar year to which such bonus relates. The target amount of the cash bonus is 100% of his base salary with respect to the applicable calendar year and is to be based on specific individual and company performance goals established by the Compensation Committee and as described in his employment agreement. With respect to calendar year 2018, the agreement provides that Mr. Redling was eligible for a pro-rated cash bonus based upon the time Mr. Redling was employed by the Company during calendar year 2018.

The agreement also provided that Mr. Redling was entitled to receive an initial grant of restricted common units in the Partnership of 750,000 units. Such restricted common units will vest, if at all, in equal quarterly installments over the four year period following the date of grant and will have rights to distributions consistent with fully vested common units in the Partnership. The grant of such restricted common units was made on July 18, 2018, and is subject to such other terms and conditions as are set forth in the Executive Restricted Unit Agreement entered into between Mr. Redling and the Company at the time of grant. In accordance with the terms of the Merger Agreement, Mr. Redling’s restricted common units that had vested as of the effective date of the C-Corporation Conversion were converted into common shares, while his unvested restricted common units were converted into restricted common shares and remain subject to the same vesting schedule.

Under the agreement, Mr. Redling is also entitled to participate in the 2019 Plan for the 2019 calendar year and each calendar year thereafter, to the extent that the Company offers the 2019 Plan to all senior executives of the Company. Mr. Redling’s participation in the 2019 Plan with respect to the 2019 calendar year and each calendar year, if offered by the Company, shall be in an annual amount equal to 150% of his base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Executive Committee of the Board, in consultation with the Compensation Committee.

If Mr. Redling’s employment is terminated for any reason, Mr. Redling will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. Redling is entitled to be reimbursed pursuant to the agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed calendar year that has been awarded by the Company to Mr. Redling, but has not been received by him prior to the date of termination; (vi) accrued but unused vacation, to the extent Mr. Redling is eligible in accordance with the Company’s policies and (vii) any other payment or benefit (other than severance benefits) to which Mr. Redling may be entitled under the applicable terms of any written plan, program, policy, agreement, or corporate governance document of the Company or any of their successors or assigns.

If Mr. Redling’s employment is terminated by the Company without “Cause” and not for death or “Disability” or by Mr. Redling for “Good Reason” (as such terms are defined in the agreement), and provided that Mr. Redling enters into a release as provided for in the agreement, Mr. Redling would be entitled to receive, in addition to the benefits described in the preceding paragraph, the following: (i) payment of 1.5 times his base salary for a period of 12 months following the effective date of his termination, to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the 60th day following the date of termination, with the first payment including any amounts not yet paid between the date of termination and the date of the first payment and (ii) a pro-rata cash bonus for the calendar year in which such termination occurs, if any, determined by the Company (subject to certain the restrictions as set forth above), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the date of termination occurs.

In the event of a “Change in Control” (as such term is defined in the agreement), all outstanding equity interests granted to Mr. Redling that are subject to time-based vesting provisions and that are not fully vested shall become fully vested as of the date of such Change in Control. The agreement also includes customary covenants running during Mr. Redling’s employment and for 12 months thereafter prohibiting Mr. Redling from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The agreement also contains provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an agreement of this nature.

Jeffrey DiGiovanni

Jeffrey DiGiovanni and the Company are parties to an employment agreement dated September 19, 2019, pursuant to which Mr. DiGiovanni serves as the Chief Financial Officer and Senior Vice President of the Company. Mr. DiGiovanni’s initial base salary under the agreement is $350,000 per year, which base salary is subject to annual review by the Board. Any decrease in base salary shall be made only to the extent the Company contemporaneously and proportionately decreases the base salaries of all of its senior executives.

The agreement provides that Mr. DiGiovanni is eligible to receive an annual incentive cash bonus with respect to each fiscal year of the Company, provided, except for certain qualifying terminations of employment, that he will not be eligible to receive such bonus if he is not employed on the last day of the fiscal year to which such bonus relates. The target amount of the cash bonus is 50% of his base salary.

Under the agreement, Mr. DiGiovanni is also entitled to participate in the 2019 Plan to the extent that the Company offers the 2019 Plan to all senior executives of the Company. Mr. DiGiovanni’s participation in the 2019 Plan, if offered by the Company, shall be in an annual amount equal to 50% of his base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee. To the extent Mr. DiGiovanni’s employment terminates on account of “Retirement” (as such term is defined in the agreement) during a performance period applicable to a particular 2019 Plan grant, the portion of such 2019 Plan grant that is subject to performance goals shall be earned pro-rata based on actual performance and the number of months that Mr. DiGiovanni was employed by the Company during the performance period. To be eligible for a pro-rated portion of the 2019 Plan grant in the event of a retirement, Mr. DiGiovanni must execute a release substantially in the form attached to his agreement.

If Mr. DiGiovanni’s employment is terminated by the Company for “Cause” or by Mr. DiGiovanni without “Good Reason” or in the event of Mr. DiGiovanni’s death or “Disability” (as such terms are defined in the agreement), Mr. DiGiovanni will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. DiGiovanni is entitled to be reimbursed pursuant to the agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company;

(v) any bonus or other incentive (or portion thereof) for any preceding completed fiscal year that has been awarded by the Company to Mr. DiGiovanni, but has not been received by him prior to the date of termination; and (vi) accrued but unused vacation, to the extent Mr. DiGiovanni is eligible in accordance with the Company’s policies.

If Mr. DiGiovanni’s employment is terminated by the Company without “Cause” or by Mr. DiGiovanni for “Good Reason” (as such terms are defined in the agreement), and provided that Mr. DiGiovanni enters into a release as provided for in the agreement, Mr. DiGiovanni would be entitled to receive, in addition to the benefits described in the preceding paragraph, the following: (i) payment of his base salary for a period of 12 months following the effective date of his termination, to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the Company’s first payroll date following the expiration of the release revocation period, with the first payment including any amounts not yet paid between the date of termination and the date of the first payment and (ii) a pro-rata cash bonus for the fiscal year in which such termination occurs, if any, determined by the Company (subject to certain the restrictions as set forth above), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which the date of termination occurs.

In the event of a “Change in Control” (as such term is defined in the agreement), all outstanding equity interests granted to Mr. DiGiovanni that are subject to time-based vesting provisions and that are not fully vested shall become fully vested as of the date of such Change in Control. The agreement also includes customary covenants running during Mr. DiGiovanni’s employment and for 12 months thereafter prohibiting Mr. DiGiovanni from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The agreement also contains provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an agreement of this nature.

Austin K. So

In May 2016, Mr. So entered into a letter agreement with the Company, pursuant to which Mr. So serves as the Senior Vice President, Chief Legal Officer and Secretary of the Company. The letter agreement provided that Mr. So would receive an annual base salary of $275,000. Pursuant to the letter agreement, Mr. So was also eligible to receive, subject to mutually agreed terms and conditions: (i) an annual incentive bonus, with a target bonus equal to 25% of his annual base salary; (ii) an annual equity incentive award targeted at 25% of Mr. So’s base salary, which was subsequently increased to 50% in the discretion of the Compensation Committee; and (iii) salary continuation for a period of 6 months in case of Mr. So’s termination without cause, provided that he has been employed with the Company for a period of at least 12 months, but less than 24 months. Mr. So also entered into a Confidentiality, Nondisclosure, and Restrictive Covenant Agreement with the Company, which contains customary non-solicitation, non-competition and confidentiality covenants.

In January 2017, Mr. So entered into a letter agreement with the Company which provided that, effective as of February 1, 2017, his annual base salary increased to $375,000. In addition, Mr. So received a cash bonus of $100,000 in connection with the execution of this letter agreement. The letter agreement also provides that Mr. So was eligible to receive a quarterly retention bonus of $50,000 per quarter, payable in cash after the end of each quarter in 2017, and a quarterly retention bonus of $25,000 per quarter, payable in cash after the end of each quarter in 2018, provided that he remained employed by the Company on the day the Company was obligated to pay the applicable retention bonus.

On June 15, 2018, Mr. So and the Company entered into an employment agreement pursuant to which Mr. So continues to serve as Senior Vice President, Chief Legal Officer and Secretary of the Company. The agreement superseded the letter agreements described above. Mr. So’s base salary under the agreement remains $375,000 per year, which base salary is subject to annual review by the Board. Any decrease in base salary shall be made only to the extent the Company contemporaneously and proportionately decreases the base salaries of all of its senior executives.

The agreement provides that Mr. So is eligible to receive an annual incentive cash bonus with respect to each fiscal year of the Company, provided that, except for certain qualifying terminations of employment, he will not be eligible to receive such bonus if he is not employed on the last day of the fiscal year to which such bonus relate. The amount of the cash bonus will be targeted at 50% of his base salary with respect to the applicable fiscal year. Mr. So remained entitled to receive a quarterly retention bonus of $25,000 per quarter, payable in cash after the end of each quarter in 2018, provided that he was employed by the Company on the day the Company paid the applicable retention bonus.

Under the agreement, Mr. So is also entitled to participate in the 2019 Plan to the extent that the Company offers the 2019 Plan to all senior executives of the Company. Mr. So’s participation in the 2019 Plan, if offered by the Company, shall be in an annual amount equal to 50% of his base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee. To the extent Mr. So’s employment terminates on account of “Retirement” (as such term is defined in the agreement) during a performance period applicable to a particular 2019 Plan grant, the portion of such 2019 Plan grant that is subject to performance goals shall be earned pro-rata based on actual performance and the number of months that Mr. So was employed by the Company during the performance period. To be eligible for a pro-rated portion of the 2019 Plan grant in the event of a retirement, Mr. So must execute a release substantially in the form attached to his agreement.

If Mr. So’s employment is terminated by the Company for “Cause” or by Mr. So without “Good Reason” or in the event of Mr. So’s death or “Disability” (as such terms are defined in the agreement), Mr. So will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. So is entitled to be reimbursed pursuant to the agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed fiscal year that has been awarded by the Company to Mr. So, but has not been received by him prior to the date of termination; and (vi) accrued but unused vacation, to the extent Mr. So is eligible in accordance with the Company’s policies.

If Mr. So’s employment is terminated by the Company without “Cause” or by Mr. So for “Good Reason” (as such terms are defined in the agreement), and provided that Mr. So enters into a release as provided for in the agreement, Mr. So would be entitled to receive, in addition to the benefits described in the preceding paragraph, the following: (i) payment of his base salary for a period of 12 months following the effective date of his termination, to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the Company’s first payroll date following the expiration of the release revocation period, with the first payment including any amounts not yet paid between the date of termination and the date of the first payment and (ii) a pro-rata cash bonus for the fiscal year in which such termination occurs, if any, determined by the Company (subject to certain the restrictions as set forth above), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which the date of termination occurs.

In the event of a “Change in Control” (as such term is defined in the agreement), all outstanding equity interests granted to Mr. So that are subject to time-based vesting provisions and that are not fully vested shall become fully vested as of the date of such Change in Control. The agreement also includes customary covenants running during Mr. So’s employment and for 12 months thereafter prohibiting Mr. So from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The agreement also contains provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an agreement of this nature.

Garry P. Herdler

Garry P. Herdler and the Company were parties to an employment agreement effective as of April 15, 2019 pursuant to which Mr. Herdler served as Chief Financial Officer and Senior Vice President of the Company. Mr. Herdler ceased serving as Chief Financial Officer and Senior Vice President of the Company effective September 19, 2019. Mr. Herdler’s initial base salary under his employment agreement with the Company was $450,000 per year.

The employment agreement provided that Mr. Herdler was eligible to receive an annual incentive cash bonus with respect to each fiscal year of the Company targeted at 75% of his base salary, provided, except for certain qualifying terminations of employment, that he would not be eligible to receive such bonus if he was not employed on the last day of the fiscal year to which such bonus related and, further, he would not be eligible for such bonus unless other senior executives of the Company had also earned a bonus for such fiscal year. Notwithstanding the foregoing, the bonus paid to Mr. Herdler for calendar year 2019 was not to be less than $202,500 (less any taxes and other applicable withholdings), with such minimum amount earned and payable in three equal installments on July 1, September 1 and December 1 of 2019; provided, that in order to receive each of the foregoing installment payments, Mr. Herdler must have been employed by the Company on the applicable installment payment date. In accordance with his severance agreement with the Company, Mr. Herdler received the final installment of the minimum bonus that was payable on December 1, 2019, in the gross amount of $67,500, less any taxes and other applicable withholdings.

Under the employment agreement, Mr. Herdler was also entitled to participate in the Company’s long-term incentive plan for the 2019 fiscal year and each fiscal year thereafter, to the extent that the Company offered the 2019 Plan to all of its senior executives. Mr. Herdler’s participation in the 2019 Plan with respect to the 2018 fiscal year resulted in a grant of 275,000 restricted units, which vested in its entirety on June 27, 2019. The Company also agreed to reimburse Mr. Herdler for the cost of a supplemental directors’ and officers’ insurance policy for up to $5,000,000 in aggregate coverage.

The employment agreement provided for certain benefits if Mr. Herdler’s employment was terminated by the Company with or without “Cause” or by Mr. Herdler with or without “Good Reason” or in the event of Mr. Herdler’s death or “Disability” of a “Change in Control” (as such terms are defined in the agreement).

The employment agreement also contained various other covenants and provisions customary for an employment agreement of this nature.

In connection with the cessation of Mr. Herdler’s service as Chief Financial Officer and Senior Vice President of the Company, the Company entered into a Consulting Agreement effective September 23, 2019 (the “Consulting Agreement”) with his management company, ORE Management LLC (the “Consultant”) pursuant to which the Consultant agreed to cause Mr. Herdler (a) to work with the turnaround consultants previously engaged by the Company to assist such consultants in their validation of the Company’s previously developed performance improvement plan with accelerated cost reductions to be implemented in the second half of 2019 and in 2020, (b) to work with such consultants and the Company to develop a comprehensive written action plan and strategy (the “Plan”) to implement the annualized cost reduction targets identified by such consultants and (c) to perform other services related to the development and implementation of the Plan as may be directed by the President and Chief Executive Officer of the Company. During the 14-week term of the Consulting Agreement, the Consultant received a bi-weekly consulting fee of $21,500. If Consultant delivered a Plan during the term of the Consulting Agreement reflecting at least $10 million in projected annualized cost reductions that was validated by the Company’s turnaround consultants and approved by the Company, then the Consultant was eligible to receive an additional fee ranging from $100,000 to $300,000 based on the projected annualized cost reductions, one-time cost reductions and cash collateral reductions (the “Projected Cost Reductions”) set forth in the Plan. Pursuant to this provision, the Consultant received an additional fee of $300,000.

In connection with entering into the Consulting Agreement, Mr. Herdler and the Company also entered into a Severance Agreement and General Release and Waiver of Claims on September 19, 2019 pursuant to which, in consideration for the Company agreeing to pay the final $67,500 installment of his 2019 bonus, maintain certain directors’ and officers’ liability insurance under which Mr. Herdler is an insured and enter into the Consulting Agreement, Mr. Herdler released and discharged the Company and certain other persons and entities from any claims, liabilities and causes of action, whether known or unknown.

James S. Ford

James S. Ford and the Company were parties to an employment agreement effective as of March 1, 2018 pursuant to which Mr. Ford served as Chief Operating Officer and Senior Vice President of the Company. Mr. Ford retired as Chief Operating Officer and Senior Vice President of the Company effective October 1, 2019. Mr. Ford’s initial base salary under his employment agreement with the Company was $375,000 per year.

The employment agreement provided that Mr. Ford was eligible to receive an annual incentive cash bonus with respect to each fiscal year of the Company, provided, except for certain qualifying terminations of employment, that he would not be eligible to receive such bonus if he was not employed on the last day of the fiscal year to which such bonus relates and, further, he would not be eligible for such bonus unless other senior executives of the Company had also earned a bonus for such fiscal year. The amount of the cash bonus was targeted at 50% of his base salary with respect to the applicable fiscal year. Mr. Ford was entitled to a payment of a pro-rata bonus for fiscal year 2019, if any, to be paid at the same time that annual incentive cash bonuses are paid to other current executives of the Company.

Under the employment agreement, Mr. Ford was also entitled to participate in the Company’s long-term incentive plan for the 2018 fiscal year and each fiscal year thereafter, to the extent that the Company offered the 2019 Plan (as defined herein) to all of its senior executives, and his employment agreement provided for a grant of 16,393 restricted units in the Company that were to vest in equal monthly installments over a two year period. Under the employment agreement, Mr. Ford’s participation in the 2019 Plan was to be in an annual amount equal to 50% of Mr. Ford’s base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee. Mr. Ford’s participation in the 2018 Plan with respect to the 2018 and 2018 fiscal years resulted in a cumulative grant of 16,393 restricted units and 136,906 phantom units in the Company; however, the unvested portion of his restricted unit award, equivalent to 3,415 units, was forfeited effective upon Mr. Ford’s resignation.

The employment agreement also provided that Mr. Ford was entitled to relocation benefits, including reimbursement of Mr. Ford’s (i) relocation expenses, (ii) closing costs for the purchase of a home as a result of Mr. Ford’s relocation and (iii) travel expenses associated with up to eight visits by Mr. Ford to his then-current residence and for up to four visits by Mr. Ford’s wife to the Philadelphia area during the first 150 days after the effective date of Mr. Ford’s employment agreement with the Company.

The employment agreement provided for certain benefits if Mr. Ford’s employment was terminated by the Company with or without “Cause” or by Mr. Ford with or without “Good Reason” or in the event of Mr. Ford’s death or “Disability” of a “Change in Control” (as such terms are defined in the agreement). In connection with Mr. Ford’s voluntary separation, the Company agreed to provide Mr. Ford with (a) payment of Mr. Ford’s base salary for a period of 12 months following effective date of Mr. Ford’s termination, to be paid in equal installments in accordance with the normal payroll practices of the Company over a period of 12 months, commencing on the Company’s first regularly scheduled payroll that is at least 10 days following the expiration of the seven day revocation period set forth in the General Release and Waiver of Claims between Mr. Ford and the Company (with the first payment to include all installments that would have been paid had such installments commenced immediately following the Separation Date (as defined in Mr. Ford’s separation agreement with the Company), if any; and (b) payment of a pro-rata Bonus for Fiscal Year 2019, if any, determined by the Company and subject to the restrictions as set forth in Section 3(b)(i) of Mr. Ford’s employment agreement with the Company, which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company.

The employment agreement also included customary covenants running during Mr. Ford’s employment and for 12 months thereafter prohibiting Mr. Ford from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The employment agreement also contained provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an employment agreement of this nature.

In connection with the announcement of Mr. Ford’s departure from the Company, he and the Company entered into a Separation Agreement on September 17, 2019 pursuant to which Mr. Ford was entitled to receive, in addition to payment of amounts due under his employment agreement that had accrued as of his departure date, 12 months of base salary as in effect on his departure date, payable in equal installments in accordance with our normal payroll practices, and a prorated portion of any 2019 bonus, payable at such time as 2019 bonuses, if any, are paid to our other senior executives.

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Andrew Axelrod(3)	37,625	10,000	—	47,625
Spencer E. Goldenberg(3)	35,500	10,000	—	45,500
Robert B. Hellman	74,250	—	—	74,250
Martin R. Lautman, Ph.D.(3)	22,000	25,000	—	47,000
David Miller(3)	38,500	10,000	—	48,500
Stephen J. Negrotti	154,250	20,000	—	174,250
Leo J. Pound(3)	20,000	10,000	—	30,000
Robert A. Sick(3)	28,000	—	—	28,000
Fenton R. Talbott(3)	35,000	10,000	—	45,000
Patricia D. Wellenbach	142,500	20,000	—	162,500

(1)

Each director denoted was entitled to an annual retainer of $80,000, which could be received in cash, restricted phantom units or a combination of cash and restricted phantom units at the director’s election. A minimum of $20,000 of the $80,000 annual retainer payable to each director was required to be deferred and credited quarterly, in the form of restricted phantom units to each director, except for Messrs. Hellman and Sick. Messrs. Hellman and Sick were not subject to the restricted phantom unit retainer clause, as they were both affiliates of AIM, a former member of StoneMor GP. In addition to the retainers, the same directors were entitled to a meeting fee of $2,000 for each meeting of the board of directors attended in person and $1,500 for each committee meeting attended in person, a fee of $500 for participation by telephone in any board or committee meeting that was greater than one hour, but less than two hours, and $1,000 for participation by telephone in any board or committee meeting that was two hours or more. In addition, Mr. Negrotti received an annual retainer of $15,000 as Chairman of our Audit Committee, Messrs. Miller and Sick received an annual retainer of $10,000 for serving as Chairman of our Compensation Committee and Messrs. Axelrod and Hellman received an annual retainer of $2,500 for serving as Chairman of our

Trust and Compliance Committee. Mr. Negrotti and Ms. Wellenbach were paid a fee of $75,000 for serving on the Conflicts Committee. Each director’s annual retainer and committee chair fees were prorated to reflect the length of time in which they sat on our Board and/or chaired one of our Board’s committees. Lastly, each director is entitled to receive restricted phantom shares pursuant to their distribution equivalent rights. The cash amounts shown in the table above are those that were earned in 2019, as well as $10,000 of board fees earned in 2018 but paid in 2019. $16,000 of the cash amounts earned in 2019 were paid in January 2020.
(2)

The shares of restricted phantom common stock awarded as retainer compensation are credited to a mandatory deferred compensation account established for each such person. In addition, for each restricted phantom share in such account, the Company credits the account, solely in additional restricted phantom shares, an amount of distribution equivalent rights so as to provide the restricted phantom shareholders a means of participating on a one-for-one basis in distributions made to holders of our common shares. Payments of the participant’s mandatory deferred compensation account will be made on the earliest of (i) separation of the participant from service as a director, (ii) disability, (iii) unforeseeable emergency, (iv) death or (v) change of control of the Company. Any such payment will be made at the Company’s election in the Company’s common shares or cash.

(3)

Messrs. Lautman, Pound, Sick and Talbott resigned as director of the Company effective June 26, 2019, immediately prior to the consummation of the Recapitalization Transactions, and Messrs. Axelrod, Goldenberg and Miller were appointed as directors of the Company at the same time.

LONG-TERM INCENTIVE PLANS

The Board previously adopted the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “2014 Plan”). Effective August 22, 2018, the Board amended and restated the 2014 Plan (the “2018 Plan”). On March 27, 2019, the Board amended and restated the 2018 Plan (the “2019 Plan”) to (i) increase the number of common units of the Partnership reserved for issuance under the 2019 Plan and (ii) make certain other clarifying changes and updates to the 2019 Plan. The 2019 Plan permitted the grant of awards covering a total of 4,000,000 common units of the Partnership. A “unit” under the 2019 Plan was defined as a common unit of the Partnership and such other securities as may be substituted or resubstituted for common units of the Partnership, including but not limited to shares of the Company’s common shares.

On December 18, 2019, the Board approved an amendment to the 2019 Plan to increase to 8,500,000 the number of common units of the Partnership authorized for issuance thereunder. On December 31, 2019, the Board approved the assumption of the 2019 Plan and all outstanding awards thereunder by the Company. The 2019 Plan is intended to promote the interests of the Company by providing to employees, consultants and directors of the Company incentive compensation awards to encourage superior performance and enhance the Company’s ability to attract and retain the services of individuals who are essential for its growth and profitability and to encourage them to devote their best efforts to advancing the Company’s business.

Subject to adjustments due to recapitalization or reorganization, the maximum aggregate number of common shares which may be issued pursuant to all awards under the 2019 Plan is 8,500,000. Common shares withheld from an award or surrendered by a recipient to satisfy certain tax withholding obligations of the Company or in connection with the payment of an exercise price with respect to an award will not be considered to be common shares delivered under the 2019 Plan. If any award is forfeited, canceled, exercised, settled in cash or otherwise terminates or expires without the actual delivery of common shares pursuant to the award, the common shares subject to such award will be available again for awards under the 2019 Plan.

The 2019 Plan is administered by the Compensation Committee. The Compensation Committee has full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of common shares to be covered by awards; (iv) determine the terms and conditions of any award, including, without limitation, provisions relating to acceleration of vesting or waiver of forfeiture restrictions; (v) determine whether, to what extent, and under what circumstances awards may be vested, settled, exercised, canceled or forfeited; (vi) interpret and administer the 2019 Plan and any instrument or agreement relating to an award made under the 2019 Plan; (vii) establish, amend, suspend or waive such rules and regulations and delegate to and appoint such agents as it deems appropriate for the proper administration of the 2019 Plan; and (viii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2019 Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2019 Plan or an award agreement as the Compensation Committee deems necessary or appropriate.

Awards under the 2019 Plan may be in the form of: (i) phantom units; (ii) restricted units (including unit distribution rights, referred to as “UDRs”); (iii) options; (iv) unit appreciation rights (“UARs”); (v) distribution equivalent rights (“DERs”); (vi) substitute awards; (vii) performance awards; (viii) unit awards; (ix) cash awards and (x) other unit-based awards. Awards under the 2019 Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other award granted under the 2019 Plan or any other plan of the Company. Awards granted in addition to or in tandem with other awards may be granted at either the same time as or at a different time from the other award. If an award is granted in substitution or exchange for another award, the Compensation Committee shall require the recipient to surrender the original award in consideration for the grant of the new award. Awards under the 2019 Plan may be granted in lieu of cash compensation. Summaries of the different types of awards are provided below:

Phantom Unit Award

A phantom unit award entitles the grantee to receive one common share upon the vesting of each phantom unit or, at the discretion of our Compensation Committee, the cash equivalent of the fair market value of one common share (or a combination of such cash or common shares) for each phantom unit. The Compensation Committee determines the number of phantom units to be granted, the period of time when the phantom units are subject to forfeiture, vesting or forfeiture conditions, which may include accelerated vesting upon the achievement of certain performance goals, and such other terms and conditions the Compensation Committee may establish, including whether DERs are granted with respect to phantom units.

Restricted Unit Award

A restricted unit award entitles the grantee to receive one common share per restricted unit awarded. The awarded units are subject to a restricted period established by the Compensation Committee, during which the award remains subject to forfeiture or is either not exercisable by or payable to the recipient of the award. The Compensation Committee determines the number of restricted units to be granted, the period of time when the restricted units are subject to forfeiture, vesting or forfeiture conditions, which may include accelerated vesting upon the achievement of certain performance goals, and such other terms and conditions the Compensation Committee may establish. Upon or as soon as reasonably practicable following the vesting of a restricted unit, the participant is entitled to receive a certificate evidencing ownership of one common share per unit awarded or to have the restrictions removed from any common share certificate that may have previously been delivered so that the common share will be unrestricted. Recipients of restricted unit awards are entitled to unit distributions rights (“UDRs”), representing the right to receive distributions made with respect to the Company’s common shares. Such UDRs may be payable in cash or as additional restricted units and may be subject to forfeiture and withheld until the restricted units to which they relate cease to be subject to forfeiture, all as determined by the Compensation Committee.

UDR

A UDR is a distribution made by us with respect to a restricted unit. At the discretion of the Compensation Committee, a grant of restricted units may also provide for a UDR, which may be subject to the same forfeiture and other restrictions as the restricted units. If restricted, the distributions will be held, without interest, until the restricted unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. The

Compensation Committee may also provide that distributions be used to acquire additional restricted units. When there is no restriction on the UDRs, UDRs will be paid to the holder of the restricted unit without restriction at the same time as cash distributions are paid by the Company.

Option Award

An option award confers on the grantee the right to purchase common shares at a specified exercise price during specified time periods. The Compensation Committee determines the number of common shares underlying each option, whether DERs are also to be granted with the option, and the exercise price and the conditions and limitations applicable to the exercise of the option.

UAR

A UAR entitles the grantee to receive, in cash or common shares. An amount equal to the excess of the fair market value of one common share on the exercise date of the UAR over the exercise price of the UAR, which may be paid in cash or common shares at the discretion of the Compensation Committee. The Compensation Committee determines the number of common shares to be covered by each grant, whether DERs are granted with respect to such UAR, and the exercise price and the conditions and the limitations applicable to the exercise of the UAR, which may include accelerated vesting upon the achievement of certain performance goals.

DER

A DER entitles the grantee to receive an amount, payable either in cash, common shares and/or phantom shares at the discretion of the Compensation Committee, equal to the distributions or dividends we make with respect to a common share during the period the award is outstanding. At the discretion of the Compensation Committee, any award, other than a restricted unit or unit award, may include a tandem grant of DERs, which may provide that the DERs will be paid directly to the participant, be reinvested into additional awards, be credited to an account subject to the same restrictions as the tandem award, if any, or be subject to such other provisions and restrictions as determined by the Compensation Committee. The Compensation Committee may also grant DERs as stand-alone awards.

Substitute Awards

Awards may be granted under the 2019 Plan in substitution for similar awards held by individuals who become participants of the 2019 Plan as a result of a merger or other transaction with the Company.

Performance Award

A performance award is an award under which the participant’s right to receive a grant and to exercise or receive a settlement of any award and the vesting or timing of such award is subject to performance conditions specified by the Compensation Committee. Performance conditions consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each criterion, as determined by the Compensation Committee. The achievement of performance conditions shall be measured over a performance period of up to ten years, as specified by the Compensation Committee. At the end of the applicable performance period, the Compensation Committee shall determine the amount, if any, of the potential performance award to which the recipient is entitled. The settlement of a performance award shall be in cash, common shares or other awards or property at the discretion of the Compensation Committee.

Unit Award

A unit award is a grant of one common share, which is not subject to a restricted period during which the award remains subject to forfeiture or is either not exercisable by or payable to the recipient of the award. Unit awards are granted at the discretion of the Compensation Committee as a bonus or additional compensation or in lieu of cash compensation the recipient would otherwise be entitled to receive, in such amounts as the Compensation Committee determines to be appropriate.

Other Awards and Cash Awards

Other awards, denominated or payable in, valued in whole or in part by reference to or otherwise based on, or settled in, common shares, may be granted by the Compensation Committee, including convertible or exchangeable debt securities, other rights convertible or exchangeable into common shares, purchase rights for common shares and awards with value and payment contingent upon performance of the Company or any other factors designated by the Compensation Committee and awards valued by reference to the book value of the Company’s common shares or the value of securities of or the performance of specified affiliates of the Company. The Compensation Committee determines the terms and conditions of such other equity awards. Additionally, cash awards may also be granted by the Compensation Committee, either as an element of, or supplement to, another award or independent of another award.

Change in Control

Upon a change of control of the Company, the Compensation Committee may undertake one or more of the following actions, which may vary among individual holders and awards: (i) remove forfeiture restrictions on any award; (ii) accelerate the time of exercisability or lapse of a restricted period; (iii) provide for cash payment with respect to outstanding awards by requiring the mandatory surrender of all or some of outstanding awards; (iv) cancel awards that remain subject to a restricted period without payment to the recipient of the award; or (v) make certain adjustments to outstanding awards as the Compensation Committee deems appropriate.

If a director’s membership on the Board terminates for any reason, or an employee’s employment with the Company terminates for any reason, his or her unvested awards will be automatically forfeited unless, and then only to the extent that, our Compensation Committee or grant agreements provide otherwise.

The 2019 Plan became effective on the date of its approval by the Board as of December 18, 2019. The 2019 Plan will continue in effect until the earliest of (i) the date determined by the Board; (ii) the date that all common shares available under the 2019 Plan have been delivered to participants; or (iii) the tenth anniversary of the approval of the 2019 Plan by the Board. The authority of the Board or the Compensation Committee to amend or terminate any award granted prior to such termination, as well as the awards themselves, will extend beyond such termination date.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the amount and percentage of the outstanding shares of our common stock that each of our named executive officers, each of our directors, each person whom we believe beneficial owns 5% or more of the outstanding shares of our common stock and all of our directors and executive officers as a group as of March 1, 2020. Unless otherwise indicated, the beneficial owner named in the table is deemed to have sole voting and sole dispositive power of the shares of common stock set forth opposite such beneficial owner’s name.

Name of Beneficial Owner	Position	Amount of Beneficial Ownership	Percent of Class
Joseph M. Redling(1)	President, Chief Executive Officer and a Director	1,003,301	1.1%
Jeffrey DiGiovanni	Chief Financial Officer and Senior Vice President	40,349	*
Garry P. Herdler	Former Chief Financial Officer and Senior Vice President	205,021	*
Austin K. So	Senior Vice President, Chief Legal Officer and Secretary	114,267	*
James S. Ford	Former Chief Operating Officer	119,887	*
Robert B. Hellman, Jr.(2)(3)	Director	7,505,698	7.9%
Spencer E. Goldenberg	Director	—	*
Stephen J. Negrotti	Director	13,584	*
Andrew Axelrod(4)(5)	Director	49,517,272	52.4%
David Miller	Director	905,945	1.0%
Patricia D. Wellenbach	Director	6,064	*
All current directors and executive officers as a group (10 persons)		59,106,480	62.6%
Axar Capital Management, LP (1330 Avenue of the Americas, 30th Floor, New York, NY 10019)(5)		49,517,272	52.4%
StoneMor GP Holdings, LLC (950 Tower Lane, Suite 800, Foster City, CA 94464)(4)		5,099,969	5.4%
Mangrove Partners Master Fund Ltd. (c/o Maples Corporate Services, Ltd., PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1104)(6)		10,294,832	10.9%

*	Less than one percent
(1)

Excludes 421,875 shares of restricted common stock included in the award of 750,000 restricted common units granted to Mr. Redling that will not vest within 60 days of March 1, 2020, as these unvested shares of restricted common stock confer no common stockholder rights to Mr. Redling.

(2)

Mr. Hellman’s beneficial ownership includes 41,567 shares of common stock held by Mr. Hellman directly, 5,099,969 shares of common stock held by StoneMor GP Holdings, LLC and 2,364,162 shares of common stock held by ACII. AUH is the sole manager of ACII. Messrs. Matthew P. Carbone and Robert B. Hellman Jr. are managing members of AUH, collectively referred to as the “managing members.” The managing members may be deemed to share voting and dispositive power over the common stock held by ACII. ACII is owned by its members: AIM II, AIM FFII and AIM II StoneMor. AIM II StoneMor is owned by AIM Management II and AIM II Offshore. AIM Management II is the general partner of AIM II, AIM FFII and AIM II Offshore. Mr. Hellman is a managing member of AIM Management II and the president of AIM II StoneMor.

(3)	Information other than percentage of class beneficially owned is based on a Schedule 13D/A filed on January 3, 2020.
(4)

Represents shares beneficially owned by Axar Capital Management, LP as investment manager for certain funds and managed accounts with respect to the shares they hold. Mr. Axelrod is the sole member of Axar GP, LLC, the general partner of Axar Capital Management, LP.

(5)	Information other than percentage of class beneficially owned is based on a Schedule 13D/A filed on January 2, 2020.
(6)	Information other than percentage of class beneficially owned is based on a Schedule 13G filed on January 3, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table details information regarding the 2019 Plan as of December 31, 2019:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights $(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders—2019 Plan	6,059,219	1.20	986,552

Total	6,059,219	$1.20	986,552

(1)	Excludes 43,594 phantom shares and 515,625 restricted shares awarded under the 2019 Plan.

For more information related to our 2019 Plan, see Note 14, Long Term Incentive Plan to our consolidated financial statements in Part II, Item 8. Financial Statements and Supplementary Data of this Annual Report.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

INDEPENDENCE OF DIRECTORS

For a list of our directors as of March 1, 2020, see Part III, Item 10, Directors, Executive Officers and Corporate Governance in this Annual Report. Our Board has concluded that all of our directors other than Andrew M. Axelrod and Joseph M. Redling, and all of the members of our Audit Committee and our Compensation Committee, are independent within the meaning of the NYSE listing standards.

RELATED PARTY TRANSACTIONS POLICY AND PROCEDURES

Prior to consummation of the Merger on December 31, 2019, the Board had established a Conflicts Committee, which was authorized to exercise all of the power and authority of the Board in connection with investigating, reviewing and acting on matters referred or disclosed to it where a conflict of interest exists or arises and performing such other functions as the Board may assign to the Conflicts Committee from time to time. The Conflicts Committee was responsible for reviewing all matters involving a conflict of interest submitted to it by the Board or as required by any written agreement involving a conflict of interest to which we are a party. In reviewing any transaction or proposed transaction, the Conflicts Committee determined whether the transaction complied with our policies on conflicts of interests.

Effective upon consummation of the Merger, the Board adopted a new charter for the Audit Committee. As set forth in that charter, it is our policy that we will not enter into any transaction that would need to be disclosed in this Item 13 unless the Audit Committee or another independent body of the Board first reviewed and approved the transaction.

As of March 1, 2020, Axar beneficially owns 52.4% of our outstanding common stock, which constitutes a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of NYSE corporate governance standards. For discussion on certain risks and uncertainties attributable to us being a controlled company, see Part I, Item 1A. Risk Factors of this Annual Report.

On February 4, 2019, the Partnership entered into the Eighth Amendment and Wavier to Credit Agreement with, among other parties, certain funds affiliated with Axar Capital Management, LP (collectively, the “Axar Lenders”) pursuant to which, among other things, the Axar Lenders agreed to provide an up to $35.0 million bridge financing in the form of a Tranche B Revolving Credit Facility (the “Tranche B Facility”). Borrowings under the financing arrangement including the Tranche B Facility were collateralized by a perfected first priority security interest in substantially all assets of the Partnership and the other borrowers thereunder held for the benefit of the existing Tranche A Revolving Lenders and bore interest at a fixed rate of 8.0%. Borrowings under the Tranche B Facility on original date thereof were subject to an original issue discount in the amount of $0.7 million, which was recorded as original issue discount, and the Partnership paid additional interest in the amount $0.7 million at the termination and payment in full of the financing arrangement, which will be accreted to interest expense over the term of the financing arrangement. As of the date of the transaction, funds and/or managed accounts for which Axar Capital Management, LP served as investment manager (collectively, the “Axar Vehicles”) beneficially owned approximately 19.5% of the Partnership’s outstanding common units. The highest outstanding principal amount under the Tranche B Facility during 2019 was $35.0 million, all of which was repaid (together with interest, including the original issue discount, in the amount of $2.2 million, in connection with the Recapitalization Transactions.

On June 27, 2019, the Axar Vehicles, David Miller and certain other investors (individually a “Purchaser” and collectively the “Purchasers”) and the Company entered into the Series A Preferred Unit Purchase Agreement (the “Series A Purchase Agreement” and the transactions contemplated thereby, the “Preferred Offering”) pursuant to which the Partnership sold to the Purchasers an aggregate of 52,083,333 of the Partnership’s Series A Preferred Units (the “Preferred Units”) at a purchase price of $1.1040 per Preferred Unit, reflecting an 8% discount to the liquidation preference of each preferred unit, for an aggregate purchase price of $57.5 million. The Axar Vehicles purchased an aggregate of 39,764,492 Preferred Units for an aggregate purchase price of $43.9 million and David Miller purchased an aggregate of 996,377 Preferred Units for an aggregate purchase price of $1.1 million. Immediately prior to consummation of the Preferred Offering, Andrew M. Axelrod, the sole member of Axar GP, LLC, the general partner of Axar Capital Management, LP, and Mr. Miller were appointed directors of the Partnership’s general partner.

On June 27, 2019, the Partnership also consummated a private placement of $385.0 million of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 to certain financial institutions (collectively with the Preferred Offering, the “Recapitalization Transactions”) pursuant to the terms of an indenture dated June 27, 2019 by and among the Company, Cornerstone Family Services of West Virginia Subsidiary, Inc. (collectively with the Company, the “Issuers”), certain direct and indirect subsidiaries of the Company (as guarantors), the initial purchasers party thereto and Wilmington Trust, National Association, as trustee. A portion of the net proceeds of the Recapitalization Transactions were used to repay the outstanding principal balance of and accrued and unpaid interest on the Tranche B Facility with the Axar Lenders.

On October 25, 2019, the Partnership completed the Rights Offering. In accordance with the terms of the Preferred Units as set forth in the Partnership’s Third Amended and Restated Agreement of Limited Partnership dated as of June 27, 2019, the gross proceeds from the Rights Offering were used to redeem an aggregate of 3,039,380 Preferred Units at a redemption price of $1.20 per Preferred Unit, including (i) 1,921,135 Preferred Units redeemed from the Axar Vehicles for an aggregate redemption price of $2,305,362 and (ii) 90,432 Preferred Units redeemed from the David Miller for an aggregate redemption price of $108,518. In addition, Messrs. Redling and Negrotti participated and acquired 422,341 and 7,519 common units, respectively, in the Rights Offering.

In December 2019, we purchased a $30 million participation in a $70 million new debt facility issued by Payless Holdings LLC (“Payless”). Funds and accounts affiliated with Axar also invested $20 million in this facility. The investment was initially proposed by our Chairman of the Board, Mr. Axelrod and subsequently approved by the Board. The Axar funds controlled by Mr. Axelrod own approximately 30% of the equity of Payless, and Mr. Axelrod serves on Payless’ board of directors. Our investment in Payless represents approximately 4% of the total fair market value of all of our trusts as of December, 31, 2019.

On April 1, 2020, we entered into the Axar Commitment with Axar pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of our common stock, $0.01 par value per share and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. We did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.

On April 3, 2020, as contemplated by the Axar Commitment, we and the 2020 Purchasers entered into the 2020 Preferred Purchase Agreement pursuant to which we sold 176 shares of our Series A Preferred Stock, par value $0.01 per share, for a cash price of $50,000 per share, an aggregate of $8.8 million. The 2020 Purchasers are funds or accounts managed by Axar.

OMNIBUS AGREEMENT

On September 20, 2004, we entered into an omnibus agreement (the “Omnibus Agreement”) with McCown De Leeuw, a private equity investment firm and a founder of Cornerstone, CFS, CFSI and StoneMor Operating LLC.

Under the Omnibus Agreement, as long as the general partner of the Partnership is an affiliate of McCown De Leeuw, McCown De Leeuw will agree, and will cause its controlled affiliates to agree, not to engage, either directly or indirectly, in the business of owning and operating cemeteries and funeral homes (including the sales of cemetery and funeral home products and services) in the U.S. On November 30, 2010, MDC IV Liquidating Trusts became successors to McCown De Leeuw, and McCown De Leeuw was subsequently terminated. The MDC IV Liquidating Trusts assumed and agreed to be bound by and perform all of the obligations and duties of McCown De Leeuw under the Omnibus Agreement.

The Omnibus Agreement may not be further amended without the prior approval of the Audit Committee if we determine that the proposed amendment will adversely affect holders of our common stock. Any further action, notice, consent, approval or waiver permitted or required to be taken or given by us under the indemnification provisions of the Omnibus Agreement as amended must be taken or given by the Audit Committee.

MATTERS PERTAINING TO FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER

On October 12, 2018, a former President and Chief Executive Officer of the Company, Lawrence Miller, and the Company entered into a letter agreement (the “Agreement”) that resolved the number of units that vested upon Mr. Miller’s retirement as the Company’s President and Chief Executive Officer in May 2017 pursuant to awards made under the 2019 Plan. The parties agreed that a total of 22,644 time-based units and 63,836 performance-based units vested under such awards in accordance with the terms of the Separation Agreement dated March 27, 2017 between Mr. Miller and the Company (the “Separation Agreement”). The parties also agreed that a total of $340,751.40 will be paid to Mr. Miller pursuant to distribution equivalent rights with respect to those units.

In connection with entering into the Agreement, Mr. Miller resigned as a director of the Board. The Company paid Mr. Miller his distribution equivalent rights in October 2018 and issued the vested units in February 2019, after it had filed all reports it was required to file under the Securities Exchange Act of 1934, as amended. The Agreement also included a customary release by Mr. Miller of any further claims with respect to the 2019 Plan, including the referenced awards, and any right to appoint a “Founder Director” under the terms of the Company’s

Second Amended and Restated Limited Liability Company Agreement, as amended. During 2018 and 2019, Mr. Miller received $528,000 and $467,000, respectively as additional cash severance pursuant to the terms of the Separation Agreement.

PARENTS OF SMALLER REPORTING COMPANIES

As a smaller reporting company, we are required to list all “parents” of the Company showing the basis of control and, as to each such parent, the percentage of voting securities owned or other basis of control by its immediate parent. For this purpose, a “parent” is an affiliate that, directly or indirectly through one or more intermediaries, controls an entity. The only person that we believe is or may be deemed to be a “parent” of the Company is Axar Capital Management, LP based on (i) its ownership of 49,517,272, or approximately 52.4%, of our outstanding common stock and (ii) the fact that Andrew M. Axelrod, the Chairman of our Board, is the sole member of the general partner of Axar Capital Management, LP.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees paid or accrued for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements for fiscal years 2019 and 2018, along with audit-related services and all other services rendered by Grant Thornton LLP for fiscal years 2019 and 2018:

	Years Ended December 31,
	2019	2018
Audit fees	$1,832,040	$2,299,550
Audit-related fees	262,338	—
Tax fees	—	84,250

	$2,094,378	$2,383,800

The category of “Audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC, such as the issuance of comfort letters and consents. The decrease in fees in 2019 was primarily the result of non-recurring fees for audit work performed in 2018 with regards to the implementation of ASC 606 and out-of-scope procedures.

The category of “Audit-related fees” includes fees for services related to providing consents for our various registration statements.

The category of “Tax fees” includes fees for the consultation and preparation of federal, state and local tax returns, as well as consultation on tax compliance matters.

All above audit services, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of each firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

PART IV

ITEM 15.	EXHIBITS INDEX AND FINANCIAL STATEMENT SCHEDULES

(a)	Financial Statements

(1)	The following financial statements of StoneMor Inc. are included in Part II, Item 8. Financial Statements and Supplementary Data:

Reports of Independent Registered Public Accounting Firms

Consolidated Balance Sheets as of December 31, 2019 and 2018

Consolidated Statements of Operations for the years ended December 31, 2019 and 2018

Consolidated Statements of Owners’ Equity for the years ended December 31, 2019 and 2018

Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018

Notes to Consolidated Financial Statements

(2)	Other schedules have not been included either because they are not applicable or because the information is included elsewhere in this Annual Report on Form 10-K (the “Annual Report”).

(b)

The documents listed in the Exhibit Index of this Annual Report are filed with or incorporated by reference in this Annual Report, in each case as indicated therein (numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

3.1*	Certificate of Incorporation of StoneMor Inc.	8-K	3.1	December 31, 2019

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock of StoneMor Inc.

3.3*	Bylaws of StoneMor Inc.	8-K	3.2	December 31, 2019

4.1*	Indenture dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the initial purchasers named therein, the guarantors named therein and Wilmington Trust, National Association, as trustee, including the form of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024	8-K	4.1	June 28, 2019

4.2*	First Supplemental Indenture, dated as of December 31, 2019, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., StoneMor Inc., the Subsidiary Guarantors and Wilmington Trust, National Association	8-K	4.1	December 31, 2019

4.3	Second Supplemental Indenture, dated as of January 30, 2020, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., StoneMor Inc., StoneMor LP Holdings, LLC and Wilmington Trust, National Association

4.4*	Third Supplemental Indenture, dated as of April 1, 2020, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc. and Wilmington Trust, National Association	8-K	4.1	April 2, 2020

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

4.5*	Form of 9.875%/11.500% Senior Secured PIK Toggle Note due 2024 (included in Exhibit 4.1)	8-K	4.2	June 28, 2019

4.6*	Collateral Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent	8-K	4.3	June 28, 2019

4.7	Supplement to Collateral Agreement dated January 30, 2020 by StoneMor LP Holdings, LLC to Collateral Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent

4.8*	Registration Rights Agreement dated June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors name therein and the initial purchasers named therein	8-K	4.4	June 28, 2019

4.9	Description of Common Stock

10.1*	Omnibus Agreement by and among McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P., MDC Management Company IV, LLC, Delta Fund LLC, Cornerstone Family Services LLC, CFSI LLC, StoneMor Partners L.P., StoneMor GP LLC, StoneMor Operating LLC, dated as of September 20, 2004	10-Q	10.4	September 30, 2004

10.2*	Amendment No. 1 to Omnibus Agreement entered into on, and effective as of, January 24, 2011 by and among MDC IV Trust U/T/A November 30, 2010, MDC IV Associates Trust U/T/A November 30, 2010, Delta Trust U/T/A November 30, 2010 (successors respectively to McCown De Leeuw & Co. IV, L.P., a California limited partnership, McCown De Leeuw IV Associates, L.P., a California limited partnership, Delta Fund LLC, a California limited liability company, and MDC Management Company IV, LLC, a California limited liability company), Cornerstone Family Services LLC, a Delaware limited liability company, CFSI LLC, a Delaware limited liability company, StoneMor Partners L.P., a Delaware limited partnership, StoneMor GP LLC, a Delaware limited liability company, for itself and on behalf of the Partnership in its capacity as general partner of the Partnership, and StoneMor Operating LLC, a Delaware limited liability company	8-K	10.1	January 28, 2011

10.3*	Lease Agreement, dated as of September 26, 2013, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor	8-K	10.1	October 2, 2013

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

10.4*	Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor	8-K	10.1	March 26, 2014

10.5*	Amendment No. 2 to Lease Agreement, dated as of May 28, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P.	10-Q	10.3	August 8, 2014

10.6*	Registration Rights Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., StoneMor GP LLC, SMP SPV LLC, Star V Partners LLC, Blackwell Partners LLC—Series E, David Miller, MPF Investco 6, LLC, MPF Investco 7, LLC, MPF Investco 8, LLC, The Mangrove Partners Fund, L.P. and The Mangrove Partners Fund (Cayman Partnership), L.P.	8-K	10.2	June 28, 2019

10.7*	Registration Rights Agreement dated as of January 30, 2020 by and among StoneMor Inc., American Cemeteries Infrastructure Investors, LLC, StoneMor GP Holdings, LLC and certain funds and managed accounts for which Axar Capital Management, LP serves as investment manager	8-K	10.1	February 4, 2020

10.8*	Asset Sale Agreement dated as of December 4, 2019 by and among Carriage Funeral Holdings, Inc., StoneMor California Subsidiary, Inc. and StoneMor California, Inc.	8-K	2.1	December 5, 2019

10.9*	Series A Preferred Unit Purchase Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., SMP SPV LLC, Star V Partners LLC, Blackwell Partners LLC—Series E, David Miller, MPF Investco 6, LLC, MPF Investco 7, LLC, MPF Investco 8, LLC, The Mangrove Partners Fund, L.P. and The Mangrove Partners Fund (Cayman Partnership), L.P.	8-K	10.1	June 28, 2019

10.10	Nomination and Director Voting Agreement dated as of September 27, 2018 by and among StoneMor GP LLC, Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd., StoneMor GP Holdings, LLC and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC.

10.11	First Amendment to Nomination and Director Voting Agreement dated as of February 4, 2019 by and among StoneMor GP LLC, Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd., StoneMor GP Holdings, LLC and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

10.12	Second Amendment to Nomination and Director Voting Agreement dated as of Juke 27. 2019 by and among StoneMor GP LLC, Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd., StoneMor GP Holdings, LLC and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC.

10.13†*	Form of Indemnification Agreement by and between StoneMor GP LLC and Lawrence Miller, Robert B. Hellman, Jr., Fenton R. Talbott, Martin R. Lautman, William Shane, Allen R. Freedman, effective September 20, 2004	10-Q	10.9	November 15, 2004

10.14†*	Form of Indemnification Agreement by and between StoneMor GP LLC and Howard Carver and Peter Grunebaum, effective February 16, 2007	10-Q	10.9	November 15, 2004

10.15†*	Form of Indemnification Agreement by and between StoneMor GP LLC and Leo J. Pound and Jonathan Contos, dated February 26, 2015	10-Q	10.1	May 8, 2015

10.16†*	Indemnification Agreement, dated May 16, 2017, by and between StoneMor GP LLC and R. Paul Grady	8-K	10.2	May 22, 2017

10.17†*	Indemnification Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Mark Miller	8-K	10.4	May 22, 2017

10.18†*	Indemnification Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Robert A. Sick	8-K	10.5	May 22, 2017

10.19†*	Indemnification Agreement effective June 15, 2018 by and between StoneMor GP LLC and Patricia Wellenbach	8-K	10.6	June 18, 2018

10.20†*	Indemnification Agreement effective June 15, 2018 by and between StoneMor GP LLC and Stephen J. Negrotti	8-K	10.7	June 18, 2018

10.21†*	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod	8-K	10.8	July 22, 2019

10.22†*	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and Spencer E. Goldenberg	8-K	10.9	July 22, 2019

10.23†*	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and David Miller	8-K	10.10	July 22, 2019

10.24†*	Form of StoneMor Inc. Indemnification Agreement	8-K	10.1	December 31, 2019

10.25†*	Employment Agreement by and between Joseph M. Redling and StoneMor GP LLC, dated June 29, 2018	8-K	10.1	July 3, 2018

10.26†*	Employment Agreement dated September 19, 2019 by and between StoneMor GP LLC and Jeffrey DiGiovanni	8-K	10.3	September 19, 2019

10.27†*	Employment Agreement by and between Austin K. So and StoneMor GP LLC, dated June 15, 2018	8-K	10.3	June 18, 2018

10.28†*	StoneMor Amended and Restated 2019 Long-Term Incentive Plan	8-K	10.1	April 2, 2019

10.29†*	First Amendment to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan	8-K	10.1	December 20, 2019

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

10.30†*	Director Restricted Phantom Unit Agreement by and between StoneMor GP LLC and Andrew M. Axelrod	8-K	10.5	July 22, 2019

10.31†	Amendment to Director Restricted Phantom Unit Agreement dated November 7, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod

10.32†*	Director Restricted Phantom Unit Agreement by and between StoneMor GP LLC and Spencer E. Goldenberg	8-K	10.6	July 22, 2019

10.33†*	Director Restricted Phantom Unit Agreement by and between StoneMor GP LLC and David Miller	8-K	10.7	July 22, 2019

10.34†*	Director Restricted Phantom Unit Agreement effective June 15, 2018 by and between StoneMor GP LLC and Stephen J. Negrotti	8-K	10.5	June 18, 2018

10.35†*	Director Restricted Phantom Unit Agreement effective June 15, 2018 by and between StoneMor GP LLC and Patricia D. Wellenbach	8-K	10.4	June 18, 2018

10.36†*	Executive Restricted Unit Award Agreement dated July 18, 2018 by and between StoneMor GP LLC and Joseph M. Redling	8-K	10.1	July 24, 2018

10.37†	Form of StoneMor Amended and Restated 2019 Long-Term Incentive Plan Option Agreement

10.38†*	Severance Agreement and General Release and Waiver of Claims by and among StoneMor GP LLC and Garry P. Herdler	8-K	10.2	September 19, 2019

10.39†*	Employment Agreement dated April 10, 2019 by and between StoneMor GP LLC and Garry P. Herdler	8-K	10.1	April 16, 2019

10.40†*	Retirement Agreement dated as of April 10, 2019 by and between Mark L. Miller and StoneMor GP LLC	8-K	10.3	April 16, 2019

10.41†*	Employment Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Mark Miller	8-K	10.3	May 22, 2017

10.42†*	Separation Agreement by and among StoneMor GP LLC and James Ford	8-K	10.4	September 19, 2019

10.43†*	Employment Agreement dated March 1, 2018 by and between StoneMor GP LLC and James Ford	8-K	10.1	March 2, 2018

10.44*	Letter Agreement dated April 1, 2020 by and between Axar Capital Management, LP and StoneMor Inc.	8-K	10.1	April 2, 2020

10.45	Series A Preferred Stock Purchase Agreement dated April 3, 2020 by and among StoneMor, Inc., Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC—Series E

10.46	Master Services Agreement (Unionized Locations) dated April 2, 2020 by and between StoneMor Operating LLC and Rickert Landscaping, Inc.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

10.47	Master Services Agreement dated April 2, 2020 by and between StoneMor Operating LLC and Moon Landscaping, Inc.

21.1	Subsidiaries of Registrant

31.1	Certification pursuant to Exchange Act Rule 13a-14(a) of Joseph M. Redling, President and Chief Executive Officer

31.2	Certification pursuant to Exchange Act Rule 13a-14(a) of Jeffrey DiGiovanni, Chief Financial Officer and Senior Vice President

32.1	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and Exchange Act Rule 13a-14(b) of Joseph M. Redling, President and Chief Executive Officer

32.2	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and Exchange Act Rule 13a-14(b) of Jeffrey DiGiovanni, Chief Financial Officer and Senior Vice President

101	Attached as Exhibit 101 to this report are the following Interactive Data Files formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets as of December 31, 2019 and 2018; (ii) Consolidated Statements of Operations for the years ended December 31, 2019 and 2018; (iii) Consolidated Statements of Owners’ Equity; (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018; and (v) Notes to the Consolidated Financial Statements. Users of this data are advised pursuant to Rule 401 of Regulation S-T that the information contained in the XBRL documents is unaudited and these are not the official publicly filed financial statements of StoneMor Inc.

*	Incorporated by reference, as indicated
†	Management contract, compensatory plan or arrangement

ITEM 16.	FORM 10-K SUMMARY

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STONEMOR INC.

April 7, 2020	By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Joseph M. Redling Joseph M. Redling (Principal Executive Officer)	President and Chief Executive Officer and Director	April 7, 2020

/s/ Jeffrey DiGiovanni Jeffrey DiGiovanni (Principal Financial and Accounting Officer)	Senior Vice President and Chief Financial Officer	April 7, 2020

/s/ Andrew Axelrod Andrew Axelrod	Chairman of the Board	April 7, 2020

/s/ Robert B. Hellman, Jr. Robert B. Hellman, Jr.	Director	April 7, 2020

/s/ Spender Goldberg Spencer Goldberg	Director	April 7, 2020

/s/ David Miller David Miller	Director	April 7, 2020

/s/ Stephen J. Negrotti Stephen J. Negrotti	Director	April 7, 2020

/s/ Patricia D. Wellenbach Patricia D. Wellenbach	Director	April 7, 2020

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2020

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to                     .

Commission File Number: 001-39172

STONEMOR INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0103152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3600 Horizon Boulevard Trevose, Pennsylvania	19053
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (215) 826-2800

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	STON	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.     Yes  ☐    No  ☐

The number of the registrant’s outstanding common stock at May 13, 2020 was 94,506,848.

FORM 10-Q OF STONEMOR INC.

PART 1 – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

STONEMOR INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$27,066	$34,867
Restricted cash	20,400	21,900
Accounts receivable, net of allowance	55,516	55,794
Prepaid expenses	6,649	4,778
Assets held for sale	77,850	23,858
Other current assets	13,593	17,142

Total current assets	201,074	158,339

Long-term accounts receivable, net of allowance	71,474	75,549
Cemetery property	303,628	320,605
Property and equipment, net of accumulated depreciation	93,472	103,400
Merchandise trusts, restricted, at fair value	437,638	517,192
Perpetual care trusts, restricted, at fair value	284,832	343,619
Deferred selling and obtaining costs	113,611	114,944
Deferred tax assets	87	81
Intangible assets	55,942	56,246
Other assets	26,661	29,393

Total assets	$1,588,419	$1,719,368

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$49,941	$55,134
Liabilities held for sale	52,437	20,668
Accrued interest	117	125
Current portion, long-term debt	2,139	374

Total current liabilities	104,634	76,301
Long-term debt, net of deferred financing costs	341,443	367,963
Deferred revenues	867,407	949,375
Deferred tax liabilities	35,847	34,613
Perpetual care trust corpus	284,832	343,619
Other long-term liabilities	47,368	49,987

Total liabilities	1,681,531	1,821,858

Commitments and contingencies
Owners’ equity:
Common stock, par value $0.01 per share, 200,000,000 shares authorized, 94,477,102 and 94,447,356 shares issued and outstanding, respectively	944	944
Paid-in capital in excess of par value	(103,059)	(103,434)
Retained earnings	9,003	—

Total owners’ equity	(93,112)	(102,490)

Total liabilities and owners’ equity	$1,588,419	$1,719,368

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

STONEMOR INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share and per unit data)

	Three Months Ended March 31,
	2020	2019
Revenues:
Cemetery:
Interments	$15,954	$15,944
Merchandise	15,166	16,541
Services	15,560	15,967
Investment and other	11,386	9,458
Funeral home:
Merchandise	6,568	6,275
Services	6,611	7,284

Total revenues	71,245	71,469

Costs and Expenses:
Cost of goods sold	9,925	9,743
Cemetery expense	17,848	17,247
Selling expense	13,049	14,733
General and administrative expense	10,316	11,439
Corporate overhead	8,501	13,413
Depreciation and amortization	2,459	2,757
Funeral home expenses:
Merchandise	1,776	2,317
Services	5,397	5,553
Other	3,485	3,630

Total costs and expenses	72,756	80,832

Gain on sale of businesses	24,086	—

Operating income (loss)	22,575	(9,363)
Interest expense	(12,284)	(13,171)

Income (loss) from operations before income taxes	10,291	(22,534)
Income tax expense	(1,288)	—

Net income (loss)	$9,003	$(22,534)

Net income (loss) per common share (basic)(1)	$0.10	$(0.59)
Net income (loss) per common share (diluted)(1)	$0.10	$(0.59)
Weighted average number of common shares outstanding—basic(2)	94,472	38,031
Weighted average number of common shares outstanding—diluted(2)	94,472	38,031

(1)

For the three months ended March 31, 2020, represents net income divided by weighted average number of common shares outstanding and for the three months ended March 31, 2019, represents net loss divided by weighted average number of common limited partner units outstanding.

(2)

For the three months ended March 31, 2020, represents weighted average number of common shares outstanding and for the three months ended March 31, 2019, represents weighted average number of common limited partner units outstanding.

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

STONEMOR INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(in thousands, except units and shares)

	Common Stock		Paid-in Capital in Excess of Par Value	Retained Earnings	Total
	Number of Common Shares	Par Value of Common Shares
Three Months Ended March 31, 2020
December 31, 2019	94,447,356	$944	$(103,434)	$—	$(102,490)
Common stock awards under incentive plans	29,746	—	375	—	375
Net income	—	—	—	9,003	9,003

March 31, 2020	94,477,102	$944	$(103,059)	$9,003	$(93,112)

	Partners’ Deficit
	Outstanding Common Units	Common Limited Partners	General Partner	Total
Three Months Ended March 31, 2019
December 31, 2018	37,958,645	$(2,570)	$(4,008)	$(6,578)
Common unit awards under incentive plans	301,826	277	—	277
Net loss	—	(22,300)	(234)	(22,534)

March 31, 2019	38,260,471	$(24,593)	$(4,242)	$(28,835)

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

STONEMOR INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$9,003	$(22,534)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Cost of lots sold	1,296	1,522
Depreciation and amortization	2,459	2,757
Provision for bad debt	1,144	2,042
Non-cash compensation expense	375	277
Non-cash interest expense	5,260	4,429
Gain on sale of businesses	(24,086)	—
Changes in assets and liabilities:
Accounts receivable, net of allowance	(1,595)	(1,965)
Merchandise trust fund	(1,829)	(5,990)
Other assets	2,338	(4,382)
Deferred selling and obtaining costs	(1,178)	17
Deferred revenues	6,434	8,584
Deferred taxes, net	1,228	—
Payables and other liabilities	(6,087)	2,140

Net cash used in operating activities	(5,238)	(13,103)

Cash Flows From Investing Activities:
Cash paid for capital expenditures	(2,073)	(1,903)
Proceeds from divestitures	28,190	—

Net cash provided by (used in) investing activities	26,117	(1,903)

Cash Flows From Financing Activities:
Proceeds from borrowings	2,639	24,562
Repayments of debt	(32,181)	(253)
Principal payment on finance leases	(425)	(366)
Cost of financing activities	(213)	(2,636)

Net cash (used in) provided by financing activities	(30,180)	21,307

Net (decrease) increase in cash, cash equivalents and restricted cash	(9,301)	6,301
Cash, cash equivalents and restricted cash—Beginning of period	56,767	18,147

Cash, cash equivalents and restricted cash—End of period	$47,466	$24,448

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$7,015	$2,842
Cash paid during the period for income taxes	—	41
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$848	$932
Operating cash flows from finance leases	116	116
Financing cash flows from finance leases	425	366
Non-cash investing and financing activities:
Acquisition of assets by financing	$—	$1,314
Net transfers within assets held for sale	80,822	—
Accrued paid-in-kind interest on Senior Secured Notes	3,615	—

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

STONEMOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	GENERAL

Effective as of December 31, 2019, pursuant to that certain Merger and Reorganization Agreement (as amended, the “Merger Agreement”) by and among StoneMor GP LLC (“StoneMor GP”), a Delaware limited liability company and the general partner of StoneMor Partners L.P. (the “Partnership”), the Partnership, StoneMor GP Holdings LLC, a Delaware limited liability company and formerly the sole member of GP (“GP Holdings”) and Hans Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of GP (“Merger Sub”), GP converted from a Delaware limited liability company into a Delaware corporation named StoneMor Inc. (the “Company”) and Merger Sub was merged with and into the Partnership (the “Merger”). The Company is the successor registrant to the Partnership pursuant to Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As used in this Quarterly Report on Form 10-Q (the “Quarterly Report”), unless the context otherwise requires, references to the terms the “Company,” “StoneMor,” “we,” “us,” and “our” refer to StoneMor Inc. and its consolidated subsidiaries for all periods from and after the Merger and to StoneMor Partners L.P. and its consolidated subsidiaries for all periods prior to the Merger.

Nature of Operations

The Company is a provider of funeral and cemetery products and services in the death care industry in the United States. As of March 31, 2020, the Company operated 319 cemeteries in 27 states and Puerto Rico, of which 289 were owned and 30 were operated under lease, management or operating agreements. The Company also owned and operated 88 funeral homes, including 41 located on the grounds of cemetery properties that the Company owned, in 17 states and Puerto Rico.

The Company’s cemeteries provide cemetery property interment rights, such as burial lots, lawn and mausoleum crypts, and cremation niches. Cemetery merchandise is comprised of burial vaults, caskets, grave markers and memorials. Cemetery services include the installation of this merchandise and other service items. The Company sells these products and services both at the time of death, which is referred to as at-need, and prior to the time of death, which is referred to as pre-need.

The Company’s funeral home services include family consultation, the removal and preparation of remains, insurance products and the use of funeral home facilities for visitation and memorial services.

C-Corporation Conversion

On December 31, 2019, pursuant to the terms of the Merger Agreement, the Company completed the following series of reorganization transactions (which the Company sometimes refer to collectively as the “C-Corporation Conversion”):

•	GP Holdings contributed its entire equity interest in the Partnership to StoneMor GP and, in exchange, ultimately received an aggregate of 5,099,969 shares of the Company’s common stock;

•

StoneMor GP contributed the common units in the Partnership it received from GP Holdings to StoneMor LP Holdings, LLC (“LP Sub”), a Delaware limited liability company and wholly-owned subsidiary of StoneMor GP;

•

Merger Sub merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership, and pursuant to which each outstanding Series A Convertible Preferred Unit (defined within) and Common Unit (defined within) (other than the common units held by LP Sub) was converted into the right to receive one share of the Company’s common stock; and

•	StoneMor GP converted from a Delaware limited liability company to a Delaware corporation called StoneMor Inc.

As a result of the C-Corporation Conversion, the Company remains the general partner of the Partnership and LP Sub is the sole limited partner of the Partnership such that, directly or indirectly, the Company owns 100% of the interests in the Partnership.

The C-Corporation Conversion represented a transaction between entities under common control and was accounted for similarly to pooling of interests in a business combination. The common stock of the Company issued to the holders of the common units and preferred units of the Partnership and to GP Holdings for its general partner interest in the Partnership was recognized by the Company at the carrying value of the equity interests in the Partnership. In addition, the Company became the successor and the Partnership the predecessor for the purposes of financial reporting.

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements, which are unaudited, have been prepared in accordance with the requirements of the Quarterly Report on Form 10-Q and Generally Accepted Accounting Principles (“GAAP”) for interim reporting. They do not include all disclosures normally made in financial statements contained in Annual Reports on Form 10-K. In management’s opinion, all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods disclosed have been made. The balance sheet at December 31, 2019 has been derived from the audited consolidated financial statement as of December 31, 2019, as presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with Securities and Exchange Commission (“SEC”) on April 7, 2020 (the “Annual Report”). The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the related notes thereto presented in the Annual Report. The results of operations for the three months ended March 31, 2020 may not necessarily be indicative of the results of operations for the full year ending December 31, 2020.

The unaudited condensed consolidated financial statements include the accounts of each of the Company’s 100% owned subsidiaries. These statements also include the accounts of the merchandise and perpetual care trusts in which the Company has a variable interest and is the primary beneficiary. The Company operates 30 cemeteries under long-term leases, operating agreements and management agreements. The operations of 16 of these managed cemeteries have been consolidated.

The Company operates 14 cemeteries under long-term leases and other agreements that do not qualify as acquisitions for accounting purposes. As a result, the Company did not consolidate all of the existing assets and liabilities related to these cemeteries. The Company has consolidated the existing assets and liabilities of the merchandise and perpetual care trusts associated with these cemeteries as variable interest entities, since the Company controls and receives the benefits and absorbs any losses from operating these trusts. Under the long-term leases, and other agreements associated with these properties, which are subject to certain termination provisions, the Company is the exclusive operator of these cemeteries and earns revenues related to sales of merchandise, services and interment rights and incurs expenses related to such sales, including the maintenance and upkeep of these cemeteries. Upon termination of these agreements, the Company will retain all of the benefits and related contractual obligations incurred from sales generated during the agreement period. The Company has also recognized the existing customer contract-related performance obligations that it assumed as part of these agreements.

COVID-19 and Business Interruption

The outbreak of COVID-19, which has reached pandemic proportions (“COVID-19 Pandemic”), poses a significant threat to the health and economic wellbeing of the Company’s employees, customers and vendors. The Company’s operations have been deemed essential by the state and local governments in which it operates, with the exception of Puerto Rico, and the Company is actively working with federal, state and local government officials to ensure that it continues to satisfy their requirements for offering the Company’s essential services. The operation of all of the Company’s facilities is critically dependent on the Company’s employees who staff these locations. To ensure the wellbeing of the Company’s employees and their families, the Company has provided every employee of the Company with detailed health and safety literature on COVID-19, such as the Centers for Disease Control and Prevention (the “CDC”)’s industry-specific guidelines for working with the deceased who were and may have been infected with COVID-19. In addition, the Company’s procurement and safety teams have updated and developed new safety-oriented guidelines to support daily field operations and continue to provide personal protection equipment to those employees whose positions necessitate them, and the Company has implemented work from home policies at the Company’s corporate office consistent with the CDC’s guidance to reduce the risks of exposure to COVID-19 while still supporting the families that we serve. The Company has not experienced any significant disruptions to its business as a result of the work from home policies in its corporate office.

The Company’s marketing and sales team quickly responded to the sales challenges presented by the COVID-19 Pandemic by implementing virtual meeting options using a variety of web-based tools to ensure that the Company’s sales personnel can continue to connect with and meet the needs of the Company’s customers in a safe, effective and productive manner. Some of the Company’s locations are providing live video streaming of their funeral and burial services to customers or providing other alternatives that respect social distancing, so that family and friends can connect during their time of grief.

Like most businesses world-wide, the COVID-19 Pandemic has impacted the Company financially. Over the last two weeks of the quarter, the Company saw its pre-need sales and at-need sales activity decline as Americans practiced social distancing and crowd size restrictions were put in place. In addition, the Company’s pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. While the Company expects its pre-need sales to be challenged during the COVID-19 Pandemic, the Company believes the implementation of its virtual meeting tools is one of several key steps to mitigate this disruption. In addition, the Company expects that throughout this disruption its cemeteries and funeral homes will remain open and available to serve its families in all the locations in which it operates to the extent permitted by local authorities, with the exception of Puerto Rico.

The Company expects the COVID-19 Pandemic to continue to have an adverse effect on its results of operations and cash flows, however the Company cannot presently predict, with certainty, the scope and severity of that impact. The Company may incur additional costs related to the implementation of prescribed safety protocols related to the COVID-19 Pandemic. In the event there are confirmed diagnoses of COVID-19 within a significant number of the Company’s facilities, the Company may incur costs related to the closing and subsequent cleaning of these facilities and the ability to adequately staff the impacted sites. As a result of the implications of COVID-19, the Company assessed long-lived assets for impairment and concluded no assets were impaired as of March 31, 2020.

Sources and Uses of Liquidity

The Company’s primary sources of liquidity are cash generated from operations and proceeds from asset sales. The Company’s primary cash requirements, in addition to normal operating expenses, are for capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service. In general, as part of its operating strategy, the Company expects to fund:

•	working capital deficits through available cash, cash generated from operations, proceeds from asset sales and proceeds from equity offerings;

•

expansion capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service obligations through available cash, cash generated from operations or proceeds from asset sales. Amounts contributed to the merchandise trust funds will be withdrawn at the time of the delivery of the product or service sold to which the contribution related (see “Summary of Significant Accounting Policies” section below regarding revenue recognition), which will reduce the amount of additional borrowings or asset sales needed; and

•	any maintenance capital expenditures through available cash and cash flows from operating activities.

While the Company relies heavily on its available cash and cash flows from operating activities to execute its operational strategy and meet its financial commitments and other short-term financial needs, the Company cannot be certain that sufficient capital will be generated through operations or be available to the Company to the extent required and on acceptable terms. The Company has experienced negative financial trends, including use of cash in operating activities, which, when considered in the aggregate, could raise substantial doubt about the Company’s ability to continue as a going concern. These negative financial trends include:

•

the Company has continued to generate negative cash flow from operating activities through March 31, 2020, due to an increased competitive environment and increases in professional fees and compliance costs; and

•

a decline in billings coupled with the increase in professional, compliance and consulting expenses that tightened the Company’s liquidity position and increased reliance on long-term financial obligations.

During 2019 and 2020, the Company implemented (and will continue to implement) various actions to improve profitability and cash flows to fund operations. A summary of these actions is as follows:

•

sold an aggregate of 52,083,333 Preferred Units for an aggregate purchase price of $57.5 million and completed a private placement of $385.0 million of the Senior Secured Notes in June 2019. The net proceeds of both transactions were used to fully repay the then-outstanding senior notes due in June 2021 and retire the Company’s revolving credit facility that was due in May 2020;

•	manage recurring operating expenses, seek to limit non-recurring operating expenses and implement cost reduction initiatives to minimize the impact of the COVID-19 Pandemic on the Company; and

•	identify and complete sales of select assets to provide supplemental liquidity.

See Note 18 Subsequent Events for a discussion of additional actions taken by the Company subsequent to March 31, 2020.

In addition, there is no certainty that the Company’s actual operating performance and cash flows will not be substantially different from forecasted results and no certainty the Company will not need amendments to the Indenture in the future or that any such amendments will be available on terms acceptable to the Company or at all. Factors that could impact the significant assumptions used by the Company in assessing its ability to satisfy its financial covenants include the following:

•	operating performance not meeting reasonably expected forecasts, including the effects of the COVID-19 Pandemic on the Company’s operations;

•	failing to generate profitable sales;

•	investments in the Company’s trust funds experiencing significant declines due to factors outside its control;

•	being unable to compete successfully with other cemeteries and funeral homes in the Company’s markets;

•	the number of deaths in the Company’s markets declining; and

•	an adverse change in the mix of funeral and cemetery revenues between burials and cremations.

If the Company’s planned, implemented and not yet implemented actions are not successful in generating sustainable cash savings for the Company, or the Company fails to improve its operating performance and cash flows or the Company is not able to comply with the covenants under the Indenture, the Company may be forced to limit its business activities, limit its ability to implement further modifications to its operations or limit the effectiveness of some actions that are included in its forecasts, amend its Indenture and/or seek other sources of capital, and the Company may be unable to continue as a going concern. Additionally, a failure to generate additional liquidity could negatively impact the Company’s access to inventory or services that are important to the operation of the Company’s business. Any of these events may have a material adverse effect on the Company’s results of operations and financial condition, and limit the Company’s ability to continue as a going concern.

Based on the Company’s forecasted operating performance, planned actions to improve the Company’s profitability and cash flows, the execution of the Supplemental Indenture and the Axar Commitment (see Note 18 Subsequent Events for explanation of defined terms and additional information) and the consummation of the transactions contemplated thereby, including receipt of not less than $17.0 million in proceeds from the contemplated rights offering, together with plans to file its financial statements on a timely basis consistent with the debt covenants and commitment to filing its periodic reports on a timely basis consistent with the debt covenants, the Company does not believe it is probable that it will breach the covenants under the Indenture or be unable to continue as a going concern for the next twelve-month period. As such, the unaudited condensed consolidated financial statements for the three months ended March 31, 2020 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments, if any, that would be necessary should the Company be required to liquidate its assets.

Summary of Significant Accounting Policies

Refer to Note 1 General to the Company’s audited consolidated financial statements included in Item 8 of its Annual Report for the complete summary of significant accounting policies.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions as described in its Annual Report. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. As a result, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the time they are acquired to be cash equivalents. Cash and Cash Equivalents was $27.1 million and $34.9 million as of March 31, 2020 and December 31, 2019, respectively.

Restricted Cash

Cash that is restricted from withdrawal or use under the terms of certain contractual agreements is recorded as restricted cash. Restricted cash was $20.4 million and $21.9 million as of March 31, 2020 and December 31, 2019, respectively, which primarily related to cash collateralization of the Company’s letters of credit and surety bonds, and at December 31, 2019 also included a $5.0 million refundable deposit received in connection with the sale of one of the Company’s properties.

Revenue

The Company’s revenues are derived from contracts with customers through sale and delivery of death care products and services. Primary sources of revenue are derived from (1) cemetery and funeral home operations generated both at-need and pre-need, which are classified on the unaudited condensed consolidated statements of operations as Interments, Merchandise and Services, (2) investment income, which includes income earned on assets maintained in perpetual care and merchandise trusts related to pre-need sales of cemetery and funeral home merchandise and services that are required to be maintained in the trust by state law and (3) interest earned on pre-need installment contracts. Investment income is presented within Investment and other for Cemetery revenue and Services for Funeral home revenue. Revenue is measured based on the consideration specified in a contract with a customer and is net of any sales incentives and amounts collected on behalf of third parties. Pre-need contracts are price guaranteed, providing for future merchandise and services at prices prevailing when the agreements are signed.

Investment income is earned on certain payments received from customers on pre-need contracts, which are required by law to be deposited into the merchandise and service trusts. Amounts are withdrawn from the merchandise trusts when the Company fulfills the performance obligations. Earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in total transaction price. Pre-need contracts are generally subject to financing arrangements on an installment basis, with a contractual term not to exceed 60 months. Interest income is recognized utilizing the effective interest method. For those contracts that do not bear a market rate of interest, the Company imputes such interest based upon the prime rate at the time of origination plus 375 basis points in order to segregate the principal and interest component of the total contract value. The Company has elected to not adjust the transaction price for the effects of a significant financing component for contracts that have payment terms under one year.

At the time of a non-cancellable pre-need sale, the Company records an account receivable in an amount equal to the total contract value less unearned finance income and any cash deposit paid. The revenue from both the sales and interest income from trusted funds are deferred until the merchandise is delivered or the services are performed. For a sale in a cancellable state, an account receivable is only recorded to the extent control has transferred to the customer for interment rights, merchandise or services for which the Company has not collected cash. The amounts collected from customers in states in which pre-need contracts are cancellable may be subject to refund provisions. The Company estimates the fair value of its refund obligation under such contracts on a quarterly basis and records such obligations within other long-term liabilities line item on its consolidated balance sheets.

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue in the amount to which the Company expect to be entitled to when it satisfies a performance obligation by transferring control over a product or service to a customer. The Company only recognizes amounts due from a customer for unfulfilled performance obligations on a cancellable pre-need contract to the extent that control has transferred to the customer for interments, merchandise or services for which the Company has not collected cash. The Company defers the recognition of any nonrefundable up-front fees and incremental direct selling costs associated with its sales contracts with a customer (i.e., commissions and bonuses) until the underlying goods or services have been delivered to the customer if the amortization period associated with the deferred nonrefundable up-front fees and incremental direct selling is greater than a year; otherwise, these nonrefundable up-front fees and incremental direct selling costs are expensed immediately. Incremental direct selling costs are recognized by specific identification. The Company calculates the deferred selling costs asset by dividing total deferred selling and obtaining expenses by total deferrable revenues and multiplying such percentage by the periodic change in gross deferred revenues. Such costs are recognized when the associated performance obligation is fulfilled based upon the net change in deferred revenues. All other selling costs are expensed as incurred.

In addition, the Company maintains a reserve representing the fair value of the refund obligation that may arise due to state law provisions that include a guarantee of customer funds collected on unfulfilled performance obligations and maintained in trust to the extent that the funds are refundable upon a customer’s exercise of any cancellation rights.

Sales taxes assessed by governmental authorities are excluded from revenue. Any shipping and handling costs that are incurred after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of goods sold.

Nature of Goods and Services

The following is a description of the principal activities within the Company’s two reportable segments from which the Company generates its revenue.

Cemetery Operations

The Company generates revenues in its Cemetery Operations segment principally from (1) providing rights to inter remains in a specific cemetery property inventory space such as burial lots and constructed mausoleum crypts (“Interments”), (2) sales of cemetery merchandise which includes markers (i.e., method of identifying a deceased person in a burial space, crypt or niche), base (i.e., the substrate upon which a marker is placed), vault (i.e., a container installed in the burial lot in which the casket is placed), caskets, cremation niches and other cemetery related items and (3) service revenues, including opening and closing, a service of digging and refilling burial spaces to install the burial vault and place the casket into the vault, cremation services and fees for installation of cemetery merchandise. Products and services may be sold separately or in packages. For packages, the Company accounts for individual products and services separately as they are distinct (i.e., the product or service is separately identifiable from other items in the package and the customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration (including any discounts) is allocated among separate products and services in a package based on their relative stand-alone selling prices. The stand-alone selling price is determined by management based upon local market conditions and reasonable ranges for both merchandise and services which is the best estimate of the stand-alone price. For items that are not sold separately (e.g., second interment rights), the Company estimates stand-alone selling prices using the best estimate of market value, using inputs such as average selling price and list price broken down by each geographic location. Additionally, the Company considers typical sales promotions that could have impacted the stand-alone selling price estimates.

Interments revenue is recognized when control transfers, which is when the property is available for use by the customer. For pre-construction mausoleum contracts, the Company only recognizes revenue once the property is constructed and the customer has obtained substantially all of the remaining benefits of the property.

Merchandise revenue and deferred investment earnings on merchandise trusts are recognized when a customer obtains control of the product. This usually occurs when the customer takes possession of the product (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse at no additional cost to the Company). The amount of revenue recognized is adjusted for expected refunds, which are estimated based on applicable law, general business practices and historical experience observed specific to the respective performance obligation. The estimate of the refund obligation is reevaluated on a quarterly basis. In addition, the Company is entitled to retain, in certain jurisdictions, a portion of collected customer payments when a customer cancels a pre-need contract; these amounts are also recognized in revenue at the time the contract is cancelled.

Service revenue is recognized when the services are performed, and the performance obligation is thereby satisfied.

The cost of goods sold related to merchandise and services reflects the actual cost of purchasing products and performing services and the value of cemetery property depleted through the recognized sales of interment rights.

The costs related to the sales of lots and crypts are determined systematically using a specific identification method under which the total value of the underlying cemetery property and the lots available to be sold at the location are used to determine the cost per lot.

Funeral Home Operations

The Company generates revenues in its Funeral Home Operations segment principally from (1) sales of funeral home merchandise which includes caskets and other funeral related items and (2) service revenues, which includes services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation and services of remembrance. The Funeral Home Operations segment also include revenues related to the sale of term and whole life insurance on an agency basis, in which the Company earns a commission from the sales of these policies. Insurance commission revenue is reported within service revenues. Products and services may be sold separately or in packages. For packages, the Company accounts for individual products and services separately as they are distinct (i.e., the product or service is separately identifiable from other items in the package and the customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration (including any discounts) is allocated among separate products and services based on their relative stand-alone selling prices. The relative stand-alone selling price is determined by management’s best estimate of the stand-alone price based upon the list price at each location. The revenue generated by the Company through its Funeral Home Operations segment is principally derived from at-need sales.

Merchandise revenue is recognized when a customer obtains control of the product. This usually occurs when the customer takes possession of the product (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse). The amount of revenue recognized is adjusted for expected refunds, which are estimated based on applicable law, general business practices and historical experience observed specific to the respective performance obligations. The estimate of the refund obligation is reevaluated on a quarterly basis.

Service revenue is recognized when the services are performed and the performance obligation is thereby satisfied.

Costs related to the delivery or performance of merchandise and services are charged to expense when merchandise is delivered or services are performed.

Deferred Revenues

Revenues from the sale of services and merchandise as well as any investment income from the merchandise trusts is deferred until such time that the services are performed or the merchandise is delivered. In addition, for amounts deferred on new contracts and investment income and unrealized gains on our merchandise trusts, deferred revenues include deferred revenues from pre-need sales that were entered into by entities prior to the Company’s acquisition of those entities or the assets of those entities. The Company provides for a profit margin for these deferred revenues to account for the projected future costs of delivering products and providing services on pre-need contracts that the Company acquired through acquisition. These revenues and their associated costs are recognized when the related merchandise is delivered or services are performed and are presented on a gross basis on the unaudited condensed consolidated statements of operations.

Accounts Receivable, Net of Allowance

The Company sells pre-need cemetery contracts whereby the customer enters into arrangements for future pre-need merchandise and services. These sales are usually made using interest-bearing installment contracts not to exceed 60 months. The interest income is recorded as revenue when the interest amount is considered realizable and collectible, which typically coincides with cash payment. Interest income is not recognized until payments are collected in accordance with the contract. At the time of a pre-need sale, the Company records an account receivable in an amount equal to the total contract value less unearned finance income, unfulfilled performance obligations on cancellable contracts and any cash deposit paid. The Company recognizes an allowance for doubtful accounts by applying a cancellation rate to amounts included in accounts receivable, which is recorded as a reduction in accounts receivable and a corresponding offset to deferred revenues. The cancellation rate is based on a five year average rate by each specific location. Management evaluates customer receivables for impairment based upon historical experience, including the age of the receivables and customers’ payment histories.

Leases

The Company leases a variety of assets throughout its organization, such as office space, funeral homes, warehouses and equipment. The Company has both operating and finance leases. The Company’s operating leases primarily include office space, funeral homes and equipment. The Company’s finance leases primarily consist of vehicles and certain IT equipment. The Company determines whether an arrangement is or contains a lease at the inception of the arrangement based on the facts and circumstances in each contract. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. For lease agreements with an initial term in excess of 12 months, the Company records the lease liability and Right of Use (“ROU”) asset at commencement date based upon the present value of the sum of the remaining minimum rental payments, which exclude executory costs. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received.

Certain leases provide the Company with the option to renew for additional periods, with renewal terms that can extend the lease term for periods ranging from 1 to 30 years. Where leases contain escalation clauses, rent abatements and/or concessions, the Company applies them in the determination of lease expense. The exercise of lease renewal options is at the Company’s sole discretion, and the Company is only including the renewal option in the lease term when the Company can be reasonably certain that the Company will exercise the additional options.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company evaluates the term of the lease, type of asset and its weighted average cost of capital to determine its incremental borrowing rate used to measure the ROU asset and lease liability.

The Company calculates operating lease expense ratably over the lease term plus any reasonably assured renewal periods. The Company considers reasonably assured renewal options, fixed escalation provisions and residual value guarantees in its calculation. Leasehold improvements are amortized over the shorter of the lease term or asset life, which may include renewal periods where the renewal is reasonably assured, and are included in the determination of straight-line rent expense. The depreciable life of assets and leasehold improvements are generally limited by the expected lease term.

The Company’s leases also typically have lease and non-lease components, which are generally accounted for separately and not included in the measurement of the ROU asset and lease liability.

Stock-Based Compensation

The Company has a long-term incentive plan under which it is authorized to grant stock-based compensation awards, such as restricted stock or restricted units to be settled in common stock and non-qualified stock options (“stock options”). The Company recognizes compensation expense in an amount equal to the fair value of the stock-based awards on the date of grant over the requisite service period. The fair value of restricted stock awards and restricted stock unit awards is determined based on the number of restricted stock or restricted stock units granted and the closing price of the Company’s common stock on the date of grant. The fair value of stock options is determined by applying the Black-Scholes model to the grant-date market value of the underlying common stock of the Company. The Company has elected to recognize forfeiture credits for these stock-based compensation awards as they are incurred, as this method best reflects actual stock-based compensation expense.

Tax deductions on the stock-based compensation awards are not realized until the stock-based compensation awards are vested or exercised. The Company recognizes deferred tax assets for stock-based compensation awards that will result in future deductions on its income tax returns, based on the amount of stock-based compensation recognized at the statutory tax rate in the jurisdiction in which the Company will receive a tax deduction. If the tax deduction for a stock-based compensation award is greater than the cumulative GAAP compensation expense for that stock-based compensation award upon realization of a tax deduction, an excess tax benefit will be recognized and recorded as a favorable impact on the effective tax rate. If the tax deduction for a stock-based compensation award is less than the cumulative GAAP compensation expense for that stock-based compensation award upon realization of the tax deduction, a tax shortfall will be recognized and recorded as an unfavorable impact on the effective tax rate. Any excess tax benefits or shortfalls will be recorded discretely in the period in which they occur. The cash flows resulting from any excess tax benefit will be classified as financing cash flows in the Company’s consolidated statements of cash flows.

The Company provides its employees with the election to settle the income tax obligations arising from the vesting of their restricted stock-based compensation awards by the Company withholding stock equal to such income tax obligations. Stock acquired from employees in connection with the settlement of the employees’ income tax obligations on these stock-based compensation awards are accounted for as treasury shares that are subsequently retired. Restricted stock awards, restricted stock units and stock options are not considered issued and outstanding for purposes of earnings per share calculations until vested.

Net Income (Loss) per Common Share (Basic and Diluted)

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common shares by the sum of the weighted-average number of outstanding common shares and the dilutive effect of share-based awards, as calculated by the treasury stock or if converted methods, as applicable. These awards consist of common shares that are contingently issuable upon the satisfaction of certain vesting conditions for stock awards granted under the Company’s long-term incentive plan.

The following table sets forth the reconciliation from the Company’s weighted-average number of outstanding common shares as of March 31, 2020 and common limited partner units as of March 31, 2019 used to compute basic net income (loss) attributable to common shares and common limited partners per unit, respectively, to those used to compute diluted net loss per common share and per common limited partners unit, respectively, (in thousands):

	Three Months Ended March 31,
	2020	2019
Weighted average number of outstanding common shares—basic(1)	94,472	38,031
Plus effect of dilutive incentive awards(2):
Restricted shares	—	—
Stock options	—	—

Weighted average number of outstanding common shares—diluted(1)	94,472	38,031

(1)	For the three months ended March 31, 2020, represents common shares (basic and diluted), and for the three months ended March 31, 2019, represents limited partner units (basic and diluted).

(2)

For the three months ended March 31, 2020, the diluted weighted-average number of outstanding common shares does not include 1,656,496 common stock options and 468,750 restricted common shares, as their effects would have been anti-dilutive. For the three months ended March 31, 2019, the diluted weighted-average number of outstanding common limited partner units does not include 977,166 units, as their effects would have been anti-dilutive. In addition, for the three months ended March 31, 2019, anti-dilutive units excludes 46,734 units that were contingently issuable for which the contingency had not been met.

Recently Adopted Accounting Standards

Variable Interest Entities

In October 2018, FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The core principle of ASU 2018-17 is that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. ASU 2018-17 is effective for fiscal years beginning after December 15, 2019. The Company adopted the requirements of this amendment upon its effective date of January 1, 2020 retrospectively. The adoption of this standard did not impact the Company’s consolidated financial statements or related disclosures upon adoption, because the Company did not, and currently does not, have any indirect interests through related parties under common control for which it receives decision-making fees.

Fair Value Measurement

In August 2018, FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This standard removed, modified and added disclosure requirements from ASC 820, Fair Value Measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements as of and for the year ended December 31, 2020, as this standard primarily addresses disclosure requirements for Level 3 fair value measurements. Currently, the Company does not have any fair value instruments that would be classified as Level 3 on the fair value hierarchy.

Internal-Use Software

In August 2018, FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The amendments in this standard aligned the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU No. 2018-15 is effective for annual periods beginning after December 15, 2019. The Company adopted the requirements of this amendment on a prospective basis upon its effective date of January 1, 2020. The Company is applying the requirements of this amendment to the implementation costs incurred in connection with its new procurement software.

Recently Issued Accounting Standard Updates—Not Yet Effective

Credit Losses

In June 2016, FASB issued ASU No. 2016-13, Credit Losses (Topic 326) (“ASU 2016-13”). The core principle of ASU 2016-13 is that all assets measured at amortized cost basis should be presented at the net amount expected to be collected using historical experience, current conditions and reasonable and supportable forecasts as a basis for credit loss estimates, instead of the probable initial recognition threshold used under current GAAP.

In November 2018, FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2018-09”), which clarified that receivables arising from operating leases are not within the scope of Accounting Standards Codification (“ASC”) 326-20, Financial Instruments-Credit Losses-Measured at Amortized Cost, and should be accounted for in accordance with ASC 842, Leases. In April 2019, FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), which includes clarifications to the amendments issued in ASU 2016-13. In May 2019, FASB issued ASU No. 2019-05, Financial Instruments-Credit Losses (Topic 326), which provides entities that have certain instruments within the scope of ASC 326-20 with an option to irrevocably elect the fair value option in ASC 825, Financial Instruments, upon adoption of ASU 2016-13. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) (“ASU 2019-10”), which modifies the effective dates for ASU 2016-13, ASU 2017-12 and ASU 2016-02 to reflect the FASB’s new policy of staggering effective dates between larger public companies and all other companies. With the issuance of ASU 2019-10, the Company’s effective date for adopting all amendments related to the new credit loss standard has been extended to January 1, 2023. In November 2019, FASB issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2019-11”), which includes clarifications to and addresses specific stakeholders’ issues concerning the amendments issued in ASU 2016-13. In February 2020, FASB issued ASU No, 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) and in March 2020 issued ASU No. 2020-03, Codification Improvements to Financial Instruments, both of which also provide updates and clarification. The Company plans to adopt the requirements of these amendments upon their effective date of January 1, 2023, using the modified-retrospective method and is evaluating the potential impact of the adoption on its financial position, results of operations and related disclosures.

Taxes

In December 2019, FASB issued ASU No. 2019-12, Income Taxes (Topic 340) (“ASU 2019-12”), with the intent to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. ASU 2019-12 also adds guidance to reduce complexity in certain tax accounting areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for annual periods beginning after December 15, 2021. The Company plans to adopt the requirements of this amendment upon its effective date of January 1, 2022 retrospectively, except where required to be adopted prospectively, and is evaluating the potential impact of the adoption on its financial position, results of operations and related disclosures.

Reference Rate Reform

In March 2020, FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). In order to ease the potential burden in accounting for reference rate reform, ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform, if certain criteria are met. ASU 2020-04 applies only to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued. The amendment is effective immediately and may be applied prospectively through December 31, 2022. The Company is currently evaluating the impact of reference rate reform and the optional expedients provided by this amendment on its contracts.

2.	DIVESTITURES

On January 3, 2020, the Company sold substantially all of the assets of Oakmont Memorial Park, Oakmont Funeral Home, Redwood Chapel, Inspiration Chapel and Oakmont Crematory located in California pursuant to the terms of an asset sale agreement (the “Oakmont Agreement”) with Carriage Funeral Holdings, Inc. for an aggregate cash purchase price of $33.0 million (the “Oakmont Sale”). The divested assets consisted of one cemetery, one funeral home and certain related assets. The Oakmont Sale resulted in a gain of $24.4 million for the Company, which is included in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2020. Net proceeds from the sale were used to redeem an aggregate $30.3 million principal amount of the Senior Secured Notes.

In March 2020, the Company entered into an asset sale agreement for the sale of substantially all of the assets of the cemetery, funeral establishment and crematory commonly known as Olivet Memorial Park, Olivet Funeral and Cremation Services and Olivet Memorial Park & Crematory (the “Olivet Agreement”) with Cypress Lawn Cemetery Association for a net cash purchase price of $24.3 million, subject to certain adjustments (the “Olivet Sale”). Refer to Note 18 Subsequent Events for details on the closing of this sale in April 2020 and the related redemption of additional principal portions of the Senior Secured Notes. In addition, in March 2020, the Company entered into an asset sale agreement (the “California Agreement”) with certain entities owned by John Yeatman and Guy Saxton to sell substantially all of the Company’s remaining California properties, consisting of five cemeteries, six funeral establishments and four crematories (the “Remaining California Assets”) for a cash purchase price of $7.1 million, subject to certain closing adjustments (the “Remaining California Sale” and together with the Olivet Sale, the “Total California Sale”). The Company anticipates using the first $3.2 million of net proceeds and the remaining 80% of the net proceeds from the Remaining California Sale to redeem additional principal portions of the outstanding Senior Secured Notes.

The following table summarizes the assets and liabilities that have been classified as Assets held for sale on the Company’s unaudited condensed consolidated balance sheets:

	March 31,			December 31,
	2020			2019
	Total California	Other	Total	Oakmont	Other	Total
Assets
Current assets:
Accounts receivable, net of allowance	$1,576	$—	$1,576	$580	$—	$580
Prepaid expenses	—	—	—	34	—	34
Other current assets	163	—	163	35	—	35

Total current assets held for sale	1,739	—	1,739	649	—	649
Long-term accounts receivable, net of allowance	5,102	—	5,102	3,194	—	3,194
Cemetery property	15,439	350	15,789	5,811	350	6,161
Property and equipment, net of accumulated depreciation	8,888	—	8,888	2,762	150	2,912
Merchandise trusts, restricted, at fair value	20,127	—	20,127	6,673	—	6,673
Perpetual care trusts, restricted, at fair value	21,917	—	21,917	2,470	—	2,470
Deferred selling and obtaining costs	2,361	—	2,361	1,388	—	1,388
Other assets	1,927	—	1,927	411	—	411

Total assets held for sale	$77,500	$350	$77,850	$23,358	$500	$23,858

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$234	$—	$234	$102	$—	$102
Current portion, long-term debt	—	—	—	36	—	36
Other current liabilities	—	—	—	5,000	—	5,000

Total current liabilities held for sale	234	—	234	5,138	—	5,138

Deferred revenues	28,841	—	28,841	12,856	—	12,856
Perpetual care trust corpus	21,917	—	21,917	2,470	—	2,470
Other long-term liabilities	1,445	—	1,445	204	—	204

Total liabilities held for sale	52,437	—	52,437	20,668	—	20,668

Net assets held for sale	$25,063	$350	$25,413	$2,690	$500	$3,190

3.	EXIT AND DISPOSAL ACTIVITIES

In January 2019, the Company announced a profit improvement initiative as part of its ongoing organizational review. This profit improvement initiative was intended to further integrate, streamline and optimize the Company’s operations. As part of this profit improvement initiative, during 2019 the Company undertook certain cost reduction initiatives, which included a reduction of approximately 200 positions of its workforce within its field operations and corporate functions in its headquarters located in Trevose, Pennsylvania. The following table summarizes the activity in the severance liability recognized for this reduction in workforce in the accompanying consolidated balance sheets as of March 31, 2020, by reportable segment (in thousands):

	Cemetery Operations	Funeral Home Operations	Corporate	Consolidated
Balance at December 31, 2019	$86	$—	$64	$150
Accruals	—	—	—	—
Cash payments	(86)	—	(64)	(150)

Balance at March 31, 2020	$—	$—	$—	$—

The Company does not expect to incur any additional charges related to this reduction in workforce. Refer to Note 18 Subsequent Events for details on a cost reduction initiative implemented in April 2020.

4.	ACCOUNTS RECEIVABLE, NET OF ALLOWANCE

Long-term accounts receivable, net, consisted of the following at the dates indicated (in thousands):

	March 31, 2020	December 31, 2019
Customer receivables	$147,673	$153,530
Unearned finance income	(15,345)	(16,303)
Allowance for doubtful accounts	(5,338)	(5,884)

Accounts receivable, net of allowance	126,990	131,343
Less: Current portion, net of allowance	55,516	55,794

Long-term portion, net of allowance	$71,474	$75,549

Activity in the allowance for doubtful accounts was as follows (in thousands):

	March 31, 2020	December 31, 2019
Balance, beginning of period	$5,884	$4,941
Provision for doubtful accounts	1,144	7,559
Charge-offs, net	(1,690)	(6,616)

Balance, end of period	$5,338	$5,884

Management evaluates customer receivables for impairment based upon its historical experience, including the age of the receivables and the customers’ payment histories.

5.	CEMETERY PROPERTY

Cemetery property consisted of the following at the dates indicated (in thousands):

	March 31, 2020	December 31, 2019
Cemetery land	$235,568	$249,260
Mausoleum crypts and lawn crypts	68,060	71,345

Cemetery property	$303,628	$320,605

6.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at the dates indicated (in thousands):

	March 31, 2020	December 31, 2019
Buildings and improvements	$118,796	$125,382
Furniture and equipment	55,965	57,674
Funeral home land	11,285	14,185

Property and equipment, gross	186,046	197,241
Less: Accumulated depreciation	(92,574)	(93,841)

Property and equipment, net of accumulated depreciation	$93,472	$103,400

Depreciation expense was $2.2 million and $2.4 million for the three months ended March 31, 2020 and 2019, respectively.

7.	MERCHANDISE TRUSTS

At March 31, 2020 and December 31, 2019, the Company’s merchandise trusts consisted of investments in debt and equity marketable securities and cash equivalents, both directly and through mutual and investment funds. All of these investments are carried at fair value. All of these investments are subject to the fair value hierarchy and considered either Level 1 or Level 2 assets pursuant to the three-level hierarchy described in Note 14 Fair Value of Financial Instruments. There were no Level 3 assets. When the Company receives a payment from a pre-need customer, the Company deposits the amount required by law into the merchandise trusts that may be subject to cancellation on demand by the pre-need customer. The Company’s merchandise trusts related to states in which pre-need customers may cancel contracts with the Company comprises 52.6% of the total merchandise trust as of March 31, 2020. The merchandise trusts are variable interest entities (“VIE”) of which the Company is deemed the primary beneficiary. The assets held in the merchandise trusts are required to be used to purchase the merchandise and provide the services to which they relate. If the value of these assets falls below the cost of purchasing such merchandise and providing such services, the Company may be required to fund this shortfall.

The Company included $8.6 million and $9.7 million of investments held in trust as required by law by the West Virginia Funeral Directors Association at March 31, 2020 and December 31, 2019, respectively, in its merchandise trust assets. These trusts are recognized at their account value, which approximates fair value.

A reconciliation of the Company’s merchandise trust activities for the three months ended March 31, 2020 and 2019 is presented below (in thousands):

	Three months ended March 31,
	2020	2019
Balance—beginning of period	$517,192	$488,248
Contributions	10,697	13,883
Distributions	(14,029)	(13,639)
Interest and dividends	5,704	7,325
Capital gain distributions	68	99
Realized gains and losses, net	218	(281)
Other than temporary impairment	—	(2,314)
Taxes	118	4
Fees	(3,022)	(873)
Unrealized change in fair value	(59,181)	22,613

Total	457,765	515,065
Less: Assets held for sale	(20,127)	—

Balance—end of period	$437,638	$515,065

During the three months ended March 31, 2020 and 2019, purchases of available for sale securities were approximately $13.2 million and $21.3 million, respectively. During the three months ended March 31, 2020 and 2019, sales, maturities and paydowns of available for sale securities were approximately $11.1 million and $9.1 million, respectively. Cash flows from pre-need contracts are presented as operating cash flows in the Company’s unaudited condensed consolidated statements of cash flows.

The cost and market value associated with the assets held in the merchandise trusts as of March 31, 2020 and December 31, 2019 were as follows (in thousands):

March 31, 2020	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$120,171	$—	$—	$120,171
Fixed maturities:
U.S. governmental securities	2	474	23	(82)	415
Corporate debt securities	2	6,293	4	(234)	6,063

Total fixed maturities		6,767	27	(316)	6,478

Mutual funds—debt securities	1	30,138	160	(2,464)	27,834
Mutual funds—equity securities	1	46,279	1,577	(25,236)	22,620
Other investment funds(1)		235,150	10,916	(15,626)	230,440
Equity securities	1	56,668	1,001	(20,331)	37,338
Other invested assets	2	4,387	—	(94)	4,293

Total investments		499,560	13,681	(64,067)	449,174
West Virginia Trust Receivable		9,506	—	(915)	8,591

Total		$509,066	$13,681	$(64,982)	$457,765

Less: Assets held for sale		(21,778)	(425)	2,076	(20,127)

Total		$487,288	$13,256	$(62,906)	$437,638

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the balance sheet. This asset class is composed of fixed income funds and equity funds, which have redemption periods ranging from 1 to 30 days, and private credit funds, which have lockup periods of one to six years with three potential one year extensions at the discretion of the funds’ general partners. As of March 31, 2020, there were $49.3 million in unfunded investment commitments to the private credit funds, which are callable at any time.

December 31, 2019	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$144,610	$—	$—	$144,610
Fixed maturities:
U.S. governmental securities	2	456	6	(65)	397
Corporate debt securities	2	783	14	(133)	664

Total fixed maturities		1,239	20	(198)	1,061

Mutual funds—debt securities	1	67,801	1,857	(6)	69,652
Mutual funds—equity securities	1	46,609	1,744	—	48,353
Other investment funds(1)		213,024	6,366	(2,953)	216,437
Equity securities	1	24,386	1,327	(4)	25,709
Other invested assets	2	8,360	32	—	8,392

Total investments		506,029	11,346	(3,161)	514,214
West Virginia Trust Receivable		9,651	—	—	9,651

Total		$515,680	$11,346	$(3,161)	$523,865

Less: Assets held for sale		(6,369)	(304)	—	(6,673)

Total		$509,311	$11,042	$(3,161)	$517,192

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the balance sheet. This asset class is composed of fixed income funds and equity funds, which have redemption periods ranging from 1 to 30 days, and private credit funds, which have lockup periods of one to six years with three potential one year extensions at the discretion of the funds’ general partners. As of December 31, 2019, there were $57.3 million in unfunded investment commitments to the private credit funds, which are callable at any time.

The contractual maturities of debt securities as of March 31, 2020 and December 31, 2019 were as follows (in thousands):

March 31, 2020	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$112	$81	$208	$13
Corporate debt securities	87	3,970	2,007	—

Total fixed maturities	$199	$4,051	$2,215	$13

December 31, 2019	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$112	$78	$193	$13
Corporate debt securities	101	546	16	—

Total fixed maturities	$213	$624	$209	$13

Temporary Declines in Fair Value

The Company evaluates declines in fair value below cost for each asset held in the merchandise trusts on a quarterly basis.

An aging of unrealized losses on the Company’s investments in debt and equity securities within the merchandise trusts as of March 31, 2020 and December 31, 2019 is presented below (in thousands):

	Less than 12 months		12 months or more		Total
March 31, 2020	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$—	$—	$302	$82	$302	$82
Corporate debt securities	5,847	110	457	124	6,304	234

Total fixed maturities	5,847	110	759	206	6,606	316

Mutual funds—debt securities	19,756	2,064	—	400	19,756	2,464
Mutual funds—equity securities	18,857	23,880	—	1,356	18,857	25,236
Other investment funds	59,261	15,626	—	—	59,261	15,626
Equity securities	24,853	20,331	—	—	24,853	20,331
Other invested assets	—	—	905	94	905	94

Total	$128,574	$62,011	$1,664	$2,056	$130,238	$64,067

	Less than 12 months		12 months or more		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$90	$1	$397	$64	$487	$65
Corporate debt securities	198	29	424	104	622	133

Total fixed maturities	288	30	821	168	1,109	198

Mutual funds—debt securities	241	6	—	—	241	6
Mutual funds—equity securities	—	—	—	—	—	—
Other investment funds	54,782	2,953	—	—	54,782	2,953
Equity securities	3	4	—	—	3	4
Other invested assets	—	—	—	—	—	—

Total	$55,314	$2,993	$821	$168	$56,135	$3,161

For all securities in an unrealized loss position, the Company evaluated the severity of the impairment and length of time that a security has been in a loss position and concluded the decline in fair value below the asset’s cost was temporary in nature. In addition, the Company is not aware of any circumstances that would prevent the future market value recovery for these securities.

Other-Than-Temporary Impairment of Trust Assets

The Company assesses its merchandise trust assets for other-than-temporary declines in fair value on a quarterly basis. During the three months ended March 31, 2020, the Company determined, based on its review, that there were no other than temporary impairments to the investment portfolio in the merchandise trusts. It is reasonably possible that continued declines could change the Company’s conclusion regarding whether or not merchandise trust assets are other-than-temporary impaired. During the three months ended March 31, 2019, the Company determined, based on its review, that there were 89 securities with an aggregate cost basis of approximately $91.9 million and an aggregate fair value of approximately $89.6 million, resulting in an impairment of $2.3 million, with such impairment considered to be other-than-temporary due to credit indicators. Accordingly, the Company adjusted the cost basis of these assets to their current value and offset these changes against deferred merchandise trust revenue. These adjustments to deferred revenue will be reflected within the Company’s unaudited condensed consolidated statements of operations in future periods as the underlying merchandise is delivered or the underlying service is performed.

8.	PERPETUAL CARE TRUSTS

At March 31, 2020 and December 31, 2019, the Company’s perpetual care trusts consisted of investments in debt and equity marketable securities and cash equivalents, both directly as well as through mutual and investment funds.

All of these investments are carried at fair value. All of the investments subject to the fair value hierarchy are considered either Level 1 or Level 2 assets pursuant to the three-level hierarchy described in Note 14 Fair Value of Financial Instruments. There were no Level 3 assets. The perpetual care trusts are VIEs for which the Company is the primary beneficiary.

A reconciliation of the Company’s perpetual care trust activities for the three months ended March 31, 2020 and 2019 is presented below (in thousands):

	Three months ended March 31,
	2020	2019
Balance—beginning of period	$343,619	$330,562
Contributions	1,952	1,983
Distributions	(6,294)	(4,403)
Interest and dividends	6,624	5,148
Capital gain distributions	99	114
Realized gains and losses, net	163	977
Other than temporary impairment	—	(713)
Taxes	(37)	4
Fees	(913)	(704)
Unrealized change in fair value	(38,464)	11,857

Total	306,749	344,825
Less: Assets held for sale	(21,917)	—
Balance—end of period	$284,832	$344,825

During the three months ended March 31, 2020 and 2019, purchases of available for sale securities were approximately $5.4 million and $35.3 million, respectively. During the three months ended March 31, 2020 and 2019, sales, maturities and paydowns of available for sale securities were approximately $4.4 million and $31.9 million, respectively. Cash flows from perpetual care trust related contracts are presented as operating cash flows in Company’s unaudited condensed consolidated statements of cash flows.

The cost and market value associated with the assets held in the perpetual care trusts as of March 31, 2020 and December 31, 2019 were as follows (in thousands):

March 31, 2020	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$32,403	$—	$—	$32,403
Fixed maturities:
U.S. governmental securities	2	1,072	90	(58)	1,104
Corporate debt securities	2	2,751	19	(177)	2,593

Total fixed maturities		3,823	109	(235)	3,697

Mutual funds—debt securities	1	17,631	58	(1,178)	16,511
Mutual funds—equity securities	1	16,964	605	(6,724)	10,845
Other investment funds(1)		230,401	12,474	(16,219)	226,656
Equity securities	1	35,467	51	(18,272)	17,246
Other invested assets	2	(609)	—	—	(609)

Total investments		$336,080	$13,297	$(42,628)	$306,749

Less: Assets held for sale		(24,002)	(101)	2,186	(21,917)

Total		$312,078	$13,196	$(40,442)	$284,832

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the balance sheet. This asset class is composed of fixed income funds and equity funds, which have a redemption period ranging from 1 to 30 days, and private credit funds, which have lockup periods ranging from one to seven years with three potential one year extensions at the discretion of the funds’ general partners. As of March 31, 2020 there were $56.4 million in unfunded investment commitments to the private credit funds, which are callable at any time.

December 31, 2019	Fair Value Hierarchy Level	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	1	$50,358	$—	$—	$50,358
Fixed maturities:
U.S. governmental securities	2	1,069	32	(52)	1,049
Corporate debt securities	2	2,020	22	(142)	1,900

Total fixed maturities		3,089	54	(194)	2,949

Mutual funds—debt securities	1	49,963	1,439	(38)	51,364
Mutual funds—equity securities	1	16,698	1,617	(66)	18,249
Other investment funds(1)		186,355	10,526	(5,472)	191,409
Equity securities	1	30,423	1,333	(12)	31,744
Other invested assets	2	16	—	—	16

Total investments		$336,902	$14,969	$(5,782)	$346,089

Less: Assets held for sale		(2,416)	(54)	—	(2,470)

Total		$334,486	$14,915	$(5,782)	$343,619

(1)

Other investment funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the balance sheet. This asset class is composed of fixed income funds and equity funds, which have a redemption period ranging from 1 to 30 days, and private credit funds, which have lockup periods ranging from one to seven years with three potential one year extensions at the discretion of the funds’ general partners. As of December 31, 2019 there were $62.4 million in unfunded investment commitments to the private credit funds, which are callable at any time.

The contractual maturities of debt securities as of March 31, 2020 and December 31, 2019, were as follows (in thousands):

March 31, 2020	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$85	$168	$780	$70
Corporate debt securities	214	2,018	362	—

Total fixed maturities	$299	$2,186	$1,142	$70

December 31, 2019	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
U.S. governmental securities	$60	$192	$684	$114
Corporate debt securities	294	1,522	84	—

Total fixed maturities	$354	$1,714	$768	$114

Temporary Declines in Fair Value

The Company evaluates declines in fair value below cost of each individual asset held in the perpetual care trusts on a quarterly basis.

An aging of unrealized losses on the Company’s investments in debt and equity securities within the perpetual care trusts as of March 31, 2020 and December 31, 2019 is presented below (in thousands):

	Less than 12 months		12 months or more		Total
March 31, 2020	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$—	$—	$1,002	$58	$1,002	$58
Corporate debt securities	1,759	70	1,829	107	3,588	177

Total fixed maturities	1,759	70	2,831	165	4,590	235

Mutual funds—debt securities	12,800	1,016	19	162	12,819	1,178
Mutual funds—equity securities	7,476	6,517	7	207	7,483	6,724
Other investment funds	58,418	16,219	—	—	58,418	16,219
Equity securities	17,006	18,259	5	13	17,011	18,272
Other invested assets	—	—	9	—	9	—

Total	$97,459	$42,081	$2,871	$547	$100,330	$42,628

	Less than 12 months		12 months or more		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
U.S. governmental securities	$291	$4	$942	$48	$1,233	$52
Corporate debt securities	463	46	1,887	96	2,350	142

Total fixed maturities	754	50	2,829	144	3,583	194

Mutual funds—debt securities	2,856	38	—	—	2,856	38
Mutual funds—equity securities	566	66	—	—	566	66
Other investment funds	53,426	5,472	—	—	53,426	5,472
Equity securities	121	12	—	—	121	12

Total	$57,723	$5,638	$2,829	$144	$60,552	$5,782

For all securities in an unrealized loss position, the Company evaluated the severity of the impairment and length of time that a security has been in a loss position and concluded the decline in fair value below the asset’s cost was temporary in nature. In addition, the Company is not aware of any circumstances that would prevent the future market value recovery for these securities.

Other-Than-Temporary Impairment of Trust Assets

The Company assesses its perpetual care trust assets for other-than-temporary declines in fair value on a quarterly basis. During the three months ended March 31, 2020, the Company determined, based on its review, that there were no other-than-temporary impairments to the investment portfolio in the perpetual care trusts. It is reasonably possible that continued declines could change the Company’s conclusion regarding whether or not perpetual care trust assets are other-than-temporary impaired. During the three months ended March 31, 2019, the Company determined that there were 66 securities with an aggregate cost basis of approximately $29.2 million and an aggregate fair value of approximately $28.5 million, resulting in an impairment of $0.7 million, with such impairment considered to be other-than-temporary due to credit indicators. Accordingly, the Company adjusted the cost basis of these assets to their current value with the offset going against the liability for perpetual care trust corpus.

9.	LONG-TERM DEBT

Total debt consisted of the following at the dates indicated (in thousands):

	March 31, 2020	December 31, 2019
9.875%/11.500% Senior Secured PIK Toggle Notes, due June 2024	$353,648	$380,619
Insurance and vehicle financing	2,282	574
Less deferred financing costs, net of accumulated amortization	(12,348)	(12,856)

Total debt	343,582	368,337
Less current maturities	(2,139)	(374)

Total long-term debt	$341,443	$367,963

Senior Secured Notes

On June 27, 2019, StoneMor Partners L.P. (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc. (“CFS West Virginia”) and, collectively with the Partnership, the “Issuers”), certain direct and indirect subsidiaries of the Partnership (the “Guarantors”), the initial purchasers party thereto (the “Initial Purchasers”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) entered into an indenture (the “Original Indenture”) with respect to the 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024.

On December 31, 2019, the Company, the subsidiary guarantors party thereto, the Issuers and the Trustee entered into the First Supplemental Indenture (the “First Supplemental Indenture”) and on January 30, 2020, the Company, LP Sub, the Issuers and the Trustee entered into the Second Supplemental Indenture (the “Second Supplemental Indenture” and, collectively with the Original Indenture and the First Supplemental Indenture, the “Indenture”).

Pursuant to the terms of the Indenture, the Initial Purchasers purchased Senior Secured Notes in the aggregate principal amount of $385.0 million in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof. The gross proceeds from the sale of the Senior Secured Notes was $371.5 million, less advisor fees (including a placement agent fee of approximately $7.0 million), legal fees, mortgage costs and other closing expenses, as well as cash funds for collateralization of existing letters of credit and credit card needs under the former credit facility.

The Issuers can elect to pay interest at either a fixed rate of 9.875% per annum in cash or, at their option through January 30, 2022, a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind by increasing the principal amount of the Senior Secured Notes or by issuing additional Senior Secured Notes. The Senior Secured Notes will require cash interest payments at 9.875% for all interest periods after January 30, 2022. The Company has the right and expects to pay quarterly interest at a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind through January 30, 2022. Interest is payable quarterly in arrears on the 30th day of each March, June, September and December, commencing September 30, 2019. The Senior Secured Notes mature on June 30, 2024.

The Senior Secured Notes are senior secured obligations of the Issuers. The Issuers’ joint and several obligations under the Senior Secured Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by the Company and each subsidiary of the Company (other than the Issuers except at to each other’s obligations under the Senior Secured Notes) that the Company has caused or will cause to become a Guarantor pursuant to the terms of the Indenture. In addition, the Issuers, the Guarantors and the Collateral Agent entered into a Collateral Agreement (the “Collateral Agreement”). Pursuant to the Indenture and the Collateral Agreement, the Issuers’ obligations under the Indenture and the Senior Secured Notes and the Guarantors’ Note Guarantees are secured by a first priority lien and security interest (subject to permitted liens and security interests) in substantially all of the assets of the Issuers and the Guarantors (other than the Company), whether now owned or hereafter acquired, excluding certain assets which include, among others: (a) trust and other fiduciary accounts and amounts required to be deposited or held therein and (b) unless encumbered by a mortgage existing on the date of the Indenture, owned and leased real property that (i) may not be pledged as a matter of law or without governmental approvals, (ii) is not operated or intended to be operated as a cemetery, crematory or funeral home or (iii) is the subject of specified immaterial leases.

The Issuers may redeem the Senior Secured Notes at their option, in whole or in part, at any time for a redemption price equal to the principal balance thereof, accrued and unpaid interest thereon and, if applicable, a premium (the “Applicable Premium”) calculated as follows:

•

If redeemed before June 27, 2021, the sum of 4% of the principal amount so redeemed plus the excess of (i) the interest that would have accrued on the principal amount of the redeemed Senior Secured Notes from the redemption date through June 27, 2021 assuming an interest rate of 11.500% per annum over (ii) the interest that would have accrued on the principal amount of the redeemed Senior Secured Notes from the redemption date through June 27, 2021 at an interest rate equal to the then-applicable rate on United States Treasury securities for the period most nearly equaling that time period plus 0.50%;

•	If redeemed on or after June 27, 2021 and before June 27, 2022, 4% of the principal amount so redeemed;

•	If redeemed on or after June 27, 2022 and before June 27, 2023, 2% of the principal amount so redeemed; and

•	If redeemed on or after June 27, 2023, no premium will be payable.

The Issuers are obligated to redeem the Senior Secured Notes with the net cash proceeds of certain dispositions described in the Indenture, tax refunds, insurance or condemnation proceeds and certain other extraordinary receipts. The redemption price for such redemptions is the principal balance of the Senior Secured Notes being redeemed, all accrued and unpaid interest thereon plus, with respect to redemptions from asset dispositions with net proceeds in excess of $55.0 million, an Applicable Premium of 2% of the principal amount so redeemed. As of March 31, 2020, the Issuers redeemed approximately $32.2 million of the Senior Secured Notes with the net cash proceeds from dispositions.

The Issuers are also obligated to use 75% of any Excess Cash Flow, less any amount paid in any voluntary redemption of the Senior Secured Notes during the applicable period or subsequent thereto and prior to the applicable redemption date, to redeem the Senior Secured Notes at a redemption price equal to the principal balance thereof and all accrued and unpaid interest thereon.

All interest payable in connection with the redemption of any the Senior Secured Notes is payable in cash.

The Indenture requires the Issuers and the Guarantors, as applicable, to comply with various affirmative covenants regarding, among other matters, delivery to the Trustee of financial statements and certain other information or reports filed with the SEC and the maintenance and investment of trust funds and trust accounts into which certain sales proceeds are required by law to be deposited.

The Indenture includes financial covenants pursuant to which the Issuers will not permit:

•

the ratio of the sum of the Operating Cash Flow Amount plus Cash Interest Expense to Cash Interest Expense, or the Consolidated Interest Coverage Ratio, for the nine months ended March 31, 2020 and the twelve months ending as of each date from June 30, 2020 onwards, as set forth below, to be less than:

March 31, 2020	0.40x
June 30, 2020	0.75x
September 30, 2020	1.00x
December 31, 2020	1.15x
March 31, 2021	1.25x
June 30, 2021	1.30x
September 30, 2021	1.35x
December 31, 2021	1.45x
March 31, 2022 and each quarter end thereafter	1.50x

•

the aggregate amount of Capital Expenditures for the prior four fiscal quarters as of the last day of any fiscal quarter beginning with the fiscal quarter ended September 30, 2019 to be more than $20.0 million;

•

the average daily balance of Unrestricted Cash and unrestricted Permitted Investments of the Company and its subsidiaries as of the end of any day for any 10-business day period to be less than $12.5 million during the quarter ended March 31, 2020 and any subsequent quarter through maturity; or

•

the ratio of the (a) the sum of Unrestricted Cash, accounts receivable and merchandise trust account balances to (b) the aggregate principal or face amount of Consolidated Funded Indebtedness, or Asset Coverage Test, for the applicable measurement period as of the last day of any fiscal quarter to be less than 1.60:1.00.

The Indenture requires the Issuers and the Guarantors, as applicable, to comply with certain other covenants including, but not limited to, covenants that, subject to certain exceptions, limit the Issuers’ and the Guarantors’ ability to: (i) incur additional indebtedness; (ii) grant liens; (iii) engage in certain sale/leaseback, merger, consolidation or asset sale transactions; (iv) make certain investments; (v) pay dividends or make distributions; (vi) engage in affiliate transactions and (vii) amend its organizational documents.

The Indenture provides for certain events of default, the occurrence and continuation of which could, subject to certain conditions, cause all amounts owing under the Senior Secured Notes to become due and payable, including but not limited to the following:

•	failure by the Issuers to pay any interest on any Senior Secured Note when it becomes due and payable that remains uncured for five business days;

•

failure by the Issuers to pay the principal on any of the Senior Secured Notes when it becomes due and payable, whether at the due date thereof, at a date fixed for redemption, by acceleration or otherwise;

•

failure by the Issuers to comply with the agreement and covenants relating to maintenance of its legal existence, providing notice of any default or event of default or use of proceeds from the sale of the Senior Secured Notes or any of the negative covenants in the Indenture;

•

failure by the Issuers to comply with any other agreement or covenant contained in the Indenture, the Collateral Agreement or any other Note Document that remains uncured for a period of 15 days after the earlier of written notice and request for cure from the Trustee or holders of at least 25% of the aggregate principal amount of the Senior Secured Notes;

•	the acceleration of or the failure to pay at final maturity indebtedness (other than the Senior Secured Notes) in a principal amount exceeding $5.0 million;

•	the occurrence of a Change in Control;

•	certain bankruptcy or insolvency proceedings involving an Issuer or any subsidiary; and

•

failure by the Company or any subsidiary to maintain one or more licenses, permits or similar approvals for the conduct of its business where the sum of the revenue associated therewith represents the lesser of (i) 15% of the Company and its subsidiaries’ consolidated revenue and (ii) $30.0 million, and such breach is not cured within 30 days.

At the option of holders holding a majority of the outstanding principal amount of the Senior Secured Notes (and automatically upon any default for failure to pay principal of the Senior Secured Notes when due and payable or certain bankruptcy or insolvency proceedings involving an Issuer), the interest rate on the Senior Secured Notes will increase to 13.50% per annum, payable in cash.

As of March 31, 2020, the Company was in compliance with the covenants of the Indenture.

On April 1, 2020, the Issuers and the Trustee entered into the Third Supplemental Indenture to the Indenture (the “Supplemental Indenture”), pursuant to which certain financial covenants and the premium payable upon voluntary redemption of the Senior Secured Notes in the Indenture were amended. For further details, see Note 18 Subsequent Events.

Deferred Financing Costs

For the three months ended March 31, 2020 and 2019, the Company recognized $0.7 million and $1.5 million, respectively, of amortization of deferred financing fees on its various debt facilities.

10.	OWNERS’ EQUITY

Capital Stock

Effective as of the C-Corporation Conversion, the Company was authorized to issue two classes of capital stock: common stock, $0.01 par value per share (“Common Stock”) and preferred stock, $0.01 par value per share (“Preferred Stock”).

At March 31, 2020, 94,477,102 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding. At March 31, 2020, there were 105,522,898 shares of Common Stock available for issuance, including 1,133,542 shares available for issuance as stock-based incentive compensation under the Company’s long-term incentive plan (the “Plan”), and 10,000,000 shares of Preferred Stock available for issuance.

For further details on events affecting the Company’s capital stock subsequent to March 31, 2020, see Note 18 Subsequent Events.

Stock-based Compensation

The Plan permits the granting of awards covering a total of 8,500,000 common units of the Company. A “unit” under the Plan is defined as a common unit of the Company and such other securities as may be substituted or resubstituted for common units of the Company, including but not limited to shares of the Company’s common stock. The Plan is intended to promote the interests of the Company by providing to employees, consultants and directors of the Company incentive compensation awards to encourage superior performance and enhance the Company’s ability to attract and retain the services of individuals who are essential for its growth and profitability and to encourage them to devote their best efforts to advancing the Company’s business.

For further details on changes to the Plan subsequent to March 31, 2020, see Note 18 Subsequent Events.

Non-qualified Stock Options

On December 18, 2019, the Compensation Committee approved the granting of options to employees of the Company, including certain members of senior management to purchase an aggregate of 5.5 million common shares at an exercise price of $1.20 per share. The option awards vest in three equal annual installments on each December 18 (or first business day thereafter) commencing on December 18, 2020, provided that the recipient remains employed by the Company. The Company measured the option awards at their grant-date fair value utilizing the Black-Scholes model and will recognize stock compensation expense on a straight-line basis over the weighted-average service period, which is expected to be three years. The option awards expire no later than 10 years from the date of grant.

A rollforward of stock options as of March 31, 2020 is as follows:

	Number of Stock Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Total outstanding at December 31, 2019	5,500,000	$0.34	$1.20
Options granted	—	—	—
Options exercisable	—	—	—
Options exercised	—	—	—
Options forfeited	(225,000)	0.34	1.20
Options expired	—	—	—

Total outstanding at March 31, 2020	5,275,000	$0.34	$1.20

For the three months ended March 31, 2020, non-cash stock compensation expense related to stock options was $0.2 million. As of March 31, 2020, total unrecognized compensation cost related to unvested stock options was $1.6 million, which the Company expects to recognize over the remaining weighted-average period of 2.7 years.

Assumptions used in calculating the fair value of the stock options granted are summarized below:

2019 Options Granted
Valuation assumptions:
Expected dividend yield	None
Expected volatility	23.41%
Expected term (years)	6.0
Risk-free interest rate	1.78%
Weighted average:
Exercise price per stock option	$1.20
Market price per share	$1.23
Weighted average fair value per stock option	$0.34

Phantom Unit and Restricted Unit Awards

A rollforward of phantom unit and restricted unit awards as of March 31, 2020 is as follows:

	Number of Phantom Unit and Restricted Unit Awards	Weighted Average Grant Date Fair Value
Total non-vested at December 31, 2019	559,218	$3.67
Units issued	18,518	1.08
Units vested	(46,875)	3.88
Units forfeited	—	—

Total non-vested at March 31, 2020	530,861	$3.56

For the three months ended March 31, 2020 and 2019, the Company recognized $0.2 million and $0.3 million, respectively, of non-cash stock compensation expense related to phantom unit and restricted unit awards into earnings. As of March 31, 2020, total unamortized compensation cost related to unvested restricted stock awards was $1.6 million, which the Company expects to recognize over the remaining weighted-average period of 2.25 years.

11.	DEFERRED REVENUES AND COSTS

The Company defers revenues and all direct costs associated with the sale of pre-need cemetery merchandise and services until the merchandise is delivered or the services are performed. The Company recognizes deferred merchandise and service revenues as customer contract liabilities within long-term liabilities on its consolidated balance sheets. The Company recognizes deferred direct costs associated with pre-need cemetery merchandise and service revenues as deferred selling and obtaining costs within long-term assets on its consolidated balance sheets. The Company also defers the costs to obtain new pre-need cemetery and new prearranged funeral business as well as the investment earnings on the prearranged services and merchandise trusts. Such costs are recognized when the associated performance obligation is fulfilled based upon the net change in the customer contract liabilities. All other selling costs are expensed as incurred. Additionally, the Company has elected the practical expedient of not recognizing incremental costs to obtain a contract as incurred, as the associated amortization period is typically one year or less.

Deferred revenues and related costs consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Deferred contract revenues	$819,147	$837,190
Deferred merchandise trust revenue	97,910	104,304
Deferred merchandise trust unrealized gains (losses)	(49,650)	7,881

Deferred revenues	$867,407	$949,375

Deferred selling and obtaining costs	$113,611	$114,944

For the three months ended March 31, 2020 and March 31, 2019, the Company recognized $19.9 million and $22.6 million of the customer contract liabilities balance that existed at December 31, 2019 and 2018 as revenue.

The components of the customer contract liabilities, net in the Company’s consolidated balance sheets at March 31, 2020 and December 31, 2019 were as follows (in thousands):

	March 31, 2020	December 31, 2019
Customer contract liabilities, gross	$889,868	$974,927
Amounts due from customers for unfulfilled performance obligations on cancellable pre-need contracts	(22,461)	(25,552)

Customer contract liabilities, net	$867,407	$949,375

The Company expects to service approximately 55% of its deferred revenue in the first 4-5 years and approximately 80% of its deferred revenue within 18 years. The Company cannot estimate the period when it expects its remaining performance obligations will be recognized, because certain performance obligations will only be satisfied at the time of death.

12.	COMMITMENTS AND CONTINGENCIES

Legal

The Partnership remains subject to state law derivative claims that certain of the Partnership’s officers and directors breached their fiduciary duty to the Partnership and its unitholders. The Company could also become subject to additional claims and legal proceedings relating to the factual allegations made in these actions. While management cannot reasonably estimate the potential exposure in these matters at this time, if we do not prevail in any such proceedings, we could be required to pay substantial damages or settlement costs, subject to certain insurance coverages. Management has determined that, based on the status of the claims and legal proceedings against the Company, the amount of the potential losses cannot be reasonably estimated at this time. These actions are summarized below.

•

Bunim v. Miller, et al., No. 2:17-cv-519-ER, pending in the United States District Court for the Eastern District of Pennsylvania, and filed on February 6, 2017. The plaintiff in this case brought, derivatively on behalf of the Partnership, claims that the officers and directors of StoneMor GP aided and abetted in breaches of StoneMor GP’s purported fiduciary duties by, among other things and in general, allegedly making misrepresentations through the use of non-GAAP accounting standards in the Partnership’s public filings, by allegedly failing to clearly disclose the use of proceeds from debt and equity offerings, and by allegedly approving unsustainable distributions. The plaintiff also claims that these actions and misrepresentations give rise to causes of action for gross mismanagement, unjust enrichment, and (in connection with a purportedly misleading proxy statement filed in 2014) violations of Section 14(a) of the Securities Exchange Act of 1934. The derivative plaintiff seeks an award of damages, attorneys’ fees and costs in favor of the Partnership as nominal plaintiff, as well as general compliance and governance changes. This case has been stayed, by the agreement of the parties, provided that either party may terminate the stay on 30 days’ notice.

•

Muth v. StoneMor G.P. LLC, et al., December Term, 2016, No. 1196 and Binder v. StoneMor G.P. LLC, et al., January Term, 2017, No. 4872, both pending in the Court of Common Pleas for Philadelphia County, Pennsylvania, and filed on December 20, 2016 and February 3, 2017, respectively. In these cases, the plaintiffs brought, derivatively on behalf of the Partnership, claims that the officers and directors of StoneMor GP aided and abetted in breaches of the StoneMor GP’s purported fiduciary duties by, among other things and in general, allegedly making misrepresentations through the use of non-GAAP accounting standards in the Partnership’s public filings and by failing to clearly disclose the use of proceeds from debt and equity offerings, as well as approving unsustainable distributions. The plaintiffs also claim that these actions and misrepresentations give rise to a cause of action for unjust enrichment. The derivative plaintiffs seek an award of damages, attorneys’ fees and costs in favor of the Partnership as nominal plaintiff, as well as alterations to the procedures for electing members to the board of the Partnership’s general partner, and other compliance and governance changes. These cases have been consolidated and stayed, by the agreement of the parties, pending final resolution of the motion to dismiss filed in a separate case, which has now been dismissed. In February 2020, the court dismissed these cases for failure to prosecute. The plaintiffs have until the termination of the judicial emergency orders entered by the Pennsylvania Supreme Court and Philadelphia Court of Common Pleas, suspending certain court deadlines, to petition the court to restore the cases.

The Company is party to other legal proceedings in the ordinary course of its business, but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or cash flows. The Company carries insurance with coverage and coverage limits that it believes to be customary in the cemetery and funeral home industry. Although there can be no assurance that such insurance will be sufficient to protect the Company against all contingencies, Management believes that the insurance protection is reasonable in view of the nature and scope of the Company’s operations.

Other

In connection with the Company’s 2014 lease and management agreements with the Archdiocese of Philadelphia, it has committed to pay aggregate fixed rent of $36.0 million in the following amounts:

Lease Years 1-5 (May 28, 2014-May 31, 2019)	None
Lease Years 6-20 (June 1, 2019-May 31, 2034)	$1,000,000 per Lease Year
Lease Years 21-25 (June 1, 2034-May 31, 2039)	$1,200,000 per Lease Year
Lease Years 26-35 (June 1, 2039-May 31, 2049)	$1,500,000 per Lease Year
Lease Years 36-60 (June 1, 2049-May 31, 2074)	None

The fixed rent for lease years six through 11, an aggregate of $6.0 million, is deferred. If prior to May 31, 2025, the Archdiocese terminates the agreements in accordance with their terms during lease year 11 or the Company terminates the agreements as a result of a default by the Archdiocese, the Company is entitled to retain the deferred fixed rent. If the agreements are not terminated, the deferred fixed rent will become due and payable on or before June 30, 2025.

13.	LEASES

The Company leases a variety of assets throughout its organization, such as office space, funeral homes, warehouses and equipment. In addition the Company has a sale-leaseback related to one of its warehouses. Leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheets, and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. For lease agreements with an initial term of more than 12 months, the Company measures the lease liability at the present value of the sum of the remaining minimum rental payments, which exclude executory costs.

Certain leases provide the Company with the option to renew for additional periods, with renewal terms that can extend the lease term for periods ranging from 1 to 30 years. The exercise of lease renewal options is at the

Company’s sole discretion, and the Company is only including the renewal option in the lease term when the Company can be reasonably certain that it will exercise the renewal options. The Company does have residual value guarantees on the finance leases for its vehicles, but no residual guarantees on any of its operating leases.

Certain of the Company’s leases have variable payments with annual escalations based on the proportion by which the consumer price index (“CPI”) for all urban consumers increased over the CPI index for the prior comparative year.

The Company has the following balances recorded on its consolidated balance sheets related to leases:

	March 31, 2020	December 31, 2019
Assets:
Operating	$8,793	$10,570
Finance	5,095	5,685

Total ROU assets(1)	$13,888	$16,255

Liabilities:
Current
Operating	$1,825	$2,022
Finance	1,200	1,200
Long-term
Operating	9,833	11,495
Finance	3,927	4,302

Total lease liabilities(2)	$16,785	$19,019

(1)	The Company’s ROU operating assets and finance assets are presented within Other assets and Property and equipment, net of accumulated depreciation, respectively, in its consolidated balance sheets.
(2)	The Company’s current lease liabilities and long-term are presented within Accounts payable and accrued liabilities and Other long-term liabilities, respectively, in its consolidated balance sheets.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, based on the information available at commencement date, in determining the present value of lease payments. The Company used the incremental borrowing rate on January 1, 2019 for operating leases that commenced prior to that date. The weighted average borrowing rates for operating and finance leases were 9.9% and 8.5%, respectively, as of March 31, 2020.

The components of lease expense were as follows:

		Three months ended March 31,
		2020	2019
Lease cost	Classification
Operating lease costs(1)	General and administrative expense	$801	$920
Finance lease costs
Amortization of leased assets	Depreciation and Amortization	329	320
Interest on lease liabilities	Interest expense	116	116
Variable lease costs	General and administrative expense	—	—
Short-term lease costs(2)	General and administrative expense	—	—

Net lease costs		$1,246	$1,356

(1)	The Company includes its variable lease costs under operating lease costs as these variable lease costs are immaterial.
(2)	The Company does not have any short-term leases with lease terms greater than one month.

Maturities of the Company’s lease labilities as of March 31, 2020 were as follows:

Year ending December 31,	Operating	Finance
2020	$2,207	$1,267
2021	2,512	1,838
2022	2,178	2,027
2023	1,900	708
2024	1,768	105
Thereafter	5,854	—

Total	$16,419	$5,945

Less: Interest	(4,762)	(817)

Present value of lease liabilities	$11,657	$5,128

Maturities of the Company’s lease labilities as of December 31, 2019 were as follows:

Year ending December 31,	Operating	Finance
2019	$3,283	$1,759
2020	2,783	1,838
2021	2,455	2,026
2022	2,190	708
2023	2,046	106
Thereafter	6,348	—

Total	$19,105	$6,437

Less: Interest	(5,588)	(935)

Present value of lease liabilities	$13,517	$5,502

Operating and finance lease payments include $2.5 million related to options to extend lease terms that are reasonably certain of being exercised and $2.0 million related to residual value guarantees. The weighted average remaining lease term for operating and finance leases was 7.0 years and 2.6 years, respectively, as of March 31, 2020.

As of March 31, 2020, the Company had one additional operating lease that had not yet commenced, which was valued at $0.1 million, but did not have any lease transactions with its related parties. In addition, as of March 31, 2020, the Company has not entered into any new sale-leaseback arrangements.

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Management has established a hierarchy to classify the inputs used to measure the Company’s financial instruments at fair value, pursuant to which the Company is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs represent market data obtained from independent sources; whereas, unobservable inputs reflect the Company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The hierarchy defines three levels of inputs that may be used to measure fair value:

•	Level 1—Unadjusted quoted market prices in active markets for identical, unrestricted assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the same contractual term of the asset or liability.

•

Level 3—Unobservable inputs based on the entity’s own assumptions about the assumptions market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

The carrying value of the Company’s current assets and current liabilities on its consolidated balance sheets approximated or equaled their estimated fair values due to their short-term nature or imputed interest rates.

Recurring Fair Value Measurement

At March 31, 2020 and December 31, 2019, the two financial instruments measured by the Company at fair value on a recurring basis were its merchandise and perpetual care trusts, which consist of investments in debt and equity marketable securities and cash equivalents that are carried at fair value and are classified as either Level 1 or Level 2 (see Note 7 Merchandise Trusts and Note 8 Perpetual Care Trusts).

Where quoted prices are available in an active market, securities are classified as Level 1 investments pursuant to the fair value measurement hierarchy. Where quoted market prices are not available for the specific security, fair values are estimated by using either quoted prices of securities with similar characteristics or an income approach fair value model with observable inputs that include a combination of interest rates, yield curves, credit risks, prepayment speeds, rating, and tax-exempt status. These securities are classified as Level 2 investments pursuant to the fair value measurements hierarchy. Certain investments in the merchandise and perpetual care trusts are excluded from the fair value leveling hierarchy in accordance with GAAP. These funds are measured at fair value using the net asset value per share practical expedient and have not been categorized in the fair value hierarchy.

Non-Recurring Fair Value Measurement

The Company may be required to measure certain assets and liabilities at fair value, such as its indefinite-lived assets and long-lived assets, on a nonrecurring basis in accordance with GAAP from time to time. These adjustments to fair value usually result from impairment charges.

Other Financial Instruments

The Company’s other financial instruments at March 31, 2020 and December 31, 2019 consisted of its Senior Secured Notes (see Note 9 Long-Term Debt). At March 31, 2020 and December 31, 2019, the estimated fair value of the Company’s Senior Secured Notes was $353.3 million and $383.2 million, respectively, based on trades made on that date, compared with the carrying amount of $365.1 million and $392.8 million, respectively.

15.	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Company’s Senior Secured Notes are guaranteed by the Company’s 100% owned subsidiaries, other than the co-issuers (except as to each other’s obligations thereunder), as described in Note 9 Long-Term Debt. The guarantees are full, unconditional, joint and several. The Partnership and CFS West Virginia are the co-issuers of the Senior Secured Notes.

In accordance with the disclosures made in Note 1 General, StoneMor Inc. is the “Parent” for the audited consolidated balance sheet presented as of December 31, 2019 and the unaudited condensed consolidated financial statements presented as of and for the three months ended March 31, 2020, while the Partnership is the “Parent” for the unaudited condensed consolidated financial statements presented for the three months ended March 31, 2019. The Company’s audited consolidated balance sheet as of December 31, 2019 and its unaudited condensed consolidated financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 include the accounts of cemeteries operated under long-term leases, operating agreements and management agreements. For the purposes of this note, these entities are deemed non-guarantor subsidiaries, as they are not 100% owned by the Company. The Company’s consolidated financial statements also contain merchandise and perpetual care trusts that are also non-guarantor subsidiaries for the purposes of this note.

The financial information presented below reflects the Company’s standalone accounts, the standalone accounts of the co-issuers, the combined accounts of the guarantor subsidiaries, the combined accounts of the non-guarantor subsidiaries, the consolidating adjustments and eliminations and the Company’s consolidated accounts as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and 2019. For the purpose of the following financial information, the Company’s investments in its subsidiaries and the guarantor subsidiaries’ investments in their respective subsidiaries are presented in accordance with the equity method of accounting (in thousands):

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2020	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$—	$—	$—	$25,621	$1,445	$—	$27,066
Restricted cash	—	—	—	20,400	—	—	20,400
Assets held for sale	—	—	—	77,850	—	—	77,850
Other current assets	—	—	3,565	60,619	11,574	—	75,758

Total current assets	—	—	3,565	184,490	13,019	—	201,074
Long-term accounts receivable	—	—	2,345	59,074	10,055	—	71,474
Cemetery and funeral home property and equipment	—	—	531	364,534	32,035	—	397,100
Merchandise trusts	—	—	—	—	437,638	—	437,638
Perpetual care trusts	—	—	—	—	284,832	—	284,832
Deferred selling and obtaining costs	—	—	5,704	89,682	18,225	—	113,611
Intangible assets	—	—	—	98	55,844	—	55,942
Other assets	—	—	—	24,141	2,607	—	26,748
Investments in and amounts due from affiliates eliminated upon consolidation	—	279,834	—	576,588	—	(856,422)	—

Total assets	$—	$279,834	$12,145	$1,298,607	$854,255	$(856,422)	$1,588,419

Liabilities and Owners’ Equity
Current liabilities	—	—	180	102,968	1,486	—	104,634
Long-term debt, net of deferred financing costs	—	279,834	61,470	139	—	—	341,443
Deferred revenues	—	—	31,431	727,227	108,749	—	867,407
Perpetual care trust corpus	—	—	—	—	284,832	—	284,832
Other long-term liabilities	—	—	—	66,670	16,545	—	83,215
Investments in and amounts due to affiliates eliminated upon consolidation	93,112	93,112	177,069	341,304	494,246	(1,198,843)	—

Total liabilities	93,112	372,946	270,150	1,238,308	905,858	(1,198,843)	1,681,531

Owners’ equity	(93,112)	(93,112)	(258,005)	60,299	(51,603)	342,421	(93,112)

Total liabilities and owners’ equity	$—	$279,834	$12,145	$1,298,607	$854,255	$(856,422)	$1,588,419

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

December 31, 2019	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$—	$—	$—	$33,553	$1,314	$—	$34,867
Restricted cash	—	—	—	21,900	—	—	21,900
Assets held for sale	—	—	—	23,858	—	—	23,858
Other current assets	—	—	3,497	62,686	11,531	—	77,714

Total current assets	—	—	3,497	141,997	12,845	—	158,339
Long-term accounts receivable	—	—	2,557	63,124	9,868	—	75,549
Cemetery and funeral home property and equipment	—	—	609	391,626	31,770	—	424,005
Merchandise trusts	—	—	—	—	517,192	—	517,192
Perpetual care trusts	—	—	—	—	343,619	—	343,619
Deferred selling and obtaining costs	—	—	5,654	91,243	18,047	—	114,944
Intangible assets	—	—	—	136	56,110	—	56,246
Other assets	—	—	—	26,907	2,567	—	29,474
Investments in and amounts due from affiliates eliminated upon consolidation	—	301,531	—	648,359	—	(949,890)	—

Total assets	$—	$301,531	$12,317	$1,363,392	$992,018	$(949,890)	$1,719,368

Liabilities and Owners’ Equity
Current liabilities	$—	$—	$161	$74,674	$1,466	$—	$76,301
Long-term debt, net of deferred financing costs	—	301,531	66,239	193	—	—	367,963
Deferred revenues	—	—	33,349	802,528	113,498	—	949,375
Perpetual care trust corpus	—	—	—	—	343,619	—	343,619
Liabilities held for sale, net of current portion
Other long-term liabilities	—	—	—	68,227	16,373	—	84,600
Investments in and amounts due to affiliates eliminated upon consolidation	102,490	102,490	183,611	367,770	567,666	(1,324,027)	—

Total liabilities	102,490	404,021	283,360	1,313,392	1,042,622	(1,324,027)	1,821,858

Owners’ equity	(102,490)	(102,490)	(271,043)	50,000	(50,604)	374,137	(102,490)

Total liabilities and owners’ equity	$—	$301,531	$12,317	$1,363,392	$992,018	$(949,890)	$1,719,368

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2020	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$—	$1,194	$59,698	$13,069	$(2,716)	$71,245
Total costs and expenses	—	—	(3,169)	(58,984)	(13,319)	2,716	(72,756)
Gain on sale of businesses	—	—	—	24,086	—	—	24,086
Net income from equity investment in subsidiaries	9,003	17,701	12,585	—	—	(39,289)	—
Interest expense	—	(8,698)	(1,911)	(1,382)	(293)	—	(12,284)

Income (loss) from operations before income taxes	9,003	9,003	8,699	23,418	(543)	(39,289)	10,291
Income tax expense	—	—	—	(1,288)	—	—	(1,288)

Net income (loss)	$9,003	$9,003	$8,699	$22,130	$(543)	$(39,289)	$9,003

Three Months Ended March 31, 2019		Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues		$—	$1,564	$59,752	$11,132	$(979)	$71,469
Total costs and expenses		—	(4,520)	(65,935)	(11,356)	979	(80,832)
Net loss from equity investment in subsidiaries		(21,176)	(18,925)	—	—	40,101	—
Interest expense		(1,358)	(2,087)	(9,456)	(270)	—	(13,171)

Income (loss) from operations before income taxes		(22,534)	(23,968)	(15,639)	(494)	40,101	(22,534)
Income tax expense		—	—	—	—	—	—

Net income (loss)		$(22,534)	$(23,968)	$(15,639)	$(494)	$40,101	$(22,534)

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2020	Parent	Partnership	CFS West Virginia	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash used in (provided by) operating activities	$—	$—	$12	$4,465	$893	$(10,608)	$(5,238)
Cash Flows From Investing Activities:
Cash paid for acquisitions and capital expenditures, net of proceeds from divestitures and asset sales	—	—	—	26,796	(679)	—	26,117
Payments to affiliates	—	—	—	—	—	—	—

Net cash provided by investing activities	—	—	—	26,796	(679)	—	26,117

Cash Flows From Financing Activities:
Cash distributions	—	—	—	—	—	—	—
Payments from affiliates	—	—	—	(10,608)	—	10,608	—
Net borrowings and repayments of debt	—	—	(12)	(29,872)	(83)	—	(29,967)
Other financing activities	—	—	—	(213)	—	—	(213)

Net cash used in financing activities	—	—	(12)	(40,693)	(83)	10,608	(30,180)

Net (decrease) increase in cash and cash equivalents and restricted cash	—	—	—	(9,432)	131	—	(9,301)
Cash and cash equivalents and restricted cash—Beginning of period	—	—	—	55,453	1,314	—	56,767

Cash and cash equivalents and restricted cash—End of period	$—	$—	$—	$46,021	$1,445	$—	$47,466

Three Months Ended March 31, 2019	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash used in (provided by) operating activities	$—	$119	$(9,509)	$(268)	$(3,445)	$(13,103)
Cash Flows From Investing Activities:
Cash paid for acquisitions and capital expenditures, net of proceeds from divestitures and asset sales	—	(106)	(1,717)	(80)	—	(1,903)

Net cash used investing activities	—	(106)	(1,717)	(80)	—	(1,903)
Cash Flows From Financing Activities:
Cash distributions	—	—	—	—	—	—
Payments to affiliates	—	—	(3,445)	—	3,445	—
Net borrowings and repayments of debt	—	(13)	24,030	(74)	—	23,943
Other financing activities	—	—	(2,636)	—	—	(2,636)

Net cash (used in) provided by financing activities	—	(13)	17,949	(74)	3,445	21,307

Net increase (decrease) in cash and cash equivalents and restricted cash	—	—	6,723	(422)	—	6,301
Cash and cash equivalents and restricted cash—Beginning of period	—	—	16,298	1,849	—	18,147

Cash and cash equivalents and restricted cash—End of period	$—	$—	$23,021	$1,427	$—	$24,448

16.	SEGMENT INFORMATION

Management operates the Company in two reportable operating segments: Cemetery Operations and Funeral Home Operations. These operating segments reflect the way the Company manages its operations and makes business decisions. Management evaluates the performance of these operating segments based on interments performed, interment rights sold, pre-need cemetery and at-need cemetery contracts written, revenue and segment profit (loss). As a percentage of revenue and assets, the Company’s major operations consist of its cemetery operations.

The following tables present financial information with respect to the Company’s segments (in thousands). Corporate costs represent those not directly associated with an operating segment, such as corporate overhead, interest expense and income taxes. Corporate assets primarily consist of cash and cash equivalents and restricted cash.

	Three Months Ended March 31,
	2020	2019
STATEMENT OF OPERATIONS DATA:
Cemetery Operations:
Revenues	$58,066	$57,910
Operating costs and expenses	(51,138)	(53,162)
Depreciation and amortization	(1,704)	(1,962)

Segment operating profit	$5,224	$2,786

Funeral Home Operations:
Revenues	$13,179	$13,559
Operating costs and expenses	(10,658)	(11,500)
Depreciation and amortization	(539)	(588)

Segment operating profit	$1,982	$1,471

Reconciliation of segment operating profit to net income (loss):
Cemetery Operations	$5,224	$2,786
Funeral Home Operations	1,982	1,471

Total segment profit	7,206	4,257

Corporate overhead	(8,501)	(13,413)
Corporate depreciation and amortization	(216)	(207)
Gain on sale of businesses	24,086	—
Interest expense	(12,284)	(13,171)
Income tax expense	(1,288)	—

Net income (loss)	$9,003	$(22,534)

CASH FLOW DATA:
Capital expenditures:
Cemetery Operations	$1,188	$890
Funeral Home Operations	10	976
Corporate	875	37

Total capital expenditures	$2,073	$1,903

	March 31, 2020	December 31, 2019
BALANCE SHEET DATA:
Assets:
Cemetery Operations	$1,394,901	$1,504,463
Funeral Home Operations	136,726	148,310
Corporate	56,792	66,595

Total assets	$1,588,419	$1,719,368

Assets held for sale:
Cemetery Operations	$65,360	$20,819
Funeral Home Operations	12,490	3,039

Total assets held for sale	$77,850	$23,858

Disposed assets:
Cemetery Operations	$20,445	$—
Funeral Home Operations	3,032	110

Total disposed assets	$23,477	$110

17.	SUPPLEMENTAL CONSOLIDATED CASH FLOW INFORMATION

The tables presented below provide supplemental information to the unaudited condensed consolidated statements of cash flows regarding contract origination and maturity activity included in the pertinent captions on the Company’s unaudited condensed consolidated statements of cash flows (in thousands):

	Three months ended March 31,
	2020	2019
Accounts Receivable
Pre-need/at-need contract originations (sales on credit)	$(25,457)	$(27,587)
Cash receipts from sales on credit (post-origination)	23,862	25,622

Changes in accounts receivable, net of allowance	$(1,595)	$(1,965)

Customer Contract Liabilities
Deferrals:
Cash receipts from customer deposits at origination, net of refunds	$35,586	$34,205
Withdrawals of realized income from merchandise trusts during the period	2,684	2,124
Pre-need/at-need contract originations (sales on credit)	25,457	27,587
Undistributed merchandise trust investment earnings, net	(1,595)	3,610
Recognition:
Merchandise trust investment income, net withdrawn as of end of period	(2,107)	(2,255)
Recognized maturities of customer contracts collected as of end of period	(45,989)	(46,131)
Recognized maturities of customer contracts uncollected as of end of period	(7,602)	(10,556)

Changes in customer contract liabilities	$6,434	$8,584

18.	SUBSEQUENT EVENTS

Amendments to Indenture and Capital Raise

On April 1, 2020, the Partnership and CFS West Virginia (collectively, the “Issuers”) and Wilmington Trust, National Association, as trustee, entered into the Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture. Pursuant to the terms of the Supplemental Indenture, the following financial covenants were amended:

•

The Interest Coverage Ratio measurements at March 31, June 30 and September 30, 2020 were eliminated and replaced with a Minimum Operating Cash Flow covenant of $(25.0 million), $(35.0 million) and $(35.0 million), respectively;

•	The required Interest Coverage Ratios at December 31, 2020, March 31, 2021 and June 30, 2021 were reduced to 0.00x, 0.75x and 1.10x, respectively, from 1.15x, 1.25x and 1.30x; and

•	The Asset Coverage tests at March 31, June 30, September 30 and December 31, 2020 were reduced to 1.40x from 1.60x.

In addition, the premium payable upon voluntary redemption of the Senior Secured Notes on or after June 27, 2021 and before June 27, 2022 was increased from 4.0% to 5.0% and the premium payable upon any such voluntary redemption on or after June 27, 2022 and before June 27, 2023 was increased from 2.0% to 3.0%.

The Issuers also agreed in the Supplemental Indenture to use their best efforts to cause the Company to effectuate a rights offering on the terms described below as promptly as practicable with an expiration date no later than July 24, 2020 and to receive proceeds of not less than $8.2 million therefrom (in addition to the $8.8 million capital raise described below).

Concurrently with the execution of the Supplemental Indenture, the Company entered into a letter agreement (the “Axar Commitment”) with Axar pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchasing any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. The Company did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.

On April 3, 2020, as contemplated by the Axar Commitment, the Company and Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E. (the “2020 Purchasers”) entered into a Series A Preferred Stock Purchase Agreement (the “2020 Preferred Purchase Agreement”) pursuant to which the Company sold 176 shares of its Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), for a cash price of $50,000 per share, an aggregate of $8.8 million. The Company offered and sold the Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. The Company relied on this exemption from registration based in part on representations made by the 2020 Purchasers in the 2020 Preferred Purchase Agreement.

Under the terms of the Supplemental Indenture and the Axar Commitment, the Company agreed to undertake an offering to holders of its Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17.0 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days. The Company agreed to use its best efforts to complete the rights offering with an expiration date no later than July 24, 2020.

Strategic Partnership Agreement

On April 2, 2020, the Company entered into two multi-year Master Services Agreements (the “MSAs”) with Moon Landscaping, Inc. and its affiliate, Rickert Landscaping, Inc. (collectively “Moon”). Under the terms of the

MSAs, Moon will provide all grounds and maintenance services at most of the funeral homes, cemeteries and other properties the Company owns or manages including, but not limited to, landscaping, openings and closings, burials, installations, routine maintenance and janitorial services. Moon will hire all of the Company’s grounds and maintenance employees at the serviced locations and will perform all functions currently handled by those employees. The Company expects the implementation of the MSAs to take place on a clustered basis over the next three to four months, with full implementation expected no later than July 31, 2020.

The Company agreed to pay a total of approximately $241.0 million over the term of the contract, which runs through December 31, 2024, based upon an initial annual cost of $49.0 million and annual increases of 2%. The first year cost will be prorated based upon exact implementation and roll-out schedule for each location. As part of the MSAs, the Company agreed to lease its landscaping and maintenance equipment to Moon for the duration of the agreements and to transfer title to any such equipment we own at the end of the term to Moon, in each case without any additional payment by Moon. As of December 31, 2019, the net book value of the equipment the Company will be leasing to Moon was approximately $7.4 million.

Each party has the right to terminate the MSAs at any time on six months’ prior written notice, provided that if the Company terminate the MSAs without cause, it will be obligated to pay Moon an equipment credit fee in the amount of $1.0 million for each year remaining in the term, prorated for the portion of the year in which any such termination occurs. The MSAs also contain representations, covenants and indemnity provisions that are customary for agreements of this nature.

Divestitures

On April 7, 2020, the Company completed the Olivet Sale for a net cash purchase price of $24.3 million, subject to certain adjustments, and the assumption of certain liabilities, including $17.1 million in land purchase obligations. The Company used net proceeds of $20.5 million to redeem additional Senior Secured Notes as required by the Indenture.

Cost Reduction Initiatives Related to COVID-19

In an effort to minimize the impact of the COVID-19 Pandemic on the Company’s results of operations, the Company implemented certain cost reduction initiatives in April 2020, which included a reduction of 21 positions within its corporate functions at its headquarters located in Trevose, Pennsylvania.

Amendment of Plan

On May 5, 2020, the Company’s Board approved the second amendment (the “Amendment”) to the Plan, which increased the number of shares of the Company’s common stock reserved for delivery under the Plan by 1,375,000 shares, provided that such additional shares may not be delivered pursuant to awards under the Plan unless and until the increase is approved by the stockholders of the Company, and any awards under the Plan with respect to such additional shares will be expressly conditioned upon receipt of such approval. The Company plans to submit the Plan, as so amended, to its stockholders for their approval at the 2020 annual meeting of stockholders.

NYSE Delisting Notification

On April 14, 2020, the Company received notice from the New York Stock Exchange (the “NYSE”) stating that upon its review of the Company’s financial condition, the NYSE has concluded that the Company is not in compliance with the NYSE’s continued listing requirements (the “NYSE Notification”), since as of April 13, 2020, the 30-trading day average closing price of the Company’s Common Stock had fallen below $1.00 per share over a consecutive 30 trading-day period, which is the minimum average share price for continued listing on the NYSE under Rule 802.01C of the NYSE Listed Company Manual (the “NYSE Listed Manual”). As of April 13, 2020, the Company’s 30 trading-day average closing share price of its security was $0.97.

The Company has a period of six months following the receipt of the NYSE Notification to regain compliance with the minimum share price requirement, which period has been tolled from April 21, 2020 through June 30, 2020. In order to regain compliance, on the last trading day of any calendar month during the cure period, the Common Stock must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month. In addition, the Company must notify the NYSE, within 10 business days of receipt of the NYSE Notification, of its intent to cure this deficiency or be subject to suspension and delisting procedures. In the event that at the expiration of the six–month cure period, both a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained, the NYSE will commence suspension and delisting procedures. Alternatively, however, the Company can also demonstrate an accelerated cure based on a $1.00 share price on both the last trading day of any calendar month within the six-month cure period and the average share price over the 30 trading days preceding the end of that month. In response, the Company’s Board of Directors is reviewing all available alternatives to return to compliance with the NYSE continued listing standards.

19.	RELATED PARTIES

In December 2019, the Company purchased a $30 million participation in a $70 million new debt facility issued by Payless Holdings LLC (“Payless”). Funds and accounts affiliated with Axar also invested $20 million in this facility. The investment was initially proposed by the Company’s Chairman of the Board, Mr. Axelrod, and subsequently approved by the Board. The Axar funds controlled by Mr. Axelrod own approximately 30% of the equity of Payless, and Mr. Axelrod serves on Payless’ board of directors. The Company’s investment in Payless represented approximately 4% of the total fair market value of all of the Company’s trusts as of March 31, 2020 and December, 31, 2019.

As of March 31, 2020, Axar beneficially owned 52.4% of the Company’s outstanding common stock, which constituted a majority of the Company’s outstanding common stock. As a result, the Company is a “controlled company” within the meaning of NYSE corporate governance standards. For discussion of certain risks and uncertainties attributable to the Company being a controlled company, see Part I, Item 1A. Risk Factors of the Company’s Annual Report, and for discussion on the security ownership of certain beneficial owners, directors and executives of the Company, see Part III, Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters of the Annual Report.

On April 1, 2020 and April 3, 2020, the Company entered into the Axar Commitment and the 2020 Preferred Purchase Agreement, respectively, with Axar and funds or accounts under its management, respectively. For further details, see Note 18 Subsequent Events of this Report.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis presented below provides information to assist in understanding the Company’s financial condition and results of operations and should be read in conjunction with the Company’s unaudited condensed consolidated financial statements included in Part I, Item 1 Financial Statements (Unaudited) of this Quarterly Report.

Certain statements contained in this Quarterly Report, including, but not limited to, information regarding our operating activities, the plans and objectives of our management and assumptions regarding our future performance and plans are forward-looking statements. When used in this Quarterly Report, the words “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this Quarterly Report. We believe the assumptions underlying the unaudited condensed consolidated financial statements are reasonable.

Our primary risks include uncertainties regarding current business and economic disruptions resulting from the recent COVID-19 Pandemic, including the effect of government regulations issued in connection therewith, our substantial indebtedness, whether our common stock will trade at prices that exceed the minimum share requirement of the NYSE and the related risk that the NYSE could initiate proceedings to delist the common stock from trading on the NYSE, our ability to identify and negotiate acceptable agreements with purchasers of additional properties, the cash flow from our pre-need and at-need sales, trusts and financings, which may impact our ability to meet our financial projections and service our debt, as well as with our ability to maintain an effective system of internal control over financial reporting including effective disclosure controls and procedures.

Our risks and uncertainties are more particularly described in Part I, Item 1A. Risk Factors of our Annual Report and in Part II, Item 1A of this Quarterly Report. Readers are cautioned not to place undue reliance on forward-looking statements included in this Quarterly Report, which speak only as of the date the statements were made. Except as required by applicable laws, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

BUSINESS OVERVIEW

We are one of the leading providers of funeral and cemetery products and services in the death care industry in the United States (“U.S.”). As of March 31, 2020, we operated 319 cemeteries in 27 states and Puerto Rico, of which 289 were owned and 30 were operated under leases, operating agreements or management agreements. We also owned, operated or managed 88 funeral homes in 17 states and Puerto Rico. On December 31, 2019, we consummated the C-Corporation Conversion for the purpose of transitioning the Partnership and its affiliates from a master limited partnership structure to a corporate form. See Part 1. Item 1. Financial Statements (Unaudited)—Notes to the Unaudited Condensed Consolidated Financial Statements—Note 1 General of this Quarterly Report for further information related to the C-Corporation Conversion.

Our revenue is derived from our Cemetery Operations and Funeral Home Operations segments. Our Cemetery Operations segment principally generates revenue from sales of interment rights, cemetery merchandise, which includes markers, bases, vaults, caskets and cremation niches and our cemetery services, which include opening and closing services, cremation services and fees for the installation of cemetery merchandise. Our Funeral Home Operations segment principally generates revenue from sales of funeral home merchandise, which includes caskets and other funeral related items and service revenues, which include services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation and prayer services. These sales occur both at the time of death, which we refer to as at-need and prior to the time of death, which we refer to as pre-need. Our Funeral Home Operations segment also include revenues related to the sale of term and whole life insurance on an agency basis, in which we earn a commission from the sales of these insurance policies.

The pre-need sales enhance our financial position by providing a backlog of future revenue from both trust and insurance-funded pre-need funeral and cemetery sales. We believe pre-need sales add to the stability and predictability of our revenues and cash flows. Pre-need sales are typically sold on an installment plan. While revenue on the majority of pre-need funeral sales is deferred until the time of need, sales of pre-need cemetery property interment rights provide opportunities for full current revenue recognition when the property is available for use by the customer.

We also earn investment income on certain payments received from customers on pre-need contracts, which are required by law to be deposited into our merchandise and service trusts. Amounts are withdrawn from our merchandise and service trusts when we fulfill the performance obligations. Earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in the total transaction price. For sales of interment rights, a portion of the cash proceeds received are required to be deposited into a perpetual care trust. While the principal balance of the perpetual care trust must remain in the trust in perpetuity, we recognize investment income on such assets as revenue, excluding realized gains and losses from the sale of trust assets. Pre-need contracts are subject to financing arrangements on an installment basis, with a contractual term not to exceed 60 months. Interest income is recognized utilizing the effective interest method. For those contracts that do not bear a market rate of interest, we impute such interest based upon the prime rate at the time of origination plus 150 basis points in order to segregate the principal and interest components of the total contract value.

Our revenue depends upon the demand for funeral and cemetery services and merchandise, which can be influenced by a variety of factors, some of which are beyond our control including demographic trends, such as population growth, average age, death rates and number of deaths. Our operating results and cash flows could also be influenced by our ability to remain relevant to the customers. We provide a variety of unique product and service offerings to meet the needs of our customers’ families. The mix of services could influence operating results, as it influences the average revenue per contract. Expense management, which includes controlling salaries, merchandise costs, corporate overhead and other expense categories, could also impact operating results and cash flows. Lastly, economic conditions, legislative and regulatory changes and tax law changes, all of which are beyond our control, could impact our operating results and cash flows.

For further discussion of our key operating metrics, see our Results of Operations and Liquidity and Capital Resources sections below.

RECENT EVENTS

The following are key events and transactions that occurred during 2020 through the date of issuance of the unaudited condensed consolidated financial statements contained in Part I, Item 1 of this Quarterly Report on Form 10-Q:

•

COVID-19 Pandemic. The outbreak of COVID-19, which has reached pandemic proportions poses a significant threat to the health and economic wellbeing of our employees, customers and vendors. Currently, our operations have been deemed essential by the state and local governments in which we operate, with the exception of Puerto Rico, and we are actively working with federal, state and local government officials to ensure that we continue to satisfy their requirements for offering our essential services. The operation of all of our facilities is critically dependent on the employees who staff these locations. To ensure the wellbeing of our employees and their families, we have provided all of our employees with detailed health and safety literature on COVID-19, such as the CDC’s industry-specific guidelines for working with the deceased who were and may have been infected with COVID-19. In addition, our procurement and safety teams have updated and developed new safety-oriented guidelines to support daily field operations and continue to provide personal protection equipment to those employees whose positions necessitate them, and we have implemented work from home policies at our corporate office consistent with CDC guidance to reduce the risks of exposure to COVID-19 while still supporting the families that we serve. The Company has not experienced any significant disruptions to its business as a result of the work from home policies in its corporate office.

Our marketing and sales team quickly responded to the sales challenges presented by the COVID-19 Pandemic by implementing virtual meeting options using a variety of web-based tools to ensure that we can continue to connect with and meet our customers’ needs in a safe, effective and productive manner. Some of our locations are providing live video streaming of their funeral and burial services to our customers or providing other alternatives that respect social distancing, so that family and friends can connect during their time of grief.

Like most businesses world-wide, the COVID-19 Pandemic has impacted us financially. Through early March 2020, we were experiencing sales growth for the first quarter of 2020, as compared to the first quarter of 2019; however, over the last two weeks of the quarter, we saw our pre-need sales and at-need sales activity decline as Americans practiced social distancing and crowd size restrictions were put in place. In addition, our pre-need customers with installment contracts could default on their installment contracts due to lost work or other financial stresses arising from the COVID-19 Pandemic. While we expect our pre-need sales to be challenged during the COVID 19 Pandemic, we believe the implementation of our virtual meeting tools is one of several key steps to mitigate this disruption. In addition, we expect that throughout this disruption our cemeteries and funeral homes will remain open and available to serve our families in all the locations in which we operate to the extent permitted by local authorities, with the exception of Puerto Rico.

We expect the COVID-19 Pandemic to continue to have an adverse effect on our results of operations and cash flows, however we cannot presently predict, with certainty, the scope and severity of that impact. We may incur additional costs related to the implementation of prescribed safety protocols related to the COVID-19 Pandemic. In the event there are confirmed diagnoses of COVID-19 within a significant number of our facilities, we may incur costs related to the closing and subsequent cleaning of these facilities and the ability to adequately staff the impacted sites. As a result of the implications of COVID-19, we assessed long-lived assets for impairment and concluded no assets were impaired as of March 31, 2020.

•

Divestitures. On January 3, 2020, we consummated the Oakmont Sale with Carriage Funeral Holdings, Inc. for an aggregate cash purchase price of $33.0 million. The divested assets consisted of one cemetery, one funeral home and certain related assets. On April 7, 2020, we consummated the Olivet Sale with Cypress Lawn Cemetery Association for a net cash purchase price of $24.3 million, subject to certain adjustments, and the assumption of certain liabilities, including $17.1 million in land purchase obligations. In addition, in March 2020, we entered into the California Agreement with certain entities owned by John Yeatman and Guy Saxton to sell substantially all of our remaining California properties, consisting of five cemeteries, six funeral establishments and four crematories for a cash purchase price of $7.1 million, subject to certain closing adjustments.

During the three months ended March 31, 2020, we redeemed an aggregate $31.3 million of principal on the Senior Secured Notes, primarily using the net proceeds from the Oakmont Sale. In April 2020, we redeemed an aggregate $20.5 million of principal on the Senior Secured Notes using the net proceeds from the Olivet Sale. Per the Indenture, we anticipate using the first $3.2 million of net proceeds and the remaining 80% of the net proceeds from the Remaining California Sale to redeem additional principal portions of the outstanding Senior Secured Notes.

•

Amendments to Indenture and Capital Raise in 2020. On April 1, 2020, the Partnership, CFS West Virginia and Wilmington Trust, National Association, as trustee, entered into the Supplemental Indenture. Pursuant to the terms of the Supplemental Indenture, several financial covenants were amended. Concurrently with the execution of the Supplemental Indenture, we entered the Axar

Commitment pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. We did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment. As contemplated by the Axar Commitment, on April 3, 2020, we sold an aggregate of 176 shares of our Series A Preferred Stock to the 2020 Purchasers for an aggregate purchase price of $8.8 million. Under the terms of the Supplemental Indenture and the Axar Commitment, we agreed to undertake an offering to holders of our Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17.0 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days. We agreed to use our best efforts to complete the rights offering with an expiration date no later than July 24, 2020.

GENERAL TRENDS AND OUTLOOK

We expect our business to be affected by key trends in the death care industry, based upon assumptions made by us and information currently available. Death care industry factors affecting our financial position and results of operations include, but are not limited to, death rates, per capita disposable income, demographic trends in terms of number of adults aged 65 and older, cremation rates and trends and e-commerce sales. In addition, we are subject to fluctuations in the fair value of equity and fixed-maturity debt securities held in our trusts. These values can be negatively impacted by contractions in the credit market and overall downturns in economic activity. Our ability to make payments on our debt depends on our success at managing operations with respect to these industry trends. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results.

Business Strategies

We believe the Recapitalization Transactions demonstrate both strong underlying values of our asset base, as well as confidence in our ability to execute our turnaround plan. We believe the recapitalization of our balance sheet has reset our financial footing and helps position us to execute the following business strategies:

•

Execute on Financial Strategy. The Recapitalization Transactions have significantly extended our debt capital structure with a five-year maturity, which provides us with a meaningful liquidity improvement to execute our turnaround strategy, including the next phase of our performance improvement plans. In April 2019, we announced a turnaround strategy focused on four key goals: cash flow and liquidity, capital structure, strategic balance sheet/portfolio review, and performance improvement from cost reductions and revenue enhancement.

•

Implementation of New Strategic Initiatives. We view our substantial and diverse asset base as a strength, but we have prioritized the ways in which we view our assets. We believe that by tiering operating units by class and contribution, identifying and initiating a divestiture plan for select assets and prioritizing certain assets over others, we will be able to optimize results in our top tier properties and more efficiently manage our assets. From a portfolio review perspective, we continue to focus our resources on improving our “top tier” assets as we believe they possess the greatest potential for improved profitability. We are also minimizing costs and resources on our “lower-tier” assets to reduce the impact these assets have on profitability of the portfolio.

•

Improve Operating Efficiencies. We believe we have identified significant expense reduction opportunities in the next phase of this operational turnaround strategy with additional “4-wall level” operational savings, identified projects and industry benchmarking. In addition, we are focused on improving performance through cost reductions and revenue enhancement and executing on other long and short-term turnaround strategies that will allow us to meet our primary objectives on a continuing basis. The next phase of cost reduction and operational performance improvement opportunities have now been identified with a focus on prioritizing identified opportunities in procurement, sourcing, product hierarchy, field labor efficiencies, shared services and outsourcing. We believe that the execution of these initiatives will result in improved profitability and cash flow across the asset base. In terms of revenue enhancements, we believe we have identified the primary drivers of our sales productivity and pre-need sales issues and, while it is in the early stages, we remain focused on improving retention of sales personnel and optimizing staffing levels across our asset base.

RESULTS OF OPERATIONS

We have two distinct reportable segments, Cemetery Operations and Funeral Home Operations, which are supported by corporate costs and expenses.

Cemetery Operations

Overview

We are currently the one of the largest owners and operators of cemeteries in the U.S. As of March 31, 2020, we operated 319 cemeteries in 27 states and Puerto Rico. We own 289 of these cemeteries, and we manage or operate the remaining 30 under leases, operating agreements or management agreements. Revenues from our Cemetery Operations segment accounted for approximately 82% of our total revenues for the three months ended March 31, 2020.

Operating Results

The following table presents operating results for our Cemetery Operations segment for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
			Variance
	2020	2019	$	%
Interments	$15,954	$15,944	$10	0%
Merchandise	15,166	16,541	(1,375)	(8%)
Services	15,560	15,967	(407)	(3%)
Interest income	1,938	1,822	116	6%
Investment and other	9,448	7,636	1,812	24%

Total revenues	58,066	57,910	156	0%
Cost of goods sold	9,925	9,743	182	2%
Cemetery expense	17,848	17,247	601	3%
Selling expense	13,049	14,733	(1,684)	(11%)
General and administrative expense	10,316	11,439	(1,123)	(10%)
Depreciation and amortization	1,704	1,962	(258)	(13%)

Total costs and expenses	52,842	55,124	(2,282)	(4%)

Segment operating profit	$5,224	$2,786	$2,438	88%

The following table presents supplemental operating data for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
			Variance
	2020	2019	#	%
SUPPLEMENTAL DATA:
Interments performed	12,820	12,995	(175)	(1%)
Net interment rights sold(1)
Lots	5,776	4,485	1,291	29%
Mausoleum crypts (including pre-construction)	414	215	199	93%
Niches	347	338	9	3%

Total net interment rights sold(1)	6,537	5,038	1,499	30%

Number of pre-need cemetery contracts written	8,091	8,434	(343)	(4%)
Number of at-need cemetery contracts written	12,880	13,249	(369)	(3%)

Number of cemetery contracts written	20,971	21,683	(712)	(3%)

(1)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

Cemetery interments revenues were $16.0 million for the three months ended March 31, 2020, which was essentially unchanged from $15.9 million for the three months ended March 31, 2019. An increase in all at-need revenues totaling $0.7 million and a decrease in the cancellation reserve of $0.6 million due to increased collections were offset by a net decrease in pre-need revenues of $1.3 million, primarily due to decreased revenues from pre-need mausoleums and lawn crypts.

Cemetery merchandise revenues were $15.2 million for the three months ended March 31, 2020, a decrease of $1.4 million and 8% from $16.5 million for the three months ended March 31, 2019. The change was due to a decrease in pre-need revenues of $1.8 million, primarily due to decreases in vaults and bases, combined with a net decrease in at-need revenues of $0.1 million. These decreases were partially offset by a decrease in the cancellation reserve of $0.5 million due to increased collections.

Cemetery service revenues were $15.6 million for the three months ended March 31, 2020, a decrease of $0.4 million and 3% from $16.0 million for the three months ended March 31, 2019. The change was due to a decrease in pre-need revenues of $1.0 million primarily due to grave openings, partially offset by an increase in at-need revenues of $0.3 million and a decrease in the cancellation reserve of $0.3 million due to increased collections.

Investment and other income was $9.4 million for the three months ended March 31, 2020, an increase of $1.8 million and 24% from $7.6 million for the three months ended March 31, 2019. The change was due to an increase in investment income primarily due to a change in investment strategy.

Cost of goods sold was $9.9 million for the three months ended March 31, 2020, an increase of $0.2 million and 2% from $9.7 million for the three months ended March 31, 2019. The change was due to higher costs primarily related to markers.

Cemetery expenses were $17.8 million for the three months ended March 31, 2020, an increase of $0.6 million and 3% from $17.2 million for the three months ended March 31, 2019. The change was due to increases in landscaping and lawn care of $3.4 million due to a change in timing of recognizing contract expense. This was partially offset by a decrease in payroll and related taxes of $1.2 million resulting from a reduction in workforce in 2019, a decrease in repairs and maintenance of $0.5 million, a decrease in employee benefits of $0.4 million and a net decrease in various other expenses of $0.7 million.

Selling expenses were $13.0 million for the three months ended March 31, 2020, a decrease of $1.7 million and 11% from $14.7 million for the three months ended March 31, 2019. The change was due to lower revenue activity, combined with a return to a normal level of deferring selling expense as the first quarter of 2019 included an adjustment due to further refinement of our process for recording revenues and related expenses in accordance with ASC 606.

General and administrative expenses were $10.3 million for the three months ended March 31, 2020, a decrease of $1.1 million and 10% from $11.4 million for the three months ended March 31, 2019. The change was due to a decrease in insurance expense of $0.4 million, a decrease in employee benefits of $0.3 million and a net decrease in various other expenses of $0.4 million.

Depreciation and amortization expenses were $1.7 million for the three months ended March 31, 2020, a decrease of $0.3 million and 13% from $2.0 million for the three months ended March 31, 2019. The change was due to routine depreciation and amortization of the associated asset base.

Funeral Home Operations

Overview

As of March 31, 2020, we owned, operated or managed 88 funeral homes. These properties are located in 17 states and Puerto Rico. Revenues from Funeral Home Operations accounted for approximately 18% of our total revenues for the three months ended March 31, 2020.

Operating Results

The following table presents operating results for our Funeral Home Operations for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
			Variance
	2020	2019	$	%
Merchandise	$6,568	$6,275	$293	5%
Services	6,611	7,284	(673)	(9%)

Total revenues	13,179	13,559	(380)	(3%)
Merchandise	1,776	2,317	(541)	(23%)
Services	5,397	5,553	(156)	(3%)
Depreciation and amortization	539	588	(49)	(8%)
Other	3,485	3,630	(145)	(4%)

Total expenses	11,197	12,088	(891)	(7%)

Segment operating profit	$1,982	$1,471	$511	35%

Funeral home merchandise revenues were $6.6 million for the three months ended March 31, 2020, an increase of $0.3 million and 5% from $6.3 million for the three months ended March 31, 2019. The change was due to a net increase in various merchandise revenues.

Funeral home services revenues were $6.6 million for the three months ended March 31, 2020, a decrease of $0.7 million and 9% from $7.3 million for the three months ended March 31, 2019. The change was due to a decrease in pre-need services of $0.5 million combined with a decrease in at-need services of $0.2 million.

Funeral home expenses were $11.2 million for the three months ended March 31, 2020, a decrease of $0.9 million and 7% from $12.1 million for the three months ended March 31, 2019. The change was due to a decrease in casket costs of $0.6 million, a decrease in payroll and related expenses of $0.2 million and a net decrease in various other expenses of $0.1 million.

Corporate

Corporate Overhead

The following table summarizes our corporate overhead by expense category for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
			Variance
	2020	2019	$	%
Corporate overhead	$8,501	$13,413	$(4,912)	(37%)
Non-recurring adjustments
Severance	—	464	(464)	(100%)
C-Corporation Conversion fees	75	316	(241)	(76%)
Other professional fees and other	219	2,393	(2,174)	(91%)

Total non-recurring adjustments	294	3,173	(2,879)	(91%)

Corporate overhead, adjusted	$8,207	$10,240	$(2,033)	(20%)

Corporate overhead expense was $8.5 million for the three months ended March 31, 2020, a decrease of $4.9 million and 37% from $13.4 million for the three months ended March 31, 2019. The change was due to the following:

•	a reduction in professional fees of $2.6 million primarily resulting from a change in auditors, the roll-off of financial advisory and consulting fees, and a decrease in legal fees;

•	savings in payroll and benefits of $1.6 million resulting primarily from a reduction in workforce in 2019 and a roll-off of the related severance; and

•	a net decrease in various other expenses of $0.7 million, primarily related to a rebate of contractual savings related to employee benefits.

Gain on Sale of Businesses

For the three months ended March 31, 2020, we recorded a gain of $24.1 million primarily in connection with the Oakmont Sale in January 2020. For the three months ended March 31, 2019, there were no such transactions.

Interest Expense

Interest expense was $12.3 million for the three months ended March 31, 2020, a decrease of $0.9 million and 7% from $13.2 million for the three months ended March 31, 2019. The change was due to the following:

•	a decrease of $5.3 million due to the payoff of the revolving credit facility in the second quarter of 2019;

•

a decrease of $3.2 million due to the write-off of deferred financing fees of $2.4 million in connection with amending our debt agreement in the first quarter of 2019 and lower amortization of deferred financing fees in the first quarter of 2020; offset by

•

an increase of $7.6 million related to a higher interest rate and principal on our Senior Secured Notes compared to the interest rate and principal on our prior revolving credit facility and senior notes.

Income Tax Expense

Income tax expense was $1.3 million for the three months ended March 31, 2020. There was no income tax expense for the three months ended March 31, 2019. The income tax expense in the three months ended

March 31, 2020 was primarily related to deferred taxes on the Oakmont Sale. There was no income tax benefit or expense for the three months ended March 31, 2019 because the statutory maximum in reductions to deferred tax liabilities had already been achieved in the fourth quarter of 2018.

LIQUIDITY AND CAPITAL RESOURCES

General

Our primary sources of liquidity are cash generated from operations and proceeds from asset sales. Our primary cash requirements, in addition to normal operating expenses, are for capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service. In general, as part of our operating strategy, we expect to fund:

•	working capital deficits through available cash, cash generated from operations, proceeds from asset sales and proceeds from equity offerings;

•

expansion capital expenditures, net contributions to the merchandise and perpetual care trust funds and debt service obligations through available cash, cash generated from operations or proceeds from asset sales. Amounts contributed to the merchandise trust funds will be withdrawn at the time of the delivery of the product or service sold to which the contribution related, which will reduce the amount of additional borrowings or asset sales needed; and

•	any maintenance capital expenditures through available cash and cash flows from operating activities.

While we rely heavily on our available cash and cash flows from operating activities to execute our operational strategy and meet our financial commitments and other short-term financial needs, we cannot be certain that sufficient capital will be generated through operations or be available to us to the extent required and on acceptable terms. We have experienced negative financial trends, including use of cash in operating activities, which, when considered in the aggregate, raise substantial doubt about our ability to continue as a going concern. These negative financial trends include:

•

we have continued to generate negative cash flow from operating activities through March 31, 2020, due to an increased competitive environment and increases in professional fees and compliance costs; and

•	a decline in billings coupled with the increase in professional, compliance and consulting expenses tightened our liquidity position and increased reliance on long-term financial obligations.

During 2019 and 2020, we implemented (and will continue to implement) various actions to improve profitability and cash flows to fund operations. A summary of these actions is as follows:

2019

•

sold an aggregate of 52,083,333 of the Partnership’s Preferred Units for an aggregate purchase price of $57.5 million and completed a private placement of $385.0 million of the Senior Secured Notes. The net proceeds of both transactions were used to fully repay the then-outstanding senior notes due in June 2021 and retire our revolving credit facility that was due in May 2020;

•	managed recurring operating expenses, sought to limit non-recurring operating expenses; and

•	identified sales of select assets to provide supplemental liquidity.

2020

•	completed certain asset sales previously identified in 2019;

•	on April 1, 2020, entered into the Third Supplemental Indenture to the Indenture to amend certain financial covenants;

•

on April 1, 2020, entered into the Axar Commitment with Axar pursuant to which Axar committed to (a) purchase shares of the Company’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in a rights offering to be effected by the Company by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchasing any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares;

•	on April 3, 2020, sold 176 shares of Series A Preferred Stock to Axar for a cash price of $50,000 per share, an aggregate of $8.8 million; and

•

implemented cost reduction initiatives to minimize the impact of the COVID-19 Pandemic on us, including streamlining corporate staff, consolidations of field positions to reduce redundancies and implement executive level salary reductions.

There is no certainty that our actual operating performance and cash flows will not be substantially different from forecasted results, and there is no certainty we will not need amendments to the Indenture in the future or that any such amendments will be available on terms acceptable to us or at all. Factors that could impact the significant assumptions used by us in assessing our ability to satisfy our financial covenants include the following:

•	operating performance not meeting reasonably expected forecasts, including the effects of the COVID-19 Pandemic on our operations;

•	failing to generate profitable sales;

•	investments in our trust funds experiencing significant declines due to factors outside our control;

•	being unable to compete successfully with other cemeteries and funeral homes in our markets;

•	the number of deaths in our markets declining; and

•	an adverse change in the mix of funeral and cemetery revenues between burials and cremations.

If our planned, implemented and not yet implemented actions are not successful in generating sustainable cash savings for us, or we fail to improve our operating performance and cash flows or we are not able to comply with the covenants under the Indenture, we may be forced to limit our business activities, limit our ability to implement further modifications to our operations or limit the effectiveness of some actions that are included in our forecasts, amend the Indenture and/or seek other sources of capital, and we may be unable to continue as a going concern. Additionally, a failure to generate additional liquidity could negatively impact our access to inventory or services that are important to the operation of our business. Our ability to meet our obligations at March 31, 2020, and to continue as a going concern, is dependent upon achieving the action plans noted above.

Based on our forecasted operating performance, planned actions to improve our profitability and cash flows, the execution of the Supplemental Indenture and the Axar Commitment and the consummation of the transactions contemplated thereby, including receipt of not less than $17.0 million in proceeds from the contemplated rights offering, together with plans to file financial statements on a timely basis consistent with the debt covenants, we do not believe it is probable that we will breach the covenants under the Indenture or be unable to continue as a going concern for the next twelve-month period. As such, the unaudited condensed consolidated financial statements for the three months ended March 31, 2020 were prepared on the basis of a going concern, which contemplates that we will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments, if any, that would be necessary should we be required to liquidate our assets.

Cash Flows

The following table summarizes our unaudited condensed consolidated statements of cash flows by class of activities in thousands:

	Three Months Ended March 31,
	2020	2019
Cash used in operating activities	$(5,238)	$(13,103)
Cash provided by (used in) investing activities	26,117	(1,903)
Cash (used in) provided by financing activities	(30,180)	21,307

Significant Sources and Uses of Cash During the Three Months Ended March 31, 2020 and 2019

Operating Activities

Net cash used in operations was $5.2 million for the three months ended March 31, 2020 compared to $13.1 million of net cash used in operations during the three months ended March 31, 2019. The $7.9 million change in operating cash flows was primarily due to the following:

•	Net income excluding non-cash items – $7.0 million: Net income excluding non-cash items increased $7.0 million primarily due to expense management efforts during the three months ended March 31, 2020.

•	Other working capital items – $9.1 million: Our operating cash flows were further impacted by other working capital items which resulted in a net increase in operating cash inflows of $9.1 million.

•	Change in cash from accounts payable and other liabilities – $8.2 million: Higher paydowns on our payables resulted in a net increase in operating cash outflows of $8.2 million in 2020.

Investing Activities

Net cash provided by investing activities for the three months ended March 31, 2020 was $26.1 million as compared to $1.9 million of net cash used in investing activities for the three months ended March 31, 2019. The cash provided by investing activities for the three months ended March 31, 2020 was primarily attributable to proceeds from divestitures of $28.2 million, offset in part by capital expenditures of $2.1 million for both purchases and maintenance of property, plant and equipment. Net cash used in investing activities during the three months ended March 31, 2019 consisted entirely of cash used for capital expenditures.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2020 was $30.2 million as compared to $21.3 million of net cash provided by financing activities for the three months ended March 31, 2019. The cash used in financing activities for the three months ended March 31, 2020 was primarily due to the redemption of $31.3 million of Senior Secured Notes, using proceeds from the Oakmont sale and other immaterial dispositions. Net cash provided by financing activities during the three months ended March 31, 2019 consisted primarily of $23.9 million of net proceeds from borrowings, partially offset by $2.6 million of financing costs.

The following table summarizes maintenance and expansion capital expenditures, excluding amounts paid for acquisitions, for the periods presented (in thousands):

	Three Months Ended March 31,
	2020	2019
Maintenance capital expenditures	$1,276	$1,012
Expansion capital expenditures	797	891

Total capital expenditures	$2,073	$1,903

Long-Term Debt

Senior Secured Notes

On June 27, 2019, StoneMor Partners L.P., CFS West Virginia and, collectively with the Company, certain direct and indirect subsidiaries of the Company, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee and as collateral agent, entered into an indenture with respect to the 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024.

For further details on our Senior Secured Notes, see Note 9 Long-Term Debt and Note 18 Subsequent Events of Part I, Item 1. Financial Statements (Unaudited) of this Quarterly Report.

Surety Bonds

We have entered into arrangements with certain surety companies, whereby such companies agree to issue surety bonds on our behalf as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been used to support our pre-need sales activities.

When selling pre-need contracts, we may post surety bonds where allowed by state law. We post the surety bonds in lieu of trusting a certain amount of funds received from the customer. If we were not able to renew or replace any such surety bond, we would be required to fund the trust only for the portion of the applicable pre-need contracts for which we have received payments from the customers, less any applicable retainage, in accordance with state law. We have provided cash collateral to secure these surety bond obligations and may be required to provide additional cash collateral in the future under certain circumstances.

For the three months ended March 31, 2020 and 2019, we had $93.3 million and $88.7 million, respectively, of cash receipts from sales attributable to related bond contracts. These amounts do not consider reductions associated with taxes, obtaining costs or other costs.

Surety bond premiums are paid annually and the bonds are automatically renewable until maturity of the underlying pre-need contracts, unless we are given prior notice of cancellation. Except for cemetery pre-construction bonds (which are irrevocable), the surety companies generally have the right to cancel the surety bonds at any time with appropriate notice. In the event a surety company were to cancel the surety bond, we are required to obtain replacement surety assurance from another surety company or fund a trust for an amount generally less than the posted bond amount. We do not expect that we will be required to fund material future amounts related to these surety bonds due to a lack of surety capacity or surety company non-performance.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our unaudited condensed consolidated financial statements and related notes included within Part I, Item 1. Financial Statements (Unaudited) of this Quarterly Report in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and disclosure of contingent assets and liabilities that arose during the reporting period and through the date our financial statements are filed with the SEC. Although we base our estimates on historical experience and various other assumptions we believe to be reasonable, actual results may differ from these estimates.

A critical accounting estimate or policy is one that requires a high level of subjective judgement by management and could have a material impact to our financial position, results of operations or cash flows if actuals vary significantly from our estimates.

There have been no significant changes to the critical accounting policies and estimates identified in the Annual Report, as described in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market” risk refers to the risk of gains or losses arising from changes in interest rates and prices of marketable securities. The disclosures are not meant to be precise indicators of expected future gains or losses, but rather indicators of reasonably possible gains or losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk-sensitive instruments were entered into for purposes other than trading.

The trusts are invested in assets with the primary objective of maximizing income and distributable cash flow for trust distributions, while maintaining an acceptable level of risk. Certain asset classes in which we invest for the purpose of maximizing yield are subject to an increased market risk. This increased market risk will create volatility in the unrealized gains and losses of the trust assets from period to period.

INTEREST-BEARING INVESTMENTS

The interest-bearing investments in our merchandise trusts and perpetual care trusts that are subject to interest rate sensitivity consist of fixed-income securities, money market investments and other short-term investments. As of March 31, 2020, the accumulated fair value of the interest-bearing investments in our merchandise trusts and perpetual care trusts was $126.6 million and $36.1 million, respectively or 27.7% and 11.8% of the fair value of our total trust assets, respectively.

MARKETABLE EQUITY SECURITIES

The marketable equity securities in our merchandise trusts and perpetual care trusts that are subject to market price sensitivity consist of individual equity securities as well as closed and open-ended mutual funds. As of March 31, 2020, the accumulated fair value of the marketable equity securities in our merchandise trusts and perpetual care trusts was $37.3 million and $17.2 million, respectively or 8.2% and 5.6% of the fair value of our total trust assets, respectively.

OTHER INVESTMENT FUNDS

Other investment funds are measured at fair value using the net asset value per share practical expedient. This asset class is composed of fixed income funds and equity funds, which have a redemption period ranging from 1 to 30 days, and private credit funds, which have lockup periods ranging from one to eight years with three potential one year extensions at the discretion of the funds’ general partners. This asset class has an inherent valuation risk as the values provided by investment fund managers may not represent the liquidation values obtained by the trusts upon redemption or liquidation of the fund assets. As of March 31, 2020, the fair value of other investment funds in our merchandise trusts and perpetual care trusts represented 50.3% and 73.9%, respectively, of the fair value of total trust assets. The fair market value of the holdings in these funds was $230.4 million and $226.7 million in our merchandise trusts and perpetual care trusts, respectively, as of March 31, 2020, based on net asset value quotes.

ITEM 4.	CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The Company maintains disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required disclosure.

Our management, including the CEO and CFO, evaluated the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of March 31, 2020. Based on such evaluation, our CEO and CFO concluded the disclosure controls and procedures were not effective due to the material weaknesses in internal control over financial reporting described below.

Material Weaknesses in Internal Control over Financial Reporting

A material weakness (as defined in Rule 12b-2 under the Exchange Act) is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis. The deficiencies noted below could result in a material misstatement in our financial statements; therefore, they represent material weaknesses in our internal control over financial reporting.

In 2018 and 2019, management identified and reported material weaknesses in internal control over financial reporting in our annual reports on Form 10-K for the years ended December 31, 2018 and 2019 related to the following:

A.	Control environment, control activities and monitoring:

The Company did not design and maintain effective internal controls over financial reporting related to control environment, control activities and monitoring based on the criteria established in the Committee of Sponsoring Organization Internal Control Integrated Framework including more specifically:

•

Management did not implement effective oversight to support deployment of control activities due to (a) failure to establish clear accountability for the performance of internal control over financial reporting responsibilities in certain areas important to financial reporting and (b) failure to prioritize and implement related corrective actions in a timely manner.

•	Management did not have effective monitoring controls over the periodic review of user access to applications and data and for user access to segregate duties within relevant financial applications.

B.	Establishment and review of certain accounting policies:

The Company’s controls applicable to establishment, periodic review for ongoing relevance and consistent application of material accounting policies in conformity with GAAP including (i) revenue recognition and (ii) insurance-related assets and liabilities were not designed appropriately and thus failed to operate effectively. More specifically:

•

Management did not maintain effective controls over sales contract origination occurring at its site locations. Specifically, there was no subsequent review of contract entry at site locations or corporate and no approved master price listing.

•

Management did not have effective review and monitoring controls over revenue recognition with respect to the Accounting Standards Codification 606, Revenues from Contracts with Customers, to timely detect misstatements in income statement and balance sheet accounts. There was no oversight monitoring at corporate for contract cancellations, and the timely and accurate servicing of contracts for proper revenue recognition.

•	Management did not maintain effective completeness and accuracy controls at a level of precision to timely detect misstatements related to the insurance related assets and liabilities.

C.	Reconciliation of certain general ledger accounts to supporting details:

The Company’s controls over the reconciliation of amounts recorded in the general ledger for “Cemetery property” and “Deferred revenues” on the consolidated balance sheets were not designed appropriately and thus failed to operate effectively. More specifically:

•

Management did not have effective segregation of duties over the preparation and subsequent review of its deferred revenue reconciliation process at a sufficient level of precision to timely detect potential misstatements of the related income statement and balance sheet accounts.

•	Management did not consistently reconcile these general ledger account balances to supporting documentation.

D.	Accurate and timely relief of deferred revenues and corresponding recognition of income statement impacts:

The Company’s internal controls designed to prevent a material misstatement in the recognized amount of “Deferred revenues” as of the balance sheet date were not designed appropriately. Specifically, the Company concluded that it did not design effective controls that would lead to a timely identification of a material error in “Deferred revenues” due to failure to accurately and timely relieve the liability when the service was performed or merchandise was delivered. Further, the Company’s review controls designed to detect such errors did not operate at the appropriate level of precision to identify such error. More specifically:

•

Management did not have effective review and monitoring controls over the revenue, cost of goods sold and deferred balances of pre-acquisition contracts at a sufficient level of precision to timely detect potential misstatements of the related income statement and balance sheet accounts.

•

Management did not have effective review and monitoring controls over the results of ongoing deferred revenue testing at a sufficient level of precision to detect potential misstatements of the related balance sheet accounts.

Notwithstanding these material weaknesses, based on the additional analysis and other post-closing procedures performed, management believes that the financial statements included in this report fairly present in all material respects our financial position, results of operations, capital position and cash flows for the periods presented in conformity with GAAP.

STATUS OF REMEDIATION OF MATERIAL WEAKNESSES

While we continue to make improvements to our internal control over financial reporting related to the material weaknesses described above, material weaknesses continue to exist, and we believe that the material weaknesses referenced above accurately reflect the material weaknesses in our internal control over financial reporting as of March 31, 2020. Management, with oversight from our Audit Committee, has identified and planned actions that we believe will remediate the material weaknesses described above once fully implemented and operating for a sufficient period of time, and we will continue to devote significant time and attention, including internal and external resources, to these remedial efforts.

We will test the ongoing operating effectiveness of the new remedial controls subsequent to implementation and consider the material weaknesses remediated after the applicable remedial controls operate effectively for a sufficient period of time.

Refer to the Annual Report for further details on the remediation efforts.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the three months ended March 31, 2020, we continued to make improvements to our internal control over financial reporting with respect to material weaknesses that had been present at that time, and those remediation efforts remain ongoing. Other than as described above and in greater detail in the Annual Report, there were no changes in our internal control over financial reporting as defined in Rules 13a-15(d) and 15d-15(d) of the Exchange Act during the three months ended March 31, 2020 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II-OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

For information regarding our significant pending administrative and judicial proceedings involving regulatory, operating, transactional, environmental, and other matters, see Part 1. Item 1. Financial Statements (Unaudited)—Notes to the Unaudited Condensed Consolidated Financial Statements—Note 12 Commitments and Contingencies of this Quarterly Report.

We and certain of our subsidiaries are parties to legal proceedings that have arisen in the ordinary course of business. We do not expect such matters to have a material adverse effect on our unaudited condensed consolidated financial position, results of operations or cash flows. We carry insurance with coverage and coverage limits that we believe to be customary in the cemetery and funeral home industry. Although there can be no assurance that such insurance will be sufficient to protect us against such contingencies, we believe that our insurance protection is reasonable in view of the nature and scope of our operations.

ITEM 1A.	RISK FACTORS

In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors of our Annual Report, which are incorporated by reference herein. Except as described below, the risk factors in our Annual Report have not materially changed. The risks described in our Annual Report are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

The COVID-19 Pandemic has had an adverse effect on our business and results of operations and future public health concerns and other crises could adversely affect our business, financial condition, profitability or cash flows.

The COVID-19 Pandemic has impacted the global economy, and it has had an adverse effect on our business and results of operations for the three months ended March 31, 2020. As a result of the COVID-19 Pandemic and the related adverse economic and health consequences, we have experienced and could continue to be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition and results of operations: our pre-need sales may decrease; our pre-need installment contract defaults may increase; our revenues may decrease due to reduced and deferred services; the value of our pre-need trust investments and related net investment income may diminish due to the disruption in the financial markets; illnesses could disrupt our workforce; our supply chain could be disrupted; our operating costs may increase due to increased overtime, supply costs, health insurance, worker’s compensation claims, or other effects related to COVID-19. While we have experienced an adverse effect on our sales and results of operations for the three months ended March 31, 2020, and we expect the COVID-19 Pandemic to continue to have an adverse effect on our results of operations and cash flows, we cannot presently predict, with certainty, the scope and severity with which the COVID-19 Pandemic will continue to impact our business, financial condition, results of operations and cash flows. The extent of the full impact of the COVID-19 Pandemic will depend on future developments, which are highly uncertain and largely outside of our control.

There can be no assurances that these and other scenarios resulting from the COVID-19 Pandemic, or other similar health crises, will not have a material and adverse impact on our business, financial condition or results of operations. We are continuing to monitor this public health crisis and its impact on employees, customers, vendors, distribution channels and other business partners and the overall economic environment within the U.S. and worldwide, but we cannot presently predict the full scope and severity of the disruptions caused by the COVID-19 Pandemic on our business, financial condition, results of operations and cash flows.

If the market price for our common stock does not increase to over $1.00, the NYSE may delist our common stock, which could have an adverse effect on the value of an investment in our stock.

As previously reported on a current report on Form 8-K filed with the SEC on April 20, 2020, we received a notice from the NYSE on April 14, 2020 stating that we were not in compliance with the NYSE’s continued listing requirements, because the 30-trading day average closing price of our common stock had fallen below $1.00 per share. We have a period of six months following the receipt of the NYSE notice to regain compliance with the minimum share price requirement, which period has been tolled from April 21, 2020 through June 30, 2020. In order to regain compliance, on the last trading day of any calendar month during the cure period, our common stock must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month. In the event that at the expiration of the cure period in late December 2020, both a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained, the NYSE will commence suspension and delisting procedures. If our common stock is delisted from the NYSE, the value of an investment in our common stock would be adversely affected.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Purchases of Equity Securities

Issuer Purchases of Equity Securities
Period	(a) Total Number of Shares Purchased(1)	(b) Average Price Paid per Share(2)	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
January 18, 2020	17,129	$1.37	—	$—

Total	17,129	$1.37	—	$—

(1)

Represents shares that were withheld upon the vesting of awards under the Plan to satisfy certain tax obligations of the recipients of such awards arising from the vesting thereof and thus may be deemed to have been repurchased by the Company.

(2)	The value of the shares withheld was the closing price of the Company’s common stock on the last trading day before the date on which such shares were withheld.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBIT INDEX

The documents listed in the Exhibit Index of this Quarterly Report on Form 10-Q are incorporated by reference or are filed with this Quarterly Report on Form 10-Q, in each case as indicated therein (numbered in accordance with Item 601 of Regulation S-K).

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

2.1*	Asset Sale Agreement dated as of March 13, 2020 by and among Cypress Lawn Cemetery Association, StoneMor California Subsidiary, Inc. and StoneMor California, Inc.	8-K/A	2.1	March 20, 2020

2.2*	Asset Sale Agreement dated as of March 19, 2020 by and among Laverne Memorial Association, Inc., Lodi Memorial Association, Inc., Lodi Memorial Funeral Home, Inc., Melrose Abbey Memorial Association, Inc., Melrose Abbey Memorial Mortuary, Inc., Oakmont Memorial Funeral & Cremation, Inc., Rocha’s Memorial Mortuary, Inc., Sacramento Memorial Association, Inc., Sacramento Memorial Funeral Home, Inc., Sierra View Memorial Association, Inc., Sierra View Memorial Mortuary, Inc., StoneMor California, Inc., Sierra View Memorial Park, and StoneMor California Subsidiary, Inc.	8-K/A	2.2	March 20, 2020

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
4.1*	Second Supplemental Indenture, dated as of January 30, 2020, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., StoneMor Inc., StoneMor LP Holdings, LLC and Wilmington Trust, National Association	10-K	4.3	April 7, 2020

4.2*	Supplement to Collateral Agreement dated January 30, 2020 by StoneMor LP Holdings, LLC to Collateral Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent	10-K	4.7	April 7, 2020

10.1*	Registration Rights Agreement dated as of January 30, 2020 by and among StoneMor Inc., American Cemeteries Infrastructure Investors, LLC, StoneMor GP Holdings, LLC and certain funds and managed accounts for which Axar Capital Management, LP serves as investment manager	8-K	10.1	February 4, 2020

31.1	Certification pursuant to Exchange Act Rule 13a-14(a) of Joseph M. Redling, President and Chief Executive Officer

31.2	Certification pursuant to Exchange Act Rule 13a-14(a) of Jeffrey DiGiovanni, Chief Financial Officer and Senior Vice President

32.1	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and Exchange Act Rule 13a-14(b) of Joseph M. Redling, President and Chief Executive Officer

32.2	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and Exchange Act Rule 13a-14(b) of Jeffrey DiGiovanni, Chief Financial Officer and Senior Vice President

101	Attached as Exhibit 101 to this report are the following Interactive Data Files formatted in XBRL (eXtensible Business Reporting Language): (i) Unaudited Condensed Consolidated Balance Sheets as of March 31, 2020, and December 31, 2019; (ii) Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2020 and 2019; (iii) Unaudited Condensed Consolidated Statements of Equity for the three months ended March 31, 2020 and 2019; (iv) Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2020 and 2019; and (v) Notes to the Unaudited Condensed Consolidated Financial Statements. Users of this data are advised pursuant to Rule 401 of Regulation S-T that the information contained in the XBRL documents is unaudited and these are not the official publicly filed financial statements of StoneMor Inc.

*	Incorporated by reference, as indicated

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STONEMOR INC.
Date: May 15, 2020	By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

Date: May 15, 2020	By:	/s/ Jeffrey DiGiovanni
Jeffrey DiGiovanni
Senior Vice President and Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers StoneMor Partners L.P. and StoneMor Inc.

The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and

•	for transactions from which the director derived improper personal benefit.

The General Partner’s certificate of incorporation eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty, except to the extent such exemption is not permitted under the DGCL. The General Partner’s bylaws provide that the General Partner shall, to the fullest extent permitted by law, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact such person is or was a director, officer or employee of the General Partner or, while a director, officer or employee of the General Partner, is or was serving at the request of the General Partner as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses reasonably incurred.

The General Partner’s bylaws further provide that the General Partner shall advance expenses incurred in defending any such proceeding to any such indemnitees; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under the General Partner’s bylaws or otherwise.

In addition, the General Partner has entered into indemnification agreements with all of its executive officers and directors. These agreements provide that the indemnitees will be protected as promised in the General Partner’s bylaws (regardless of, among other things, any amendment to or revocation of the General Partner’s bylaws, any change in the composition of the board of directors of the General Partner or any acquisition transaction relating to the General Partner) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements will also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under the Registrant’s director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, will indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were the Registrant’s directors or officers or are or were serving at its request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Cornerstone Family Services of West Virginia Subsidiary, Inc.

The West Virginia Business Corporation Act (“WVBCA”) empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; and (B) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. A corporation may not indemnify a director

(1)	in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding; or

(2)

in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Under the WVBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if:

(1)

the director furnishes the corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct described in article 8, section 851 of the WVBCA or that the proceeding involves conduct for which liability has been eliminated under the corporation’s articles of incorporation as authorized in the WVBCA; and

(2)

the director furnishes the corporation a written undertaking to repay the advance if the director is not entitled to mandatory indemnification under the WVBCA and it is ultimately determined that he did not meet the relevant standard of conduct described in article 8, section 851 of the WVBCA.

A corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director or, if he is an officer but not a director, to the further extent as may be provided in the articles of incorporation, the bylaws, a board resolution or a contract, except as otherwise provided in the WVBCA. A corporation may also purchase and maintain on behalf of a director or officer of the corporation insurance against liabilities incurred in such capacities or arising from his status as a director or officer, whether or not the corporation would have the power to indemnify him against the same liability under the WVBCA.

The bylaws of Cornerstone Family Services of West Virginia Subsidiary, Inc. contain provisions that state that the corporation will provide indemnification to the officers and directors of the corporation to the fullest extent permitted by applicable law, except (1) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the corporation in violation of certain federal securities laws, (2) upon a final unappealable judgment or award establishes that an officer or director engaged in self-dealing, willful misconduct or recklessness, (3) for expenses or liabilities of any type which have been paid for under a directors’ and officer’s liability insurance policy, (4) amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the corporation, or (5) such other exceptions as may be approved by the corporation’s board of directors.

Alabama Corporations

The Alabama Business Corporations Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have not met the applicable standard of conduct, shall have been adjudged to be liable to the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Also, Section 10A-2-8.52 states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

The Articles of Incorporation of our guarantors that are Alabama corporations do not contain provisions regarding the indemnification of directors or officers, but the Bylaws of each of our guarantors that are Alabama corporations do provide that the corporation has the power to indemnify any person to the fullest extent permitted under the law.

Alabama Limited Liability Companies

Section 10A-5A-4.10 of the Alabama Limited Liability Company Law provides that a limited liability company, or a series thereof, may indemnify and hold harmless a member or other person, pay in advance or reimburse expenses incurred by a member or other person, and purchase and maintain insurance on behalf of a member or other person

The Articles of Organization of our guarantors that are Alabama limited liability companies do not contain provisions regarding the indemnification of directors or officers, but the operating agreements of our guarantors that are Alabama limited liability companies provide that the company shall indemnify its member and those authorized managers, officers, agents and employees of the company identified in writing by the member or managers as entitled to be indemnified under the operating agreement for all costs, losses, liabilities and damages by be the member or any such manager, officer, agent or employee in connection with the business of the company, except to the extent prohibited by the law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Arkansas Limited Liability Companies

Section 4-32-404 of Arkansas’ Small Business Entity Tax Pass Through Act provides that a limited liability company’s operating agreement may: (a) eliminate or limit the personal liability of a member or manager for monetary damages for breach of any duty provided for in Section 4-32-402 and (b) provide for indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

The operating agreement of our guarantor that is an Arkansas limited liability company provides that the company shall indemnify the Member and those authorized Managers, Officers, agents and employees of the Company identified in writing by the Member or Managers as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member (as the Member or as a Manager, Officer, agent or employee) or any such Manager, Officer, agent or employee in connection with the business of the Company, except to the extent prohibited by the law. In addition, such operating agreement provides that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

California Corporations

Section 317 of the California General Corporation Law (“CAGCL”) authorizes a court to award, or a corporation to grant, indemnity to officers, directors and other agents for reasonable expenses incurred in connection with the defense or settlement of an action by or in the right of the corporation or in a proceeding by reason of the fact that the person is or was an officer, director, or agent of the corporation. Indemnity is available where the person party to a proceeding or action acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and its shareholders and, with respect to criminal actions, had no reasonable cause to believe his conduct was unlawful. To the extent a corporation’s officer, director or agent is successful on the merits in the defense of any proceeding or any claim, issue or related matter, that person shall be indemnified against expenses actually and reasonably incurred. Under Section 317 of the CAGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of any undertaking by or on behalf of the officer, director, employee or agent to repay that amount if it is ultimately determined that the person is not entitled to be indemnified. Indemnifications are to be made by the corporation only upon a determination that indemnification is proper by any of the following: (a) a majority vote of a quorum of disinterested directors (or if a quorum is not obtainable, by written opinion of independent legal counsel), (b) approval of the shareholders (excluding any shares owned by the persons to be indemnified), or (c) by the court in which such proceeding is or was pending upon application made by either the corporation, the agent, the attorney, or other person rendering services in connection with the defense. The indemnification provided by Section 317 is not exclusive of any other rights to which those seeking indemnification may be entitled.

Neither the Articles of Incorporation nor the Bylaws of StoneMor California, Inc. or StoneMor California Subsidiary, Inc. contain provisions regarding the indemnification of directors or officers.

The Amended and Restated Bylaws of Sierra View Memorial Park authorize the indemnification of directors and officers in accordance with the provisions of the CAGCL.

Colorado Limited Liability Companies

Section 7-80-104(1)(k) of the Colorado Limited Liability Company Act permits a company to indemnify a member or manager or former member or manager of the limited liability company as provided in Section 7-80-407 of the Colorado Limited Liability Company Act. Under Section 7-80-407, a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary conduct of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.

The operating agreements of our guarantors that are Colorado limited liability companies provide that such guarantor shall indemnify its member and those authorized managers, officers, agents and employees of such guarantor identified in writing by the member or managers as entitled to be indemnified under the operating agreement for all costs, losses, liabilities and damages by be the member or any such manager, officer, agent or employee in connection with the business of such guarantor, except to the extent prohibited by the law. In addition, the operating agreements of each of such guarantors provide that each such guarantor may advance costs of defense of any proceeding to its member or any such manager, officer, agent or employee upon receipt by such guarantor of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person in not entitled to be indemnified by such guarantor.

Connecticut Corporations

Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act (“CTBCA”), provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CTBCA. Subsection (b) of Section 33-771 of the CTBCA provides that a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation. Subsection (c) of Section 33-771 of the CTBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CTBCA. Subsection (d) of Section 33-771 of the CTBCA provides that, unless ordered by a court under section 33-774 of the CTBCA, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CTBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Section 33-772 of the CTBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding. Subsection (a) of Section 33-776 of the CTBCA provides that a corporation may indemnify and advance expenses under sections 33- 770 to 33-779, inclusive, of the CTBCA, to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors except for (A) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding, or (B) liability arising out of conduct that (i) constitutes a knowing and culpable violation of law by the officer, (ii) enabled the officer to receive an improper personal gain, (iii) showed a lack of good faith and conscious disregard for the duty of the officer to the corporation under circumstances in which the officer was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, or (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the officer’s duty to the corporation. Subsection (c) of Section 33-776 of the CTBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

The Articles of Incorporation or Bylaws of our guarantor that is a Connecticut corporation provide that the corporation has the power to indemnify any person to the fullest extent permitted under the law.

Delaware Limited Liability Companies

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The operating agreements of our guarantors that are Delaware limited liability companies provide that the company shall indemnify its member and those authorized managers, officers, agents and employees that are identified in writing by the member or managers as entitled to indemnification for all costs, losses, liabilities, and damages paid or accrued in connection with the business of the company, except to the extent prohibited by the law. In addition, the operating agreements of each of such guarantors provide that each such guarantor may advance costs of defense of any proceeding to its member or any such manager, officer, agent or employee upon receipt by such guarantor of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person in not entitled to be indemnified by such guarantor.

Delaware Corporations

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Bylaws of Osiris Holding Finance Company provide indemnification of directors and officers in accordance with the provisions of the law described above.

The Bylaws of Perpetual Gardens.Com, Inc. and Cornerstone Family Insurance Services, Inc. provide that, to the fullest extent permitted under the law, the corporation has the power to indemnify any person who was a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (weather or not such action, suit or proceeding arises or arose by or in the right of the corporation) by reason of the fact that the person is or was serving as a director or officer of the corporation, or was serving at the request of the corporation as the director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Florida Limited Liability Companies

Section 605.0408 of the Florida Revised Limited Liability Company Act allows a limited liability company to indemnify and hold harmless a person with respect to a claim or demand against the person and a debt, obligation, or other liability incurred by the person by reason of the person’s former or present capacity as a member or manager if the claim, demand, debt, obligation, or other liability does not arise from the person’s breach of Florida’s laws on limitations on distributions, the management of the limited liability company, delegation of rights and powers to manage, selection and terms of managers in a manager-managed limited liability company, the voting rights of members and managers, agency rights of members and managers and standards of conduct for members and managers. The standards of conduct provide that each manager of a manager-managed limited liability company and member of a member-managed limited liability company owes fiduciary duties of loyalty and care to the limited liability company as well as to the members of the limited liability company.

The limited liability company agreements of our guarantors that are Florida limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the Member or Managers as entitled to be indemnified except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Georgia Corporations

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (“GABCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GABCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under applicable law or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GABCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GABCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GABCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (c) of Section 14-2-857 of the GABCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

The Bylaws of our guarantors that are Georgia corporations authorize the indemnification of directors and officers in accordance with the provisions of the GABCC cited above.

Georgia Limited Liability Companies

Section 14-11-306 of the Georgia Limited Liability Company Act provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement.

The operating agreements of our guarantors that are Georgia limited liability companies provide that the company shall indemnify its member and those authorized managers, officers, agents and employees of the company identified in writing by the member or managers as entitled to be indemnified for all costs, losses, liabilities and damages paid or accrued by the member (as the member or as a manager, officer, agent or employee) or any such manager, officer, agent or employee in connection with the business of the company, except to the extent prohibited by the law. In addition, the company may advance costs of defense of any proceeding to the member or any such manager, officer, agent or employee upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Hawaii Corporations

Section 242 of the Hawaii Business Corporation Act, Chapter 414, Hawaii Revised Statutes (the “HBCA”) provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding:

(1)

if (a) the individual conducted himself or herself in good faith, and (b) the individual reasonably believed (i) in the case of conduct of official capacity, that his or her conduct was in the best interests of the corporation, and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful; or

(2)

if the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, subject to the provisions of HBCA Section 32(b)(5) which prohibit corporations from indemnifying directors against liability for (a) receipt of a financial benefit to which the director is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders, (c) approving an unlawful distribution to shareholders, or (d) an intentional violation of criminal law.

HBCA Section 243 provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

In addition, pursuant to HBCA Section 244, before final disposition of a proceeding, a corporation may also advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, if the director delivers to the corporation:

(1)

a written affirmation of the director’s good faith belief that (a) he or she has met the relevant standard of conduct described in HBCA Section 242 (referred to above), or (b) the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation, subject to the provisions of HBCA Section 32(b)(4) which prohibit corporations from eliminating directors’ liability for (i) receipt of a financial benefit to which the director is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) approving an unlawful distribution to shareholders, or (iv) an intentional violation of criminal law; and

(2)

the director’s written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under HBCA Section 243 (referred to above) and it is ultimately determined that the director has not met the relevant standard of conduct described in HBCA Section 242 (referred to above).

Pursuant to HBCA Section 245, a director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or another court of competent jurisdiction. The court may order indemnification or an advance for expenses (if applicable) upon determining that the director is entitled to mandatory indemnification under HBCA Section 243 (referred to above) or that such indemnification or advance is authorized by the corporation’s articles of incorporation or by-laws or is otherwise reasonable in view of all relevant circumstances.

HBCA Section 247 provides that a corporation may indemnify and advance expenses for an officer who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director, except for liability in connection with a proceeding by or in the right of the corporation (other than reasonable expenses in connection with the proceeding). An officer is also entitled to mandatory indemnification and may apply to a court for indemnification or an advance of expenses to the same extent as a director pursuant to HBCA Sections 243 and 245 (referred to above).

The Articles of Incorporation of our guarantor that is a Hawaii corporation do not contain provisions regarding the indemnification of directors or officers. However, the Bylaws of such guarantor authorize the indemnification of directors and officers in accordance with the provisions of the HBCA cited above.

Hawaii Limited Liability Companies

Pursuant to Section 403 of the Hawaii Uniform Limited Liability Company Act, Chapter 428, Hawaii Revised Statutes (the “HULLCA”), a limited liability company must reimburse its members or managers for payments made and must indemnify them for liabilities incurred by them in the ordinary course of business of the company or for the preservation of the company’s business or property. In addition, HULLCA Section 103 provides that, subject to certain exceptions, a limited liability company may enter into an operating agreement to regulate the affairs of the company and the conduct of its business, and to govern relations among the members, managers, and company.

The operating agreements of our guarantors that are Hawaii limited liability companies provide that the managers and officers shall be entitled to all expenses incurred in managing the companies and that the member shall be reimbursed for all expenses incurred for or on behalf of the companies. Such operating agreements also provide that the companies shall indemnify the member, and those managers, officers, agents and employees identified in writing by the member or managers, for all costs, losses, liabilities and damages paid or accrued in connection with the business of the companies, except to the extent prohibited by law. In addition, the companies may advance costs of defense to the member or any such manager, officer, agent or employee upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the companies.

Illinois Corporations

Under Section 8.75 of the Illinois Business Corporation Act of 1983, (“ILBCA”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation. Section 8.75(f) of the ILBCA further provides that the indemnification and advancement of expenses provided by or granted under Section 8.75 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The Articles of Incorporation or Bylaws of our guarantor that is an Illinois corporation provide that the corporation has the power to indemnify any person to the fullest extent permitted under the law.

Illinois Limited Liability Companies

Section 15-7 of the Illinois Limited Liability Company Act states that a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for debts, obligations, or other liabilities incurred by the member or manager in the course of the member’s or manager’s activities on behalf of the company, if, in making the payment or incurring the debt, obligation, or other liability, the member or manager complied with the duties stated in Sections 15-3 (fiduciary duties) and 25-35 (relating to unlawful distributions).

The operating agreements of our guarantors that are Illinois limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Indiana Corporations

Chapter 37 of the Indiana Corporation Law (“INCL”) states that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual’s conduct was in good faith; and (2) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests; and (3) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and (4) in the case of any criminal proceeding, the individual either had reasonable cause to believe the individual’s conduct was lawful or had no reasonable cause to believe the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the INCL; (2) the director furnishes the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under the law. A corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth under the law. The determination shall be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or by the other methods specified in Chapter 37 of the INCL.

A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, member, manager, employee, or agent. The indemnification and advance for expenses provided for or authorized by the INCL does not exclude any other rights to indemnification and advance for expenses that a person may have under a corporation’s articles of incorporation, bylaws or certain other duly authorized agreements.

The Articles of Incorporation or Bylaws of our guarantors that are Indiana corporations provide that the corporation shall indemnify its directors and officers to the full extent possible under the law.

Indiana Limited Liability Companies

Under Section 23-18-2-2 of the Indiana Limited Liability Company Act (the “ILLCA”), an Indiana limited liability company may indemnify and hold harmless any member, manager, agent, or employee against any claims, except in the case of an action or a failure to act by such person that constitutes willful misconduct or recklessness and as a result of any restrictions set forth in such limited liability company’s operating agreement.

The operating agreements of our guarantors that are Indiana limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Iowa Limited Liability Companies

Section 489.408(1) of the Iowa Revised Uniform Limited Liability Company Act provides that a company shall indemnify a member of a member-managed company or the manager of a manager-managed company for any debt, obligation, or other liability incurred in the course of the member’s or manager’s activities on behalf of the company, if, in making the payment or incurring the debt, obligation, or other liability, the member or manager complied with such member’s or manager’s duties to the company. Section 489.110(7) provides that the operating agreement may alter or eliminate the indemnification for a member or manager provided by Section 489.408(1).

The operating agreements of our guarantors that are Iowa limited liability companies provide that the company shall indemnify its member and those authorized managers, officers, agents, and employees that are identified in writing by the member or managers as entitled to indemnification for all costs, losses, liabilities, and damages paid or accrued in connection with the business of the company, except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Kansas Limited Liability Companies

Section 17-7670 of the Kansas Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. To the extent that a member, manager, officer, employee or agent has been successful on the merits or otherwise or the defenses of any action, suits or proceeding, or in defense of any issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

The operating agreements of our guarantors that are Kansas limited liability companies provide that the company shall indemnify its member and those authorized managers, officers, agents, and employees that are identified in writing by the member or managers as entitled to indemnification for all costs, losses, liabilities, and damages paid or accrued in connection with the business of the company, except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Kentucky Limited Liability Companies

Section 275.180 of the Kentucky Revised Statues (“KRS”) states that a written operating agreement of a limited liability company may provide for the indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

The operating agreements of our guarantors that are Kentucky limited liability companies provide that the company shall indemnify its members, managers, officers, agents and employees (as identified by the sole member or manager in writing as being entitled to indemnification) for all costs, liabilities, losses and damages paid or accrued by such persons in connection with the business of the company. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Maryland Corporations

Under Section 2-418 of the Maryland General Corporation Law (“MDGCL”), a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan. Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the proceeding unless it is proven that (a) the act or omission of the director was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any director in connection with a proceeding by or in the right of the corporation if the director has been adjudged to be liable to the corporation. A director who has been successful in the defense of any proceeding described above shall be indemnified against reasonable expenses incurred in connection with the proceeding. The corporation may not indemnify a director in respect of any proceeding charging improper personal benefits to the director in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation’s charter or by-laws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the director, may order indemnification if it determines that in view of all the relevant circumstances, the director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a director under certain circumstances, including a written undertaking by or on behalf of such director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify directors under Section 2-418 of the MDGCL.

The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, whether or not the corporation would have the power to indemnify a director or officer against liability under the provision of Section 2-418 of the MDGCL. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

The Articles of Incorporation or Bylaws of our guarantors that are Maryland corporations provide that the corporation shall indemnify its directors and officers to the maximum extent permitted by Maryland law.

Maryland Limited Liability Companies

Section 4A-203 of the Maryland Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement.

The operating agreements of our guarantors that are Maryland limited liability companies provide that the company shall indemnify its members and certain managers, officers, agents and employees, except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Michigan Corporations

Under Section 561 of the Michigan Business Corporation Act (“MIBCA”), a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Under Section 562 of the MIBCA, a Michigan corporation may also provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The MIBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.

The Bylaws of our guarantor that is a Michigan corporation provide that the corporation shall indemnify its directors and officers in accordance with the law.

Michigan Limited Liability Companies

Section 216 of the Michigan Limited Liability Company Act (“MLLCA”) permits the limited liability company to indemnify, hold harmless, and defend a member, manager, or other person from and against any and all losses, expenses, claims, and demands sustained by that person, except when such person (1) received a financial benefit to which such person is not entitled, (2) engaged in unlawful distributions or (3) knowingly violated the law. Section 216 further permits the limited liability to purchase and maintain insurance on behalf of a member, manager, or other person against any liability or expense asserted against or incurred by that person, whether or not the company may indemnify that person.

The operating agreements of our guarantors that are Michigan limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Mississippi Limited Liability Companies

Section 79-29-123 of the Revised Mississippi Limited Liability Company Act provides that the certificate of formation or an operating agreement of a limited liability company may provide for the limitation or elimination of any and all liabilities of any manager, member, officer or other person who is a party to or otherwise bound by the operating agreement for any action taken, or failure to take any action, as a manger or member or other person, including, for breach of contract and for breach of duties, including all or any fiduciary duties of a member, manager, officer or other person to a limited liability company or to its members or another member, manager or officer or to another person; provided, that the certificate of formation or operating agreement may not limit or eliminate liability for: (a) the amount of a financial benefit by a member or manager to which the member or manager is not entitled; (b) an intentional infliction of harm on the limited liability company or the members; (c) an intentional violation of criminal law; (d) a wrongful distribution under Section 79-29-611 of the Revised Mississippi Limited Liability Company Act; (e) the amount of a distribution in violation of Section 79-29-813(1) of the Revised Mississippi Limited Liability Company Act; or (f) any act or omission which constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Additionally, a limited liability company may, and shall have the power to, indemnify and hold harmless any member, manager, officer or other person from and against any and all claims and demands whatsoever, except a limited liability company and an operating agreement shall not indemnify any member, manager, officer or other person from and against any claims or demands in connection with a proceeding by or in the right of the limited liability company in which the member, manager or other person was: (a) found to have engaged in any acts or omissions that constitute fraudulent conduct and was adjudged liable for claims based on such conduct; or (b) found or engaged in any actions described in the preceding sentence and was adjudged liable for claims based on such actions.

The operating agreements of our guarantors that are Mississippi limited liability companies provide that each such company shall indemnify its member and those authorized managers, officers, agents and employees of the company identified in writing by the member or the managers. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Missouri Limited Liability Companies

The Missouri Limited Liability Company Act, Sections 347.010 to 347.187 of the Revised Statutes of Missouri (“RSMo”), provides in Section 347.057, RSMo., that a person who is a member, manager, or both, of a limited liability company is not liable, solely by reason of being a member or manager, or both, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the limited liability company, whether arising in contract, tort or otherwise or for the acts or omissions of any other member, manager, agent or employee of the limited liability company.

The Missouri Limited Liability Company Act provides in Section 347.088.1, RSMo., that except as otherwise provided in the operating agreement an authorized person shall discharge his or her duty under the Missouri Limited Liability Company Act and the operating agreement in good faith, with the care a corporate officer of like position would exercise under similar circumstances, in the manner a reasonable person would believe to be in the best interest of the limited liability company, and shall not be liable for any such action so taken or any failure to take such action, if he or she performs such duties in compliance with such subsection.

The Missouri Limited Liability Company Act provides in Section 347.088.2, RSMo., that to the extent that, at law or equity, a member or manager or other person has duties, including fiduciary duties, and liabilities relating to those duties to the limited liability company or to another member, manager, or other person that is party to or otherwise bound by an operating agreement: (1) any such member, manager, or other person acting under the operating agreement shall not be liable to the limited liability company or to any such other member, manager, or other person for the member’s, manager’s, or other person’s good faith reliance on the provisions of the operating agreement; and (2) the member’s, manager’s or other person’s duties and liabilities may be expanded or restricted by provision in the operating agreement.

The operating agreements of our guarantors that are Missouri limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

New Jersey Corporations

Section 14A: 3-5 of the New Jersey Business Corporation Act provides that any corporation organized for any purpose under any general or special law of New Jersey shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if: (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. Any corporation organized for any purpose under any general or special law of New Jersey shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or to the extent that such corporate agent has been successful on the merits or otherwise in certain other proceedings, or in defense of any claim, issue or matter therein.

The Articles of Incorporation or Bylaws of Cornerstone Family Services of New Jersey, Inc., Legacy Estates, Inc. and Osiris Management, Inc. provide that the corporation shall indemnify its directors and officers to the full extent possible under the law.

Neither the Articles of Incorporation nor the Bylaws of Arlington Development Company contain provisions regarding the indemnification of directors or officers.

New York Corporations

Section 722(a) of the New York Business Corporation Law (“NYBCL”) provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

The Articles of Incorporation of our guarantor that is a New York corporation provides that the corporation shall indemnify its directors and officers to the full extent possible under the law.

North Carolina Corporations

Section 55-8-51 of the North Carolina Business Corporation Act (“NCBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Sections 55- 8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against liability asserted against or incurred by such person in that capacity or arising from such person’s status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify such person against the same liability under the NCBCA.

Neither the Articles of Incorporation nor the Bylaws of our guarantor that is a North Carolina corporation contain provisions regarding the indemnification of directors or officers.

North Carolina Limited Liability Companies

Section 57D-3-31 of the North Carolina Limited Liability Company Act (the “NC LLC Act”) provides that a limited liability company shall indemnify a person who is wholly successful on the merits or otherwise in the defense of any proceeding to which the person was a party because the person is or was a member, a manager, or other company official if the person also is or was an interest owner at the time to which the claim relates, acting within the person’s scope of authority as a manager, member, or other company official against expenses incurred by the person in connection with the proceeding.

Section 57D-3-31 of the NC LLC Act also provides that a limited liability company shall reimburse a person who is or was a member for any payment made and indemnify the person for any obligation, including any judgment, settlement, penalty, fine, or other cost, incurred or borne in the authorized conduct of the company’s business or preservation of the company’s business or property, whether acting in the capacity of a manager, member, or other company official if, in making the payment or incurring the obligation, the person complied with the duties and standards of conduct imposed by Section 57D-3-21 of the NC LLC Act, as modified or eliminated by the company’s operating agreement or otherwise imposed by the NC LLC Act or other applicable law.

The operating agreements of our guarantors that are North Carolina limited liability companies provide that the company shall indemnity the member and those authorized managers, officers, agents and employees of the company identified in writing by the member or managers as entitled to be indemnified under such operating agreements for all costs, losses, liabilities and damages paid or accrued by the member or any such manager, officer, agent or employee in connection with the business of the company, except to the extent prohibited by law. In addition, such operating agreements provide that the company may advance costs of defense of any proceeding to the managers and officers upon receipt by the company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the company.

Ohio Corporations

Pursuant to Section 1701.13(E) of the Ohio Revised Code (“ORC”), a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) any claim, issue or matter as to which that person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court of common pleas or such other court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the ORC. However, indemnification may only be made upon a determination that the person has met the applicable standard of conduct required for indemnification by (a) a majority vote of a quorum of directors who were not parties, or threatened to be made parties, to the relevant proceeding, (b) if directed by a majority vote of a quorum of disinterested directors, a written opinion of independent legal counsel, (c) the shareholders, or (d) the court in which the relevant proceeding was brought.

An Ohio corporation is required to indemnify a director, trustee, officer, employee, member, manager or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person to the extent that the person is successful in defending a lawsuit of the type referenced in the above paragraph, regardless of whether such indemnification has been authorized as discussed above.

Under Section 1701.13(E) of the ORC, a corporation is permitted to pay expenses (including attorneys’ fees) incurred by such person, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification. In the case of directors, the corporation is required to advance expenses upon receipt of the aforementioned undertaking to repay and the director’s agreement to cooperate.

The indemnification provided under Section 1701.13(E) of the ORC is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, a corporation may purchase and maintain insurance or furnish similar protection for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The Regulations of our guarantor that is an Ohio corporation provide that the corporation shall indemnify its directors and officers to the full extent possible under the law and shall advance expenses upon the receipt of an undertaking to repay.

Ohio Limited Liability Companies

Section 1705.32 of the ORC provides that a limited liability company may indemnify any person who was or is a party, or who is threatened to be made a party, to any proceeding, because he is or was a manager, member or officer of the company or is or was serving at the company’s request as a manager, member, director or officer of any other entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the manager, member or officer in connection with the proceeding if the manager, member or officer acted in good faith and in a manner the manager, member or officer reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, the manager, member or officer had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the company, a company may indemnify such person against expenses (including attorneys’    fees) actually and reasonably incurred by the person in connection with the defense or settlement of such    action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which that person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the company unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court considers proper. However, indemnification may only be made upon a determination that the person met the applicable standard of conduct required for indemnification by (a) a majority vote of a quorum of managers who were not parties, or threatened to be made parties, to the relevant proceeding, (b) if directed by a majority vote of a quorum of disinterested managers, a written opinion of independent legal counsel, (c) the members, or (d) the court in which the relevant proceeding was brought.

An Ohio limited liability company is required to indemnify a manager, officer, employee or agent against expenses actually and reasonably incurred by the person to the extent that the person is successful in defending a lawsuit of the type referenced in the above paragraph, regardless of whether such indemnification has been authorized as discussed above.

The indemnification provided under Section 1705.32 of the ORC is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under the company’s operating agreement, any other agreement, a vote of the company’s members or disinterested managers, or otherwise. In addition, a limited liability company may purchase and maintain insurance or furnish similar protection for manager, member, partner, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the company.

The operating agreement of our guarantor that is an Ohio limited liability company provides that the company shall indemnify its members, managers, officers, agents and employees (as identified by the member or manager in writing as being entitled to indemnification) for all costs, liabilities, losses and damages paid or accrued in connection with the business of the company. The operating agreement also provides that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Oklahoma Limited Liability Companies

Section 2003 of the Oklahoma Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands whatsoever, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement. In addition, Section 2017 of the Oklahoma Limited Liability Company Act states that the articles of organization or an operating agreement may provide for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in any proceeding because the person is or was a member or manager, but does not permit the articles of organization or operating agreement to limit or eliminate a manager’s liability for breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which the manager derived an improper personal benefit.

The operating agreements of our guarantors that are Oklahoma limited liability companies provide that the company shall indemnify its member and those managers, officers, agents and employees identified in writing by the member or managers as being entitled to indemnification, except to the extent prohibited by the law. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Oregon Limited Liability Companies

Section 63.160 of the Oregon Limited Liability Company Act provides that the articles of organization or operating agreement may provide for indemnification of any person for acts or omissions as a member, manager, employee or agent and may eliminate or limit liability of a member, manager, employee or agent for damages from such acts or omissions; provided, that indemnification is not permitted for any breach of the duty of loyalty, acts or omissions not in good faith which involve intentional misconduct or knowing violation of the law, or any unlawful distribution or any transaction from which the member or manager derives an improper personal benefit.

The operating agreements of our guarantors that are Oregon limited liability companies provide that the company shall indemnify the member and those authorized managers, officers, agents and employees of the company identified in writing by the member or managers as entitled to be indemnified for all costs, losses, liabilities and damages paid or accrued by the member (as the member or as a manager, officer, agent or employee) or any such manager, officer, agent or employee in connection with the business of the company, except to the extent prohibited by the law. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Pennsylvania Corporations

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law (“PBCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not- for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s by-laws, advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The Articles of Incorporation or Bylaws of Eloise B. Kyper Funeral Home, Inc., Stephen R. Haky Funeral Home, Inc., Forest Lawn Gardens, Inc., Kirk & Nice, Inc., and Kirk & Nice Suburban Chapel, Inc. provide that the corporation shall indemnify its directors and officers to the full extent possible under the law.

Neither the Articles of Incorporation nor the Bylaws of Laurelwood Holding Company contain provisions regarding the indemnification of directors or officers.

Pennsylvania Limited Liability Companies

Section 8848 of the Pennsylvania Limited Liability Company Act provides that a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 8848 also provides that expense may be paid by a limited liability company in advance of the final disposition of any action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the limited liability company.

The operating agreements of our guarantors that are Pennsylvania limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the Member or Managers as entitled to be indemnified except to the extent prohibited by law. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Puerto Rico Corporations

Section 4.08 of the Puerto Rico General Corporations Act provides that a corporation may compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding (except an action initiated by the corporation or initiated to protect the interests of the corporation), because the person has been or is a director, officer, employee or agent of the corporation, or had been or is acting by request of the corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust or any other enterprise. The compensation may include the expenses incurred in a reasonable manner, including attorney fees, adjudication or judgments, fines and amounts paid upon settling such action, suit or proceeding, if the person acted in good faith and in a manner which the person deemed to be reasonable and consistent with the best interests of the corporation and not opposed thereto, and that with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful. The termination of any legal action, suit or proceeding by judgment, order, settlement or conviction or by a plea of nolo contendere, or its equivalent, shall not in itself create the presumption that the person did not act in good faith nor in a manner which he reasonably believed to be consistent with the best interests of the corporation or not opposed thereto and that, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful.

In addition, pursuant to subsection (b) of section 4.08, a corporation may compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved action or suit initiated by the corporation or initiated to protect the interests of the corporation to procure a judgment in its favor because the person is or has been a director, officer, employee or agent of the corporation, or is or has been acting by request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. The compensation may include the expenses incurred in a reasonable manner, including attorney fees, with respect to the defense or settlement of such action or suit, if the person acted in good faith and in a manner he/she reasonably deemed to be consistent with the best interests of the corporation and not opposed thereto. Notwithstanding the foregoing, no compensation shall be made with respect to a claim, matter or controversy in which it has been determined that such person is liable to the corporation, except that through a motion to that effect, the court presiding in such action or suit determines that in spite of the adjudication of liability against, and in light of all of the circumstances of the case, such person has the fair and reasonable right to be compensated for those expenses which the court deems proper and only insofar as said court so deems.

The Articles of Incorporation or Bylaws of our guarantors that are Puerto Rico corporations provide that the corporation shall indemnify its directors and officers to the full extent possible under the law.

Puerto Rico Limited Liability Companies

Section 19.08 of the Puerto Rico General Corporations Act provides that subject to the provisions of section 4.08, and to the standards and restrictions, if any, set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and suits whatsoever.

The operating agreements of our guarantors that are Puerto Rico limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Rhode Island Corporations

Section 7-1.2-814 of the Rhode Island Business Corporation Act (the “RIBCA”) generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation’s charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he or she has met the applicable standards of conduct and that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the shareholders that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

The Bylaws of our guarantor that is a Rhode Island corporation provide that the corporation shall indemnify its directors and officers to the full extent possible under the law.

Rhode Island Limited Liability Companies

Under Section 7-16-4 of the Rhode Island Limited Liability Company Act, a limited liability company may indemnify and advance expenses to any member, manager, agent or employee, past or present, to the same extent as a corporation may indemnify any of its directors, officers, employees or agents and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement, and to purchase and maintain insurance on behalf of any member, manager, agent or employee against any liability asserted against him and incurred by the member, manager, agent or employee in that capacity or arising out of the member’s, manager’s, agent’s or employee’s status, whether or not the limited liability company would have the power to indemnify under the provisions of Section 7-16-4, the articles of organization or operating agreement.

The operating agreement of our guarantor that is a Rhode Island limited liability company provides that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. The operating agreement also provides that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

South Carolina Limited Liability Companies

To the extent not otherwise limited by the operating agreement of a South Carolina limited liability company, under Section 33-44-403 of the South Carolina Limited Liability Company Act, a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

The operating agreements of our guarantors that are South Carolina limited liability companies provide that the company shall indemnify its member and those authorized managers, officers, agent and employees identified in writing by the member or managers as entitled to be indemnified under Section 12 for all costs, losses, liabilities and damages paid or accrued by the member or any such manager, officer, agent or employee in connection with the business of the company, except to the extent prohibited by law. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Tennessee Corporations

Part 5 of Chapter 18 of the Tennessee Business Corporation Act authorizes a court to award, or a corporation’s board of directors to grant, indemnity to an officer, director, employee or agent of the corporation under certain circumstances and subject to certain limitations.

Sections 48-18-301(d) and 48-18-403(d) of the Tennessee Business Corporation Act provide that a director or officer shall not be liable for any action taken as a director or officer or any failure to take any action if the director or officer performed the duties of his or her office (i) in good faith, (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (iii) in a manner the director reasonably believes to be in the best interests of the corporation.

The charters or bylaws of our guarantors that are Tennessee corporations provide that the corporation shall indemnify its directors and officers to the full extent possible under the law.

Tennessee Limited Liability Companies

Section 48-243-101 of the Tennessee Limited Liability Company Act authorizes a court to award, or a limited liability company to grant, indemnity to a governor, member, manager, partner, trustee, employee, independent contractor or agent of the company under certain circumstances and subject to certain limitations.

Sections 48-240-102(e) and 48-241-111(d) of the Tennessee Limited Liability Company Act provide that a member or manager shall not be liable for any action taken as a member or manager or any failure to take any action if the member or manager performed the duties of the position (i) in good faith, (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (iii) in a manner the member or manager reasonably believes to be in the best interest of the LLC.

The operating agreements of our guarantor that is a Tennessee limited liability company provides that the company shall indemnify its governors, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. The operating agreement also provides that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Virginia Corporations

Sections 13.1-697-699 and 701-704 of the Virginia Stock Corporation Act (“VSCA”) provide, generally and in part, that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, or in all other cases, that his conduct was at least not opposed to its best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable. Such indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection therewith.

Unless limited by a corporation’s certificate of incorporation, similar indemnity with respect to expenses incurred is mandatory under the above-referenced Sections of the VSCA for a director or officer who was wholly successful on the merits or otherwise, in defense of any proceedings to which he was a party because he is or was a director or officer, as the case may be. Any such indemnification may be made only as authorized in each specific case after a determination by disinterested directors, special legal counsel or disinterested shareholders that indemnification is permissible because the indemnitee has met the applicable standard of conduct. Directors and officers may also apply for court-ordered indemnification. Pursuant to Section 13.1-704 of the VSCA, a corporation may also indemnify and advance expenses to any director or officer to the extent provided by the corporation’s certificate of incorporation, any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The Bylaws of our guarantors that are Virginia corporations provide for indemnification of its directors and officers in accordance with the VSCA.

Virginia Limited Liability Companies

Section 13.1-1009(16) of the Virginia Limited Liability Company Act permits a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, and to pay for or reimburse any member or manager or other person for reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition of the proceeding.

The operating agreements of our guarantors that are Virginia limited liability companies provide that the company shall indemnify those managers, officers, agents and employees identified in writing by the member or managers as entitled to be indemnified except to the extent prohibited by law. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Washington Corporations

The Washington Business Corporation Act (“WABCA”) empowers a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual acted in good faith; and (2) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests; and (ii) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Indemnification permitted under such provisions in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Under the WABCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (a) the director furnishes the corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in Section 23B.08.510 of the WABCA; and (b) the director furnishes the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. Unless a corporation’s articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WABCA.

The Articles of Incorporation or Bylaws of our guarantor that is a Washington corporation contain provisions for indemnification of directors and officers in accordance with the law.

Washington Limited Liability Companies

Section 25.15.041 of the Washington Limited Liability Company Act provides that: (1) A limited liability company may indemnify any member or manager from and against any judgments, settlements, penalties, fines, or expenses incurred in a proceeding or obligate itself to advance or reimburse expenses incurred in a proceeding to which a person is a party because such person is, or was, a member or a manager, provided that no such indemnity shall indemnify a member or a manager from or on account of acts or omissions of the member or manager finally adjudged to be intentional misconduct or a knowing violation of law by the member or manager, or conduct of the member or manager adjudged to be in violation of RCW 25.15.231; and (2) A limited liability company may indemnify and advance expenses under (1) above to an officer, employee, or agent of the limited liability company who is not a member or manager to the same extent as to a member or manager.

The operating agreement of our guarantor that is a Washington limited liability company provides that the company shall indemnify the member and those authorized managers, officers, agents and employees of the company identified in writing by the member or managers as entitled to be indemnified for all costs, losses, liabilities and damages paid or accrued by the member (as the member or as a manager, officer, agent or employee) or any such manager, officer, agent or employee in connection with the business of the company, except to the extent prohibited by the law. The operating agreement also provides that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

West Virginia Limited Liability Companies

Section 31B-3-302 of West Virginia’s Uniform Limited Liability Company Act provides that a limited liability company is liable for loss or injury caused to a person, or for a penalty incurred, as a result of a wrongful act or omission, or other actionable conduct, of a member or manager acting in the ordinary course of business of the company or with authority of the company. Section 31B-4-403 of West Virginia’s Uniform Limited Liability Company Act provides that a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

The operating agreement of our subsidiary guarantor that is a West Virginia limited liability company provides, except to the extent prohibited under West Virginia law, that the company shall indemnify any member, manager, officer, agent or employee of the company identified in writing by the member or managers as entitled to be indemnified thereunder for all costs, losses, liabilities and damages paid or accrued by a member, manager, officer, agent or employee in connection with the business of the company. The operating agreement also provides that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Wisconsin Limited Liability Companies

Section 183.0403 of Wisconsin Statutes & Annotations Chapter 183 Limited Liability Companies provides that a limited liability company shall indemnify or allow reasonable expenses to and pay liabilities of a member and manager incurred with respect to a proceeding if that member or manager was a party to the proceeding in the capacity of a member or manager. An operating agreement may alter or provide additional rights to indemnification of liabilities or allowance of expenses to members and managers. However, a limited liability company may not indemnify a member or manager for liabilities or permit a member or manager to retain any allowance for expenses provided unless it is determined by or on behalf of the limited liability company that the liabilities or expenses did not result from the member’s or manager’s breach or failure to perform certain duties to the limited liability company.

The operating agreements of our guarantors that are Wisconsin limited liability companies provide, except to the extent prohibited under the law, that the company shall indemnify any member, manager, officer, agent or employee of the company identified in writing by the member or managers as entitled to be indemnified thereunder for all costs, losses, liabilities and damages paid or accrued by a member, manager, officer, agent or employee in connection with the business of the company. The operating agreements also provide that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Item 21. Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit Number	Description

3.1*	Certificate of Limited Partnership of StoneMor Partners L.P. (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 9, 2004 (Exhibit 3.1)).

3.2*	Fourth Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. dated as of December 31, 2019 (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed on December 31, 2019).

3.3*	Certificate of Incorporation of Cornerstone Family Services of West Virginia Subsidiary, Inc. (incorporated by reference to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 18, 2016 (Exhibit 3.3)).

3.4*	Bylaws of Cornerstone Family Services of West Virginia Subsidiary, Inc. (incorporated by reference to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 18, 2016 (Exhibit 3.4)).

4.1*	Indenture dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the initial purchasers named therein, the guarantors named therein and Wilmington Trust, National Association, as trustee and as collateral agent, including the form of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

4.2*	Form of 9.875%/11.500% Senior Secured PIK Toggle Note due 2024 (included in Exhibit 4.1).

4.3*	Collateral Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent (incorporated by reference to Exhibit 4.3 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

4.4*	Registration Rights Agreement dated June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors name therein and the initial purchasers named therein (incorporated by reference to Exhibit 4.4 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

4.5*	First Supplemental Indenture dated as of December 31, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., StoneMor Inc., the Subsidiary Guarantors and Wilmington Trust, National Association as trustee (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on December 31, 2019).

4.6*	Second Supplemental Indenture dated as of January 30, 2020 by and among StoneMor Partners, L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., StoneMor Inc., StoneMor LP Holdings, LLC, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee and as collateral agent (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

4.7*	Third Supplemental Indenture, dated as of April 1, 2020, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc. and Wilmington Trust, National Association, as trustee and as collateral agent (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed by StoneMor Inc. on April 2, 2020).

Exhibit Number	Description

4.8*	Supplement to Collateral Agreement dated January 30, 2020 by StoneMor LP Holdings, LLC to Collateral Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent (incorporated by reference to Exhibit 4.7 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

5.1	Opinion of Duane Morris LLP.

5.2**	Opinion of Spilman Thomas & Battle, PLLC.

5.3**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz P.C.

5.4**	Opinion of Dover Dixon Horne PLLC.

5.5.**	Opinion of Holland and Hart LLP.

5.6**	Opinion of McCorriston Miller Mukai MacKinnon LLP.

5.7**	Opinion of May Oberfell Lorber.

5.8**	Opinion of Nyemaster Goode, P.C.

5.9**	Opinion of Gilliland Green LLC

5.10**	Opinion of Vorys, Sater, Seymour and Pease LLP.

5.11**	Opinion of Honigman LLP.

5.12**	Opinion of Mitchell, McNutt & Sams, P.A.

5.13**	Opinion of Husch Blackwell LLP.

5.14**	Opinion of Holland & Knight LLP.

5.15**	Opinion of GableGotwals.

5.16**	Opinion of Davis Wright Tremaine LLP.

5.17**	Opinion of Pietrantoni Méndez & Alvarez LLC.

5.18**	Opinion of Brennan, Recupero, Cascione, Scungio & McAllister, LLP.

5.19**	Opinion of Fox Rothschild LLP.

5.20**	Opinion of Bass, Berry & Sims PLC.

5.21**	Opinion of DeWitt LLP.

10.1*	Form of Indemnification Agreement by and between StoneMor GP LLC and Howard Carver and Peter Grunebaum, effective February 16, 2007 (incorporated by reference to Exhibit 10.9 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.2*	Form of Indemnification Agreement by and between StoneMor GP LLC and Leo J. Pound and Jonathan Contos, dated February 26, 2015 (incorporated by reference to Exhibit 10.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

10.3*	Omnibus Agreement by and among McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P., MDC Management Company IV, LLC, Delta Fund LLC, Cornerstone Family Services LLC, CFSI LLC, StoneMor Partners L.P., StoneMor GP LLC, StoneMor Operating LLC, dated as of September 20, 2004 (incorporated by reference to Exhibit 10.4 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

Exhibit Number	Description

10.4*	Amendment No. 1 to Omnibus Agreement entered into on, and effective as of, January 24, 2011 by and among MDC IV Trust U/T/A November 30, 2010, MDC IV Associates Trust U/T/A November 30, 2010, Delta Trust U/T/A November 30, 2010 (successors respectively to McCown De Leeuw & Co. IV, L.P., a California limited partnership, McCown De Leeuw IV Associates, L.P., a California limited partnership, Delta Fund LLC, a California limited liability company, and MDC Management Company IV, LLC, a California limited liability company), Cornerstone Family Services LLC, a Delaware limited liability company, CFSI LLC, a Delaware limited liability company, StoneMor Partners L.P., a Delaware limited partnership, StoneMor GP LLC, a Delaware limited liability company, for itself and on behalf of the Partnership in its capacity as general partner of the Partnership, and StoneMor Operating LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on January 28, 2011).

10.5*	Lease Agreement, dated as of September 26, 2013, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on October 2, 2013).

10.6*	Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on March 26, 2014).

10.7*	Amendment No. 2 to Lease Agreement, dated as of May 28, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P. (incorporated by reference to Exhibit 10.3 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014).

10.8*	Indemnification Agreement, dated May 16, 2017, by and between StoneMor GP LLC and R. Paul Grady (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.9*	Employment Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Mark Miller (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.10*	Indemnification Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Mark Miller (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.11*	Indemnification Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Robert A. Sick (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.12*	Employment Agreement dated March 1, 2018 by and between StoneMor GP LLC and James Ford (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on March 2, 2018).

10.13*	Director Restricted Phantom Unit Agreement effective June 15, 2018 by and between StoneMor GP LLC and Patricia D. Wellenbach (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.14*	Director Restricted Phantom Unit Agreement effective June 15, 2018 by and between StoneMor GP LLC and Stephen J. Negrotti (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

Exhibit Number	Description

10.15*	Indemnification Agreement effective June 15, 2018 by and between StoneMor GP LLC and Patricia D. Wellenbach (incorporated by reference to Exhibit 10.6 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.16*	Indemnification Agreement effective June 15, 2018 by and between StoneMor GP LLC and Stephen J. Negrotti (incorporated by reference to Exhibit 10.7 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.17*	Employment Agreement by and between Austin K. So and StoneMor GP LLC, dated June 15, 2018 (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.18*	Employment Agreement by and between Joseph M. Redling and StoneMor GP LLC, dated June 29, 2018 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 3, 2018).

10.19*	Executive Restricted Unit Award Agreement dated July 18, 2018 by and between StoneMor GP LLC and Joseph M. Redling (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 24, 2018).

10.20*	StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on April 2, 2019).

10.21*	Employment Agreement dated April 10, 2019 by and between StoneMor GP LLC and Garry P. Herdler (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.22*	Retirement Agreement dated as of April 10, 2019 by and between StoneMor GP LLC and Mark L. Miller (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.23*	Series A Preferred Unit Purchase Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., SMP SPV LLC, Star V Partners LLC, Blackwell Partners LLC –Series E, David Miller, MPF Investco 6, LLC, MPF Investco 7, LLC, MPF Investco 8, LLC, The Mangrove Partners Fund, L.P. and The Mangrove Partners Fund (Cayman Partnership), L.P. (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

10.24*	Registration Rights Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., StoneMor GP LLC, SMP SPV LLC, Star V Partners LLC, Blackwell Partners LLC –Series E, David Miller, MPF Investco 6, LLC, MPF Investco 7, LLC, MPF Investco 8, LLC, The Mangrove Partners Fund, L.P. and The Mangrove Partners Fund (Cayman Partnership), L.P. (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

10.25*	Director Restricted Phantom Unit Agreement effective July 16, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.26*	Director Restricted Phantom Unit Agreement effective July 16, 2019 by and between StoneMor GP LLC and Spencer E. Goldenberg (incorporated by reference to Exhibit 10.6 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.27*	Director Restricted Phantom Unit Agreement effective July 16, 2019 by and between StoneMor GP LLC and David Miller (incorporated by reference to Exhibit 10.7 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.28*	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod (incorporated by reference to Exhibit 10.8 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

Exhibit Number	Description

10.29*	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and Spencer E. Goldenberg (incorporated by reference to Exhibit 10.9 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.30*	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and David Miller (incorporated by reference to Exhibit 10.10 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.31*	Severance Agreement and General Release and Waiver of Claims dated September 19, 2019 by and between StoneMor GP LLC and Garry P. Herdler (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

10.32*	Employment Agreement dated September 19, 2019 by and between StoneMor GP LLC and Jeffrey DiGiovanni (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

10.33*	Separation Agreement dated September 17, 2019 by and between StoneMor GP LLC and James S. Ford (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

10.34*	Asset Sale Agreement dated as of December 4, 2019 by and among Carriage Funeral Holdings, Inc., StoneMor California Subsidiary, Inc. and StoneMor California, Inc. (incorporated by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed on December 5, 2019).

10.35*	First Amendment to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on December 20, 2019).

10.36*	Amendment to Director Restricted Phantom Unit Agreement dated November 7, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod (incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.37*	Registration Rights Agreement dated as of January 30, 2020 by and among StoneMor Inc., American Cemeteries Infrastructure Investors, LLC, StoneMor GP Holdings, LLC and certain funds and managed accounts for which Axar Capital Management, LP serves as investment manager (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed by StoneMor Inc. on February 4, 2020).

10.38*	Nomination and Director Voting Agreement dated as of September 27, 2018 by and among StoneMor GP LLC, Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd., StoneMor GP Holdings, LLC and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.39*	First Amendment to Nomination and Director Voting Agreement dated as of February 4, 2019 by and among StoneMor GP LLC, Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd., StoneMor GP Holdings, LLC and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

Exhibit Number	Description

10.40*	Second Amendment to Nomination and Director Voting Agreement dated as of Juke 27. 2019 by and among StoneMor GP LLC, Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd., StoneMor GP Holdings, LLC and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.41*	Letter Agreement dated April 1, 2020 by and between Axar Capital Management, LP and StoneMor Inc. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed by StoneMor Inc. on April 2, 2020).

10.42*	Series A Preferred Stock Purchase Agreement dated April 3, 2020 by and among StoneMor, Inc., Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E (incorporated by reference to Exhibit 10.45 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.43*	Master Services Agreement (Unionized Locations) dated April 2, 2020 by and between StoneMor Operating LLC and Rickert Landscaping, Inc. (incorporated by reference to Exhibit 10.46 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.44*	Master Services Agreement dated April 2, 2020 by and between StoneMor Operating LLC and Moon Landscaping, Inc. (incorporated by reference to Exhibit 10.47 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.45*	Form of Indemnification Agreement by and between StoneMor GP LLC and Lawrence Miller, Robert B. Hellman, Jr., Fenton R. Talbott, Martin R. Lautman, William Shane, Allen R. Freedman, effective September 20, 2004 (incorporated by reference to Exhibit 10.9 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.46*	Form of StoneMor Amended and Restated 2019 Long-Term Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.37 to the Annual Report on Form 10-K for the year ended December 31, 2019 filed by StoneMor Inc. on April 7, 2020).

10.47*	Form of Indemnification Agreement between StoneMor Inc. and its directors and executive officers (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed by StoneMor Inc. on December 31, 2019).

10.48*	Common Stock Purchase Agreement dated May 27, 2020 by and among StoneMor Inc., Axar Capital Management, LP and the accounts set forth or to be set forth on Schedule A or Schedule B thereto (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed by StoneMor Inc. on May 28, 2020).

10.49*	Second Amendment to StoneMor Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K of StoneMor Inc. filed on May 11, 2020).

21.1*	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 of Registrant’s Annual Report on Form 10-K filed on April 3, 2019).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Duane Morris LLP (contained in Exhibit 5.1).

23.4**	Consent of Spilman Thomas & Battle, PLLC (contained in Exhibit 5.2).

23.5**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz PC (contained in Exhibit 5.3).

23.6**	Consent of Dover Dixon Horne PLLC (contained in Exhibit 5.4).

23.7**	Consent of Holland and Hart LLP (contained in Exhibit 5.5).

23.8**	Consent of McCorriston Miller Mukai MacKinnon LLP (contained in Exhibit 5.6).

Exhibit Number	Description

23.9**	Consent of May Oberfell Lorber (contained in Exhibit 5.7).

23.10**	Consent of Nyemaster Goode, P.C. (contained in Exhibit 5.8).

23.11**	Consent of Gilliland Green LLC (contained in Exhibit 5.9).

23.12**	Consent of Vorys, Sater, Seymour and Pease LLP (contained in Exhibit 5.10).

23.13**	Consent of Honigman LLP (contained in Exhibit 5.11).

23.14**	Consent of Mitchell, McNutt & Sams, P.A. (contained in Exhibit 5.12).

23.15**	Consent of Husch Blackwell LLP (contained in Exhibit 5.13).

23.16**	Consent of Holland & Knight LLP (contained in Exhibit 5.14).

23.17**	Consent of GableGotwals (contained in Exhibit 5.15).

23.18**	Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.16).

23.19**	Consent of Pietrantoni Méndez & Alvarez LLC (contained in Exhibit 5.17).

23.20**	Consent of Brennan, Recupero, Cascione, Scungio & McAllister, LLP (contained in Exhibit 5.18).

23.21**	Consent of Fox Rothschild LLP (contained in Exhibit 5.19).

23.22**	Consent of Bass, Berry & Sims PLC (contained in Exhibit 5.20).

23.23**	Consent of DeWitt LLP (contained in Exhibit 5.21).

24.1**	Powers of Attorney for registrants other than StoneMor Inc. and StoneMor LP Holdings, LLC (included on signature pages of this registration statement).

24.2	Powers of Attorney for StoneMor Inc. and StoneMor LP Holdings, LLC (included on signature pages of this registration statement).

25.1**	Form T-1 Statement of Eligibility of Trustee under the Indenture.

99.1*	Bylaws of StoneMor Inc. (incorporated by reference to Exhibit 3.2 of Current Report on Form 8-K filed by StoneMor Inc. on December 31, 2019).

*	Incorporated by reference, as indicated.
**	Previously filed.

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement, or any material change to such information in this registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10 (b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Commonwealth of Pennsylvania, on June 2, 2020.

STONEMOR PARTNERS L.P.

By:	STONEMOR INC. its General Partner

	By:	/s/ Joseph M. Redling Joseph M. Redling
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2020.

Signature	Title

/s/ Joseph M. Redling	President and Chief Executive Officer and Director
Joseph M. Redling	(Principal Executive Officer)

/s/ Jeffrey DiGiovanni	Senior Vice President and Chief Financial Officer
Jeffrey DiGiovanni	(Principal Financial and Accounting Officer)

*	Director
Andrew M. Axelrod

*	Director
Spencer E. Goldenberg

*	Director
Robert B. Hellman, Jr.

*	Director
David Miller

*	Director
Stephen J. Negrotti

*	Director
Patricia D. Wellenbach

*By:	/s/ Joseph M. Redling
Joseph M. Redling
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Commonwealth of Pennsylvania, on June 2, 2020.

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC.

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2020.

Signature	Title

/s/ Joseph M. Redling	President, Chief Executive Officer and Director
Joseph M. Redling	(Principal Executive Officer)

/s/ Jeffrey DiGiovanni	Chief Financial Officer and Treasurer
Jeffrey DiGiovanni	(Principal Financial and Accounting Officer)

/s/ Austin K. So	Director
Austin K. So

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Commonwealth of Pennsylvania, on June 2, 2020.

STONEMOR OPERATING LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2020.

Signature	Title

/s/ Joseph M. Redling	President and Chief Executive Officer and Director
Joseph M. Redling	(Principal Executive Officer)

/s/ Jeffrey DiGiovanni	Senior Vice President and Chief Financial Officer
Jeffrey DiGiovanni	(Principal Financial and Accounting Officer)

*	Director
Andrew M. Axelrod

*	Director
Spencer E. Goldenberg

*	Director
Robert B. Hellman, Jr.

*	Director
David Miller

*	Director
Stephen J. Negrotti

*	Director
Patricia D. Wellenbach

*By:	/s/ Joseph M. Redling
Joseph M. Redling
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Commonwealth of Pennsylvania, on June 2, 2020.

STONEMOR INC.

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph M. Redling and Jeffrey DiGiovanni as his lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2020.

Signature	Title

/s/ Joseph M. Redling	President and Chief Executive Officer and Director
Joseph M. Redling	(Principal Executive Officer)

/s/ Jeffrey DiGiovanni	Senior Vice President and Chief Financial Officer
Jeffrey DiGiovanni	(Principal Financial and Accounting Officer)

/s/ Andrew M. Axelrod	Director
Andrew M. Axelrod

/s/ Spencer E. Goldenberg	Director
Spencer E. Goldenberg

/s/ Robert B. Hellman, Jr.	Director
Robert B. Hellman, Jr.

/s/ David Miller	Director
David Miller

/s/ Stephen J. Negrotti	Director
Stephen J. Negrotti

/s/ Patricia D. Wellenbach	Director
Patricia D. Wellenbach

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Commonwealth of Pennsylvania, on June 2, 2020.

STONEMOR LP HOLDINGS, LLC

By:	STONEMOR INC.,
Managing Member

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph M. Redling and Jeffrey DiGiovanni as his lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2020.

Signature	Title
/s/ Joseph M. Redling	President and Chief Executive Officer and Director
Joseph M. Redling	of Managing Member
(Principal Executive Officer)

/s/ Jeffrey DiGiovanni	Senior Vice President and Chief Financial Officer
Jeffrey DiGiovanni	of Managing Member
(Principal Financial and Accounting Officer)

/s/ Andrew M. Axelrod	Director of Managing Member
Andrew M. Axelrod

/s/ Spencer E. Goldenberg	Director of Managing Member
Spencer E. Goldenberg

/s/ Robert B. Hellman, Jr.	Director of Managing Member
Robert B. Hellman, Jr.

Signature	Title

/s/ David Miller	Director of Managing Member
David Miller

/s/ Stephen J. Negrotti	Director of Managing Member
Stephen J. Negrotti

/s/ Patricia D. Wellenbach	Director of Managing Member
Patricia D. Wellenbach

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Commonwealth of Pennsylvania, on June 2, 2020.

ALLEGHANY MEMORIAL PARK LLC ALLEGHANY

MEMORIAL PARK SUBSIDIARY, INC.

ALTAVISTA MEMORIAL PARK LLC

ALTAVISTA MEMORIAL PARK SUBSIDIARY, INC.

ARLINGTON DEVELOPMENT COMPANY

AUGUSTA MEMORIAL PARK PERPETUAL CARE COMPANY

BIRCHLAWN BURIAL PARK LLC

BIRCHLAWN BURIAL PARK SUBSIDIARY, INC.

BRONSWOOD CEMETERY, INC.

CEDAR HILL FUNERAL HOME, INC.

CEMETERY INVESTMENTS LLC

CEMETERY INVESTMENTS SUBSIDIARY, INC.

CEMETERY MANAGEMENT SERVICES OF OHIO, L.L.C.

CEMETERY MANAGEMENT SERVICES, L.L.C.

CHAPEL HILL ASSOCIATES, INC.

CHAPEL HILL FUNERAL HOME, INC.

CMS WEST LLC

CMS WEST SUBSIDIARY LLC

COLUMBIA MEMORIAL PARK LLC

COLUMBIA MEMORIAL PARK SUBSIDIARY, INC.

CORNERSTONE FAMILY INSURANCE SERVICES, INC.

CORNERSTONE FAMILY SERVICES OF NEW JERSEY, INC.

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA LLC

CORNERSTONE FUNERAL AND CREMATION SERVICES LLC

CORNERSTONE TRUST MANAGEMENT SERVICES LLC

COVENANT ACQUISITION LLC

COVENANT ACQUISITION SUBSIDIARY, INC.

COVINGTON MEMORIAL FUNERAL HOME, INC.

COVINGTON MEMORIAL GARDENS, INC.

ELOISE B. KYPER FUNERAL HOME, INC.

FOREST LAWN GARDENS, INC.

FOREST LAWN MEMORIAL CHAPEL, INC.

FOREST LAWN MEMORY GARDENS, INC.

GLEN HAVEN MEMORIAL PARK LLC

GLEN HAVEN MEMORIAL PARK SUBSIDIARY, INC.

HENLOPEN MEMORIAL PARK LLC

HENLOPEN MEMORIAL PARK SUBSIDIARY LLC

HENRY MEMORIAL PARK LLC

HENRY MEMORIAL PARK SUBSIDIARY, INC.

JUNIATA MEMORIAL PARK LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

KIRIS LLC

KIRIS SUBSIDIARY, INC.

KIRK & NICE SUBURBAN CHAPEL, INC.

KIRK & NICE, INC.

LAKEWOOD MEMORY GARDENS SOUTH LLC

LAKEWOOD MEMORY GARDENS SOUTH SUBSIDIARY, INC.

LAKEWOOD/HAMILTON CEMETERY LLC

LAKEWOOD/HAMILTON CEMETERY SUBSIDIARY, INC.

LAUREL HILL MEMORIAL PARK LLC

LAUREL HILL MEMORIAL PARK SUBSIDIARY, INC.

LAURELWOOD HOLDING COMPANY

LEGACY ESTATES, INC.

LOEWEN [VIRGINIA] LLC

LOEWEN [VIRGINIA] SUBSIDIARY, INC.

LORRAINE PARK CEMETERY LLC

LORRAINE PARK CEMETERY SUBSIDIARY, INC.

MODERN PARK DEVELOPMENT LLC

MODERN PARK DEVELOPMENT SUBSIDIARY, INC.

OAK HILL CEMETERY LLC

OAK HILL CEMETERY SUBSIDIARY, INC.

OSIRIS HOLDING FINANCE COMPANY

OSIRIS HOLDING OF MARYLAND LLC

OSIRIS HOLDING OF MARYLAND SUBSIDIARY, INC.

OSIRIS HOLDING OF PENNSYLVANIA LLC

OSIRIS HOLDING OF RHODE ISLAND LLC

OSIRIS HOLDING OF RHODE ISLAND SUBSIDIARY, INC.

OSIRIS MANAGEMENT, INC.

OSIRIS TELEMARKETING CORP.

PERPETUAL GARDENS.COM, INC.

PLYMOUTH WAREHOUSE FACILITIES LLC

PRINCE GEORGE CEMETERY CORPORATION

PVD ACQUISITIONS LLC

PVD ACQUISITIONS SUBSIDIARY, INC.

ROCKBRIDGE MEMORIAL GARDENS LLC

ROCKBRIDGE MEMORIAL

GARDENS SUBSIDIARY COMPANY

ROLLING GREEN MEMORIAL PARK LLC

ROSE LAWN CEMETERIES LLC

ROSE LAWN CEMETERIES SUBSIDIARY, INCORPORATED

ROSELAWN DEVELOPMENT LLC

ROSELAWN DEVELOPMENT SUBSIDIARY CORPORATION

RUSSELL MEMORIAL CEMETERY LLC

RUSSELL MEMORIAL CEMETERY SUBSIDIARY, INC.

SHENANDOAH MEMORIAL PARK LLC

SHENANDOAH MEMORIAL PARK SUBSIDIARY, INC.

SIERRA VIEW MEMORIAL PARK

SOUTHERN MEMORIAL SALES LLC

SOUTHERN MEMORIAL SALES SUBSIDIARY, INC.

SPRINGHILL MEMORY GARDENS LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

SPRINGHILL MEMORY GARDENS SUBSIDIARY, INC.

STAR CITY MEMORIAL SALES LLC

STAR CITY MEMORIAL SALES SUBSIDIARY, INC.

STEPHEN R. HAKY FUNERAL HOME, INC.

STITHAM LLC

STITHAM SUBSIDIARY, INCORPORATED

STONEMOR ALABAMA LLC

STONEMOR ALABAMA SUBSIDIARY, INC.

STONEMOR ARKANSAS SUBSIDIARY LLC

STONEMOR CALIFORNIA SUBSIDIARY, INC.

STONEMOR CALIFORNIA, INC.

STONEMOR CEMETERY PRODUCTS LLC

STONEMOR COLORADO LLC

STONEMOR COLORADO SUBSIDIARY LLC

STONEMOR FLORIDA LLC

STONEMOR FLORIDA SUBSIDIARY LLC

STONEMOR GEORGIA LLC

STONEMOR GEORGIA SUBSIDIARY, INC.

STONEMOR HAWAII LLC

STONEMOR HAWAII SUBSIDIARY, INC.

STONEMOR HAWAIIAN JOINT VENTURE GROUP LLC

STONEMOR HOLDING OF PENNSYLVANIA LLC

STONEMOR ILLINOIS LLC

STONEMOR ILLINOIS SUBSIDIARY LLC

STONEMOR INDIANA LLC

STONEMOR INDIANA SUBSIDIARY LLC

STONEMOR IOWA LLC

STONEMOR IOWA SUBSIDIARY LLC

STONEMOR KANSAS LLC

STONEMOR KANSAS SUBSIDIARY LLC

STONEMOR KENTUCKY LLC

STONEMOR KENTUCKY SUBSIDIARY LLC

STONEMOR MICHIGAN LLC

STONEMOR MICHIGAN SUBSIDIARY LLC

STONEMOR MISSISSIPPI LLC

STONEMOR MISSISSIPPI SUBSIDIARY LLC

STONEMOR MISSOURI LLC

STONEMOR MISSOURI SUBSIDIARY LLC

STONEMOR NORTH CAROLINA FUNERAL SERVICES, INC.

STONEMOR NORTH CAROLINA LLC

STONEMOR NORTH CAROLINA SUBSIDIARY LLC

STONEMOR OHIO LLC

STONEMOR OHIO SUBSIDIARY, INC.

STONEMOR OKLAHOMA LLC

STONEMOR OKLAHOMA SUBSIDIARY LLC

STONEMOR OREGON LLC

STONEMOR OREGON SUBSIDIARY LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

STONEMOR PENNSYLVANIA LLC

STONEMOR PENNSYLVANIA SUBSIDIARY LLC

STONEMOR PUERTO RICO CEMETERY AND FUNERAL, INC.

STONEMOR PUERTO RICO LLC

STONEMOR PUERTO RICO SUBSIDIARY LLC

STONEMOR SOUTH CAROLINA LLC

STONEMOR SOUTH CAROLINA SUBSIDIARY LLC

STONEMOR TENNESSEE SUBSIDIARY, INC.

STONEMOR WASHINGTON SUBSIDIARY LLC

STONEMOR WASHINGTON, INC.

STONEMOR WISCONSIN LLC

STONEMOR WISCONSIN SUBSIDIARY LLC

SUNSET MEMORIAL GARDENS LLC

SUNSET MEMORIAL GARDENS SUBSIDIARY, INC.

SUNSET MEMORIAL PARK LLC

SUNSET MEMORIAL PARK SUBSIDIARY, INC.

TEMPLE HILL LLC

TEMPLE HILL SUBSIDIARY CORPORATION

THE VALHALLA CEMETERY COMPANY LLC

THE VALHALLA CEMETERY SUBSIDIARY CORPORATION

TIOGA COUNTY MEMORIAL GARDENS LLC

VIRGINIA MEMORIAL SERVICE LLC

VIRGINIA MEMORIAL SERVICE SUBSIDIARY CORPORATION

W N C SUBSIDIARY, INC.

WICOMICO MEMORIAL PARKS LLC

WICOMICO MEMORIAL PARKS SUBSIDIARY, INC.

WILLOWBROOK MANAGEMENT CORP.

WNCI LLC

WOODLAWN MEMORIAL PARK SUBSIDIARY LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2020.

Signature	Title

/s/ Joseph M. Redling	President, Chief Executive Officer and
Joseph M. Redling	Director/Manager/Governor
(Principal Executive Officer)

/s/ Jeffrey DiGiovanni	Chief Financial Officer and Treasurer
Jeffrey DiGiovanni	(Principal Financial and Accounting Officer)

/s/ Austin K. So	Director/Manager/Governor
Austin K. So